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As filed with the Securities and Exchange Commission on December 19, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DUANE READE INC. (Exact name of Registrant as specified in its charter)	DUANE READE (Exact name of Registrant as specified in its charter)
DELAWARE (State or other jurisdiction of incorporation or organization)	NEW YORK (State or other jurisdiction of incorporation or organization)
04-3164702 (IRS Employer Identification No.)	11-2731721 (IRS Employer Identification No.)

440 Ninth Avenue
New York, NY 10001
(212) 273-5700
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Michelle D. Bergman, Esq.
440 Ninth Avenue
New York, NY 10001
(212) 273-5700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
 Lawrence G. Wee, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)

Senior Secured Floating Rate Notes Due 2010	$50,000,000	100%	$50,000,000	$5,350.00

Guarantees of Senior Secured Floating Rate Notes Due 2010	N/A	N/A	N/A	N/A(3)

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.

(2)
The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.

(3)
No additional consideration is being received for the guarantees, and, therefore no additional fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Duane Reade Holdings, Inc.	Delaware	5912	05-0599589
Duane Reade International, Inc.	Delaware	5912	22-3672347
Duane Reade Realty, Inc.	Delaware	5912	13-4074383
DRI I Inc.	Delaware	5912	04-3166107

        The address of Duane Reade Holdings, Inc. is c/o Oak Hill Capital Partners, L.P., 201 Main Street, Fort Worth, Texas 76102. The address of Duane Reade Realty, Inc. and DRI I Inc. is 440 Ninth Avenue, New York, NY 10001. The address of Duane Reade International, Inc. is 707 Broad Street, Newark, New Jersey 07102.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 19, 2005

PRELIMINARY PROSPECTUS

DUANE READE INC.

DUANE READE

Exchange Offer for $50,000,000 of their
Senior Secured Floating Rate Notes due 2010

Terms of the exchange offer

  •
  This prospectus relates to an offer to issue up to $50,000,000 aggregate principal amount of new Senior Secured Floating Rate Notes due 2010, which we refer to as the exchange notes, in exchange for an equivalent aggregate principal amount of existing Senior Secured Floating Rate Notes due 2010 that were issued on August 9, 2005, which we refer to as the initial notes.

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  The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

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  The exchange offer will expire at 5:00 p.m., New York City time, on January     , 2006, unless we extend it.

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  If all the conditions to this exchange offer are satisfied, we will exchange up to all of the initial notes that are validly tendered and not withdrawn for a like aggregate principal amount of exchange notes.

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  You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

        Before participating in this exchange offer, please refer to the section in this prospectus entitled "Risk Factors" commencing on page 22.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 19, 2005

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Securities Exchange Act and the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. These statements relate to future events or our future financial performance with respect to our financial condition, results of operations, business plans and strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products such as private label merchandise, plans and objectives of management, capital expenditures, growth and maturation of our stores and other matters. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "predict," "potential," "pro forma," "seek," or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions and such expectations may prove to be incorrect. Some of the things that could cause our actual results to differ substantially from our expectations are:

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  the competitive environment in the drugstore industry in general and in the New York greater metropolitan area;

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  the ability to open and operate new stores on a profitable basis and the maturation of those stores and the ability to increase sales in existing stores;

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  the continued efforts of health maintenance organizations, managed care organizations, pharmacy benefit management companies and other third party payers to reduce prescription reimbursement rates and pricing pressure from internet-based and mail-order-based providers;

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  our significant indebtedness;

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  the continued efforts of federal, state and municipal government agencies to reduce Medicaid reimbursement rates, modify Medicare benefits and/or reduce prescription drug costs and/or coverages;

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  the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-179), or the Medicare Drug Act, and the contemplated Medicare Part D benefit created thereunder;

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  the strength of the economy in general and the economic conditions in the New York greater metropolitan area including, in particular, seasonal and weather-related factors, special events, changes in consumer purchasing power and/or spending patterns;

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  changes in the cost of goods and services;

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  trends in the healthcare industry, including continued conversion of various prescription drugs to over-the-counter medications, negative publicity and the related sales declines for certain categories of drugs including, without limitation, certain pain medications and the increasing market share of internet-based and mail-order-based providers;

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  employment disputes and labor disturbances including any resulting from the suspension or termination of our collective bargaining agreements;

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  changes in federal and state laws and regulations, including the potential impact of changes in regulations surrounding the importation of pharmaceuticals from foreign countries and changes in laws governing minimum wage requirements;

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  liability and other claims asserted against us, including the items discussed under "Business—Legal Proceedings";

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  the outcome of the legal proceedings that have been instituted against us and others following announcement of the acquisition of Duane Reade Inc.;

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  changes in our operating strategy or development plans;

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  our ability to attract, hire and retain qualified personnel, including our ability to attract qualified pharmacists at acceptable wage rates;

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  interest rate fluctuations and changes in capital market conditions or other events affecting our ability to obtain necessary financing on favorable terms to fund the anticipated growth of our business;

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  natural disasters and the continued impact of, or new occurrences of, terrorist attacks in the New York greater metropolitan area and any actions that may be taken by federal, state or municipal authorities in response to or in anticipation of such events and occurrences;

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  changes in timing of our acquisition of stores and prescription files and capital expenditure plans;

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  changes in real estate market conditions and our ability to continue to secure suitable new store locations under acceptable lease terms;

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  our ability to successfully implement and manage new computer systems and technologies;

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  our ability to successfully manage the transition to our new President and Chief Executive Officer, Mr. Richard W. Dreiling;

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  our ability to limit fraud and shrink;

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  demographic changes; and

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  other risks and uncertainties detailed elsewhere in this filing and from time to time in our other filings with the Securities and Exchange Commission.

        We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus. We do not, nor does any other person, assume responsibility for the accuracy and completeness of those statements. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the caption "Risk Factors."

        We caution you that the areas of risk described above may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. Management cannot predict such new risks, nor can it assess the impact, if any, of such risks on our businesses or the extent to which any risk or combination of risks, may cause actual results to differ materially from those projected in any forward-looking statements. In light of these risks, uncertainties and assumptions, you should keep in mind that any forward-looking statement made in this prospectus might not occur.

INDUSTRY AND MARKET DATA

        The market share, ranking and other data regarding the drugstore industry contained in this prospectus are based either on our own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by us to be reasonable estimates. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumption patterns and consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. Where we refer to "market share," we mean market share, as measured by sales volume. Where we refer to our market share for Manhattan and New York City, we estimated such amounts based on the number of stores in the relevant market and average sales per store for each drugstore chain in the overall New York metropolitan area.

        The "New York metropolitan area," for purposes of market data included in this prospectus, covers the five boroughs of New York City and the New York counties of Rockland, Putnam and Westchester. All references to the "New York greater metropolitan area" in this prospectus refer to the five boroughs of New York City, the New York counties of Nassau, Suffolk, Rockland, Putnam and Westchester, and northern New Jersey.

PROSPECTUS SUMMARY

        In this prospectus, unless the context otherwise requires, "Duane Reade Holdings," the "Company," "we," "us" or "our" refers to Duane Reade Holdings, Inc. and its subsidiaries, "Duane Reade Inc." refers to Duane Reade Inc. and its subsidiaries, "Duane Reade" or "Duane Reade GP" refers to the Duane Reade general partnership, "Duane Reade Acquisition" refers to Duane Reade Acquisition Corp., and "Duane Reade Shareholders" refers to Duane Reade Shareholders, LLC. The "Acquisition" refers to the acquisition of Duane Reade Inc. by an investor group led by Oak Hill Capital Partners, L.P. through the merger of Duane Reade Acquisition into Duane Reade Inc. on July 30, 2004.

        Although Duane Reade Inc. was the surviving legal entity in the Acquisition, under GAAP, as a result of the Acquisition and resulting change in control and change in historical cost basis of accounting, we are required to present separately our operating results for predecessor periods up to and including the closing date of the Acquisition (December 28, 2003 through July 30, 2004 and the fiscal years from 2000 through 2003) and the successor periods following the closing date of the Acquisition (July 31, 2004 through September 25, 2004, July 31, 2004 through December 25, 2004 and the first three quarters of the 2005 fiscal year). The financial statements and operating results identified as belonging to the "predecessor" are those of Duane Reade Inc., the parent entity existing for all periods shown prior to the completion of the Acquisition. For the period following the Acquisition, the financial statements and operating results of the "successor" are those of Duane Reade Holdings, Inc., the newly created parent entity under whose name this and all future SEC filings will be made. We refer to Oak Hill Capital Partners, L.P. and its affiliates that have invested in the Acquisition collectively as "Oak Hill." The term "December 2004 notes" refers to the $160 million aggregate principal amount of Senior Secured Floating Rate Notes due 2010 that were issued on December 20, 2004 and that were exchanged on July 29, 2005 for $160 million aggregate principal amount of substantially identical notes whose issuance was registered under the Securities Act. The term "initial notes" refers to the $50 million aggregate principal amount of Senior Secured Floating Rate Notes due 2010 that were issued on August 9, 2005. The term "exchange notes" refers to up to $50 million aggregate principal amount of the Senior Secured Floating Rate Notes due 2010 offered by this prospectus. The term "notes" refers to the December 2004 notes, initial notes and exchange notes, collectively unless otherwise indicated. Duane Reade Holdings has guaranteed the notes, and, as a result, although Duane Reade Inc. and Duane Reade GP are the issuers of the notes, as permitted by SEC rules, the financial and other information presented in this registration statement is that of Duane Reade Holdings, unless otherwise noted. Certain statements in this summary are forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

        The following summary highlights basic information about us and this exchange offer. It may not contain all of the information that is important to you. For a more comprehensive understanding of our business and the exchange offer, you should read this entire prospectus, including "Risk Factors" and our historical and pro forma financial statements and the notes to those statements. In this prospectus, if a measurement is "on a pro forma basis," unless otherwise stated, that measurement is on a pro forma basis, giving effect to the transactions referred to in the introduction to "Unaudited Pro Forma Consolidated Financial Information."

The Company

        We are the largest drugstore chain in New York City, which is the largest drugstore market in the United States (representing approximately 5.4% of domestic U.S. drugstore sales). As of September 24, 2005, we operated 134 of our 249 stores in Manhattan's high-traffic business and residential districts, representing over twice as many stores as our next largest competitor in Manhattan. In addition, at September 24, 2005, we operated 82 stores in New York's densely populated outer boroughs and 33 stores in the surrounding New York and New Jersey suburbs. From 1999 to 2004, we grew our share of the New York metropolitan market to approximately 30% from approximately 25%, and we grew our revenues at a compound annual growth rate of 13.7%. We believe we are well positioned to continue to grow our business due to:

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  our leading market position;

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  the strength of the Duane Reade brand, in which we have continuously invested throughout our 44 year history;

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  our unique operating model and market characteristics, which create high barriers to entry for competitors;

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  the significant capital we have invested in 116 new stores opened during the 2000 through 2004 fiscal years;

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  management's proven operating experience; and

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  the attractive long-term trends driving the drug retailing industry.

On a pro forma basis, for the fifty-two weeks ended December 25, 2004, we generated net sales, net loss and Adjusted FIFO EBITDA of $1.6 billion, $30.3 million and $59.2 million respectively. Because Adjusted FIFO EBITDA is a non-GAAP financial measure, we have included a reconciliation of net loss to Adjusted FIFO EBITDA under the caption, "Summary Unaudited Pro Forma Financial Information and Statistical Data."

        Since opening our first store in 1960, we have successfully executed a marketing and operating strategy tailored to the unique characteristics of New York City and surrounding market areas, the most densely populated major retail market in the United States. We maintain an industry leading non-prescription, or "front-end," sales mix in our stores and enjoy significant brand recognition in our markets as a result of our concentration in densely populated residential and commercial areas and our presence in high traffic locations. Additionally, we have developed a low cost, efficient operating model that allows us to maintain high in-stock inventory positions in our stores while minimizing our overall investment in inventory through the use of a distribution network designed specifically for the unique demands of our market. We utilize a flexible store format that has allowed us to secure prime locations throughout our markets with a focus on customer convenience in high-traffic commercial and residential areas. These factors contribute to our market leading position, provide significant competitive advantages and, combined with the high cost and limited availability of suitable locations, create additional barriers to entry for our competitors, including national drugstore chains, big box discounters and grocery chains.

        Because of our numerous convenient locations in high-traffic commercial and residential areas and the lack of other convenience store retailers in our core market areas, our sales are weighted toward front-end merchandise, where we typically enjoy gross product margins that are approximately twice that of our pharmacy business. Unlike most other major conventional drugstore industry participants, whose front-end sales typically account for between 30% and 40% of total sales, approximately 49% of our total sales for the year ended December 25, 2004 and approximately 51.2% of our total sales for the thirty-nine weeks ended September 24, 2005 consisted of higher-margin, front-end products such as brand name and private label health and beauty care products, food and beverage items, cosmetics, housewares, greeting cards, photofinishing services, photo supplies, seasonal and other general merchandise.

        During the 2000 through 2004 fiscal years, we opened 116 new store locations. During the thirty-nine weeks ended September 24, 2005, we opened five stores and closed eleven stores, as compared to 16 stores opened and two stores closed during the thirty nine weeks ended September 25, 2004. Approximately 47% of the stores we operated at September 24, 2005 had been opened since the beginning of fiscal 2000. We expect these newer locations to add significantly to our profitability and cash flow as they gradually reach performance levels consistent with those of our mature store base. In addition, we have greatly expanded our offerings of front-end merchandise, including private label products, and implemented store-level initiatives designed to lower our overall costs. We also believe that the improved economic conditions in our core markets in the New York greater metropolitan area will benefit our business. We believe these factors provide us with opportunities to further grow our business and will allow us to leverage our fixed store costs, enhancing our financial performance.

Industry

        Chain drugstores have increased their market share in the $2.5 trillion U.S. retail industry from 3.7% in 1997 to over 4.9% in 2004. This growth is predominantly driven by new store openings, strong prescription drug growth and front-end product expansion. Chain drugstores had a 42.0% market share in 2004 in the $203.1 billion prescription drug market, growing from a 40.0% market share in 1997, despite growth by other industry participants, such as mail-order providers, during this time period. Chain drugstores have increased their share of prescription sales largely at the expense of independently-owned drugstores, which have limited front-end assortments and less competitive pricing as a result of limited volume-based purchasing economies. In addition, chain drugstores offer superior convenience, which is a prime factor in consumers' choice of where to shop. According to a 2004 National Association of Chain Drug Stores survey, 68% of consumers of prescription medications cite convenience as a key determinant of where they choose to fill their prescriptions. Other retailers of prescription drugs, such as supermarkets and mass merchants, are generally unable to match the perceived convenience of chain drugstores.

        The prescription drug market has experienced a compound annual growth rate of approximately 13.4% from 1993 to 2004 as a result of sustained demographic and healthcare trends. Industry experts expect this strong growth to continue for the foreseeable future. According to industry sources, the compound annual growth rate for prescription drug sales in the U.S. is projected to be between 7% and 10% for the period 2005 through 2009. The key growth trends include:

        Aging Population Base:    The large baby boom generation is aging into the peak prescription drug utilization years of 55 years and older. In 2002, nearly 57% of all prescription drug spending came from the 21.4% of the population that was 55 and older. By 2010, the 55 and older age group is expected to exceed 24.6% of the total U.S. population. People aged 55 and above typically consume over 20 prescriptions per year versus the average consumption of 8 prescriptions per year. As this portion of the population ages, prescription drug usage is expected to accelerate.

        Expanding Penetration of Third Party Private and Government Coverage:    Third party plan sales of prescription drugs have increased from 61.8% of prescription drug sales in 1995 to 86.3% of prescription drug sales in 2004. Further, government plans such as Medicaid and Medicare have been designed to increase access to prescription drug coverage, especially for older age groups, which are the highest volume users of prescription drugs. Consumers covered by a public or private plan utilize over twice the number of prescription drugs as cash paying customers. While these plans exert pressure on margins per prescription, the expanded utilization over time should continue to drive higher sales and offer increased profitability for drug retailers.

        Other Key Growth Factors:    The prescription drug market is also expected to benefit from the following:

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  increasing use of prescription drugs as a preventative measure,

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  increasing utilization of prescription drugs to treat lifestyle diseases,

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  escalating direct-to-consumer advertising,

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  increased consumer awareness of health and wellness and

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  a strong new product pipeline, including approximately 160 new formulations that are currently awaiting final FDA approval with another approximately 400 formulations in Phase III clinical trials.

        In addition, the increasing substitution of lower priced generic alternatives for branded drugs is driving increased profitability for drug retailers. Generic drugs are priced significantly below their branded equivalent, resulting in lower sales growth; however, they offer higher gross margin percentages per prescription. Generic drug penetration in the drugstore industry has increased from 40.2% of total prescriptions in 1995 to 45.8% in 2004. This dynamic is driven by the efforts of managed care providers to control costs, the expiration of patents on several key branded drugs and the promotion by pharmacies of generic alternatives.

        We believe the growth of pharmacy sales will generate greater store level traffic, providing opportunities to expand front-end sales. Those industry participants with a large front-end selection, convenient locations and strong competitive advantages should realize a larger share of the benefits from these opportunities.

New York Metropolitan Area

        The $8.9 billion retail drugstore market in the New York metropolitan area is an attractive environment for established retail drugstore operators who have experience operating in the high-traffic, high-density urban environment. This market includes the five New York boroughs, four of which would independently rank in the top ten U.S. cities in terms of population. This complex real estate market requires significant local knowledge and flexibility in store formats as a result of dynamic, high-volume traffic patterns and limited available standardized retail space configurations. Additionally, the logistically complex market benefits retailers that maintain warehousing in close proximity to their stores and are able to make frequent, small deliveries efficiently in order to maintain high volumes of in-stock merchandise on the shelves without maintaining high storeroom inventory levels. These dynamics limit the effectiveness of alternative retail formats and significantly increase costs of entry for new market participants.

        Between 2001 and 2003, the New York City economy experienced a regional cyclical downturn and a series of unusual events, such as the World Trade Center attacks and one-time increases in real estate taxes and insurance costs. The New York greater metropolitan area experienced above average unemployment levels, especially in the key midtown and downtown Manhattan financial districts and lagged behind the improving national economy throughout 2003 and the early part of 2004. However, more recently it has shown improvements in employment, tourism and overall commerce relative to the last few years. The September 2005 unemployment data for New York City indicated an unemployment rate of 5.9%, compared to a national rate of 5.1%.

Our Competitive Strengths

        We believe our leading market position and compelling operating model provide a competitive advantage over other major drugstore chains in the New York metropolitan area. Our operating model is based on placing our stores in the most convenient high-traffic locations, which provide higher than industry average sales volumes and a larger proportion of higher margin front-end sales. These attributes, combined with an efficient distribution network, enable us to better leverage store labor and operating expenses and minimize capital investment in high cost, non-productive, store backroom square footage.

        We believe that the following key competitive strengths will contribute to our continued success:

        Industry Leading Market Position:    With a 44-year operating history in the New York metropolitan area, we are the largest drugstore chain in the area, with an approximately 30% market share, compared with approximately 25% in 1999. We estimate that our market share exceeds 70% in Manhattan and exceeds 35% in New York City. We enjoy strong brand name recognition in the New York greater metropolitan area, which we believe results from our strategic locations in high-traffic areas of our markets, attractive window signage and displays, and the approximately 92 million shopping bags with the distinctive Duane Reade logo that were given to our customers in 2004. A survey conducted in recent years indicates that approximately 95% of the people who live in Manhattan have shopped at a Duane Reade store.

        Proven Operating Experience Creates Barriers to Entry in Our Core Markets:    We have an extensive knowledge of the various high density, high-traffic residential and commercial areas in the New York metropolitan area. Unlike our competitors that target standardized store configurations, our guiding principle in store selection has not been the shape of the space, but rather the strategic location in high-traffic areas, which provides greater convenience to our customers. We believe the unique nature of the New York metropolitan area and our prime real estate locations with an emphasis on convenience limit the competitive threat of other national drugstore chains, big box discounters, grocery chains and mail-order providers. These factors and our differentiated operating philosophy have led to our industry leading front-end sales percentage of approximately 49% for the fiscal year ended December 25, 2004 and approximately 51.2% for the thirty-

nine weeks ended September 24, 2005 and have allowed us to generate our industry leading average sales per square foot of approximately $813 for the fiscal year ended December 25, 2004. In addition, we averaged sales of approximately $476 per square foot in the front-end (assuming an average pharmacy size of 500 square feet) for the fiscal year ended December 25, 2004, which we believe is over twice the industry average. Our stores range in size from under 500 square feet to 17,200 square feet, and we currently operate 45 bi-level stores. We believe our expertise operating in the unique New York metropolitan area creates additional barriers to entry for our competitors and furthers our opportunities for growth.

        Unique Distribution Capabilities:    We believe we are the only chain drugstore operator in the New York metropolitan area with the ability to make cost effective, frequent store deliveries from two centrally located distribution centers. We believe that our competitors, which lack our store density, typically make fewer deliveries and maintain larger storeroom inventories at each location, which is inefficient and costly in the New York metropolitan area. In contrast, we operate two distribution centers that are located within 10 miles of over 85% of our stores, which enable us to cost-effectively deliver products an average of two to three times per week based on each store's specific needs. These unique distribution capabilities allow each store to maintain high in-stock inventory on the shelves, maximize utilization of store selling space and minimize the required amount of storeroom inventory, and they allow us to leverage our fixed store costs across a larger sales base. Our distribution network is also scaleable within our dense base of stores allowing us to accommodate additional stores at a low marginal cost.

        Compelling Economic Model:    We enjoy a low operating cost as a percentage of sales, driven by our high sales per store, high store density and knowledge of the diverse local labor pool. Management believes that as we realize stronger growth from the seasoning of our immature store base and the improvement of the economy in the New York greater metropolitan area, we will be able to further leverage our fixed store expenses, driving lower operating cost margins and improving our profitability.

        Differentiated Back-End Operating Model:    We contract with over 200 third party health plans, which we believe represent substantially all major third party payers in our market. To service our broad customer base, we use both store-based pharmacists as well as our central fill facility, which we believe is the first of its kind in the chain drugstore industry. The central fill facility receives, processes and fills prescriptions in our centralized location and delivers these prescriptions to the local pharmacies for customer pick-up. The central fill facility significantly improves our inventory management, reduces the labor cost of filling prescriptions by over 25% per prescription and leverages our in-store pharmacy staff to handle more time sensitive prescriptions as well as provide additional customer consultation.

        Strong, Experienced Management Team with Significant Equity Interest:    We have an experienced and successful senior management team, led by our new President and Chief Executive Officer, Mr. Richard W. Dreiling, the top five of which average over 32 years of combined industry or related experience. Members of our management team have partnered with a financial investor in two prior transactions, and we have successfully executed our business plan in a highly leveraged environment. Management has demonstrated expertise in cost control, real estate selection, distribution and human resources unique to the New York metropolitan area. Furthermore, management's commitment to the business is evidenced by their ownership of a significant economic interest in us.

Our Business Strategy

        We have developed a business strategy designed to further strengthen our competitive position and improve our overall financial performance. The key elements of our operating strategy are:

        Continue to Implement Front-End Merchandising Initiatives:    Our overall front-end merchandising strategy is to provide a broad selection of competitively priced, branded and private label drugstore products. We will continue to expand our merchandise categories and service offerings through adding and supplementing categories for which we believe a high demand exists, such as convenience foods and one-hour photofinishing services. We are currently expanding our offering of over 900 private label products, which in fiscal 2004 accounted for 7.8% of front-end sales and provided gross profit margins almost two times higher than our comparable branded products. We are targeting an expansion of our sales of private label products to approximately 11% of front-end sales over the next three years. We believe that these initiatives will continue to improve our front-end selling gross margins, which have shown increases in 9 of the last 13 fiscal quarters when compared to the same fiscal periods in the prior year.

        Leverage Pharmacy Operations:    We will continue to increase our retail pharmacy sales by upgrading the service level of our in-store pharmacies, acquiring customer prescription files, providing remote pharmacy access through the use of interactive kiosks and expanding the reach of our central fill operation. Initiatives such as our customer pharmacy file acquisitions, which typically only have a two year pay back period, enable us to increase the prescription volume of an existing store or provide a new or relocated store immediate prescription volume. We plan to expand the use of our real-time interactive pharmacy kiosks to allow us to extend our service hours and market presence in locations, such as physicians' office complexes, assisted living centers and major employers, where our presence would previously have been economically unjustified. Further, in order to efficiently manage our high prescription sales volume, we plan to continue expanding the reach of our central fill operation, which currently services almost 50% of our store base. As a result of these initiatives, our leading presence in the New York Metropolitan area and favorable trends driving the prescription drug industry, we have increased the number of prescriptions filled by our stores from approximately 2.7 million during 1997 to approximately 10.2 million during 2004. We expect this number to continue to increase as our store base matures and attractive long-term fundamentals drive growth in the prescription drug industry.

        Continue to Improve Operational Efficiencies:    We will utilize our cost containment expertise and modern technology to maintain and improve our operating margins. Despite the high costs of operating in the New York greater metropolitan area, we believe we can continue to maintain our low operating cost base for our expanding network of stores through our continued focus on cost reduction initiatives, our significant experience with the diverse local labor pool, and our relatively low warehouse, distribution and advertising costs.

        Pursue Selective Growth:    We intend to open eight to ten new stores in each of the 2005 through 2008 fiscal years, which is a reduction from our average of 24 store openings per year during the 2000 through 2004 fiscal years. Our flexible operating platform will allow us to alter this strategy as warranted by economic and competitive conditions. Further, where strategically advantageous, we will continue to renovate or relocate existing stores and acquire customer prescription files from independent pharmacies to continue to drive increased profitability. New York City has one of the lowest drugstore per population ratios among the top ten drug store markets in the country, and there are over 700 independent pharmacies in New York City, which are factors that provide future expansion opportunities. We believe that our long-standing presence in, and knowledge of, the real estate market in the New York greater metropolitan area will continue to allow us to quickly and successfully pursue attractive real estate opportunities in desirable locations.

The Acquisition and Related Transactions

        The Acquisition.    On July 30, 2004, the Acquisition of Duane Reade Inc. was completed by a group of investors, including Oak Hill and members of our management team. As part of the Acquisition, Duane Reade Acquisition merged with and into Duane Reade Inc., with Duane Reade Inc. remaining as the surviving corporation.

        As a result of the Acquisition, Duane Reade Inc.'s shares were delisted from the New York Stock Exchange, and we operate as a privately held company. Each share of Duane Reade Inc.'s common stock outstanding immediately prior to the Acquisition was converted into the right to receive $16.50 per share, without interest, in cash.

        The following transactions were completed in connection with the Acquisition:

  •
  an investor group led by Oak Hill made a cash equity contribution to Duane Reade Acquisition of approximately $239.5 million;

  •
  to complete the tender offer for the senior convertible notes (described below) and pay related interest due on such notes through July 30, 2004, Duane Reade GP borrowed a further $72.0 million under its amended asset-based revolving loan facility, resulting in total borrowings of approximately $153.8 million; on July 30, 2004, Duane Reade Inc. became a co-obligor under that facility;

  •
  Duane Reade Inc. and Duane Reade GP, as co-obligors, borrowed approximately $155.0 million under the senior term loan facility, which was refinanced as described under "—Refinancing of Senior Term Loan Facility";

  •
  Duane Reade Inc. and Duane Reade GP issued $195.0 million of 9 3/4% senior subordinated notes due 2011;

  •
  our former Chairman, Chief Executive Officer and President forfeited the right to receive various payments under his existing employment contract and received, among other things, a profits interest in Duane Reade Shareholders and options in Duane Reade Holdings (See "Management—Contracts with Executive Officers—Mr. Cuti's Profits Interest"); and

  •
  the other members of senior management forfeited the right to receive approximately $4.2 million of payments under existing contracts, and we issued them phantom stock representing, in the aggregate, up to an approximately 1.5% fully diluted economic interest in our company.

        The total consideration paid in the Acquisition was approximately $747.5 million, consisting of:

  •
  approximately $404.9 million to purchase the equity of Duane Reade Inc.;

  •
  an aggregate amount of approximately $81.8 million to assume the amended asset-based revolving loan facility;

  •
  an aggregate amount of approximately $203.2 million to repurchase our outstanding senior convertible notes (representing 100% of the principal amount of the notes purchased, plus $2.2 million of accrued but unpaid interest on those notes through July 30, 2004); and

  •
  an aggregate of approximately $57.6 million to pay fees, costs and expenses, including certain payments to members of our management, incurred in connection with the Acquisition and related transactions.

        Tender Offer for Senior Convertible Notes.    Under the terms of the indenture governing Duane Reade Inc.'s 2.1478% senior convertible notes due 2022, the Acquisition constituted a change of control, which required Duane Reade Inc. to make an offer to repurchase those notes. On August 12, 2004, Duane Reade Inc. commenced a cash tender offer to repurchase those notes in accordance with the indenture. Pursuant to that offer, on September 13, 2004, Duane Reade Inc. completed the repurchase of a total of approximately $350.9 million aggregate principal amount at maturity of the senior convertible notes for a cash purchase price of approximately $204.1 million, which represented 100% of the principal amount of the notes purchased, plus accrued but unpaid interest through the repurchase date. Following completion of the tender offer, only $55,000 principal amount at maturity of the senior convertible notes remains outstanding. Payment for the notes was made with cash on hand, which was provided primarily from borrowings under the amended asset-based revolving loan facility and the senior term loan facility.

        Refinancing of Senior Term Loan Facility.    On December 20, 2004, we closed an unregistered offering of our existing senior secured notes. Using the net proceeds (without deducting expenses) from that offering, together with approximately $2.2 million of borrowings under the amended asset-based revolving loan facility, we repaid all outstanding principal under the $155.0 million senior term loan facility, along with approximately $3.6 million of premium and accrued but unpaid interest through December 20, 2004.

        Amendment of the Amended Asset-Based Revolving Loan Facility.    In connection with the offering of the initial notes on August 9, 2005, we entered into a further amendment to the amended asset-based revolving loan facility. Among other things, the amendment permitted the issuance of the initial notes, reduced the commitments under the amended asset-based revolving loan facility by $25.0 million upon the issuance of the initial notes and temporarily reduced the required fixed charge coverage ratio until July 31, 2007.

Recent Developments

        Replacement of Chairman and Chief Executive Officer.    On November 21, 2005, we announced that Richard W. Dreiling had been appointed Chief Executive Officer, President and a director of Duane Reade Holdings, Inc. and Duane Reade Inc., effective immediately and that Anthony J. Cuti no longer served in his former position as a director, Chairman of the Board, President and Chief Executive Officer of Duane Reade Holdings and Duane Reade Inc., effective November 21, 2005. In connection with that appointment, we entered into various agreements with Mr. Dreiling and amended our Management Stock Option Plan to reserve an additional 125,363 shares of our common stock for issuance under the Plan. For more information regarding the agreements and amendments, see "Management—Mr. Dreiling's Employment Arrangements" and "—Executive Compensation—Management Stock Option Plan." In addition, we also amended our certificate of incorporation to increase the total number of authorized shares from 3,000,000 to 3,100,000 and the total number of authorized shares of common stock from 2,950,000 shares to 3,050,000 shares.

        In connection with the replacement of Mr. Cuti and the appointment of Mr. Dreiling, we expect to make various payments to Messrs. Cuti and Dreiling. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Other Factors Influencing Our Liquidity."

        Settlement of Cardinal Health Litigation.    In December 2005, we and Cardinal Health settled all matters relating to litigation arising out of a dispute regarding certain former supply arrangements and agreements. Under the terms of this settlement, we will pay Cardinal Health $4.5 million over a period of time to settle an outstanding trade payable, and we will enter into an agreement whereby Cardinal will provide a secondary supply of pharmaceutical products to us over approximately two years.

Our Equity Sponsor

        Oak Hill Capital Partners, L.P. is a buyout fund with $1.6 billion of committed capital. Recent investments, other than the Acquisition, include GECIS Global Holdings, Atlantic Broadband, Align Technology, Progressive Moulded Products, TravelCenters of America, WideOpenWest, Blackboard and Caribbean Restaurants. Oak Hill Capital has entered into relationships with other separate investment partnerships that share the "Oak Hill" name and which manage capital across multiple asset classes, including high yield and bank debt, public equity, distressed debt, venture capital and real estate. Each of the other "Oak Hill" partnerships has a separate and dedicated management team, a different investor group and makes its investment decisions on an independent basis.

Corporate Structure and Capital Structure

        The following chart describes our capital structure:

(1)
Approximately $139.8 million was drawn under this revolving loan facility as of September 24, 2005.

(2)
DRI I Inc., Duane Reade International, Inc. and Duane Reade Realty, Inc. are guarantors under the amended asset-based revolving loan facility, the notes and the senior subordinated notes.

The Obligors

        Duane Reade Holdings, Inc., the parent guarantor of the exchange notes, initial notes and December 2004 notes, is a corporation organized under the laws of the state of Delaware in 2003. Our principal offices are located at c/o Oak Hill Capital Partners, L.P., 201 Main Street, Fort Worth, Texas 76102, and our telephone number is (817) 338-6205. Our web site address is www.duanereade.com. Our web site and the information contained in our web site are not a part of this prospectus.

        Duane Reade Inc., a co-obligor under the exchange notes, initial notes and December 2004 notes, is a corporation organized under the laws of the State of Delaware in 1992. Our principal executive offices are located at 440 Ninth Avenue, New York, New York 10001, and its telephone number is (212) 273-5700.

        Duane Reade GP, a co-obligor under the exchange notes, initial notes and December 2004 notes, is a New York general partnership formed in 1985. Its principal offices are located at 440 Ninth Avenue, New York, New York 10001, and its telephone number is (212) 273-5700.

Summary of the Exchange Offer

        We are offering to exchange $50,000,000 aggregate principal amount of the exchange notes for a like aggregate principal amount of the initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Exchange Offer	We will exchange the exchange notes for a like aggregate principal amount at maturity of the initial notes.
Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on January , 2006 unless we decide to extend it.
Conditions to the Exchange Offer	We will complete this exchange offer only if:
• there is no change in the laws and regulations that would impair our ability to proceed with this exchange offer,
• there is no change in the current interpretation of the staff of the Commission which permits resales of the exchange notes,
•
there is no stop order issued by the Commission that would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939,
• there is no litigation or threatened litigation that would impair our ability to proceed with this exchange offer, and
• we obtain all the governmental approvals we deem necessary to complete this exchange offer.
Please refer to the section in this prospectus entitled "The Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Initial Notes
To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to U.S. Bank National Association, as exchange agent, at its address indicated under "The Exchange Offer—Exchange Agent." In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. If your initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly to tender your initial notes in this exchange offer. For more information on tendering your notes, please refer to the section in this prospectus entitled "The Exchange Offer—Procedures for Tendering Initial Notes."
Special Procedures for Beneficial Owners
If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures
If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled "The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure."
Withdrawal Rights
You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under "The Exchange Offer—Exchange Agent" before 5:00 p.m., New York City time, on the expiration date of the exchange offer.
Acceptance of Initial Notes and Delivery of Exchange Notes
If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense as promptly as practicable after the expiration date. We will deliver the exchange notes to you as promptly as practicable after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled "The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes."
Federal Income Tax Considerations Relating to the Exchange Offer
Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled "Certain Federal Income Tax Consequences to Non-United States Holders."
Exchange Agent	U.S. Bank National Association is serving as exchange agent in the exchange offer.
Fees and Expenses	We will pay all expenses related to this exchange offer. Please refer to the section of this prospectus entitled "The Exchange Offer—Fees and Expenses."
Use of Proceeds
We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:
	•	you will not necessarily be able to require us to register your initial notes under the Securities Act,
•
you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act, and
	•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.
Please refer to the section of this prospectus entitled "Risk Factors—Your failure to participate in the exchange offer will have adverse consequences."
Resales
It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to some conditions. Please refer to the section of this prospectus entitled "Risk Factors—Risks Relating to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes" and "Plan of Distribution."

Summary of the Terms of the Exchange Notes

Issuers	Duane Reade Inc. and Duane Reade GP.
Exchange Notes	$50,000,000 million aggregate principal amount of Senior Secured Floating Rate Notes due 2010. The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, will not bear legends restricting their transfer and will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.
Relationship to Existing Notes	The forms and terms of the initial notes and the exchange notes are the same as the form and terms of the $160.0 million of December 2004 notes except that (i) cash interest began to accrue on the initial notes from and including June 16, 2005, (ii) the first payment of cash interest on the initial notes was made on September 15, 2005, (iii) the initial notes have, and the exchange notes will have, a separate CUSIP number from that of the December 2004 notes and will not be fungible with the December 2004 notes and (iv) the initial notes were issued and the exchange notes will be issued, at a discount to their stated redemption price at maturity, so you will be required to include in your ordinary income for U.S. federal income tax purposes original issue discount as it accrues, regardless of your method of accounting (See "Certain United States Federal Income Tax Consequences").
Maturity Date	December 15, 2010.
Interest Payment Dates	March 15, June 15, September 15 and December 15, commencing on September 15, 2005.
Guarantees	Duane Reade Holdings and all of our existing direct and indirect subsidiaries, other than the issuers, Duane Reade Inc. and Duane Reade GP, will guarantee the exchange notes on a senior secured basis.
Collateral	The exchange notes, the guarantees and obligations under certain interest rate and other swap agreements will be secured (on an equal and ratable basis) by (i) a first priority lien on substantially all of the assets of us, Duane Reade Inc., Duane Reade GP and the subsidiary guarantors (other than those assets in which the lenders under the amended asset-based revolving loan facility have a first priority security interest) such as certain intellectual property and certain intercompany capital stock and other securities; and (ii) a second priority lien on all collateral pledged on a first priority basis to the lenders under the amended asset-based revolving loan facility. The lenders under the amended asset-based revolving loan facility have a first priority security interest in all of our, Duane Reade Inc.'s, Duane Reade GP's and each subsidiary guarantor's present and future accounts, inventory, chattel paper, certain instruments, documents, prescription files, tax refunds and abatements and deposit accounts, letter of credit rights and certain other current assets and proceeds and products from any and all of the foregoing. See "Description of Notes—Collateral."

Ranking	The exchange notes and guarantees will be our general senior secured obligations, and will rank equally in right of payment with all existing and any future unsubordinated indebtedness that we, Duane Reade Inc., Duane Reade GP and the subsidiary guarantors may incur. The exchange notes and guarantees will rank senior to the senior subordinated notes and any future subordinated indebtedness that we, Duane Reade Inc., Duane Reade GP and the subsidiary guarantors may incur. The exchange notes and guarantees will be effectively subordinated to our obligations under the amended asset-based revolving loan facility and guarantees of those obligations, to the extent of the value of the collateral in which lenders under that facility have a first priority lien. As of September 24, 2005, we had a total of $556.9 million of consolidated senior indebtedness, including $139.8 million under the $225.0 million amended asset-based revolving loan facility, $195.0 million under the senior subordinated notes, $207.9 million under the notes and $14.2 million of capital leases.
Optional Redemption	We may redeem the exchange notes, in whole or in part, at any time on or after December 15, 2006, at the redemption prices and in the manner described in the section "Description of Notes—Optional Redemption," plus accrued and unpaid interest.
In addition, we may redeem up to 35% of the exchange notes offered hereby, taken together with the $160 million aggregate principal amount of December 2004 notes, before December 15, 2006, with the net cash proceeds from certain equity offerings. However, we may only make such redemptions if at least 65% of the aggregate principal amount of the initial notes and exchange notes issued under the indenture, remains outstanding immediately after the occurrence of such redemption.
In addition, upon an event of default and an acceleration of the exchange notes, the lenders under the amended asset-based revolving loan facility will have the option to purchase the exchange notes for an amount equal to the outstanding amount thereunder. See "Description of the Notes—Option to Purchase."
Change of Control	Upon the occurrence of specified change of control events, we will be required to make an offer to repurchase all of the exchange notes. The purchase price will be 101% of the outstanding principal amount of the exchange notes plus accrued and unpaid interest to the date of repurchase. See "Description of Notes—Change of Control." Our ability to complete a change of control repurchase may be limited by the terms of our current and future indebtedness, including the amended asset-based revolving loan facility and the senior subordinated notes.
Certain Covenants	The indenture governing the notes limits the ability of Duane Reade Inc., Duane Reade GP and the restricted subsidiaries to:
• incur additional indebtedness;
• pay dividends, make repayments on indebtedness that is subordinated to the notes and make other "restricted payments";
• incur certain liens;
• use proceeds from sales of assets or certain events of loss;

	•	enter into business combination transactions (including mergers, consolidations and asset sales);
	•	enter into sale and leaseback transactions;
	•	impair the collateral;
	•	enter into transactions with our affiliates; and
	•	permit restrictions on the payment of dividends by restricted subsidiaries.
These covenants are subject to important qualifications and exceptions. See "Description of Notes—Certain Covenants."
Public Market for the Exchange Notes	The exchange notes are new securities, with no established trading market for them. Furthermore, the exchange notes will have a separate CUSIP number from that of the December 2004 notes and will not be fungible with the December 2004 notes. A market for these exchange notes may not develop, and this market may not be liquid. Please refer to the section of this prospectus entitled "Risk Factors—Risks Relating to the Exchange Offer—There may be no active or liquid market for the exchange notes."
Form of the Exchange Notes	The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with U.S. Bank National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled "Description of Notes—Book Entry; Delivery and Form—Exchange of Book Entry Notes for Certificated Notes" occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book-entry form by The Depository Trust Company with respect to its participants.

Risk Factors

        An investment in the exchange notes involves substantial risks. See "Risk Factors" immediately following this summary for a discussion of certain risks you should consider before participating in the exchange offer.

SUMMARY UNAUDITED PRO FORMA
FINANCIAL INFORMATION AND STATISTICAL DATA

        The summary unaudited pro forma financial information and statistical data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma financial statements and the notes related to those statements appearing under the caption, "Unaudited Pro Forma Consolidated Financial Information," in this prospectus.

        The summary unaudited pro forma financial information and statistical data presented below are derived from the unaudited pro forma consolidated financial information and related notes included under the caption "Unaudited Pro Forma Consolidated Financial Information," in this prospectus and present summary unaudited pro forma financial data for the fiscal year ended December 25, 2004. The unaudited pro forma consolidated statement of operations data reflect adjustments to our consolidated historical financial information to give effect to the Acquisition and the other transactions described in the introduction to "Unaudited Pro Forma Consolidated Financial Information" as if these transactions occured at the first day of the fiscal year ended December 25, 2004. The summary unaudited pro forma financial information does not purport to present our actual results of operations had the transactions and events reflected by them in fact occurred, on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. The summary unaudited pro forma financial information is based on certain assumptions and adjustments described in the notes in the unaudited pro forma consolidated financial information and should be read in conjunction with those notes.

Pro Forma Fiscal Year Ended December 25, 2004
(dollars in thousands)
Statement of Operations Data:
Net sales	$1,598,369
Cost of sales	1,283,208

Gross profit	315,161
Selling, general & administrative expenses	244,286
Labor contingency expense(1)	4,400
Depreciation and amortization	63,390
Store pre-opening expenses	835
Other(2)	4,571

Operating income (loss)	(2,321)
Interest expense, net	35,651
Debt extinguishment	7,525

Loss before income taxes.	(45,497)
Income tax benefit	(15,248)

Net loss	$(30,249)

Operating and Other Data:
Adjusted FIFO EBITDA(3)	$59,201

(1)
Under Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies," Duane Reade Inc. recorded a non-cash pre-tax charge of $2.6 million during the period from December 28, 2003 through July 30, 2004, and Duane Reade Holdings, Inc. recorded a non-cash pre-tax charge of $1.8 million during the period from July 31, 2004 through December 25, 2004, representing management's current best estimate of the loss that would result upon application of a National Labor Relations Board decision in a litigation matter relating to our collective bargaining agreement with the Allied Trades Council, a union representing employees in 139 of our stores. Until such time as further legal developments warrant a change in the application of this accounting standard, or until this matter is resolved, we will record additional non-cash pre-tax charges, which are calculated on the same basis as the charge recorded in our fiscal 2003 and 2004 historical financial statements. We currently estimate that the charge for the 2005 fiscal year will approximate $4.4 million, subject to fluctuations in the relevant interest rate. See Note 20 to the audited consolidated financial statements for the periods ending December 25, 2004, which provides additional information with respect to this charge. See also "Business—Legal Proceedings."

(2)
Reflects a management fee payable to Oak Hill and payments made to our former CEO in connection with the Acquisition.

(3)
As used in this prospectus, Adjusted FIFO EBITDA means earnings before interest, income taxes, depreciation, amortization, expenses related to the Acquisition, labor contingency expense, non-cash charges and credits related to the LIFO inventory valuation method, extraordinary charges and other non-recurring charges. We believe that Adjusted FIFO EBITDA, as presented, represents a useful measure of assessing the performance of our ongoing operating activities, as it reflects our earnings trends without the impact of certain non-cash charges and other non-recurring labor contingency expenses. Targets and positive trends in Adjusted FIFO EBITDA are used as performance measures for determining certain compensation of management. Adjusted FIFO EBITDA is also a primary component in the calculation used by some of our creditors in assessing debt covenant compliance.

We understand that, although security analysts frequently use Adjusted FIFO EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. Adjusted FIFO EBITDA is not intended as an alternative to net income as an indicator of our operating performance, or as an alternative to any other measure of performance in conformity with generally accepted accounting principles, nor as an alternative to cash flow from operating activities as a measure of liquidity.

A reconciliation of net loss to Adjusted FIFO EBITDA is as follows (dollars in thousands):

Pro Forma Fiscal Year Ended December 25, 2004
Net (loss)	$(30,249)
Income tax (benefit)	(15,248)
Interest expense, net	35,651
Debt extinguishment	7,525
Depreciation and amortization(a)	63,390
Labor contingency expense	4,400
LIFO (Income) Provision	(6,268)

Adjusted FIFO EBITDA(b)	$59,201

  (a)
  Excludes amortization expense associated with deferred financing costs, which is included in the line item entitled "Interest expense."

  (b)
  Pro forma Adjusted FIFO EBITDA also includes the following items (dollars in thousands):

Pro Forma Fiscal Year Ended December 25, 2004
Non-cash deferred rent expense(A)	$14,074
Oak Hill management fee(B)	1,250
Employee benefit cost due to the former CEO(C)	3,321

    (A)
    Under GAAP, in each fiscal period, for each leased store we record as rent expense the total amounts payable as rent during the term of the store's lease, evenly distributed over the lease term. Non-cash deferred rent expense for a period equals our total rent expense recorded under GAAP less cash rent expense actually payable in the period.

    (B)
    Represents an annual management fee of $1.25 million per year payable to Oak Hill.

    (C)
    Represents a long-term cash award of $0.9 million per year and the accrued costs related to the expected transfer of a 1998 corporate owned life insurance policy to our former CEO in July 2006. See "Management—Contracts with our Former Chairman and Chief Executive Officer" for more information.

SUMMARY HISTORICAL FINANCIAL INFORMATION AND STATISTICAL DATA

        The summary historical consolidated financial and operating data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes related to those statements appearing elsewhere in this prospectus.

        Although Duane Reade Inc. was the surviving legal entity in the Acquisition, under GAAP, as a result of the Acquisition and resulting change in control and change in historical cost basis of accounting, we are required to present separately our operating results for predecessor periods up to and including the closing date of the Acquisition (December 28, 2003 through July 30, 2004 and the fiscal years from 2000 through 2003) and the successor periods following the closing date of the Acquisition (July 31, 2004 through September 2004, July 31, 2004 through December 25, 2004 and the first three quarters of the 2005 fiscal year). The financial statements and operating results identified as belonging to the "predecessor" are those of Duane Reade Inc., the parent entity existing for all periods shown prior to the completion of the Acquisition. For the period following the Acquisition, the financial statements and operating results of the "successor" are those of Duane Reade Holdings, Inc., the newly created parent entity under whose name all our SEC filings will continue to be made. Such consolidated reporting for Duane Reade Holdings is required under Rule 3-10 of Regulation S-X. Except where the context otherwise requires, all references to "we," "us," and "our" (and similar terms) in the data below and the related footnotes mean the successor for periods ending after July 30, 2004 and the predecessor for periods ending on or prior to July 30, 2004.

        The summary historical consolidated financial and other data set forth below as of and for the fiscal years ended December 30, 2000, December 29, 2001, December 28, 2002, December 27, 2003 and the periods December 28, 2003 through July 30, 2004 and July 31, 2004 through December 25, 2004 have been derived from our audited consolidated financial statements. The consolidated statement of operations data for the thirty-nine weeks ended September 24, 2005 and the period from July 31, 2004 through September 25, 2004 and the consolidated balance sheet data as of September 24, 2005, have been derived from our unaudited interim consolidated financial statements and related notes.

	Predecessor—Restated					Successor—Restated		Successor
					December 28, 2003 through July 30, 2004	Period from July 31, 2004 through December 25, 2004
	Fiscal Year(1)							For the 39 Weeks Ended September 24, 2005
							Period from July 31, 2004 through September 25, 2004
	2000	2001	2002	2003
					(dollars in thousands)
Statement of Operations Data:
Net sales	$1,000,068	$1,170,016	$1,325,523	$1,465,275	$927,801	$670,568	$238,050	$1,172,824
Cost of sales	748,440	898,952	1,041,303	1,168,408	745,090	542,897	194,116	948,729

Gross profit	251,628	271,064	284,220	296,867	182,711	127,671	43,934	224,095
Selling, general & administrative expenses	155,584	172,972	198,770	229,148	142,293	101,677	37,418	196,990
Transaction expenses(2)	—	—	—	644	3,005	37,575	37,118	817
Labor contingency expense(3)	—	—	—	12,600	2,611	1,789	689	3,300
Depreciation and amortization	23,151	26,634	26,935	32,335	21,902	27,051	7,280	53,313
Insurance recovery(4)	—	—	(9,378)	—	—	—	—	—
Store pre-opening expenses	1,395	1,667	2,086	1,063	470	365	366	264
Other(5)	—	—	—	—	—	26,433	25,291	4,636

Operating income (loss)	71,498	69,791	65,807	21,077	12,430	(67,219)	(64,228)	(35,225)
Interest expense, net	35,935	27,623	17,925	14,117	7,977	15,880	6,283	35,318
Debt extinguishment(6)	—	2,616	11,371	812	—	7,525	—	—

Income (loss) before income taxes & cumulative effect of accounting change	35,563	39,552	36,511	6,148	4,453	(90,624)	(70,511)	(70,543)
Income tax benefit (expense)	(14,352)	(15,513)	(12,994)	(1,669)	(1,136)	35,175	32,473	31,704

Income (loss) before cumulative effect of accounting change	21,211	24,039	23,517	4,479	3,317	(55,449)	(38,038)	(38,839)
Cumulative effect of accounting change, net(7)	—	—	(9,262)	—	—	—	—	—

Net income (loss)	$21,211	$24,039	$14,255	$4,479	$3,317	$(55,449)	$(38,038)	$(38,839)

	Predecessor—Restated					Successor—Restated		Successor
					December 28, 2003 through July 30, 2004	Period from July 31, 2004 through December 25, 2004
	Fiscal Year(1)							For the 39 Weeks Ended September 24, 2005
							Period from July 31, 2004 through September 25, 2004
	2000	2001	2002	2003
					(dollars in thousands)
Balance Sheet Data (at end of period):
Working capital(8)	$152,026	$212,534	$230,031	$155,873	N/A	$66,703	$75,115	$91,132
Total assets	572,076	682,070	742,711	797,372	N/A	940,159	967,741	907,105
Total debt and capital lease obligations	353,001	247,155	269,741	272,910	N/A	511,690	505,942	556,887
Stockholders' equity	107,046	287,064	320,403	327,261	N/A	184,049	201,460	145,284
Operating and Other Data:
Net cash provided by (used in) operating activities	$22,074	$25,762	$42,537	$47,444	$21,552	$(8,107)	$(21,996)	$(10,512)
Net cash used in investing activities	(32,647)	(48,052)	(60,520)	(55,115)	(32,477)	(440,703)	(425,888)	(18,221)
Net cash provided by financing activities	10,539	26,283	17,194	4,740	11,011	448,801	447,923	28,725
Adjusted FIFO EBITDA(9)	94,649	96,425	83,275	67,016	40,739	24,570	5,519	23,123
Adjusted FIFO EBITDA as a percentage of sales(9)	9.5%	8.2%	6.3%	4.6%	4.4%	3.7%	2.3%	2.0%
Investing activities:
Purchase of Duane Reade	$—	$—	$—	$—	$—	$413,684	$413,684	$—
New, remodeled and relocated stores	22,821	36,818	39,497	29,074	17,214	11,803	4,527	10,915
Office and warehouse expansions	—	—	528	2,070	—	—	—	—
Acquisitions	1,247	2,259	5,954	7,579	8,741	7,361	5,565	2,437
Proceeds from sale of property	—	—	—	—	—	—	—	(7,069)
Other	8,579	10,375	14,541	16,392	6,522	7,855	2,112	11,938

Total investing activities	$32,647	$49,452	$60,520	$55,115	$32,477	$440,703	$425,888	$18,221

	Fiscal Year(1)					For the 39 Weeks Ended
	2000	2001	2002	2003	2004	September 25, 2004	September 24, 2005
	(dollars in thousands, except percentages and store data)
Operating Statistics:
Number of stores at end of period	172	200	228	241	255	255	249
Total sales growth	19.1%	17.0%	13.3%	10.5%	9.1%	7.8%	0.6%
Same-store sales growth(10)	7.3%	6.3%	4.8%	2.7%	0.6%	0.8%	1.4%
Pharmacy same-store sales growth(10)	18.8%	16.6%	12.1%	7.5%	5.0%	5.4%	0.7%
Front-end same-store sales growth(10)	1.8%	0.6%	0.0%	(0.8)%	(2.8)%	(2.8)%	2.0%
Average store size (square feet) at end of period	7,166	7,169	6,921	7,115	7,035	6,999	6,957
Pharmacy sales as a % of net sales	35.4%	40.6%	44.0%	46.7%	52.3%	50.2%	48.8%
Third party plan sales as a % of prescription sales	84.0%	86.9%	90.2%	91.4%	92.3%	92.2%	92.7%

(1)
The 2000 fiscal year contains 53 weeks. All other fiscal years presented contain 52 weeks.

(2)
We incurred one-time pre-tax expenses of approximately $0.6 million, $3.0 million, $37.6 million and $0.8 million during the 2003 fiscal year, the period from December 28, 2003 to July 30, 2004, the period from July 31, 2004 to December 25, 2004 and in the thirty-nine weeks ended September 24, 2005, respectively, related to the Acquisition. These transaction expenses included legal and professional fees, change of control payments to management and a transaction fee paid to Oak Hill.

(3)
We incurred pre-tax charges of $12.6 million in fiscal 2003, $2.6 million in the period from December 28, 2003 through July 30, 2004, $1.8 million in the period from July 31, 2004 through December 25, 2004 and $3.3 million in the thirty-nine weeks ended September 24, 2005 in connection with the recognition of a National Labor Relations Board decision in a litigation matter relating to our collective bargaining agreement with the Allied Trades Council, a union representing employees in 139 of our stores.

(4)
Represents the recovery of a portion of our business interruption claim related to the September 11, 2001 World Trade Center disaster.

(5)
For the period from July 31, 2004 through December 25, 2004, other expenses represents (i) costs related to the early retirement of our former Chairman's SERP benefits ($24.5 million), (ii) costs related to the required future transfer of a 1998 Corporate-owned life insurance policy to our former Chairman ($1.0 million), (iii) costs related to our former Chairman's long-term cash award ($0.4 million) and (iv) Oak Hill management fees ($0.5 million). For the 39 weeks ended September 24, 2005, other expenses includes (i) costs related to the required future transfer of a 1998 Corporate-owned life insurance policy to our former Chairman ($2.0 million) (ii) costs related to our former Chairman's long-term cash award ($0.7 million), (iii) Oak Hill management fees ($0.9 million) and (iv) costs associated with a tax indemnity insurance policy ($1.0 million).

(6)
We incurred pre-tax expenses of approximately $7.5 million, $0.8 million, $11.4 million and $2.6 million in the period from July 31, 2004 to December 25, 2004, and the 2003, 2002 and 2001 fiscal years, respectively, related to the retirement of a portion of our debt. Note 16 of the audited consolidated financial statements for the periods ending December 25, 2004 provides a further explanation of these charges.

(7)
We incurred after-tax expenses of approximately $9.3 million in fiscal 2002 related to the conversion of our inventory valuation method from retail dollar FIFO to specific cost LIFO. Note 1 of the audited consolidated financial statements for the period ending December 25, 2004 provides a further explanation of this charge.

(8)
At December 27, 2003 and all subsequent periods, working capital reflects the classification of our amended asset-based revolving loan facility as a current liability, rather than as long-term debt as previously reported because cash receipts controlled by the lenders are used to reduce outstanding debt, and we do not meet the criteria of FAS 6 to reclassify the debt as long-term. For such periods, the revolving loan balance was $139.8 million (as of September 24, 2005), $153.9 million (as of December 25, 2004), $152.9 million (as of September 25, 2004), and $70.4 million (as of December 27, 2003).

(9)
A reconciliation of net income (loss) to Adjusted FIFO EBITDA for each period included above is set forth below:

	Predecessor—Restated					Successor—Restated		Successor
					December 28, 2003 through July 30, 2004	Period from July 31, 2004 through December 25, 2004
	Fiscal Year(1)							For the 39 Weeks Ended September 24, 2005
							Period from July 31, 2004 through September 25, 2004
	2000	2001	2002	2003
					(dollars in thousands)
Net income (loss)	$21,211	$24,039	$14,255	$4,479	$3,317	$(55,449)	$(38,038)	$(38,839)
Income tax (benefit) expense	14,352	15,513	12,994	1,669	1,136	(35,175)	(32,473)	(31,704)
Interest expense	35,935	27,623	17,925	14,117	7,977	15,880	6,283	35,318
Depreciation and amortization(a)	23,151	26,634	26,935	32,335	21,902	27,051	7,280	53,313
Debt extinguishment	—	2,616	11,371	812	—	7,525	—	—
Transaction expenses	—	—	—	644	3,005	37,575	37,118	817
Labor contingency expenses	—	—	—	12,600	2,611	1,789	689	3,300
Former CEO SERP settlement fees	—	—	—	—	—	24,500	24,500	—
Insurance recovery	—	—	(9,378)	—	—	—	—	—
Cumulative effect of accounting change, net	—	—	9,262	—	—	—	—	—
LIFO (Income) Provision	—	—	(89)	360	791	(7,059)	160	384
Purchase accounting inventory valuation adjustment	—	—	—	—	—	7,933	—	534

Adjusted FIFO EBITDA(b)	$94,649	$96,425	$83,275	$67,016	$40,739	$24,570	$5,519	$23,123

  (a)
  Excludes amortization expense associated with deferred financing costs, which is included in the line item entitled "Interest expense."

  (b)
  Adjusted FIFO EBITDA also includes the following items:

Non-cash deferred rent(A)	6,029	7,473	11,933	9,554	4,383	6,221	2,488	10,132
Other non-cash items(B)	—	(1,379)	—	—	—	1,933	791	4,636
    (A)
    Under GAAP, in each fiscal period, for each leased store, we record a rent expense the total amounts payable as rent during the term of the store's lease evenly distributed over the lease term. Non-cash deferred rent expense for a period equals our total rent expense recorded under GAAP less cash rent expense actually paid in the period.

    (B)
    Amounts listed as "other non-cash items" relate to (1) a gain of $1.4 million in the 2001 fiscal year resulting from the sale of several of our pharmacy customer files, (2) $1.9 million of non-cash expenses in the 2004 successor period for costs incurred in connection with the Acquisition and (3) $4.6 million of non-cash expenses in the thirty-nine weeks ended September 24, 2005 for costs incurred in connection with the Acquisition.

(10)
Same-store sales figures include stores that have been in operation for at least 13 months.

RISK FACTORS

        Investing in the exchange notes involves a high degree of risk. Prospective purchasers of the exchange notes should carefully consider the following matters, as well as the other information contained in this prospectus, including our consolidated financial statements and the related notes, before making an investment in the notes. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or that may adversely affect our business. Information contained in this section may be considered "forward-looking statements." See "Special Note Regarding Forward-Looking Statements" for a discussion of certain qualifications regarding such statements.

Risks Related to Our Capital Structure

Our substantial indebtedness could prevent us from fulfilling our obligations under the exchange notes and may otherwise restrict our activities.

        We have a significant amount of indebtedness. As of September 24, 2005, we had a total of approximately $556.9 million of indebtedness outstanding, consisting of approximately $139.8 million outstanding under the amended asset-based revolving loan facility, $207.9 million outstanding under the notes, $195.0 million of senior subordinated notes and approximately $14.2 million of capital lease obligations. See "Description of Other Indebtedness."

        Our outstanding indebtedness, including that under the exchange notes, the amended asset-based revolving loan facility and the senior subordinated notes, could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to the exchange notes;

  •
  limit our ability to obtain additional financing for funding our growth strategy, capital expenditures, acquisitions, working capital or other purposes;

  •
  require us to dedicate a substantial portion of our operating cash flow to service our debt, thereby reducing funds available for our growth strategy, capital expenditures, acquisitions, working capital and other purposes;

  •
  increase our vulnerability to adverse economic, regulatory and industry conditions;

  •
  limit our flexibility in planning for, or responding to, changing business and economic conditions, including reacting to any economic slowdown in the New York greater metropolitan area;

  •
  place us at a competitive disadvantage relative to our competitors with less indebtedness; and

  •
  subject us to financial and other restrictive covenants, and our failure to comply with these covenants could result in an event of default, which, if not cured or waived, could result in the acceleration of all of our indebtedness.

        In addition, the amended asset-based revolving loan facility will mature in 2008. As a result, we may be required to refinance any outstanding amounts under the amended asset-based revolving loan facility prior to the maturity of the notes. We may not be able to obtain such refinancing on commercially reasonable terms or at all. Failure to refinance our indebtedness could have a material, adverse effect on us and could require us to dispose of assets if we cannot refinance our indebtedness.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantial additional indebtedness. This could further exacerbate the risks associated with our existing substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. We are able to incur up to $225.0 million in total indebtedness under the amended asset-based revolving loan facility and request that the maximum be increased to $250.0 million, subject to the satisfaction of certain requirements and to obtaining the agreement of the lender to provide such incremental commitments. Approximately $139.8 million was outstanding under the amended asset-based revolving loan facility as of September 24, 2005. Our ability to borrow under the amended asset-based revolving loan facility is also subject to a borrowing base formula. The agreement governing the amended asset-based revolving loan facility also allows us to incur additional other indebtedness. The indenture governing the exchange notes contains some limitations on the ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries to incur indebtedness; however, it may not prohibit those entities from incurring additional indebtedness. There is no restriction on the ability of Duane Reade Holdings to incur indebtedness. If new indebtedness is added to our and our subsidiaries' current indebtedness levels, the related risks that we and they now face would intensify. See "Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock," and "Description of Other Indebtedness—Amended Asset-Based Revolving Loan Facility."

In addition to the covenants under the indenture governing the exchange notes, the agreement governing the amended asset-based revolving loan facility and the indenture governing the senior subordinated notes include restrictive and financial covenants that may limit our operating and financial flexibility.

        The indenture governing the exchange notes, the agreement governing the amended asset-based revolving loan facility and the indenture governing the senior subordinated notes contain covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest. These include restrictions on the ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries to:

  •
  incur additional indebtedness;

  •
  pay dividends or distributions on, or redeem or repurchase, capital stock;

  •
  incur certain liens;

  •
  prepay, redeem or repurchase specified indebtedness;

  •
  merge, consolidate or sell assets or enter into other business combination transactions;

  •
  make acquisitions, capital expenditure investments or other investments;

  •
  enter into transactions with affiliates;

  •
  incur certain liens;

  •
  enter into sale-leaseback transactions;

  •
  use proceeds from sale of assets;

  •
  permit restrictions on the payment of dividends by their subsidiaries;

  •
  impair the collateral; and

  •
  change their business.

        In addition, the agreement governing the amended asset-based revolving loan facility contains a financial covenant that will become effective in the event our borrowings under the facility loan result in less than 10% of the lesser of the borrowing base and total commitments remaining available. This financial covenant would require us to comply with a minimum fixed charge coverage ratio. Our failure to meet this financial covenant may result in the accelerated repayment of indebtedness under our amended asset-based revolving loan facility.

Risks Related to the Exchange Notes

Some of the collateral securing our obligations under the exchange notes and the guarantees is shared with creditors that have first-priority liens on that shared collateral. If there is a default, the value of that collateral may not be sufficient to repay the first-priority lien creditors and the holders of the exchange notes and guarantees.

        Our obligations under the amended asset-based revolving loan facility are secured, up to a maximum amount, by a first-priority lien on all present and future:

  •
  accounts receivable, inventory, chattel paper, instruments, documents, prescription files, tax refunds and abatements and deposit accounts,

  •
  letter of credit rights and supporting obligations related to the items referred to in the previous bullet,

  •
  all books and records relating to any of the above,

  •
  all payment intangibles constituting proceeds of the above and

  •
  all other products and proceeds of the above (including related insurance proceeds).

        Our obligations under the exchange notes and the guarantees will be secured by a second-priority lien on all of the collateral securing our obligations under the amended asset-based revolving loan facility, up to the maximum amount. The relative priority of the liens on the shared collateral will be governed by an intercreditor agreement and the related collateral documents.

        Accordingly, any proceeds received upon a realization of the shared collateral will be applied first to obligations (including expenses and other amounts) under the amended asset-based revolving loan facility, up to the maximum amount before any amounts will be available to pay the holders of exchange notes. That maximum amount is equal to the amount of expenses and other amounts plus the greater of (x) $250.0 million and (y) the borrowing base under the amended asset-based revolving facility (without giving effect to any reserves) plus permitted overadvances. See "Description of Notes—Collateral—Priority of Security Interests." We will be permitted to borrow such amounts under the indenture governing the exchange notes. See "Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock." As a result, if there is a default, the value of that collateral may not be sufficient to repay the first lien creditors, the holders of the exchange notes and the guarantees.

Your right to exercise remedies with respect to the shared collateral is limited, even during an event of default under the indenture. In addition, shared collateral will be subject to any exceptions, defects, encumbrances, liens and other imperfections that are accepted by the lenders under the amended asset-based revolving loan facility.

        The rights of the holders of the exchange notes with respect to the collateral shared with the lenders under the amended asset-based revolving loan facility are limited, even during an event of default under the indenture. If the amended asset-based revolving loan facility (or any replacement thereof) is not terminated or our obligations under it or any other obligations secured by first-priority liens are outstanding, any actions that may be taken in respect of any of the shared collateral, including the ability to cause the commencement of enforcement proceedings against the shared collateral and to control the conduct of such proceedings are limited and, in most cases, controlled and directed by the lenders under the amended asset-based revolving loan facility and other obligations secured by first-priority liens. In those circumstances, the trustee, on behalf of the holders of the exchange notes, will not have the ability to control or direct such actions, even if an event of default under the indenture governing the exchange notes has occurred or if the rights of the holders of the exchange notes are or may be adversely affected. The agent and the lenders under the amended asset-based revolving loan facility are under no obligation to take into account the interests of holders of the exchange notes and guarantees when determining whether and how to exercise their rights with respect to the shared collateral, subject to the intercreditor agreement, and their interests and rights may be significantly different from or adverse to yours. To the extent that shared collateral is released from the first-priority liens in accordance with the amended asset-based revolving loan facility, the second-priority liens securing the exchange notes and the guarantees will also automatically be released. See "Description of Notes—Intercreditor Agreement" and "Description of Notes—Possession, Use and Release of Collateral—Release of Collateral."

        The shared collateral will also be subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be accepted by the lenders under the amended asset-based revolving loan facility and other creditors that have the benefit of first-priority liens on the shared collateral from time to time, whether on or after the date the exchange notes and guarantees are issued. The shared collateral also will not include certain "excluded assets," such as assets securing purchase money obligations or capital lease obligations incurred in compliance with the indenture, which obligations would effectively rank senior to the exchange notes to the extent of the value of such excluded assets. In addition, the excluded assets include the capital stock and other securities of our operating subsidiaries, which hold substantially all of our assets on a consolidated basis. The existence of any such exceptions, defects, encumbrances, liens and other imperfections could adversely affect the value of the collateral securing the exchange notes as well as the ability of the collateral agent to realize or foreclose on such collateral. The initial purchaser has neither analyzed the effect of, nor participated in any negotiations relating to such exceptions, defects, encumbrances, liens and imperfections and the existence thereof could adversely affect the value of the collateral securing the exchange notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

Holders of the exchange notes and guarantees will share all collateral equally and ratably with the lenders under certain additional secured indebtedness we will be permitted by the indenture to incur in the future. If there is a default, the value of that collateral may not be sufficient to repay the holders of the exchange notes and guarantees and the lenders under such indebtedness. Furthermore, if there is a default, the collateral agent will be directed by a majority in aggregate principal amount of exchange notes and such indebtedness, taken as a whole.

        The exchange notes and guarantees will be secured equally and ratably with the lenders under certain additional secured indebtedness we will be permitted by the indenture to incur in the future, subject to compliance with covenants in our outstanding debt agreements. See "Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock" and "Description of Notes—Certain Covenants—Liens." As a result, if there is a default, even after all claims secured by first-priority liens on the collateral have been paid, the value of the remaining collateral may not be sufficient to repay the holders of the exchange notes and guarantees and the lenders under any such additional secured indebtedness.

        Once any such additional secured indebtedness, other than in the form of additional notes, is incurred, the collateral agency agreement that will provide, among other things, that all instructions to the collateral agent, including with respect to foreclosure, are to be made pursuant to the vote of the holders of a majority of the aggregate indebtedness outstanding under the exchange notes and such additional secured indebtedness, voting as a single class; provided that each of the lenders under such indebtedness or the holders of the exchange notes may, by vote of their class, delegate to any subset of the class the right to further vote 100% of the principal amount of their class. Therefore, a majority of noteholders may not be sufficient to direct the actions of the collateral agent. See "Description of Notes—Collateral—Instructions to the Collateral Agent" and "Description of Notes—Collateral—Foreclosure."

There may not be sufficient collateral to pay all or any of the exchange notes, especially if we incur additional senior secured indebtedness, which will dilute the value of the collateral securing the exchange notes and guarantees.

        Although we have recently completed an appraisal of the fair market value of certain assets in connection with the Acquisition, no appraisals of any collateral have been prepared in connection with the issuance of the notes offered hereby. The fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of the markets and sectors in which we operate, the ability to sell the collateral in an orderly sale, the condition of the national and local economies, the availability of buyers and similar factors. The value of the assets pledged as collateral for the exchange notes could be also impaired in the future as a result of our failure to implement our business strategy, competition or other future trends.

        In the event of foreclosure on the collateral, the proceeds from the sale of the collateral may not be sufficient to satisfy in full our obligations under the exchange notes, any additional indebtedness secured equally and ratably with the exchange notes and the amended asset-based revolving loan-facility (in the case of shared collateral). The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. In addition, the book value of the collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In particular, the collateral on which the exchange notes and guarantees have a first-priority security interest (including equipment, contracts and intellectual property) is generally more illiquid than the collateral shared with the lenders of the amended asset-based revolving loan facility (receivables and inventory). Accordingly, there can be no assurance that the collateral can be sold in a short period of time in an orderly manner. A significant portion of the collateral includes assets that may only be usable, and thus retain value, as part of our existing operating business. Accordingly, any such sale of the collateral separate from the sale of certain of our operating businesses may not be feasible or of significant value.

        To the extent that pre-existing liens, liens permitted under the indenture and other rights, including liens on excluded assets, such as those securing purchase money obligations and capital lease obligations granted to other parties (in addition to the holders of obligations secured by first-priority liens), encumber any of the collateral securing the exchange notes and the guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral agent, the trustee under the indenture or the holders of the exchange notes to realize or foreclose on the collateral. Consequently, liquidating the collateral securing the exchange notes may not result in proceeds in an amount sufficient to pay any amounts due under the exchange notes after also satisfying the obligations to pay any creditors with prior liens. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the exchange notes, the holders of the exchange notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only an unsecured, unsubordinated claim against our and the guarantors' remaining assets.

        Duane Reade Inc., Duane Reade GP or any subsidiary guarantor may incur additional secured indebtedness under the indenture governing the exchange notes, including the issuance of additional notes or the incurrence of other forms of indebtedness secured equally and ratably with the exchange notes and borrowings under the amended asset-based revolving loan facility, subject to certain specified conditions. See "Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock." There is no restriction on the ability of Duane Reade Holdings to incur indebtedness. Any such incurrences could dilute the value of the collateral securing the exchange notes and guarantees.

We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the exchange notes and the guarantees.

        The collateral documents allow us to remain in possession of, retain exclusive control over, to freely operate and to collect, invest and dispose of any income from, the collateral securing the exchange notes and the guarantees. To the extent the proceeds from any such sale of collateral are shared collateral that is subject to a first-priority lien in favor of the lenders under the amended asset-based revolving facility, the exchange notes will only be secured by a second-priority lien on such shared collateral.

        In addition, we and Duane Reade GP will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 if we determine, in good faith based on advice of counsel, that, under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including "no action" letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released collateral. For example, so long as no default or event of default under the indenture would result therefrom and such transaction would not violate the Trust Indenture Act, we may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness). With respect to such releases, Duane Reade Inc. and Duane Reade GP must deliver to the collateral agent, from time to time, an officers' certificate to the effect that all releases and withdrawals during the preceding six-month period in which no release or consent of the collateral agent was obtained in the ordinary course of our business were not prohibited by the indenture. See "Description of Notes—Possession, Use and Release of Collateral—Permitted Ordinary Course Activities with Respect to Collateral."

There are circumstances other than repayment or discharge of the exchange notes under which the collateral securing the exchange notes and guarantees will be released automatically, without your consent, the consent of the lenders under the amended asset-based revolving facility or the consent of the trustee.

        Under various circumstances, all or a portion of the collateral securing the exchange notes and guarantees will be released automatically, including:

  •
  a taking by eminent domain, condemnation or other similar circumstances;

  •
  a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture;

  •
  with respect to collateral held by a guarantor, upon the release of such guarantor from its guarantee (and its guarantee of any other indebtedness secured equally and ratably with the exchange notes in accordance with the indenture;

  •
  with respect to any shared collateral, upon any sale or other disposition of such shared collateral (i) by the lenders under the amended asset-based revolving loan facility or (ii) by us or our subsidiaries with the consent of those lenders.

See "Description of Notes—Possession, Use and Release of Collateral—Release of Collateral."

        The indenture also permits us to designate one or more of the restricted subsidiaries as unrestricted subsidiaries, subject to certain conditions. If we designate a subsidiary as an unrestricted subsidiary, all of the liens on any collateral owned by the unrestricted subsidiary or any of its subsidiaries and any guarantees of the exchange notes by the unrestricted subsidiary or any of its subsidiaries will be automatically released under the indenture. Designation of an unrestricted subsidiary will therefore reduce the aggregate value of the collateral securing the exchange notes. See "Description of Notes—Possession, Use and Release of Collateral—Release of Collateral."

The pledge of the capital stock, other securities and similar items of our subsidiaries that secure the exchange notes will automatically be excluded from the collateral to the extent the pledge of such capital stock or such other securities would require the filing of separate financial statements with the SEC for that subsidiary.

        The exchange notes and the guarantees will be secured by a pledge of Duane Reade Inc. stock that is owned by us and the capital stock, other securities and similar items of some of our subsidiaries. Under SEC regulations in effect as of the issue date of the exchange notes, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock, other securities or similar items of a subsidiary pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the exchange notes then outstanding, such a subsidiary would be required to provide separate financial statements to the SEC. Therefore, the indenture and the collateral documents provide that any capital stock and other securities of any of our principal subsidiaries, Duane Reade GP, DRI I, Inc. and Duane Reade International, Inc. will be excluded from the collateral to the extent that the pledge of such capital stock or other securities to secure the exchange notes would cause such subsidiary to be required to file separate financial statements with the SEC pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time). We conduct substantially all of our operations through the subsidiaries, which hold substantially all of our assets on a consolidated basis. In addition, the stock of subsidiaries created or acquired by us after the issue date can be "excluded assets" if the aggregate fair market value of all such subsidiaries does not exceed $30.0 million.

        As a result, holders of the exchange notes could lose a portion or all of their security interest in the capital stock or other securities of those subsidiaries. It may be more difficult, costly and time-consuming for holders of the exchange notes to foreclose on the assets of a subsidiary than to foreclose on its capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of such subsidiary. See "Description of Notes—Collateral—Excluded Assets."

The imposition of certain permitted liens will cause the asset on which such liens are imposed to be excluded from the collateral securing the exchange notes and the guarantees. There are certain other categories of property that are also excluded from the collateral.

        The indenture will permit liens in favor of third parties to secure purchase money indebtedness and capital lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the exchange notes and the guarantees. The ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries to incur purchase money indebtedness and capital lease obligations is subject to the limitations, as described in "Description of Notes—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock." Other categories of excluded assets and property include owned and leased real property, certain contracts, certain equipment, assets of unrestricted subsidiaries and foreign subsidiaries, capital stock and other securities of our existing subsidiaries (through which we conduct substantially all of our operations) certain stock of foreign subsidiaries and the proceeds from any of the foregoing. See "Description of Notes—Collateral—Excluded Assets." If an event of default occurs and the exchange notes are accelerated, the exchange notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.

The assets of our subsidiaries that are not guarantors of the exchange notes will be subject to prior claims by creditors of those subsidiaries.

        You will not have any claim as a creditor against our subsidiaries that are not guarantors of the exchange notes. All of our current subsidiaries, other than the co-obligors, will guarantee the exchange notes, and there are no unrestricted subsidiaries under the indenture. Nevertheless, any future unrestricted subsidiaries will not guarantee the exchange notes. In addition, although we will have no such subsidiaries at the issue date of the exchange notes, certain non-wholly-owned restricted subsidiaries will not be required to guarantee the exchange notes or pledge their assets, subject to certain limitations, as described in "Description of Notes—Guarantees" and "Description of Notes—Issuances of Guarantees by New Restricted Subsidiaries and Non-Guarantor Restricted Subsidiaries." Therefore, the assets of our non-guarantor subsidiaries will be subject to prior claims by creditors of those subsidiaries, whether secured or unsecured. Unrestricted subsidiaries under the indenture are also not subject to the covenants in the indenture.

The collateral is subject to casualty risks.

        We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the exchange notes and the guarantees.

Rights of holders of exchange notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral.

        The security interests in the collateral securing the exchange notes include both tangible and intangible assets, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the collateral agent will monitor, or that we will inform the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The collateral agent does not have any duty to monitor the acquisition of additional property or rights that constitute collateral or perfection of the security interests therein. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the holders of exchange notes against third parties. In addition, we, under certain circumstances, may not be required to grant or perfect security interests in property acquired after the issue date of the exchange notes. For example, we will not be required to grant or perfect a lien on any collateral that consists of rights that are licensed or leased from a third party, if we would be required to obtain the third party's consent for such grant or perfection, and we are unable to do so after use of commercially reasonable efforts. See "Description of Notes—Collateral—After-Acquired Property."

Bankruptcy laws and other factors may limit or delay the trustee's ability to foreclose on the collateral.

        If we, Duane Reade Inc., Duane Reade GP or any of the subsidiary guarantors become a debtor in a case under the United States Bankruptcy Code, the right of the holders of obligations secured by liens on the collateral to foreclose upon and sell such collateral upon the occurrence of an event of default could be subject to limitations under federal bankruptcy laws. Under the Bankruptcy Code, secured creditors such as the holders of the exchange notes are prohibited from repossessing or foreclosing upon their collateral from a debtor in a bankruptcy case, or from disposing of collateral already repossessed, without prior bankruptcy court approval. Other provisions of the Bankruptcy Code permit a debtor to retain and to use the collateral (and the proceeds, products, rents, or profits of such collateral), including cash collateral such as deposit accounts, over the secured creditors' objection, even if the debtor is in default under applicable debt instruments so long as the secured creditor is afforded "adequate protection" of its interest in the collateral. Although the precise meaning of the term "adequate protection" may vary according to circumstances, it is intended in general to protect a secured creditor against any diminution in the value of the creditor's interest in its collateral. The determination as to whether adequate protection exists depends on the valuation of the collateral and the discretion of the bankruptcy court. As a result, it is impossible to predict how long payments under the exchange notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent could repossess or dispose of the collateral, or whether or to what extent holders of the exchange notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

        Moreover, the collateral agent and the indenture trustee may need to evaluate the impact of the potential liabilities before determining to foreclose on collateral consisting of real property, if any, because secured creditors that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing the release or threatened releases of hazardous substances at such real property. Consequently, the collateral agent may decline to foreclose on such collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the holders of the exchange notes.

        Finally, the collateral agent's ability to foreclose on the collateral on your behalf may be subject to lack of perfection, the consent of third parties, prior liens (as discussed above), and practical problems associated with the realization of the security interest in the collateral. It is impossible to predict what recovery (if any) would be available for such an unsecured claim if the issuer or a guarantor became a debtor in a bankruptcy case, including what form any such recovery would take, such as cash, new debt instruments, or other securities.

Certain pledges of collateral might be avoidable by a trustee in bankruptcy.

        Any future pledge of collateral, or any future perfection of any other pledge, to secure the exchange notes might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the exchange notes to receive a greater recovery than if the pledge had not been given, and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

It may be difficult to realize the value of the collateral pledged to secure the exchange notes and the guarantees.

        The security interest of the trustee may be subject to practical problems generally associated with the realization of security interests in the collateral. For example, the trustee may need to obtain the consent of a third party or governmental agency to obtain or enforce a security interest in a license or contract or to otherwise operate our business. We cannot assure you that the trustee will be able to obtain any such consent. If the trustee exercises its rights to foreclose on certain assets, transferring required government approvals to, or obtaining new approvals by, a purchaser of assets may require governmental proceedings with consequent delays. In addition, any foreclosure on the assets of a subsidiary, rather than upon its capital stock as a result of the stock of such subsidiary being an "excluded asset", may result in delays and additional expense, as well as less proceeds than would otherwise have been the case.

The exchange notes may be subject to repurchase by the lenders under the amended asset-based revolving loan facility or their nominees upon an event of default under the indenture and an acceleration of the exchange notes.

        Under the intercreditor agreement, if an event of default under the indenture or any other indebtedness secured equally and ratably with the exchange notes occurs, and the exchange notes or such indebtedness are accelerated, persons designated by the lenders under the amended asset-based revolving facility have the option to purchase all of the exchange notes and such indebtedness. The purchase price will be the full amount then outstanding and unpaid under the exchange notes such indebtedness (including principal, interest, fees and expenses, including reasonable attorneys' fees and legal expenses). The option to purchase does not include any premium and is exercisable at any time upon an event of default and acceleration, regardless of whether the exchange notes are otherwise subject to redemption at such time. See "Description of Notes—Option to Purchase." Depending on the circumstances of such a purchase, the purchase price for the exchange notes may not reflect their actual value at the time.

We may not have the ability to purchase the exchange notes upon a change of control.

        Upon the occurrence of specified change of control events, we will be required to offer to purchase each holder's exchange notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, unless all exchange notes have been previously called for redemption. The holders of other debt securities that we may issue in the future, which rank equally in right of payment with the exchange notes, may also have this right. The occurrence of a change of control could constitute an event of default under agreements governing other indebtedness that is secured equally and ratably with the exchange notes and/or any of our future credit agreements, in which case our lenders may terminate their commitments under those agreements and accelerate all amounts outstanding under the relevant facilities. Therefore, we may not have sufficient financial resources to purchase all of the debt securities or other indebtedness with such provisions as a result of a change of control.

We, Duane Reade Inc., Duane Reade GP and the subsidiary guarantors may be subject to laws relating to fraudulent conveyance.

        Various fraudulent conveyance laws have been enacted for the protection of creditors and may be used by a court to subordinate or void the exchange notes in favor of our other existing and future creditors. If a court, in a lawsuit on behalf of any of our unpaid creditors or a representative of those creditors, were to find that, at the time Duane Reade Inc. and Duane Reade GP issue the exchange notes, Duane Reade Inc. and/or Duane Reade GP:

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  intended to hinder, delay, or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others or did not receive fair consideration or reasonably equivalent value for issuing the exchange notes; and

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  were insolvent;

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  were rendered insolvent by reason of that issuance;

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  were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

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  intended to incur, or believed that we would incur, debts beyond our ability to pay as they matured,

the court could void their obligations under the exchange notes. Alternatively, the claims of the holders of exchange notes could be subordinated to claims of our other creditors. Similar risks apply to the guarantees of the exchange notes and the granting of liens to secure the exchange notes and the guarantees.

        The measures of insolvency for purposes of these fraudulent conveyance laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent conveyance has occurred. Generally, however, any of the obligors under the exchange notes or the guarantees would be considered insolvent if:

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  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets, as the case may be;

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  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they became due.

        Based on financial and other information currently available to us, we believe:

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  the exchange notes and the guarantees will be issued and the relevant liens will be granted for proper purposes and in good faith;

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  each of we, Duane Reade Inc., Duane Reade GP and the subsidiary guarantors will be solvent after issuing the exchange notes and the guarantees, respectively and granting the relevant liens;

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  each of we, Duane Reade Inc., Duane Reade GP and the subsidiary guarantors will be able to pay its debts as they mature after issuing the exchange notes and the guarantees, respectively and granting the relevant liens; and

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  each of we, Duane Reade Inc., Duane Reade GP and the subsidiary guarantors will not have unreasonably small capital for the business in which it is engaged.

        We did not obtain a valuation opinion. A court may apply a different standard in making these determinations or disagree with our conclusions in this regard.

An active trading market for the exchange notes may not develop.

        The exchange notes are a new issue of securities with no established trading market for them. Furthermore, the exchange notes will have a separate CUSIP number from that of the December 2004 notes and will not be fungible with the December 2004 notes, which may adversely affect the liquidity of the exchange notes and cause the exchange notes to trade at different prices than our December 2004 notes. The exchange notes will not be listed on any securities exchange or included in any automated quotation system. We do not know whether an active trading market will develop for the exchange notes. Although the initial purchaser has informed us that it intends to make a market in the exchange notes, it is under no obligation to do so and may discontinue any market making activities at any time without notice. Accordingly, no market for the exchange notes may develop, and any market that develops may not last.

        Even if a trading market for the exchange notes does develop, you may not be able to sell your exchange notes at a particular time, if at all, or you may not be able to obtain the price you desire for your exchange notes. If the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price depending on many factors including prevailing interest rates, the market for similar securities, our credit rating, the interest of securities dealers in making a market for the exchange notes, the price of any other securities we issue, the performance prospects and financial condition of our company as well as of other companies in our industry. We do not intend to apply for listing of the exchange notes on any securities or other stock market.

        Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial fluctuations in the price of the securities. Even if a trading market for the exchange notes develops, it may be subject to disruptions and price volatility.

Risks Related to the Exchange Offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

        If initial notes are tendered for exchange and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Please refer to "—Your failure to participate in the exchange offer will have adverse consequences," below.

Your failure to participate in the exchange offer will have adverse consequences.

        The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you may no longer be able to obligate us to register the initial notes under the Securities Act.

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

        Based on certain no-action letters issued by the staff of the Commission, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under "Plan of Distribution," you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

Risks Related to the Acquisition

We are named parties to a number of purported class action complaints in connection with the Acquisition that may have a negative impact on us.

        A number of purported class action complaints challenging the Acquisition have been filed in various jurisdictions. All of these complaints purport to be brought on behalf of our former common stockholders and allege that the named defendants purportedly breached duties owed to the common stockholders in connection with the Acquisition. See "Business—Legal Proceedings—Litigation Relating to the Acquisition."

        An adverse outcome in this litigation could have a material, adverse effect on our results of operations and cash flows.

We are a company whose equity is not publicly traded and which is effectively controlled by a single stockholder. That stockholder may effect changes to our board of directors, management and business plan, and interests of that stockholder may conflict with your interests as a noteholder.

        Duane Reade Shareholders owns all of the outstanding shares of our common stock. Oak Hill owns a majority of the voting membership interests in Duane Reade Shareholders. See "Principal Stockholders."

        Accordingly, Oak Hill indirectly beneficially owns a majority of our outstanding shares of common stock and can determine the outcomes of the elections of members of our board of directors and the outcome of corporate actions requiring stockholder approval, including mergers, consolidations and the sale of all or substantially all of our assets. Oak Hill also controls our management, policies and financing decisions and is in a position to prevent or cause a change of control of us. The interests of Oak Hill could conflict with yours. For example, if we encounter financial difficulties or are unable to pay our debts as they come due, the interests of Oak Hill as an equity holder might conflict with your interests as a noteholder. Oak Hill may have an interest in pursuing acquisitions, divestitures or financings or other transactions that, in its judgment could enhance its equity investment, even though such transactions may involve significant risks to you as a noteholder. In addition, Oak Hill and its affiliates may in the future own interests in businesses that compete with ours.

Risks Related to Our Business

We face a high level of competition in our markets.

        We operate in highly competitive markets. In the New York greater metropolitan area, we compete against national, regional and local drugstore chains, discount drugstores, supermarkets, combination food and drugstores, discount general merchandise stores, mass merchandisers, independent drugstores and local merchants. Major chain competitors in the New York greater metropolitan area include CVS, Rite Aid, Eckerd and Walgreens. In addition, other chain stores may enter the New York greater metropolitan area and become significant competitors in the future. Many of our competitors have greater financial and other resources than we do. Currently, we have the largest market share in the New York metropolitan area compared to our competitors in the drugstore business. If any of our current competitors, or new competitors, were to devote significant resources to enhancing or establishing an increased presence in the New York greater metropolitan area, they could make it difficult for us to maintain or grow our market share or maintain our margins, and our advertising and promotional costs could increase. Over the past several years, our photofinishing business has experienced significant negative growth as the industry as a whole experiences declines in use of traditional technologies and as we have made the transition to digital photofinishing. Our digital photofinishing business may not grow as expected. As a result, our business and prospects could suffer. This competition could materially adversely affect our results of operations and financial condition in the future. In addition to competition from the drugstore chains named above, our pharmacy business also competes with hospitals, health maintenance organizations and Canadian imports.

        Another adverse trend for drugstore retailing has been the rapid growth in mail-order and internet-based prescription processors. These prescription distribution methods have grown in market share relative to drugstores as a result of the rapid rise in drug costs experienced in recent years. Mail-order prescription distribution methods are perceived by employers and insurers as being less costly than traditional distribution methods and are being mandated by an increasing number of third party pharmacy benefit managers, many of which also own and manage mail-order distribution operations as well as a growing number of employers and unions. In addition to these forms of mail-order distribution, there have also been an increasing number of internet-based prescription distributors that specialize in offering certain high demand lifestyle drugs at deeply discounted prices. A number of these internet-based distributors operate illicitly and outside the reach of regulations that govern legitimate drug retailers. Competition from Canadian imports has also been increasing significantly recently and also creates volume and pricing pressure. Imports from foreign countries may increase further if recently introduced legislation seeking to legalize the importation of drugs from Canada and other countries is eventually enacted. These alternate distribution channels have acted to restrain the rate of sales growth for traditional chain drug retailers in the last few years.

We operate in a concentrated region and, as a result, our business is significantly influenced by the economic conditions and other characteristics of the New York greater metropolitan area.

        Substantially all of our stores are located in the New York greater metropolitan area. As a result, we are sensitive to, and our success will be substantially affected by, economic conditions and other factors affecting this region, such as the regulatory environment, the cost of energy, real estate, insurance, taxes and rent, weather, demographics, the availability of labor, and geopolitical factors such as terrorism. We cannot predict economic conditions in this region. During the 1990s, the New York City economy grew substantially, and our business benefited from this high rate of economic growth. As a result of the economic recession and the terrorist attack on the World Trade Center in September 2001, however, the New York City economy has been materially adversely affected. Although the national average unemployment rate was 5.1%, the September 2005 unemployment rate for New York City was 5.9%. Recent improvements in the New York City economy may not continue or impact our business favorably. During a downturn in New York's economic conditions, our revenues and profitability could be materially adversely affected because of, among other things, a reduction in the size of the workforce in the New York greater metropolitan area, reduced income levels, a resulting increase in shrink or a decline in population growth. Because most of our stores are located in the highly urbanized areas throughout New York City and the surrounding metropolitan area, our stores experience a higher rate of shrink than our national competitors. In addition, our front-end sales have been negatively affected by declining tobacco sales in metro New York City, which has experienced increased restrictions on smoking in public places along with higher taxes on tobacco products. Our revenues and profitability were adversely affected by the August 2003 power blackout that affected the New York greater metropolitan area and by significant one-time increases in real estate taxes and insurance costs. In addition, our results were negatively impacted during the summer of 2004 by the Republican National Convention and related disruptions and the heightened security and terrorist alerts during the weeks leading up to the Convention. In the first nine months of 2005 our results were negatively affected by increased labor costs associated with the ongoing shortage of pharmacists in the New York City metropolitan area and increases in New York state and to a lesser extent New Jersey state minimum wage rates. Any other unforeseen events or circumstances that affect the area could also materially adversely affect our revenues and profitability.

Failure to successfully implement our growth plan may adversely affect our financial performance.

        We have grown primarily through opening new stores and store acquisitions, growing from 67 stores at the end of fiscal 1997 to 249 stores at September 24, 2005. We intend to continue to grow incrementally through these methods. Currently, we plan to open eight to ten new stores in each of the 2005 through 2008 fiscal years. As we pursue our growth plan, we may have difficulty expanding and improving our operating and financial systems to keep pace with the increased complexity of our operations and management responsibilities. Also, we may be unable to hire a sufficient number of qualified pharmacists, and recent market dislocations have increased our labor costs in this area. In addition, the cost of rent in New York City has been increasing significantly, which makes it more difficult for us to open new stores, as well as more costly to renew our leases. The maturation of our recently opened stores has also been slowed by the sluggish economy in, and other factors and events affecting, our primary market areas. In addition, because of our high store density, some of our new stores may draw customers from other stores we operate. The recent completion of the Acquisition and the attention that our management was required to devote to the Acquisition also resulted in delays in acquisitions of pharmacy files, which negatively impacted our results.

        The success of our growth program will also depend on a number of other factors, including, among other things:

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  economic conditions;

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  competition;

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  consumer preferences and purchasing power;

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  financing and working capital requirements;

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  labor disturbances, including any resulting from the suspension or termination of our collective bargaining agreements;

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  our ability to negotiate store leases on favorable terms; and

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  the availability of additional warehouse space and new store locations.

        Even if we succeed in opening new stores as planned, our newly opened or recently opened stores may not achieve revenue or profitability levels comparable to those of our mature stores in the time periods estimated by us or at all. Moreover, our newly opened or recently opened stores may adversely affect the revenues and profitability of our existing stores. Failure of our growth strategy may have a material adverse effect on our financial results.

We require a significant amount of cash flow from operations and third party financing to pay our indebtedness, to execute our business plan and to fund our other liquidity needs.

        We may not be able to generate sufficient cash flow from operations, and future borrowings may not be available to us under the amended asset-based revolving loan facility or otherwise in an amount we will need to pay our indebtedness, to execute our business plan or to fund our other liquidity needs. We expect to spend approximately $24.7 million in 2005 on capital expenditures, and an additional approximately $10.0 million for lease acquisition, pharmacy customer file and other costs. We also require working capital to support inventory for our existing stores. In addition, we may need to refinance some or all of our indebtedness, including indebtedness under the amended asset-based revolving loan facility, the senior subordinated notes and these notes, at or before maturity. We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all. Failure to generate or raise sufficient funds may require us to modify, delay or abandon some of our future business initiatives or expenditure plans.

Our operations are subject to trends in the healthcare industry.

        Pharmacy sales, which are lower-margin than front-end sales, represent a significant percentage of our total sales. Pharmacy sales, including resales of certain retail inventory, accounted for approximately 48.8% of total sales in the thirty-nine weeks ended September 24, 2005, approximately 51% of total sales in the fiscal year ended December 25, 2004, 46.7% of our total sales for the fiscal year ended December 27, 2003 and

44% of our total sales for fiscal 2002. Pharmacy sales not only have lower margins than non-pharmacy sales but are also subject to increasing margin pressure, as managed care organizations, insurance companies, government funded programs, employers and other third party payers, which collectively we call third party plans, have become prevalent in the New York greater metropolitan area and as these plans continue to seek cost containment. Also, any substantial delays in reimbursement, significant reduction in coverage or payment rates from third party plans may have a material, adverse effect on our business. In addition, an increasing number of employers are now requiring participants in their plans to obtain some of their prescription drugs, especially those for non-acute conditions, through mail-order providers. These factors and other factors related to pharmacy sales described below had a negative impact on our pharmacy sales in the first nine months of fiscal 2005 and could continue to have a negative impact in the future. See "—We face a high level of competition in our markets." Sales to third party prescription plans represented 92.6% of our prescription sales for the thirty-nine weeks ended September 24, 2005, 92.3% of our prescription sales for the fiscal year ended December 25, 2004, 91.4% of our prescription sales for the fiscal year ended December 27, 2003 and 90.2% of our prescription sales for fiscal 2002. In addition, our results may be affected adversely by recently enacted Medicare legislation. See "—Changes in reimbursement levels for prescription drugs continue to reduce our margins on pharmacy sales and could have a material, adverse effect on our overall performance."

        The continued conversion of various prescription drugs to over-the-counter medications may materially reduce our pharmacy sales and customers may seek to purchase such medications at non-pharmacy stores. Also, if the rate at which new prescription drugs become available slows or if new prescription drugs that are introduced into the market fail to achieve popularity, our pharmacy sales may be adversely affected. The withdrawal of certain drugs from the market or concerns about the safety or effectiveness of certain drugs or negative publicity surrounding certain categories of drugs may also have a negative effect on our pharmacy sales or may cause shifts in our pharmacy or front-end product mix. For example, growth in late 2004 and the first nine months of 2005 was slowed by the negative publicity surrounding certain arthritis medications and other high-volume drugs, which adversely affected pharmacy sales.

        Healthcare reform and enforcement initiatives of federal and state governments may also affect our revenues from prescription drug sales. These initiatives include:

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  proposals designed to significantly reduce spending on Medicare, Medicaid and other government programs;

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  changes in programs providing for reimbursement for the cost of prescription drugs by third party plans;

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  the Medicare Drug Act;

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  increased scrutiny of, and litigation relating to, prescription drug manufacturers' pricing and marketing practices; and

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  regulatory changes relating to the approval process for prescription drugs.

These initiatives could lead to the enactment of, or changes to, federal regulations and state regulations in New York and New Jersey that could adversely impact our prescription drug sales and, accordingly, our results of operations. It is uncertain at this time what additional healthcare reform initiatives, if any, will be implemented, or whether there will be other changes in the administration of governmental healthcare programs or interpretations of governmental policies or other changes affecting the healthcare system. Future healthcare or budget legislation or other changes, including those referenced above, may materially adversely impact our pharmacy business.

Changes in reimbursement levels for prescription drugs continue to reduce our margins on pharmacy sales and could have a material, adverse effect on our overall performance.

        During the thirty-nine weeks ended September 24, 2005, the fiscal year ended December 25, 2004 and the fiscal year ended December 27, 2003, we were wholly or partially reimbursed by third party plans for approximately 92.7%, 92.3% and 91.4% of the prescription drugs that we sold, respectively. The percentage of prescription sales reimbursed by third party plans has been increasing, and we expect that percentage to continue to increase. Prescription sales reimbursed by third party plans, including Medicare and Medicaid plans, have lower gross margins than other pharmacy sales. Third party plans may not increase reimbursement rates sufficiently to offset expected increases in prescription acquisition costs, thereby reducing our margins and adversely affecting our profitability. In addition, continued increases in co-payments by third party plans may result in decreases in drug usage.

        In particular, Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective reimbursement rate adjustments, administrative rulings, executive orders and freezes and funding restrictions, all of which may significantly impact our pharmacy operations. For the 2004 fiscal year, 24% of our total prescription sales were paid for by Medicaid or Medicare. Over the last several years, a number of states experiencing budget deficits have moved to reduce Medicaid prescription reimbursement rates. In fiscal 2003 and again in fiscal 2004, New York State reduced Medicaid and Elderly Pharmaceutical Insurance Coverage (EPIC) prescription reimbursement rates, adversely impacting our pharmacy gross margins. New Jersey also implemented reduced Medicaid reimbursement rates in 2003. The New York State legislature has also approved increases in co-payments by $1.00 per prescription for branded drugs and $0.50 per prescription for generic which became effective on August 1, 2005.

        During 2003, President Bush signed the Medicare Drug Act, which created a new Medicare Part D benefit that will expand Medicare coverage of prescription drugs for senior citizens not participating in third party plans. Sales to such customers represent less than 2% of our total revenue. This new Medicare coverage is scheduled to take effect in 2006 and is expected to result in decreased pharmacy margins resulting from lower reimbursement rates than our current margins on prescriptions that are not subject to third party plan reimbursement. In June 2004, a temporary senior citizen prescription drug discount program furnished under this Medicare legislation was implemented as a means of providing limited benefits to senior citizens until the full Medicare program takes effect in 2006. This temporary program has resulted in lower pharmacy margins than those currently realized on prescriptions that are not subject to third party plan reimbursement.

If we fail to comply with all of the government regulations that apply to our business, we could incur substantial reimbursement obligations, damages, penalties, injunctive relief and/or exclusion from participation in federal or state healthcare programs.

        Our pharmacy operations are subject to a variety of complex federal, state and local government laws and regulations, including federal and state civil fraud, anti-kickback and other laws. We endeavor to structure all of our relationships to comply with these laws. However, if any of our operations are found to violate these or other government regulations, we could suffer severe penalties, including suspension of payments from government programs; loss of required government certifications; loss of authorizations to participate in or exclusion from government reimbursement programs, such as the Medicare and Medicaid programs; loss of licenses; significant fines or monetary penalties for anti-kickback law violations, submission of false claims or other failures to meet reimbursement program requirements.

        Federal and state laws that require our pharmacists to offer counseling, without additional charge, to their customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Violations of federal, state, and common law privacy protections could give rise to significant damages, penalties, and/or injunctive relief. Additionally, we are subject to federal and state regulations relating to our pharmacy operations, including purchasing, storing and dispensing of controlled substances. Laws governing our employee relations, including minimum wage requirements, overtime and working conditions also impact our business. Increases in the federal minimum wage rate, employee benefit costs or other costs associated with employees could significantly increase our cost of operations, which could materially adversely affect our level of profitability.

Changes in our effective tax rate could adversely affect our results of operations and cash flow.

        Our effective tax rate, which was 44.9% for the thirty-nine weeks ended September 24, 2005 and 38.8% for the successor period from July 31, 2004 through December 25, 2004, has been and is expected to continue to be a major factor in the determination of our profitability and cash flow. As such, a significant shift in the relative sources of our earnings, or changes in tax rules or interpretations, could have a material, adverse effect on our results of operations and cash flow.

        A New York State Tax Appeal decision in a matter involving another company may have an adverse impact upon our New York State Franchise Tax filings from years 1999 through 2002. This matter relates to the required combination of affiliated subsidiaries in recognizing royalty fee and related income for intangible property. The application of the decision to us is subject to interpretation in light of our specific facts and circumstances. The outcome of this matter, and the resulting amount, if any, of additional income tax expense (which could be material) cannot be determined by us at this time.

We could be materially and adversely affected if either of our distribution centers is shut down.

        We operate two centralized distribution centers, one in Queens, New York and the other in North Bergen, New Jersey. We ship nearly all of our non-pharmacy products to our stores through our distribution centers. If either of our distribution centers is destroyed or shut down for any other reason, including because of weather or labor issues, we could incur significantly higher costs and longer lead times associated with distributing our products to our stores during the time it takes for us to reopen or replace the centers. We maintain business interruption insurance to protect us from the costs relating to matters such as a shutdown, but our insurance may not be sufficient, or the insurance proceeds may not be timely paid to us, in the event of a shutdown.

We rely on a primary supplier of pharmaceutical products to sell products to us on satisfactory terms. A disruption in our relationship with this supplier could have a material, adverse effect on our business.

        We are party to multi-year, merchandise supply agreements in the normal course of business. The largest of these is with AmerisourceBergen, our primary pharmaceutical supplier, which supplied approximately 83.2% and 77.7% of our pharmaceutical products in the year ended December 27, 2003 and the year ended December 25, 2004 respectively. Although it is the opinion of management that if any of these agreements were terminated or if any contracting party was to experience events precluding fulfillment of its obligations, we would be able to find a suitable alternative supplier, we may not be able to do so without significant disruption to our business. This could take a significant amount of time and result in a loss of customers.

We may be unable to attract, hire and retain qualified pharmacists, which could harm our business.

        As our business expands, we believe that our future success will depend greatly on our continued ability to attract and retain highly skilled and qualified pharmacists. Our industry is experiencing an ongoing shortage of licensed pharmacists. There have also been recent market dislocations in this area; as a result competition for qualified pharmacists and other pharmacy professionals has been especially strong, resulting in higher salaries, which we have recently matched by raising the salaries of our pharmacists. Although we generally have been able to meet our pharmacist staffing requirements in the past, our inability to do so in the future at costs that are favorable to us, or at all, could negatively impact our revenue, and our customers could experience lower levels of customer care.

Most of our employees are covered by collective bargaining agreements. A failure to negotiate new agreements when the existing agreements terminate could disrupt our business. In addition, we are a party to a National Labor Relations Board administrative proceeding regarding a dispute with one of our unions.

        As of September 24, 2005, we had approximately 6,100 employees, 80% of whom were full-time. Unions represent approximately 4,100 of our employees. Non-union employees include employees at corporate headquarters, store and warehouse management and most part-time employees, as well as approximately 40%

of our store pharmacists. The distribution facility employees are represented by the International Brotherhood of Teamsters, Chauffeurs and Warehousemen and Helpers of America, Local 210. Our three-year contract with this union expired on August 31, 2005. Effective September 1, 2005, Duane Reade and Local 210 agreed on a successor collective bargaining agreement which will expire on August 31, 2008. Local 210 represents approximately 300 employees in our Maspeth, New York and North Bergen, New Jersey warehouse facilities. Employees in some stores are represented by the Allied Trades Council, or ATC, and other stores are represented by Local 340A New York Joint Board, UNITE AFL-CIO, or UNITE.

        On August 31, 2001, our collective bargaining agreement with the ATC expired after we were unable to reach agreement with the ATC on terms for a successor agreement. The ATC unsuccessfully attempted to strike at some of our stores, but our employees remained at work at all times and have been working under the terms of our December 6, 2001 implemented contract with the ATC, which expired on August 31, 2004. We are a respondent in a National Labor Relations Board, or NLRB, administrative proceeding regarding a dispute with the ATC over whether a negotiating impasse was reached between us and the ATC. On February 18, 2004, an Administrative Law Judge, or ALJ, who had reviewed various matters related to this proceeding issued a decision and related recommendation, which concluded that the parties were not at impasse. The remedies recommended by the ALJ included, among other things, a requirement for us to make our employees whole by reimbursing them for expenses ensuing from the failure to make contributions to the union funds and to make such funds whole, plus interest. This recommendation was adopted by a three-member panel of the NLRB on September 15, 2004. While it is our belief that the final financial outcome of this litigation cannot be determined at this time, in accordance with the provisions of Statement of Financial Accounting Standard No. 5, which addresses contingencies, we have recorded non-cash pre-tax charges of $12.6 million for the year ended December 27, 2003, $2.6 million during the period from December 28, 2003 through July 30, 2004, $1.8 million during the period from July 31, 2004 through December 25, 2004 and $3.3 million for the thirty-nine weeks ended September 24, 2005. While this represents our current best estimate of the loss that would result upon application of the NLRB's decision, we believe that, as of September 24, 2005, the actual range of loss in this matter could be from $0, if the NLRB's decision is not enforced at all by the Circuit Court of Appeals, to approximately $40 million, if the NLRB's decision is not modified to provide for an offset. Until such time as further legal developments warrant a change in the application of this accounting standard, or until this matter is resolved, we will record additional non-cash pre-tax charges, including interest, which are calculated on the same basis as the charge recorded in our 2003 and 2004 financial statements. We estimate that the pre-tax charge to be recorded during the full 12 months of 2005 will approximate $4.4 million, subject to fluctuations in the relevant interest rate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" and "Business—Legal Proceedings."

        The ATC has attempted to affiliate with a larger union, Local 338 of the Retail, Wholesale and Department Store Union, UFCW, AFL-CIO, CLC, which is subject to a favorable vote from a majority of the ATC's membership. Two votes of the membership conducted to date are in dispute and are the subject of litigation, the outcome of which is uncertain at this time.

        Our collective bargaining agreement with UNITE expired on March 31, 2005. The parties have agreed to an extension of this contract through September 30, 2005 and continue to negotiate a successor contract. Upon the expiration of any of our collective bargaining agreements, we may be unable to negotiate new collective bargaining agreements on terms favorable to us, and our business operations may be interrupted as a result of labor disputes, strikes, work stoppages or difficulties and delays in the process of renegotiating our collective bargaining agreements.

We may be subject to significant liability should the consumption of any of our products cause injury, illness or death.

        Products that we sell could become subject to contamination, product tampering, mislabeling or other damage requiring us to recall our private label products. In addition, errors in the dispensing and packaging of pharmaceuticals could lead to serious injury or death. Product liability claims may be asserted against us with respect to any of the products or pharmaceuticals we sell and we may be obligated to recall our private label products. A product liability judgment against us or a product recall could have a material, adverse effect on our business, financial condition or results of operations.

We depend on our management team, and the loss of their services could have a material, adverse effect on our business.

        Our success depends to a large extent on the continued service of our executive management team. Departures by our executive officers could have a negative impact on our business, as we may not be able to find suitable management personnel to replace departing executives on a timely basis. We do not maintain key-man life insurance on any of our executive officers.

Continued volatility in insurance related expenses and the markets for insurance coverage could have a material adverse effect on us.

        The costs of employee health, workers' compensation, property and casualty, general liability, director and officer and other types of insurance have continued to rise, while the amount and availability of coverage have decreased. Claims costs for workers' compensation and other self-insured exposures have also increased. These conditions have been exacerbated by rising healthcare costs, legislative changes, economic conditions and the terrorist attacks of September 11, 2001. If our insurance-related costs continue to increase significantly, or if we are unable to obtain adequate levels of insurance, our financial position and results of operations could be materially adversely affected.

Certain risks are inherent in providing pharmacy services, and our insurance may not be adequate to cover any claims against us.

        Pharmacies are exposed to risks inherent in the packaging, dispensing and distribution of pharmaceuticals and other healthcare products. Although we maintain professional liability and errors and omissions liability insurance, the coverage limits under our insurance programs may not be adequate to protect us against future claims, and we may not maintain this insurance on acceptable terms in the future, which could materially adversely affect our business.

The outcome of current litigation in which we are involved may have a material adverse effect on our results of operations and cash flow.

        We are subject to various litigations in our business, which if determined unfavorably to us, could have a material adverse effect on our results of operations and cash flow. For a more detailed discussion of the litigation related to these matter, see "—Risks Related to the Acquisition—We are named parties to a number of purported class action complaints in connection with the Acquisition that may have a negative impact on us" and "—Risks Related to Our Business—Most of our employees are covered by collective bargaining agreements. A failure to negotiate new agreements when the existing agreements terminate could disrupt our business. In addition, we are a party to a National Labor Relations Board administrative proceeding regarding a dispute with one of our unions." See also "Business—Legal Proceedings."

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreements entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount.

        The gross proceeds from the offering of the initial notes were $47.8 million. The actual sources and uses of funds in connection with the offering of the initial notes are set forth below:

    (dollars in millions)

Sources of Funds
Senior secured floating rate notes	$50.0

Total Sources	$50.0

Uses of Funds
Repayment of a portion of the amended assert-based revolving loan facility(1)	$46.6
Original issue discount	2.3
Estimated fees and expenses	1.1

Total Uses	$50.0

(1)
As of September 24, 2005, $139.8 million of borrowings under our amended asset-based revolving loan facility remained outstanding following consummation of the offering of initial notes, and, subject to a borrowing base formula, an additional $79.9 million was available to be borrowed under this facility. The amount of outstanding borrowings under our amended asset-based revolving loan facility fluctuates during each month, generally increasing at the beginning of each month when we draw down working capital to pay monthly operating expenses and decreasing at the end of each month as we repay those borrowings.

        The proceeds of the amended asset-based revolving loan facility were used to purchase inventory and to fund our general operating requirements.

        Amounts outstanding under the amended asset-based revolving loan facility bear interest at LIBOR plus a margin of 1.5%, or Prime plus 0%, which as of September 24, 2005, equaled a rate of 5.25% and 6.75%, respectively. Such outstanding indebtedness was to mature on July 21, 2008.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization on a historical basis as of September 24, 2005.

        For additional information regarding our indebtedness, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," "Description of Other Indebtedness," "Description of Notes" and "Use of Proceeds." You should read this table in conjunction with "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, in each case, included elsewhere in this prospectus.

Historical
(dollars in millions)
Cash and cash equivalents	$1.3

Debt (including current portion):
Asset-based revolving loan facility(1)	$139.8
Senior secured floating rate notes due 2010(2)	207.9
9 3/4% senior subordinated notes due 2011	195.0
Capitalized lease obligations(3)	14.2

Total debt (including current portion)	556.9
Total stockholders' equity	145.3

Total capitalization	$702.2

(1)
The amended asset-based revolving loan facility uses a pre-determined percentage of the current value of our inventory, selected accounts receivable and pharmacy prescription files to calculate the availability of fund eligible to be borrowed up to an aggregate principal amount of $225.0 million, which includes a $50.0 million sublimit for the issuance of letters of credit and a $25.0 million sublimit for swingline loans. Subject to the satisfaction of certain requirements, including those under the instruments governing our outstanding indebtedness, and to obtaining the agreement of the lender to provide such incremental commitments, we have an option to request that total commitments be increased to $250.0 million. The facility matures in 2008.

(2)
Represents (i) $160.0 million of December 2004 notes, (ii) net proceeds from the $50.0 million in aggregate principal amount of the initial notes at an issue price of 95.5% and (iii) accreted original issue discount on the initial notes from the August 9, 2005 issue date through September 24, 2005.

(3)
In January 2005, we entered into a 60-month lease for equipment to be used in the photofinishing departments of our stores. This lease requires monthly payments of $0.3 million, which approximates the payments being made for leases of similar equipment which were satisfied in December 2004. In the first quarter of 2005, our incremental capital lease obligation amounted to $13.5 million.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The unaudited pro forma financial data in this prospectus reflects adjustments to our consolidated historical financial data to give pro forma effect to the following transactions and other items (excluding non-recurring items), including:

  •
  the completion of the Acquisition;

  •
  the $239.5 million cash equity contribution by the investor group led by Oak Hill;

  •
  the forfeiture by certain members of senior management of approximately $4.2 million of payments under existing contracts and our issuance of phantom stock to them;

  •
  an additional $72.0 million of borrowings under the amended asset-based revolving loan facility;

  •
  the borrowing of $155.0 million under the senior term loan facility;

  •
  the issuance of $195.0 million of senior subordinated notes;

  •
  the repurchase of the outstanding 2.1478% senior convertible notes due 2022 for an aggregate purchase price of $203.2 million (representing 100% of the principal amount of those notes, plus $2.2 million of accrued but unpaid interest on those notes through July 30, 2004); and

  •
  the payment of an annual $1.25 million management fee, paid quarterly, to an affiliate of Oak Hill.

        The following summarizes the allocation of the purchase price to the net assets acquired at the acquisition date:

(dollars in thousands)
Cash	$83,800
Inventory	258,900
Other current assets	85,600
Property, plant & equipment	225,600
Identified intangibles	264,600
Other assets	54,100
Goodwill	52,200
Current liabilities	(98,500)
Non-current liabilities	(42,400)
Debt(1)	(47,200)
Capital leases	(3,100)
Deferred tax liabilities	(86,100)

Total purchase price	$747,500

(1)
Represents the Company's net liability for the period between the July 30, 2004 Acquisition and the September 13, 2004 completion of the repurchase of the Senior Convertible Notes.

        In accordance with SEC rules, the pro forma consolidated financial information does not give effect to the refinancing of the senior term loan facility and related transactions, which occurred on December 20, 2004, or the issuance of the initial notes and the use of the proceeds from that issuance because those transactions did not occur in connection with the Acquisition. See "Prospectus Summary—Recent Developments—Refinancing of the Senior Term Loan Facility" and "Use of Proceeds" for more information about the refinancing.

        The unaudited pro forma statements of operations for the fiscal year ended December 25, 2004 give pro forma effect to each of the above items as if it had occurred as of the first day of that fiscal year.

        The pro forma financial information does not include a balance sheet as of December 25, 2004, or a statement of operations for the thirty-nine weeks ended September 24, 2005, because the impact of the pro forma adjustments are included in the historical results for each of those periods due to the nature of the timing of the Acquisition. Such historical results are included in the Annual Report on Form 10-K/A for the year ended December 25, 2004, filed on May 17, 2005, and the Quarterly Report on Form 10-Q for the thirty-nine weeks ended September 24, 2005, filed on November 8, 2005, respectively.

        The pro forma adjustments are based on appraisals, available information and certain assumptions that we believe are reasonable. We have completed these valuations and the final allocation of the purchase price within the allowable one-year time frame from the completion of the Acquisition. The pro forma adjustments and certain assumptions are described in the accompanying notes.

        The unaudited pro forma financial information set forth below should be read in conjunction with our historical financial information and "Management's Discussion and Analysis of Financial Condition and Results of Operations" which are included elsewhere in this prospectus.

DUANE READE HOLDINGS, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 25, 2004
(dollars in thousands)

	Duane Reade Holdings, Inc. (Successor)	Duane Reade Inc. (Predecessor)	Pro Forma Adjustments		Pro Forma
Net sales	$670,568	$927,801	$—		$1,598,369
Cost of sales	542,897	745,090	(7,933)	(1)	1,283,208
			3,154	(2)

Gross profit	127,671	182,711	4,779		315,161
Selling, general & administrative expenses	101,677	142,293	316	(2)	244,286
Labor contingency expense	1,789	2,611	—		4,400
Transaction expenses	37,575	3,005	(40,580	)(3)	—
Depreciation and amortization	27,051	21,902	14,437	(4)	63,390
Store pre-opening expenses	365	470	—		835
Other	26,433	—	(24,500	)(5)	4,571
			2,638	(6)

Operating income (loss)	(67,219)	12,430	52,468		(2,321)
Interest expense, net	15,880	7,977	11,155	(7)	35,651
			639	(8)
Debt extinguishment	7,525	—	—		7,525

Income (loss) before income taxes	(90,624)	4,453	40,674		(45,497)
Income tax expense (benefit)	(35,175)	1,136	18,791	(9)	(15,248)

Net income (loss)	$(55,449)	$3,317	$21,883		$(30,249)

The accompanying notes are an integral part of the
unaudited pro forma consolidated statement of operations.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands)

(1)
In conjunction with the valuation of the net assets acquired at the acquisition date pursuant to FAS 141, the inventory was valued at an amount $8.5 million greater than its FIFO inventory value, and $7.9 million was charged to cost of sales in 2004. This adjustment eliminates the charge to cost of sales.

(2)
Reflects additional deferred rent expense for the period from December 28, 2003 to July 30, 2004.

(3)
Reflects the reversal of non-recurring transaction-related expenses associated with the Acquisition, including change of control payments to management ($14.7 million), legal and professional fees ($17.4 million) and transaction fees payable to Oak Hill upon consummation of the Acquisition ($8.0 million) for the year ended December 25, 2004.

(4)
Reflects pro forma depreciation and amortization expense. The identifiable intangible assets and their weighted average amortizable lives are shown in the table below.

Description	Amount	Amortizable Life (years)
Lease acquisition costs	$103,573	6.6
Pharmacy customer files	93,021	5.9
Tradename	62,600	—

	$259,194

(5)
Represents the reversal of the non-recurring expense associated with our election to terminate our former CEO's Supplemental Executive Retirement Plan obligations in accordance with his amended employment agreement. See "Management—Contracts with our Former Chairman and Chief Executive Officer" for more information.

(6)
Reflects an annual management fee of $1.25 million payable to Oak Hill and employee benefit costs due to our former CEO as a result of his new employment contract.

(7)
Reflects pro forma interest expense associated with the notes, the senior term loan facility and additional borrowings under the amended asset-based revolving loan facility, and the elimination of interest expense on the senior convertible notes. As detailed in the table below, a change in the overall interest rate of one-eighth of one percent would affect annual interest expense by approximately $0.6 million.

	Pro forma adjustment
Debt component	12 months ended December 25, 2004	Principal amount at December 25, 2004	Impact of 0.125% change in interest rate
Amended asset-based revolving loan facility	$1,100	$153,870	$192
Term loan facility	4,222	—
Senior secured floating rate notes	—	160,000	200
9.75% senior subordinated notes	11,253	195,000	244
2.1478% senior convertible notes	(5,420)	32	0

	$11,155	$508,902	$636

(8)
Reflects the pro forma amortization of deferred financing fees, utilizing the interest method calculated over the lives of the underlying debt.

(9)
Reflects the adjustment to the tax provision resulting from the pro forma adjustments. The calculation contemplates a federal statutory tax rate of 35%, a combined New York State and New York City statutory tax rate (net of the federal benefit) of 11.2%, and an overall effective tax rate of 46.2%.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        The selected historical consolidated financial and operating data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Unaudited and Audited Financial Statements and the notes related to those statements contained herein.

        Although Duane Reade Inc. was the surviving legal entity in the Acquisition, under GAAP, as a result of the Acquisition and resulting change in control and change in historical cost basis of accounting, we are required to present separately our operating results for predecessor periods up to and including the closing date of the Acquisition (December 28, 2003 through July 30, 2004, and the fiscal years from 1999 through 2003) and the successor periods following the closing date of the Acquisition (July 31, 2004 through September 25, 2004, July 31, 2004 through December 25, 2004 and the first three quarters of the 2005 fiscal year). The financial statements and operating results identified as belonging to the "predecessor" are those of Duane Reade Inc., the parent entity existing for all periods shown prior to the completion of the Acquisition. For the period following the Acquisition, the financial statements and operating results of the "successor" are those of Duane Reade Holdings, Inc., the newly created parent entity under whose name we currently make our SEC filings. Except where the context otherwise requires, all references to "we," "us," and "our" (and similar terms) in the data below and the related footnotes mean the successor for periods ending after July 30, 2004 and the predecessor for periods ending on or prior to July 30, 2004.

        The selected historical consolidated financial and other data set forth below as of and for the fiscal years ended December 30, 2000, December 29, 2001, December 28, 2002 and December 27, 2003 and for the periods from December 28, 2003 to July 30, 2004 and from July 31, 2004 to December 25, 2004 have been derived from our audited consolidated financial statements. The consolidated statement of operations data for the thirty-nine weeks ended September 24, 2005 and the period from July 31, 2004 through September 25, 2004 and the consolidated balance sheet data as of September 24, 2005 have been derived from our unaudited interim consolidated financial statements and related notes.

        The consolidated financial information included in this prospectus reflects the following restatements that we determined to be necessary based upon our review of our accounting methods, as well as discussions with our independent registered public accounting firm and our audit committee:

(1)
We restated reported net sales and cost of sales to reflect revenues from resales of certain retail inventory on a gross basis rather than on a net basis as previously reported. These transactions have experienced significant growth over the last few years, and this change reflects the need to conform our accounting practice to the provisions of Emerging Issues Task Force Issue 99-19. The restatements relating to the resales had no effect on net income or cash flows from operations, as the amount of increase in net sales is equal to the amount of increase in cost of sales as the profit margin on these sales had previously been recorded to cost of goods sold. Pharmacy same-store sales do not include such resales.

(2)
We restated cost of sales to reflect changes in our lease accounting to conform to the requirements of FASB Technical Bulletin No. 85-3. As has been the case for many companies within the retail and other industries, we determined, based on a review of our lease-related accounting methods, that our previous policy of commencing rent expense when a store opens (and not at the commencement of a lease) was inconsistent with FTB 85-3. For construction purposes, we often take possession of leased properties prior to opening. The revised accounting policy records rent expense commencing on the date of possession. The restatements relating to lease accounting had no impact upon lease maturities, the timing of any lease payments or cash flows from past or future operating activities.

(3)
In accordance with the provisions of Statement of Financial Accounting Standard No. 141 "Business Combinations," we have restated reported balance sheet liabilities, goodwill and results of operations, cost of sales and selling, general and administrative expenses to correct the lease accounting to reflect straight-line rent expense (for leases in effect on the July 30, 2004 acquisition date) calculated from the date of the acquisition by Oak Hill rather than from the original lease commencement dates as previously recorded. This adjusted lease accounting has no impact upon lease maturities, the timing of any lease payments or cash flows from past or future operating activities.

(4)
We have restated our previously reported balance sheets for fiscal 2004 and 2003 to reflect the classification of outstanding borrowings under the revolving loan facility as current liabilities rather than as long-term debt, as previously reported. The change is being made because cash receipts controlled by the lenders are used to reduce outstanding debt, and we do not meet the criteria of Statement of Financial Accounting Standard No. 6, "Classification of Short Term Obligations Expected to be Refinanced" to reclassify the debt as long-term. This is not an indication that this credit facility is expected to be retired within the next year. This facility expires in July 2008, and we intend to continue to access it for our working capital needs throughout its remaining term.

(5)
We have restated our consolidated statement of cash flows for the 2002 through 2004 fiscal years to reflect the reporting of revolving loan facility borrowings and repayments separately on a gross basis as required under Statement of Financial Accounting Standard No. 95 "Statement of Cash Flows". In addition, we restated our financial results to include certain previously unrecorded and immaterial audit adjustments relating to the periods affected. These restatements are included in the discussion of our results of operations below and within the consolidated financial statements.

        See Note (3) below and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Prior Period Restatements."

	Predecessor—Restated					Successor—Restated
								Successor
					December 28, 2003 through July 30, 2004	Period from July 31, 2004 through December 25, 2004
	Fiscal Year(1)							For the 39 Weeks Ended September 24, 2005
							Period from July 31, 2004 through September 25, 2004
	2000	2001	2002	2003
					(dollars in thousands)
Statement of Operations Data
Net sales	$1,000,068	$1,170,016	$1,325,523	$1,465,275	$927,801	$670,568	$238,050	$1,172,824
Cost of sales	748,440	898,952	1,041,303	1,168,408	745,090	542,897	194,116	948,729

Gross profit	251,628	271,064	284,220	296,867	182,711	127,671	43,934	224,095
Selling, general & administrative expenses	155,584	172,972	198,770	229,148	142,293	101,677	37,418	196,990
Transaction expenses(4)	—	—	—	644	3,005	37,575	37,118	817
Labor contingency expense(5)	—	—	—	12,600	2,611	1,789	689	3,300
Insurance recovery(6)	—	—	(9,378)	—	—	—	7,280	53,313
Depreciation and amortization	23,151	26,634	26,935	32,335	21,902	27,051	—	—
Store pre-opening expenses	1,395	1,667	2,086	1,063	470	365	366	264
Other(7)	—	—	—	—	—	26,433	25,291	4,636

Operating income (loss)	71,498	69,791	65,807	21,077	12,430	(67,219)	(64,228)	(35,225)
Interest expense, net	35,935	27,623	17,925	14,117	7,977	15,880	6,283	35,318
Debt extinguishment expense(9)	—	2,616	11,371	812	—	7,525	—	—

Income (loss) before income taxes and cumulative effect of accounting change	35,563	39,552	36,511	6,148	4,453	(90,624)	(70,511)	(70,543)
Income tax (expense) benefit	(14,352)	(15,513)	(12,994)	(1,669)	(1,136)	35,175	32,473	31,704

Income (loss) before cumulative effect of accounting change	21,211	24,039	23,517	4,479	3,317	(55,449)	(38,038)	(38,839)
Cumulative effect of accounting change, net(10)	—	—	(9,262)	—	—	—	—	—

Net income (loss)	$21,211	$24,039	$14,255	$4,479	$3,317	$(55,449)	$(38,038)	$(38,839)

Balance Sheet Data (at end of period)
Working capital(11)	$152,026	$212,534	$230,031	$155,873	N/A	$66,703	$75,115	$91,132
Total assets	572,076	682,070	742,711	797,372	N/A	940,159	967,741	907,105
Total debt and capital lease obligations	353,001	247,155	269,741	272,910	N/A	511,690	505,942	556,887
Stockholders' equity	107,046	287,064	320,403	327,261	N/A	184,049	201,460	145,284
Operating and Other Data
Net cash (used in) provided by operating activities	$22,074	$25,762	$42,537	$47,444	$21,552	$(8,102)	$(21,996)	$(10,512)
Net cash used in investing activities	(32,647)	(48,052)	(60,520)	(55,115)	(32,477)	(440,703)	(425,888)	(18,221)
Net cash provided by financing activities	10,539	26,283	17,194	4,740	11,011	448,801	447,923	28,725
Adjusted FIFO EBITDA(8)	94,649	96,425	83,275	67,016	40,739	24,570	5,519	23,123
Adjusted FIFO EBITDA as a percentage of sales(8)	9.5%	8.2%	6.3%	4.6%	4.4%	3.7%	2.3%	2.0%
Investing Activities:
Purchase of Duane Reade	$—	$—	$—	$—	$—	$413,684	$413,684	$—
New, remodeled and relocated stores	22,821	36,818	39,497	29,074	17,214	11,803	4,527	10,915
Office and warehouse expansions	—	—	528	2,070	—	—	—	—
Acquisitions	1,247	2,259	5,954	7,579	8,741	7,361	5,565	2,437
Proceeds from sale of property	—	—	—	—	—	—	—	(7,069)
Other	8,579	10,375	14,541	16,392	6,522	7,855	2,112	11,938

Total investing activities	$32,647	$49,452	$60,520	$55,115	$32,477	$440,703	$425,888	$18,221

	Fiscal Year(1)					For the 39 Weeks Ended
	2000	2001	2002	2003	2004	September 25, 2004	September 24, 2005
	(dollars in thousands, except percentages and store data)
Operating Statistics:
Number of stores at end of period	172	200	228	241	255	255	249
Total sales growth	19.1%	17.0%	13.3%	10.5%	9.1%	7.8%	0.6%
Same-store sales growth(12)(13)	7.3%	6.3%	4.8%	2.7%	0.6%	0.8%	1.4%
Pharmacy same-store sales growth(12)(13)	18.8%	16.6%	12.1%	7.5%	5.0%	5.4%	0.7%
Front-end same-store sales growth(12)(13)	1.8%	0.6%	0.0%	(0.8)%	(2.8)%	(2.8)%	2.0%
Average store size (square feet) at end of period	7,166	7,169	6,921	7,115	7,035	6,999	6,957
Pharmacy sales as a % of net sales(13)	35.4%	40.6%	44.0%	46.7%	52.3%	50.2%	48.8%
Third party plan sales as a % of prescription sales(13)	84.0%	86.9%	90.2%	91.4%	92.3%	92.2%	92.7%

(1)
The 2000 fiscal year contains 53 weeks. All other years shown contain 52 weeks.

(2)
Items identified as N/A are not reported for the periods shown.

(3)
We have restated our consolidated financial statements as described above. Additional detail regarding the effect of the restatements on our consolidated financial data for our fiscal years ended December 28, 2002 and December 27, 2003 and the periods from December 27, 2003 to July 30, 2004 and from July 31, 2004 to December 25, 2004 and on the balance sheets as of the end of each of those periods is set forth in Note 2 to our audited consolidated financial statements for the periods ended December 25, 2004, which are included in this prospectus. Additional detail regarding the effect of the restatements on our consolidated financial data as of and for the fiscal years ended December 30, 2000, December 29, 2001 is set forth below:

Duane Reade Inc.
Profit and Loss Restatement

		2000	2001
Net sales	as reported	1,000,068	1,143,564
	adjustment—EITF 99-19	—	26,452

	as restated	1,000,068	1,170,016

Cost of sales	as reported	745,717	871,215
	adjustment—EITF 99-19	—	26,452
	adjustment—FTB 85-3	2,044	1,729
	adjustment—Other	679	(444)

	as restated	748,440	898,952

Gross profit	as reported	254,351	272,349
	adjustment—FTB 85-3	(2,044)	(1,729)
	adjustment—Other	(679)	444

	as restated	251,628	271,064

Earnings before income taxes and cumulative effect of accounting change	as reported	38,286	40,837
	adjustment	(2,723)	(1,285)

	as restated	35,563	39,552

Income tax (expense) benefit	as reported	(15,610)	(16,107)
	adjustment	1,258	594

	as restated	(14,352)	(15,513)

Net income	as reported	22,676	24,730
	adjustment	(1,465)	(691)

	as restated	21,211	24,039

Duane Reade Inc.
Balance Sheet Restatement

		2000	2001
Working capital	as reported	154,466	214,109
	adjustment	(2,440)	(1,575)

	as restated	152,026	212,534

Total assets	as reported	570,930	678,985
	adjustment	1,146	3,085

	as restated	572,076	682,070

Shareholders' equity	as reported	114,497	295,207
	adjustment	(7,451)	(8,142)

	as restated	107,046	287,065

(4)
We incurred pre-tax expenses of approximately $0.6 million in fiscal 2003, $3.0 million in the period from December 28, 2003 through July 30, 2004, $37.6 million in the period from July 31, 2004 through December 25, 2004 and $0.8 million in the thirty-nine weeks ended September 24, 2005, related to the Acquisition. Note 3 to the audited consolidated financial statements for the periods ended December 25, 2004 provides additional detail with respect to these charges.

(5)
We incurred pre-tax charges of $12.6 million in fiscal 2003, $2.6 million in the period from December 28, 2003 through July 30, 2004, $1.8 million in the period from July 31, 2004 through December 25, 2004 and $3.3 million in the thirty-nine weeks ended

  September 24, 2005 in connection with the recognition of a National Labor Relations Board decision in a litigation matter relating to our collective bargaining agreement with the Allied Trades Council, a union representing employees in 139 of our stores. "Business—Legal Proceedings" provides additional information with respect to this charge.

(6)
Represents collection of a portion of our business interruption insurance claim related to the September 11, 2001 World Trade Center disaster.

(7)
Other expenses in the period from July 31, 2004 to December 25, 2004 include (i) costs related to the early retirement of our former Chairman's SERP benefits ($24.5 million), (ii) costs related to the required future transfer of a 1998 Corporate-owned life insurance policy to our former Chairman ($1.0 million), (iii) costs related to our former Chairman's long-term cash award ($0.4 million) and (iv) Oak Hill management fees ($0.5 million). For the thirty-nine weeks ended September 24, 2005, other expenses includes (i) costs related to the required future transfer of a 1998 Corporate-owned life insurance policy to our former Chairman ($2.0 million) (ii) costs related to our former Chairman's long-term cash award ($0.7 million), (iii) Oak Hill management fees ($0.9 million) and (iv) costs associated with a tax indemnity insurance policy ($1.0 million). The costs related to our former Chairman's employment agreement and various related benefits are more fully described under "Management—Contracts with our Former Chairman and Chief Executive Officer."

(8)
A reconciliation of net income (loss) to Adjusted FIFO EBITDA for each period included above is set forth below:

	Predecessor—Restated					Successor—Restated
								Successor
					December 28, 2003 through July 30, 2004	Period from July 31, 2004 through December 25, 2004
	Fiscal Year(1)						Period from July 31, 2004 through September 25, 2004	For the 39 Weeks Ended September 24, 2005
	2000	2001	2002	2003
					(dollars in thousands)
Net income (loss)	$21,211	$24,039	$14,255	$4,479	$3,317	$(55,449)	$(38,038)	$(38,839)
Income tax (benefit) expense	14,352	15,513	12,994	1,669	1,136	(35,175)	(32,473)	(31,704)
Interest expense	35,935	27,623	17,925	14,117	7,977	15,880	6,283	35,318
Depreciation and amortization(a)	23,151	26,634	26,935	32,335	21,902	27,051	7,280	53,313
Debt extinguishment	—	2,616	11,371	812	—	7,525	—	—
Transaction expenses	—	—	—	644	3,005	37,575	37,118	817
Labor contingency expense	—	—	—	12,600	2,611	1,789	689	3,300
CEO SERP settlement fees	—	—	—	—	—	24,500	24,500	—
Insurance recovery	—	—	(9,378)	—	—	—	—	—
Cumulative effect of accounting change, net	—	—	9,262	—	—	—	—	—
LIFO (Income) Provision	—	—	(89)	360	791	(7,059)	160	384
Purchase accounting inventory valuation adjustment	—	—	—	—	—	7,933	—	534

Adjusted FIFO EBITDA(b)	$94,649	$96,425	$83,275	$67,016	$40,739	$24,570	$5,519	$23,123

  (a)
  Excludes amortization expense associated with deferred financing costs, which is included in the line item entitled "Interest expense."

  (b)
  Adjusted FIFO EBITDA also includes the following items:

Non-cash deferred rent(A)	6,029	7,473	11,933	9,554	4,383	6,221	2,488	10,132
Other non-cash items(B)	—	(1,379)	—	—	—	1,933	791	4,636
    (A)
    Under GAAP, in each fiscal period, for each leased store, we record a rent expense the total amounts payable as rent during the term of the store's lease evenly distributed over the lease term. Non-cash deferred rent expense for a period equals our total rent expense recorded under GAAP less cash rent expense actually paid in the period.

    (B)
    Amounts listed as "other non-cash items" relate to (1) a gain of $1.4 million in the 2001 fiscal year resulting from the sale of several of our pharmacy customer files, (2) $1.9 million of non-cash expenses in the 2004 successor period for costs incurred in connection with the Acquisition and (3) $4.6 million of non-cash expenses in the thirty-nine weeks ended September 24, 2005 for costs incurred in connection with the Acquisition.

(9)
We incurred pre-tax expenses of approximately $7.5 million, $0.8 million, $11.4 million and $2.6 million in the period from July 31, 2004 to December 25, 2004, and the 2003, 2002 and 2001 fiscal years, respectively, related to the retirement of a portion of our debt. Note 17 of the audited consolidated financial statements for the period ended December 25, 2004 provides a further explanation of these charges.

(10)
We incurred after-tax expenses of approximately $9.3 million in fiscal 2002 related to the conversion of our inventory valuation method from retail dollar FIFO to specific cost LIFO. Note 1 of the audited consolidated financial statements for the periods ended December 25, 2004 provides a further explanation of this charge.

(11)
At December 27, 2003 and all subsequent periods, working capital reflects the classification of our amended asset-based revolving loan facility as a current liability, rather than as long-term debt as previously reported because cash receipts controlled by the lenders are used to reduce outstanding debt, and we do not meet the criteria of FAS 6 to reclassify the debt as long-term. For such periods, the revolving loan balance was $139.8 million (as of September 24, 2005), $153.9 million (as of December 25, 2004), $152.9 million (as of September 25, 2004), and $70.4 million (as of December 27, 2003).

(12)
Same-store sales figures include stores that have been in operation for at least 13 months.

(13)
Statistics shown in the successor period reflect 12 month data, as the Company does not provide these statistics on a partial year basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion regarding our financial condition and results of operations for the thirty-nine weeks ended September 24, 2005, the period from December 28, 2003 through July 30, 2004, the period from July 31, 2004 through September 25, 2004, the period from July 31, 2004 through December 25, 2004 and the 52 weeks ended December 27, 2003 and December 28, 2002 should be read in connection with the more detailed financial information contained in our consolidated financial statements and their notes included elsewhere in this prospectus. Certain of the statements in this section are forward-looking statements and involve numerous risks and uncertainties including, but not limited to, those described in the "Risk Factors" section of this prospectus. See "Special Note Regarding Forward-Looking Statements."

        Duane Reade Inc. was acquired by Duane Reade Acquisition Corp., a wholly owned subsidiary of Duane Reade Holdings, Inc., through a merger transaction completed on July 30, 2004. Although Duane Reade Inc. was the surviving legal entity in the Acquisition, as a result of the Acquisition and resulting change in control and change in historical cost basis of accounting, we are required to present separately our operating results for predecessor periods up to and including the closing date of the Acquisition (December 28, 2003 through July 30, 2004 and the 2002 and 2003 fiscal years) and the successor periods following the closing date of the Acquisition (July 31, 2004 through September 25, 2004, July 31, 2004 through December 25, 2004 and the first three quarters of the 2005 fiscal year). The financial statements and operating results identified as belonging to the "predecessor" are those of Duane Reade Inc., the parent entity existing for all periods shown prior to the completion of the Acquisition. For the period following the Acquisition, the financial statements and operating results of the "successor" are those of Duane Reade Holdings, Inc., the newly created parent entity under whose name this and all future SEC filings will be made. Except where the context otherwise requires, all references to "we," "us," and "our" (and similar terms) in the data below and the related footnotes mean the successor for periods ending after July 30, 2004 and the predecessor for periods ending on or prior to July 30, 2004.

General

        Our business consists of the sale of a wide variety of health and beauty care products, convenience oriented food and general merchandise items and a pharmacy operation managed to supply customers with their prescription needs. We refer to the non-prescription portion of our business as front-end sales because most of these sales are processed through the front main check-out sections of our stores. This portion of our business consists of brand name and private label health and beauty care items, food and beverages, tobacco products, cosmetics, housewares, greeting cards, photofinishing services, photo supplies and seasonal and general merchandise. Health and beauty care products, including over-the-counter items, represent our highest volume categories within front-end sales. The front-end portion of our business represented 51.2% of our sales in the nine months ended September 24, 2005 and is characterized by generally higher gross margins that are approximately twice that of our pharmacy or back-end business.

        Because of our numerous convenient locations in high-traffic commercial and residential areas and the lack of other convenience-oriented retailers in our core market areas, our front-end business is generally a larger proportion of our total sales than other major conventional drugstore chains, which average between 30% and 40%. Historically, front-end sales have represented a decreasing share of business year after year, however, over the last few years, pharmacy sales have experienced a declining rate of growth. Our pharmacy sales include all items we sell by prescriptions filled at our retail locations or by our central fill facility and delivered to our stores or direct to customers. In addition, we include in our pharmacy sales certain resales of retail pharmaceutical inventory that are required to be reported on a gross basis in accordance with Emerging Issues Task Force bulletin 99-19. The pharmacy portion of our business is dominated by and dependent upon a number of third party private and government-sponsored plans that contract with us as an authorized provider of prescriptions.

        Sales to third party prescription plans represented 92.6% and 92.3% of our prescription sales in the nine months ended September 24, 2005 and the year ended December 25, 2004, respectively. Historically, excluding pharmacy resale activity, our pharmacy sales experienced a faster rate of sales growth than the front-end portion of our business due to a number of favorable demographic and industry trends such as the aging of the population, expanded penetration of third party private and government-sponsored coverage and the increasing utilization of prescriptions to improve quality of life and in place of medical procedures. While these factors are still operative, our rate of non-resale pharmacy sales growth has steadily declined over the last two and a half years to the point where our most recent pharmacy sales results reflect a lower rate of growth than the front-end portion of our business. This slower pharmacy sales growth is the result of increased mail order penetration (that results in losses of retail based prescription sales to mail order providers), negative publicity surrounding the adverse side effects of certain arthritis medications and other high volume drugs, conversion of certain high volume prescription drugs to over-the-counter front-end products and increased use of lower priced but more profitable generic drugs in place of higher priced branded medications.

        During 2003, President Bush signed the Medicare Drug Act, which created a new Medicare Part D benefit that will expand Medicare coverage of prescription drugs for senior citizens not participating in third party plans. Sales to such customers represent less than 2% of our total revenue. This new Medicare coverage is scheduled to take effect in 2006 and is expected to result in decreased pharmacy margins resulting from lower reimbursement rates than our current margins on prescriptions that are not subject to third party reimbursement. In June 2004, a temporary senior citizen prescription drug discount program furnished under this Medicare legislation was implemented as a means of providing limited benefits to senior citizens until the full Medicare program takes effect in 2006. This temporary program has also resulted in lower pharmacy margins than those realized on prescriptions that are not subject to third party plan reimbursement. Based on our experience, we expect, over time, that increased utilization of prescription drugs by senior citizens participating in the new programs (that previously were cash paying customers) will offset the effect of lower margins on our revenues, however there can be no assurance that this will be the case. State Medicaid programs that provide prescription benefits to low income households and individuals have historically represented approximately 23% of our retail pharmacy sales.

        In fiscal 2003 and again in fiscal 2004, New York State reduced Medicaid and EPIC prescription reimbursement rates, adversely impacting our pharmacy gross margins. New Jersey also implemented reduced Medicaid reimbursement rates in 2003. The New York State legislature has also approved increases in co-payments by $1.00 per prescription for branded drugs and $0.50 per prescription for generics in the new budget which takes effect on April 1, 2005. Under the Medicaid guidelines, providers cannot refuse to dispense prescriptions to Medicaid recipients who claim they do not have the means to pay the required co-payments. Most Medicaid recipients do in fact decline to make the co-payments resulting in the requirement for the provider to absorb this cost. These increased co-payments for NY Medicaid are expected to result in further reduced reimbursements of approximately $1.4 million per year. Recently, Congress has been considering certain additional changes to reduce reimbursement formulas for state Medicaid programs. These changes, if enacted and passed on to providers through the state reimbursement formulas, would adversely impact our future pharmacy gross margins.

        In an effort to offset some of the adverse pharmacy gross margin impacts from the trends discussed above, there has been an intensified effort on the part of retailers to support increased utilization of lower priced but higher margin generic prescriptions in place of branded medications. Improved generic utilization rates as well as increased purchases direct from manufacturers rather than through wholesalers enabled us to achieve improved gross margins on pharmacy retail sales during 2004 and throughout 2005.

        We are also impacted by recent legislation in states to increase the minimum hourly wages above the federal minimum of $5.15. New York State increased the minimum hourly wage from $5.15 to $6.00 on January 1, 2005 with further scheduled increases to $6.75 on January 1, 2006 and $7.15 on January 1, 2007. The New Jersey legislature has approved increases in the minimum hourly wage from $5.15 to $6.15 on October 1, 2005 and to $7.15 on October 1, 2006. While these increases will impact our cost of labor, we believe we can offset a significant portion of these cost increases through initiatives designed to further improve our labor efficiency.

        As of September 24, 2005, we operated approximately 87% of our 249 stores in New York City and the remainder in the surrounding areas, and our financial performance is therefore heavily influenced by the local economy. We analyze a number of economic indicators specific to New York City to gauge the health of this economy, including unemployment rates, job creation, gross city product and bridge and tunnel commuter traffic patterns. We also analyze market share data, same-store sales trends, average store sales and sales per square foot data among other key performance indicators to monitor our overall performance. During 2004 and 2005, the New York City economy generally reflected an improving trend for most of these external economic indicators.

        Our primary assets are our ownership of 100% of the outstanding capital stock of Duane Reade Inc., which in turn owns 99% of the outstanding partnership interest of Duane Reade GP and all of the outstanding common stock of DRI I Inc. DRI I Inc. owns the remaining 1% partnership interest in Duane Reade GP. Substantially all of our operations are conducted through Duane Reade GP. In August 1999, we established two new subsidiaries, Duane Reade International, Inc. and Duane Reade Realty, Inc. Duane Reade GP distributed to Duane Reade Inc. and DRI I Inc. all rights, title, and interest in all its trademarks, trade names and all other intellectual property rights. In turn, Duane Reade Inc. and DRI I Inc. made a capital contribution of these intellectual property rights to Duane Reade International. This change created a controlled system to manage and exploit these intellectual property rights separate and apart from the retail operations. In addition, Duane Reade GP distributed some of its store leases to Duane Reade Inc. and DRI I Inc., which in turn made a capital contribution of these leases to Duane Reade Realty. Duane Reade Realty is the lessee under certain store leases entered into after its creation. Duane Reade Realty subleases to Duane Reade GP the properties subject to those leases. The consolidated financial statements included in this filing reflect the accounts of Duane Reade Holdings, Inc. and its subsidiaries for periods ending after July 30, 2004 and Duane Reade Inc. and its subsidiaries for periods ending on or earlier than July 30, 2004. All significant intercompany transactions and balances have been eliminated.

New York City Economy

        Between 2001 and 2003, the New York City economy experienced a regional cyclical downturn and a series of unusual events, such as the World Trade Center attacks and one-time increases in real estate taxes and insurance costs. The New York greater metropolitan area experienced above average unemployment levels, especially in the key midtown and downtown Manhattan financial districts and lagged behind the improving national economy throughout 2003 and the early part of 2004. However, more recently it has shown improvements in employment, tourism and overall commerce relative to the last few years. The September 2005 unemployment data for New York City indicated an unemployment rate of 5.9%, compared to a national rate of 5.1%.

Impact of the Acquisition

        The July 30, 2004 acquisition of Duane Reade Inc. was completed through a merger transaction with Duane Reade Acquisition, which was an acquisition vehicle formed by Oak Hill, a private equity firm. The aggregate value of the Acquisition was $747.5 million, including transaction expenses and the repayment of a portion of our indebtedness. As a result of the Acquisition, Duane Reade Inc.'s shares are no longer listed on the New York Stock Exchange, and we now operate as a privately held company. Each share of Duane Reade Inc.'s common stock outstanding immediately prior to the Acquisition was converted into the right to receive $16.50 per share, without interest, in cash.

        In connection with the Acquisition, we incurred significant additional indebtedness, including $195.0 million of senior subordinated notes, $155.0 million of borrowings under a senior term loan facility (which was refinanced in December 2004 in connection with the issuance of $160.0 million of senior secured floating rate notes), and $72.0 million of new borrowings under the amended asset-based revolving facility. On August 12, 2004, Duane Reade Inc. commenced a cash tender offer to repurchase the outstanding

2.1478% senior convertible notes in accordance with the indenture governing those notes. Pursuant to that offer, on September 13, 2004, Duane Reade Inc. completed the repurchase of a total of approximately $350.9 million aggregate principal amount at maturity of the senior convertible notes for a cash purchase price of approximately $204.1 million, which represented 100% of the originally issued amount of the notes purchased, plus accrued but unpaid interest through the payment date. Following completion of the tender offer, $55,000 principal amount at maturity of those notes remained outstanding. As a result of the debt related financing of the Acquisition, our interest expense has been substantially higher following the Acquisition than our predecessor incurred in prior periods. We also pay a management fee of $1.25 million per year, paid quarterly, under our management agreement with an affiliate of Oak Hill Capital Partners, L.P.

        The Acquisition was accounted for as a purchase, in accordance with the provisions of Statement of Financial Accounting Standards No. 141, "Business Combinations" (FAS 141), which resulted in new valuations for our and our subsidiaries' assets and liabilities based on fair values as of the date of the Acquisition. These valuations were largely based on appraisals provided by an independent valuation consultant employed for this purpose. The application of purchase accounting has resulted in higher depreciation and amortization expense as well as higher non-cash rent expense.

Prior Period Restatements

        The consolidated financial statements in this prospectus reflect the following restatements that we determined to be necessary based upon our review of our accounting methods, as well as discussions with our independent registered public accounting firm and our audit committee:

        (1)    We restated reported net sales and cost of sales to reflect revenues from resales of certain retail inventory on a gross basis rather than on a net basis as previously reported. These transactions have experienced significant growth over the last few years and this change reflects the need to conform our accounting practice to the provisions of EITF 99-19. The restatements relating to the resales had no effect on net income or cash flows from operations, as the amount of increase in net sales is equal to the amount of increase in cost of sales as the profit margin on these sales had previously been recorded to cost of goods sold. Pharmacy same-store sales do not include such resales.

        (2)    We restated cost of sales to reflect changes in our lease accounting to conform to the requirements of FASB Technical Bulletin No. 85-3. As has been the case for many companies within the retail and other industries, we determined, based on a review of our lease-related accounting methods, that our previous policy of commencing rent expense when a store opens (and not at the commencement of a lease) was inconsistent with FTB 85-3. For construction purposes, we often take possession of leased properties prior to opening. The revised accounting policy records rent expense commencing on the date of possession. The restatements relating to lease accounting had no impact upon lease maturities, the timing of any lease payments or cash flows from past or future operating activities.

        (3)    In accordance with the provisions of FAS 141, we have restated reported balance sheet liabilities, goodwill and results of operations, cost of sales and selling, general and administrative expenses to correct the lease accounting to reflect straight-line rent expense (for leases in effect on the July 30, 2004 acquisition date) calculated from the date of the acquisition by Oak Hill rather than from the original lease commencement dates as previously recorded. This adjusted lease accounting has no impact upon lease maturities, the timing of any lease payments or cash flows from past or future operating activities.

        (4)    We have restated our previously reported balance sheets for fiscal 2004 and 2003 to reflect the classification of outstanding borrowings under the revolving loan facility as current liabilities rather than as long-term debt, as previously reported. The change is being made because cash receipts controlled by the lenders are used to reduce outstanding debt, and we do not meet the criteria of FAS 6 to reclassify the debt as long-term. This is not an indication that this credit facility is expected to be retired within the next year. This facility expires in July 2008, and we intend to continue to access it for our working capital needs throughout its remaining term.

        (5)    We have restated our consolidated statement of cash flows for the 2002 through 2004 fiscal years to reflect the reporting of revolving loan facility borrowings and repayments separately on a gross basis as required under FAS 95 "Statement of Cash Flows" (FAS 95). In addition, we restated our financial results to include certain previously unrecorded and immaterial audit adjustments relating to the periods affected. These restatements are included in the discussion of our results of operations below and within the consolidated financial statements presented elsewhere in this prospectus and are discussed in Note 2 to our audited consolidated financial statements for the periods ended December 25, 2004.

        In connection with these restatements, we obtained from the administrative agent under the amended asset-based revolving loan facility, an acknowledgement confirming that these restatements do not constitute an event of technical default, as defined in the document governing the amended asset-based revolving loan facility.

RESULTS OF OPERATIONS

        As a result of the Acquisition and resulting change in control, under U.S. GAAP we are required to present separately the operating results for predecessor and successor periods. Nevertheless, in the following discussion, we will compare (x) the predecessor fiscal year ended December 27, 2003 to (y) the predecessor period from December 28, 2003 to July 30, 2004 together with the successor period from July 31, 2004 to December 25, 2004. We will also compare (x) the successor thirty-nine weeks ended September 24, 2005 to (y) the predecessor period from December 28, 2003 to July 30, 2004 together with the successor period from July 31, 2004 to September 25, 2004. Management believes this is the most practical way in which to comment on the results of operations.

The Thirty-Nine Weeks Ended September 24, 2005 for the Successor as Compared to the Period from December 28, 2003 through July 30, 2004 for the Predecessor and the Period From July 31, 2004 through September 25, 2004 for the Successor—Overview

        For the first nine months of 2005, we achieved net sales of $1.2 billion and sustained a net loss of $38.8 million, as compared to net sales of $238.1 million and a net loss of $38.0 million in the period from July 31, 2004 through September 25, 2004 and net sales of $927.8 million and net income of $3.3 million in the period from December 28, 2003 through July 30, 2004. The decline in earnings as compared to the prior year's aggregate figure is due to the following factors:

  •
  An increase in depreciation and amortization expense of $24.1 million from the Acquisition related purchase accounting adjustments to the valuation of store leases, prescription pharmacy files and property and equipment under FAS 141 as well as the depreciation of capital expenditures and amortization of intangibles acquired in 2004 and 2005.

  •
  An increase in interest expenses of $21.1 million primarily from the new debt incurred in connection with the Acquisition.

  •
  A decline in gross margin from 19.4% in the first nine months of 2004 to 19.1% in the first nine months of 2005. The decrease was primarily attributable to lower vendor allowances, increased inventory shrink losses, lower levels of real estate related income and increased non-cash rent expense of $3.3 million, that was attributable to the application of purchase accounting under FAS 141 in connection with the Acquisition.

  •
  Increased store payroll costs resulting from increased labor rates for pharmacists and higher minimum wages in New York.

  •
  Increased consulting and litigation related expenses of $6.8 million that resulted from certain labor and real estate related disputes, the World Trade Center business interruption insurance claim and litigation defending new class actions.

2004 and 2003 Overview

        For the period from July 31, 2004 through December 25, 2004, we achieved net sales of $670.6 million and sustained a net loss of $55.4 million, and for the period from December 28, 2003 through July 30, 2004, we achieved net sales of $927.8 million and generated net income of $3.3 million, as compared to aggregate net sales of $1.465 billion and net income of $4.5 million in the 52 weeks ended December 27, 2003. Resales of pharmaceutical retail inventory were $81.9 million for the period from July 31, 2004 through December 25, 2004, $81.0 million for the period from December 28, 2003 through July 30, 2004 and $81.4 million for fiscal year 2003. The net loss sustained in the period from July 31, 2004 through December 25, 2004 was primarily attributable to the following factors:

  •
  Pre-tax transaction expenses of $37.6 million in the successor period ended December 25, 2004 compared to $3.0 million in the predecessor period ended July 30, 2004 and $0.6 million in the 52 weeks ended December 27, 2003. These expenses in the successor period ended December 25, 2004 included legal and professional fees, certain change-of-control payments to management and contractual fees that were paid to Oak Hill upon consummation of the transaction;

  •
  Pre-tax expenses of $26.4 million in the successor period ended December 25, 2004 primarily associated with the termination of our former CEO's Supplemental Executive Retirement Plan and other compensation related costs incurred in connection with the Acquisition;

  •
  Pre-tax debt extinguishment costs of $7.5 million related to the December 2004 refinancing of a $155.0 million term loan with new $160.0 million floating rate notes;

  •
  Depreciation and amortization expenses of $27.1 million in the successor period ended December 25, 2004 compared to $21.9 million in the predecessor period ended July 30, 2004 and $32.3 million in the 52 weeks ended December 27, 2003. The increase in depreciation and amortization expenses during the shorter successor period was primarily attributable to the acquisition related purchase accounting adjustments to the valuation of store leases, prescription pharmacy files and property, plant and equipment.

        For the 2004 periods subsequent to and prior to the Acquisition, gross profit margins were 19.0% and 19.7%, respectively, as compared to 20.3% in the prior year. The lower gross profit margin in the successor period compared to the predecessor periods was primarily attributable to increased resale activity of pharmaceutical retail inventory, which generally has gross margins less than one percent of sales and tends to reduce overall pharmacy margins. In addition, pharmacy selling margins were adversely impacted by reductions in New York State Medicaid reimbursements that became effective on Oct 1, 2004. The overall decline in gross margins versus the previous year was primarily due to increased lower margin resale activity of pharmaceutical products.

        Selling, general and administrative expenses for the 2004 periods subsequent to and prior to the Acquisition were 15.2% and 15.3% respectively, as compared to 15.6% in the 52 weeks ended December 27, 2003. The decline during the predecessor and successor periods of 2004 and as compared to fiscal 2003 was due to the increased level of resale activity between the periods that had the effect of reducing our operating expense ratios to sales. Because resale activity does not incur any significant selling, general and administrative costs, we believe it is more informative to discuss such costs as a percentage of sales, excluding such resale activity. Excluding the impact of the resale activity, SG&A expenses for the 2004 periods subsequent and prior to the acquisition were 17.3% and 16.8%, respectively, as compared to 16.5% in the 52 weeks ended December 27, 2003. The increased SG&A expenses in the successor period compared to the predecessor periods in 2004 were primarily due to increased store pharmacist labor costs and higher promotional spending. The increased pharmacist labor rates were due to the industry-wide workforce shortage of these professionals and the resultant increase in costs to fill these critical positions. The increase in selling, general and administrative costs in the successor period of 2004 compared to fiscal 2003 was principally attributable to increased pharmacist labor rates as well as higher legal and litigation related expenses, the most significant of which related to our efforts to recover the balance of our September 11 business interruption insurance claim and our litigation over the NLRB ruling in a dispute with the Allied Trade

Council, a union representing employees in 139 of our stores. For a more detailed discussion of litigation related matters see "Business—Legal Proceedings."

2003 and 2002 Overview

        In fiscal 2003, we achieved sales of $1.465 billion and net income of $4.5 million compared to fiscal 2002 sales of $1.326 billion and net income before the cumulative effect of an accounting change of $23.5 million. Fiscal 2003 results included pre-tax charges of $0.8 million for debt extinguishment costs and $0.6 million for transaction costs associated with the Acquisition. Fiscal 2002 results included debt extinguishment costs of $11.4 million partially offset by the receipt of an initial payment of our World Trade Center business interruption insurance claim of $9.4 million. Net income for fiscal 2002, including the cumulative effect of the accounting change, was $14.3 million. The most significant factors contributing to the decline in profitability in fiscal 2003 compared to fiscal 2002 were:

  •
  A pre-tax charge in fiscal 2003 of $12.6 million related to recognition of the NLRB's decision in a litigation matter concerning our collective bargaining agreement with the Allied Trades Council, a union representing employees in 139 of our stores.

  •
  Declines in pharmacy gross margins attributable to reductions in New York Medicaid reimbursement rates enacted during 2003 and continued pressure by other third party plans to reduce prescription costs;

  •
  A lower rate of pharmacy same-store sales growth generally experienced throughout the industry during 2003. Our pharmacy same-store sales growth declined from 12.1% in fiscal 2002 to 7.5% in fiscal 2003, resulting in part from higher unemployment rates that reduced the number of customers with prescription coverage insurance plans, increased third party plan co-payments, declines in demand for hormone replacement medications and conversion of certain high volume medications from prescription to over-the-counter status;

  •
  The relative immaturity of recently opened stores, which are generally not expected to be profitable until some time after opening;

  •
  Decreases in front-end same-store sales resulting from the depressed New York City economy as well as an August 2003 power blackout that disrupted business, resulting in a loss of approximately $1.3 million of pre-tax income. These sales declines reduced our gross margins because front-end products have gross margins that are generally double the margins of pharmacy products;

  •
  Increases in store occupancy costs resulting from new stores, which generally pay higher rent than older stores, lower real estate related income from lease terminations and store relocations and an 18.5% increase in New York City real estate taxes that became effective on January 1, 2003;

  •
  Increased professional and legal related costs of approximately $3.4 million associated with various litigation, including our efforts to recover the full value of the World Trade Center business interruption insurance claim and various real estate and labor matters;

  •
  Increased store-level expenses associated with the significant number of one-hour photo departments opened in 2002 and 2003 that were immature and not yet profitable as well as costs to expand the number of 24-hour stores and increased operating hours in other stores to improve convenience for our customers; and

  •
  In the second half of 2003, we also incurred approximately $1.0 million in costs to implement a new shelf labeling system. These costs of the shelf labeling system were partially offset by a labor savings benefit from this system resulting from the elimination of certain individual item price marking requirements.

        The factors detailed above reduced our ability to continue to absorb a high rate of new store growth while increasing profitability. New stores are generally not profitable on average for 12 to 18 months and historically do not reach mature levels of sales and profitability until three to five years after opening. Approximately 43% of our stores were less than four years old at December 27, 2003. The large number of immature stores in a period of declining front-end same-store sales and reduced rates of pharmacy same-store sales growth combined to adversely impact our results more significantly than in past periods of more robust same-store sales growth. The sales growth of new stores is also influenced by factors that affect our business as a whole.

        The following sets forth our results of operations in dollars (in thousands) and as a percentage of sales for the periods indicated.

	Successor				Predecessor
	Thirty-nine weeks Ended September 24, 2005		Period from July 31, 2004 through September 25, 2004		Period from December 28, 2003 through July 30, 2004
	Dollars	% of Sales	Dollars	% of Sales	Dollars	% of Sales
Net sales	$1,172,824	100.0%	$238,050	100.0%	$927,801	100.0%
Cost of sales	948,729	80.9	194,116	81.5	745,090	80.3

Gross profit	224,095	19.1	43,934	18.5	182,711	19.7

Selling, general & administrative expenses	196,990	16.8	37,418	15.7	142,293	15.3
Labor contingency expense	3,300	0.3	689	0.3	2,611	0.3
Transaction expense	817	0.1	37,118	15.6	3,005	0.3
Depreciation and amortization	53,313	4.5	7,280	3.1	21,902	2.4
Store pre-opening expenses	264	0.0	366	0.2	470	0.1
Other	4,636	0.4	25,291	10.6	—	—

	259,320	22.1	108,162	45.4	170,281	18.4

Operating (loss) income	(35,225)	(3.0)	(64,228)	(27.0)	12,430	1.3
Interest expense, net	35,318	3.0	6,283	2.6	7,977	0.9
Debt extinguishment	—	—	—	—	—	—

(Loss) income before income taxes	(70,543)	(6.0)	(70,511)	(29.6)	4,453	0.5
Income tax (benefit) provision	(31,704)	(2.7)	(32,473)	(13.6)	1,136	0.1

Net (loss) income	$(38,839)	(3.3)%	$(38,038)	(16.0)%	$3,317	0.4%

	Successor— Restated		Predecessor—Restated
	Period from July 31, 2004 through Dec. 25, 2004		Period from Dec. 28, 2003 through July 30, 2004		Fiscal Years Ended
					December 27, 2003		December 28, 2002
	Dollars	% of Sales	Dollars	% of Sales	Dollars	% of Sales	Dollars	% of Sales
Net sales	670,568	100.0%	927,801	100.0%	1,465,275	100.0%	1,325,523	100.0%
Cost of sales	542,897	81.0%	745,090	80.3%	1,168,408	79.7%	1,041,303	78.6%

Gross profit	127,671	19.0%	182,711	19.7%	296,867	20.3%	284,220	21.4%
Selling, general and administrative expenses	101,677	15.2%	142,293	15.3%	229,148	15.6%	198,770	15.0%
Transaction expenses	37,575	5.6%	3,005	0.3%	644	0.0%	—	0.0%
Labor contingency expense	1,789	0.3%	2,611	0.3%	12,600	0.9%	—	0.0%
Insurance recovery	—	0.0%	—	0.0%	—	0.0%	(9,378)	-0.7%
Depreciation and amortization	27,051	4.0%	21,902	2.4%	32,335	2.2%	26,935	2.0%
Store pre-opening expenses	365	0.1%	470	0.1%	1,063	0.1%	2,086	0.2%
Other	26,433	3.9%	—	0.0%	—	0.0%	—	0.0%

Operating (loss) income	(67,219)	-10.0%	12,430	1.3%	21,077	1.5%	65,807	5.0%
Net interest expense	15,880	2.4%	7,977	0.9%	14,117	1.0%	17,925	1.3%
Debt extinguishment	7,525	1.1%	—	0.0%	812	0.1%	11,371	0.9%

(Loss) income before income taxes and cumulative effect of accounting change	(90,624)	-13.5%	4,453	0.5%	6,148	0.4%	36,511	2.8%
Income tax (expense) benefit	35,175	5.2%	(1,136)	-0.1%	(1,669)	-0.1%	(12,994)	-1.0%

(Loss) income before cumulative effect of accounting change	(55,449)	-8.3%	3,317	0.4%	4,479	0.3%	23,517	1.8%
Cumulative effect of accounting change, net	—	0.0%	—	0.0%	—	0.0%	(9,262)	-0.7%

Net (loss) income	(55,449)	-8.3%	3,317	0.4%	4,479	0.3%	14,255	1.1%

The Thirty-Nine Weeks Ended September 24, 2005 for the Successor as Compared to the Period from December 28, 2003 through July 30, 2004 for the Predecessor and the Period From July 31, 2004 through September 25, 2004 for the Successor

        Net sales were $1.2 billion in the thirty-nine weeks ended September 24, 2005, representing an increase of 0.6% as compared to aggregate net sales of $1.2 billion in the thirty-nine weeks ended September 25, 2004. Reduced resale activity accounted for a decrease of 2.5%, while retail sales to customers increased by 3.4% over this period. Same-store sales increased by 1.4% over the first nine months of last year with the balance of the increase coming from the full nine-month results of 14 net new stores opened during the first nine months of 2004, partially offset by six net stores closed since the end of last year's third quarter.

        Pharmacy sales decreased from $585.7 million in the first nine months of 2004 to $572.4 million in the first nine months of 2005, a decrease of 2.3%, and represented 48.8% of total sales, as compared with 50.2% of total sales in the comparable period of 2004. The overall pharmacy sales decrease includes a decrease of 5.0% resulting from the reduced resale activity, offset by an increase of 2.7% in normal retail pharmacy sales. Pharmacy same-store sales increased by 0.7% over last year, and third-party reimbursed pharmacy sales represented 92.6% of total prescription sales, as compared to 92.2% in the first nine months of 2004.

        Front-end sales increased from $580.1 million in the first nine months of 2004 to $600.4 million in the first nine months of 2005, an increase of 3.5%, and represented 51.2% of total sales, as compared to 49.8% of total sales in the comparable period of 2004. Front-end same-store sales increased by 2.0%, primarily due to a stronger cough and cold season, the impact of the improved Dollar Rewards loyalty card promotional program and a generally improved level of consumer demand as well as sales disruptions in the previous year resulting from the Republican National Convention.

        During the thirty-nine weeks ended September 24, 2005, we opened five stores and closed eleven stores, as compared to seven stores opened and one store closed during the period from July 31, 2004 through September 25, 2004 and nine stores opened and one store closed for the period from December 28, 2003 through July 30, 2004.

        Cost of sales as a percentage of net sales was 80.9% in the first nine months of 2005, 81.5% in the period from July 31, 2004 through September 25, 2004 and 80.3% in the period from December 28, 2003 through July 30, 2004, resulting in gross profit margins of 19.1%, 18.5% and 19.7%, respectively. The decrease in gross profit margin as compared to the aggregate nine month 2004 figure of 19.4% was primarily attributable to lower levels of vendor allowances combined with higher inventory shrink losses and increased non-cash rent expense of $3.3 million, or 0.3% of sales, that was attributable to the application of purchase accounting under FAS 141 in connection with the Acquisition. Cost of sales also includes a $0.4 million LIFO provision in the current year's first nine months as compared to a LIFO provision of $1.0 million in the corresponding period last year, and real-estate related income of $2.5 million in the first nine months of 2005 as compared to $2.1 million in the comparable 2004 period.

        Selling, general and administrative expenses were $197.0 million, or 16.8% of net sales in the first nine months of 2005, as compared to $37.4 million, or 15.7% of net sales, in the period from July 31, 2004 through September 25, 2004 and $142.3 million, or 15.3% of net sales, in the period from December 28, 2003 through July 30, 2004. The increase in these expense ratios to sales as compared to the prior year primarily reflects the increased consulting and litigation related expenses incurred in the current year, as well as increased labor costs associated with the ongoing shortage of pharmacists in the marketplace and increases in the New York minimum wage rates.

        Depreciation and amortization of property and equipment and intangible assets amounted to $53.3 million in the first nine months of 2005, as compared to $7.3 million and $21.9 million for the July 31, 2004 through September 25, 2004 and December 28, 2003 through July 30, 2004 periods, respectively. This increase was attributable to the aforementioned step-up in asset values resulting from the application of purchase accounting under FAS 141 that was required in connection with the Acquisition as well as increases resulting from the depreciation of capital expenditures made in 2004 and 2005 and amortization of identifiable intangibles acquired over the same period.

        We incurred store pre-opening expenses of $0.3 million in the first nine months of 2005, related to the opening of five stores. In the comparable period last year, we incurred pre-opening costs of $0.9 million, attributable to the opening of sixteen stores.

        During the 39 weeks ended September 24, 2005 and the period from July 31, 2004 through September 25, 2004, we recorded other expenses of $4.6 million and $25.3 million, respectively, resulting from the completion of the Acquisition. In 2005, these expenses included:

  •
  $0.7 million attributable to our former CEO's annual $0.9 million long-term cash award,

  •
  $0.9 million related to the annual $1.25 million management fee payable to Oak Hill,

  •
  $2.0 million representing a portion of the anticipated cost of transferring the ownership of a split dollar life insurance policy to our former CEO in July 2006 and

  •
  $1.0 million reflecting an allocation of the expenses associated with the implementation of a tax indemnity insurance policy related to the deductibility of certain payments made to our former CEO in connection with the Acquisition.

        In 2004, these expenses consisted of:

  •
  $0.2 million attributable to our former CEO's annual $0.9 million long-term cash award,

  •
  $0.2 million related to the annual $1.25 million management fee payable to Oak Hill,

  •
  $0.4 million representing a portion of the anticipated cost of transferring the ownership of a split dollar life insurance policy to our former CEO in July 2006 and

  •
  $24.5 million representing the amount payable to our former CEO as a result of our election to terminate our obligations under the executive's Supplemental Executive Retirement Plan.

        Net interest expense for the first nine months of 2005 was $35.3 million, as compared to $6.3 million in the July 31, 2004 through September 25, 2004 period and $8.0 million in the December 28, 2003 through July 30, 2004 period. This increase was primarily attributable to the higher interest costs and increased debt in the current year that was associated with the Acquisition.

        In the first nine months of 2005, we recorded an income tax benefit of $31.7 million, reflecting an estimated effective tax rate of 45.0%, inclusive of the anticipated benefits of wage-based income tax credits. In the period from July 31, 2004 through September 25, 2004, we recorded an income tax benefit of $32.5 million, reflecting an effective tax rate of 46.1%, and in the period from December 28, 2003 through July 30, 2004, the income tax provision of $1.1 million reflected an effective tax rate of 25.5%, both of which were inclusive of the anticipated benefits of wage-based income tax credits. The income tax credits represent the economic benefits earned by us for our participation in various federal and state employment incentive programs. The increase in the current year's effective rate as compared to the prior year's 9-month composite rate reflects the combined impact of the income tax credits and the reduced levels of pre-tax income generated by us.

The Period from July 31, 2004 through December 25, 2004 for the Successor and the Period from December 28, 2003 through July 30, 2004 for the Predecessor Compared to the Twelve Months Ended December 27, 2003 for the Predecessor

        Net sales were $670.6 million in the July 31, 2004 through December 25, 2004 period and $927.8 million in the December 28, 2003 through July 30, 2004 period. Overall, predecessor and successor net sales for 2004 increased by 9.1% as compared to net sales of $1.465 billion for 2003. Resale activity accounted for 5.6% of this increase while normal retail sales to customers increased by 3.5% over this period.

Overall 2004 same-store sales increased by 0.6% over 2003 with the balance of the increase coming from the full twelve month results of 13 net new stores opened last year and 14 net new stores opened since the end of last year.

        Pharmacy sales were $350.4 million in the July 31, 2004 through December 25, 2004 period and $465.3 million in the December 28, 2003 through July 30, 2004 period. Overall, predecessor and successor pharmacy sales for 2004 increased by 19.1% as compared to pharmacy sales of $684.8 million in 2003. Resale activity in 2004 accounted for 11.9% of the pharmacy sales increase. Pharmacy same-store sales increased by 5.0% over 2003, and third-party reimbursed pharmacy sales represented 92.3% of total prescription sales, compared to 91.4% in fiscal 2003. During 2004, pharmacy same-store sales continued to experience the general industry trend of reduced growth rates experienced during fiscal 2003. The major factors driving the slower sales growth rates in pharmacy were the trends toward increases in third party plan customer co-payments, reduced sales of hormonal replacement drugs and certain arthritis medications, limitations on maximum reimbursements for certain generic medications by third party plans, increased penetration by mail order and internet-based pharmacies and continued high rates of unemployment that have reduced the number of customers covered by insured plans.

        Front-end sales were $320.1 million in the July 31, 2004 through December 25, 2004 period and $462.5 million in the December 28, 2003 through July 30, 2004 period. Overall, predecessor and successor front-end sales for 2004 increased by 0.3% as compared to net front-end sales of $780.4 million in fiscal 2003. Overall 2004 front-end same-store sales declined by 2.8% from 2003 partly due to declining tobacco sales in metro New York City, which has experienced increased restrictions on smoking in public places along with higher taxes on tobacco products. Excluding tobacco sales, front-end same-store sales decreased by approximately 1.7%. We believe that the remaining decline in same-store front-end sales is partly attributable to the continued high unemployment rates that have restrained consumer demand, as well as disruptions in customer purchases in Manhattan prior to and during the Republican National Convention in August of 2004.

        During the period from July 31, 2004 through December 25, 2004, we opened seven stores and closed one store, and from December 28, 2003 through July 30, 2004 we opened nine stores and closed one store, as compared to 17 stores opened and four stores closed during 2003.

        Cost of sales as a percentage of net sales was 81.0% for the period from July 31, 2004 through December 25, 2004 and 80.3% for the period from December 28, 2003 through July 30, 2004, resulting in gross profit margins of 19.0% and 19.7%, respectively. In 2003, cost of sales as a percentage of net sales was 79.7%, resulting in a gross profit margin of 20.3%. The increase in resale activity resulted in 2.7% and 1.9% lower gross profit margins in the period from July 31, 2004 through December 25, 2004 and the period from December 28, 2003 through July 30, 2004, respectively. As discussed above, the lower gross profit margin results for the successor and predecessor periods of 2004 compared to 2003 are primarily attributable to increased levels of low margin resale activity for pharmaceutical products as well as a reduction in New York Medicaid prescription reimbursement rates.

        Selling, general and administrative expenses were $101.7 million, or 15.2% of net sales, and $142.3 million or 15.3% of net sales, in the July 31, 2004 through December 25, 2004 period and the December 28, 2003 through July 30, 2004 periods, respectively, as compared to $229.1 million, or 15.6% of net sales, in 2003. The decrease in these expense ratios to sales in 2004 from 2003 is entirely due to the impact of an increased level of resale activity. Because resale activity does not incur any significant selling, general and administrative costs, we believe it is more informative to discuss such costs as a percentage of sales, excluding such resale activity. Excluding the impact of this resale activity, selling, general and administrative expense ratios for the periods subsequent and prior to the Acquisition were 17.3% and 16.8% respectively, compared to 16.5% for fiscal 2003. As discussed above, the increased SG&A expenses, without the effect of resales, in the successor period compared to the predecessor periods in 2004 were primarily due to increased store pharmacist labor costs and higher promotional spending. The increased pharmacist labor rates were due to the industry-wide workforce shortage of these professionals and the resultant inflation in costs to fill these critical positions. The increase in selling, general and administrative costs, without the effect of resales, in the successor period of 2004 compared to fiscal 2003, were principally attributable to increased pharmacist labor rates as well as higher legal and litigation related expenses, the most significant of which related to our efforts to recover the balance of our September 11 business interruption insurance claim and our litigation over the NLRB ruling in a dispute with the Allied Trade Council, a union representing employees in 139 of our stores. For a more detailed discussion of litigation related matters see "Business—Legal Proceedings."

        Depreciation of capital expenditures and amortization of intangibles amounted to $27.1 million and $21.9 million for the July 31, 2004 through December 25, 2004 and December 28, 2003 through July 30, 2004 periods, respectively, versus $32.3 million for the full year of 2003. The overall 2004 increase versus 2003 resulted from the depreciation of capital expenditures made in 2003 and 2004 as well as increases in the depreciation and amortization from the write-up of fixed assets and certain intangibles to their fair value in connection with the Acquisition.

        We incurred store pre-opening expenses of $0.4 million in the July 31, 2004 through December 25, 2004 period, and $0.5 million in the December 28, 2003 through July 30, 2004 period, related to the opening of seven stores and nine stores, respectively. In the comparable period last year, we incurred pre-opening costs of $1.1 million, attributable to the opening of 17 stores.

        Net interest expense for the July 31, 2004 through December 25, 2004 period was $15.9 million, and for the December 28, 2003 through July 30, 2004 period was $8.0 million. For fiscal 2003, net interest expense amounted to $14.1 million. The overall increase in 2004 was primarily attributable to the interest costs of increased debt and higher interest rates associated with our new debt structure resulting from the Acquisition financing.

        In the period from July 31, 2004 through December 25, 2004 we recorded a debt extinguishment charge of $7.5 million related to the December 2004 refinancing of a $155.0 million term loan with $160.0 million in floating rate notes. In fiscal 2003, we recorded a debt extinguishment charge of $0.8 million, reflecting (i) the payment of early termination premiums related to the retirement of the $1.6 million outstanding balance of the 9.25% senior subordinated notes and the write-off of the remaining deferred financing costs associated with those notes and (ii) the accelerated amortization of the remaining deferred financing costs related to the term loans and a revolving credit facility which were fully repaid in connection with the July 2003 refinancing of such indebtedness with an asset-based revolving credit facility.

        In the period from July 31, 2004 through December 25, 2004, we recorded an income tax benefit of $35.2 million, reflecting a post-acquisition effective tax rate of 38.8%, inclusive of the anticipated benefits of employment tax credits. In the period from December 28, 2003 through July 30, 2004, the income tax provision of $1.1 million reflects an effective tax rate of 25.5%, inclusive of the anticipated benefits of employment tax credits. For fiscal 2003, the income tax provision of $1.7 million reflected an effective tax rate of 27.1%, inclusive of the anticipated benefits of employment tax credits. The changes in effective tax rates between these periods are primarily due to the impact of employment tax credits in relation to pre-tax income and certain non-deductible transaction expenses incurred during the period from July 31, 2004 to December 25, 2004. Employment tax credits do not vary with reported pre-tax income as they are based upon specific numbers of qualified new hires and represent the economic benefits earned by us for our participation in various federal and state hiring incentive programs.

Fiscal 2003 Compared to Fiscal 2002

        Net sales in the year ended December 27, 2003 were $1.465 billion, an increase of 10.5% over the year ended December 28, 2002 sales of $1.326 billion. Approximately 2.3% of the increase was attributable to higher levels of inventory resale activity in 2003. The balance of the increase was due to an increase in same-store sales of 2.7% and the inclusion of 28 net new stores opened in 2002 for the entire 2003 period and 13 net new stores opened in 2003. The increase in same-store sales was due to a pharmacy same-store sales increase of 7.5% partially offset by a front-end same-store sales decline of 0.8%. The most significant factors impacting our front-end sales performance during 2003 compared to 2002 were the continued depressed economic conditions and high unemployment that combined to restrain consumer demand. Front-end sales were also negatively affected by the August 2003 power blackout. Pharmacy same-store growth rates also decelerated from the 12.1% achieved in 2002 due to the factors discussed in the introduction above.

        Cost of sales as a percentage of net sales increased to 79.7% for 2003 from 78.6% in 2002, resulting in a decrease in gross margin to 20.3% for 2003 from 21.4% in 2002. The gross margin decline primarily resulted from the following factors:

  •
  Reduced pharmacy gross margins resulting from reductions in New York State Medicaid prescription reimbursement rates and increased use of generic reimbursement limitations by both private third party and government-sponsored plans;

  •
  Reduced pharmacy gross margins resulting from increased levels of lower margin resale activity in 2003 compared to 2002;

  •
  An increased proportion of lower margin third party and general pharmacy prescription sales along with a decline in higher margin front-end same-store sales; and

  •
  Increased store occupancy costs attributable to immature stores opened over the last three years (which have higher rent costs because their rents were closer to current market rates than those of older, more mature stores), lower real estate related income from lease terminations and store relocations and higher New York City real estate taxes that increased by 18.5% effective January 1, 2003.

        Selling, general and administrative expenses increased as a percentage of sales from 15.0% in 2002 to 15.6% in 2003. Increased resale activity reduced the change in this expense ratio between these two periods. Excluding resale activity, selling, general and administrative expenses increased from 15.6% in 2002 to 16.5% of sales in 2003. This increase was due to the following factors:

  •
  A lower rate of same-store sales growth in 2003 than in 2002, particularly in the pharmacy portion of our business which declined from a growth rate of 12.1% in 2002 to 7.5% in 2003;

  •
  Increased professional and legal expenses associated with various litigation matters, including our efforts to recover our business interruption insurance claim related to the September 11 disaster;

  •
  Increased labor costs to support greater numbers of 24-hour stores and expanded operating hours, increased pharmacy wages and costs to implement a new shelf labeling system;

  •
  Increased expenses to support immature one-hour photo departments opened in 2002 and 2003;

  •
  Increases in credit and debit card processing fees; and

  •
  Increased costs of insurance due to changes in the market.

        Excluding the impact of the increase in professional and legal expenses associated with the litigation matters noted above, selling, general and administrative expenses were 16.3% of net sales in 2003.

        Depreciation and amortization expense in 2003 and 2002 was $32.3 million and $26.9 million, respectively. The increase was attributable to capital spending for property and equipment additions during 2002 and 2003, primarily in support of new store growth as well as amortization expenses for pharmacy customer lists and lease acquisition costs for acquisitions completed during 2002 and 2003. In December 2002, we began to reduce our rate of new store growth from an average of 27 stores per year over the period from 1999 through 2002 to 17 stores opened in fiscal 2003. The reduction in new store growth recognized our need to grow more slowly in the face of depressed economic conditions and reduced profit margins.

        Store pre-opening expenses were $1.1 million related to the opening of 17 stores in fiscal 2003, compared to pre-opening expenses of $2.1 million reflecting 32 store openings in 2002.

        During 2003, we recorded total debt extinguishment charges of $0.8 million, which consisted of $0.7 million related to the write-off of deferred financing costs associated with term loans and the revolving credit facility that were replaced with a new asset-based revolving credit facility in July 2003, and $0.1 million related to deferred financing costs and consent premiums associated with the remaining 9.25% senior subordinated notes that were retired in February 2003.

        During 2002, we recorded total debt extinguishment costs of $11.4 million, which consisted of the following:

  •
  $3.0 million, reflecting the write-off of deferred financing costs related to loans under our senior credit agreement that were repaid with the proceeds of our offering of senior convertible notes, our 9.25% senior subordinated notes that were purchased in a tender offer completed in June 2002, and the December 2002 repurchase of a portion of the senior convertible notes;

  •
  $7.0 million associated with the payment of consent premiums and other expenses related to the tender offer for the 9.25% senior subordinated notes;

  •
  $4.0 million in connection with the termination of the interest rate swap related to the loans under the senior credit agreement that were repaid; and

  •
  a gain of $2.6 million related to the December 2002 repurchase of senior convertible notes.

        Net interest expense decreased to $14.1 million in 2003 from $17.9 million in 2002. The decrease in interest expense was primarily due to the retirement of most of the 9.25% senior subordinated notes in June 2002 as well as lower interest costs associated with the replacement of our previous senior credit agreement with a new asset-based revolving credit agreement in July 2003.

        Our effective tax rate in 2003 was 27.1% as compared to 35.6% in 2002. The lower effective tax rate is attributable to the impact of employment tax credits on significantly reduced pre-tax income, partially offset by incremental tax expense recorded in connection with New York State legislation which eliminated deductions for royalty fee expenses paid to out of state affiliated companies. Employment tax credits represent the benefits earned by us for our participation in various Federal and state hiring incentive programs. These benefits are based on the number of qualifying employees hired and retained by us for a specified time period. Employees qualify for these hiring programs primarily as a result of their enrollment in various economic assistance programs. The annual increase in the value of the employment tax credits reflects the hiring of additional qualifying employees from year to year as a result of our expansion and ongoing presence in economically challenged regions within the New York greater metropolitan area.

        During 2002, as a result of the change in accounting method for inventory valuation from the retail dollar-based FIFO method to a specific cost-based LIFO method, we recorded a one-time, non-cash after-tax charge of $9.3 million. There were no cumulative effects of accounting changes recorded in 2003.

Liquidity and Capital Resources

Working Capital

        Working capital was $91.1 million as of September 24, 2005 and $66.7 million as of December 25, 2004. Working capital reflects the classification of outstanding borrowings under our asset-based revolving loan facility of $139.8 million at September 24, 2005 and $153.9 million at December 25, 2004 as current liabilities. This current classification is required because cash receipts controlled by the lenders are used to reduce outstanding debt and we do not meet the criteria of FAS 6 to reclassify the debt as long-term, but is not an indication that this credit facility is expected to be retired within the next year. The asset-based revolving loan expires in July of 2008, and we intend to continue to access it for our working capital needs throughout its remaining term.

Cash Flow for the Thirty-nine weeks ended September 24, 2005 for the Successor as Compared to the Period from June 27, 2004 through July 30, 2004 for the Predecessor and the Period from July 31, 2004 through September 25, 2004 for the Successor

        Net cash used in operating activities was $10.5 million in the thirty-nine weeks ended September 24, 2005, compared to cash used in operating activities of $22.0 million in the period from July 31, 2004 through September 25, 2004 and cash provided by operations of $21.6 million in the period from December 28, 2003 through July 30, 2004. The use of cash in the current year reflects the scheduled $23.0 million of early termination payments relating to our former CEO's SERP, partially offset by the split dollar life insurance cash surrender proceeds of $14.3 million.

        Net cash used in investing activities was $18.2 million in the thirty-nine weeks ended September 24, 2005, compared to $425.9 million, including $413.7 million to pay for the Acquisition in the period from July 30, 2004 through September 25, 2004 and $32.5 million in the period from December 28, 2003 through July 30, 2004. In the current year, capital expenditures of $18.4 million and lease acquisition, pharmacy customer file and other acquisition costs of $6.9 million decreased from the prior year by $3.7 million and $15.6 million, respectively.

        Net cash provided by financing activities was $28.7 million in the thirty-nine weeks ended September 24, 2005, compared to $447.9 million, including $388.5 million attributable to the financing of the Acquisition, in the period from July 31, 2004 through September 25, 2004 and $11.0 million in the period from December 28, 2003 through July 30, 2004. Cash provided by financing activities in the current year was primarily attributable to the increased utilization of cash for operating activities.

Cash Flow for the Period from July 31, 2004 through December 25, 2004 for the Successor and the Period from December 28, 2003 through July 30, 2004 for the Predecessor Compared to the Twelve Months Ended December 27, 2003 for the Predecessor

        Net cash used in operating activities was $8.1 million in the period from July 30, 2004 through December 25, 2004 and net cash provided by operations was $21.6 million in the period from December 28, 2003 through July 30, 2004 compared to cash provided by operations of $47.4 million in 2003. Cash Acquisition-related expenses of $40.6 million accounted for the use of cash in the successor period.

        Net cash used in investing activities was $440.7 million and $32.5 million, in the periods from July 30, 2004 through December 25, 2004 and December 28, 2003 through July 30, 2004, respectively, compared to $55.1 million in 2003. The increase in the successor period primarily represents the $413.7 million cash cost of acquiring the predecessor. In addition, capital expenditures in the 2004 successor period of $10.4 million and 2004 predecessor period of $17.6 million, declined by $13.1 million compared to fiscal 2003 while lease acquisition, pharmacy customer file and other costs in the 2004 successor period of $14.5 million and 2004 predecessor period of $14.9 million, increased by $16.7 million versus fiscal 2003. Fiscal 2004 cash flow used in investing activities included $2.2 million related to a sale-leaseback transaction while fiscal 2003 cash flow used in investing activities also included $1.4 million in connection with the completion of a store acquisition initiated in 2001.

        Net cash provided by financing activities was $448.8 million and $11.0 million in the periods from July 30, 2004 through December 25, 2004 and December 28, 2003 through July 30, 2004, respectively, compared to net cash provided by financing activities of $4.7 million in fiscal 2003. The increase in cash provided by financing activities in the current year was primarily attributable to the equity contribution received and the new debt incurred in connection with the Acquisition.

Cash Flow for Fiscal 2003 Compared to Fiscal 2002

        For fiscal 2003, net cash provided by operating activities was $47.4 million or 3.4% of sales, compared to $42.5 million, or 3.3% of sales in 2002. The primary reason for the increase was the lower rate of growth in working capital in 2003 over 2002 than experienced in 2002 over 2001.

        For fiscal 2003, net cash used in investing activities was $55.1 million, compared to $60.5 million in fiscal 2002. Net cash used in investing activities in 2003 was for capital expenditures of $41.0 million, primarily related to the opening and remodeling of new and renovated stores, combined with $12.7 million for lease acquisition, pharmacy file and other costs and $1.4 million associated with the completion of a store acquisition initiated in 2001. Net cash used in investing activities in 2002 was due to capital expenditures of $47.6 million and $12.9 million for lease acquisition, pharmacy file and other costs. The decrease in cash used for investing activities in 2003 was primarily due to a reduction in the number of store openings from 32 in 2002 to 17 in 2003, partially offset by increased capital expenditures in 2003 for technology related projects.

        For fiscal 2003, net cash provided by financing activities was $4.7 million, compared to $17.2 million in fiscal 2002. The lower levels of cash provided by financing activities in 2003 resulted from the improved level of cash flow from operating activities combined with decreased capital expenditures reflective of the less aggressive store expansion program employed in 2003.

Operating Capital Requirements

        Our operating capital requirements primarily result from opening and stocking new stores, remodeling and renovating existing retail locations, purchasing pharmacy files and the continuing development of management information systems. We opened 16 new stores during 2004, a decline from 17 stores opened in 2003 and 32 stores opened in 2002. We opened five new stores in the first nine months of 2005 and currently plan to open approximately five additional new stores during the remainder of this year (a total of up to 10 for all of 2005), and eight to ten new stores in each of fiscal 2006 through fiscal 2008. We spent approximately $27.9 million in fiscal 2004 and $18.4 million in the first nine months of fiscal 2005 on capital expenditures, and we spent an additional $29.4 million in fiscal 2004 and approximately $6.9 million in the first nine months of fiscal 2005 for lease acquisition, pharmacy customer files and other costs. We also require working capital to support inventory for our existing and new stores. Historically, we have been able to lease almost all of our store locations, so acquisitions of real estate are not expected to have a significant impact on our capital requirements.

Liquidity Assessment

        Duane Reade Holdings is a holding company formed in connection with the Acquisition to hold 100% of the common stock of Duane Reade Inc. Duane Reade Holdings operates all of its business through Duane Reade Inc. and its subsidiaries and has no other independent assets, liabilities or operations, so, to the extent it has liquidity requirements, it will depend on distributions of cash from Duane Reade Inc., to the extent permitted by the various agreements to which Duane Reade Inc. is a party. Currently, we do not expect Duane Reade Holdings to have any material liquidity requirements.

        We believe that, based on current levels of operations and anticipated growth, cash flow from operations, together with other available sources of funds, including revolving loan borrowings under the amended asset-based revolving loan facility will be adequate for the next two years, to make required payments on our indebtedness, to fund anticipated capital expenditures and to satisfy our working capital requirements. We base this belief on our recent levels of cash flow from operations of approximately $11.3 million in 2004 (which includes the absorption of $40.6 million in Acquisition-related costs), projected improvements in working capital management, reduced levels of capital expenditures and the additional borrowing capacity under the $225.0 million amended asset-based revolving loan facility, which was approximately $79.9 million at September 24, 2005. In the first nine months of 2005, excluding $8.7 million of non-recurring net disbursements attributable to the termination of our obligations in connection with our former Chairman's SERP, our cash used in operating and investing activities was approximately $1.8 million and $18.2 million, respectively. Our ability to meet our debt service obligations and reduce our total debt will depend upon our future performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. In addition, our operating results, cash flow and capital resources may not be sufficient for repayment of our indebtedness in the future. Some risks that could adversely affect our ability to meet our debt service obligations include, but are not limited to, reductions in third party prescription reimbursement rates, declines in the New York City economy, increases in competitive activity, adverse changes in vendor credit terms, changes in drug consumption patterns, additional adverse legislative changes or a major disruption of business in our markets from a terrorist event, natural disaster or other unexpected events. Other factors that may adversely affect our ability to service our debt are described above under "Special Note Regarding Forward-Looking Statements." Borrowings under the amended asset-based revolving loan facility and the notes bear interest at floating rates. Therefore, our financial condition will be affected by changes in prevailing interest rates. On May 25, 2005 we entered into a hedging transaction through the acquisition of a "no cost collar." Under this arrangement, we capped our exposure on $130 million of LIBOR-based borrowings under the notes at a maximum LIBOR rate of 5.30%. In addition, we established a minimum "floor" LIBOR rate of 3.45%, in line with then current LIBOR rates. This hedging arrangement expires on June 16, 2008.

Debt

        Amended Asset-Based Revolving Loan Facility.    On July 21, 2003, Duane Reade GP entered into an asset-based revolving loan facility which used a pre-determined percentage of the current value of inventory and selected accounts receivable to calculate the availability of funds eligible to be borrowed up to an aggregate principal amount of $200 million. Prior to the amendment described below, our obligations under the credit agreement and related guarantees were collateralized by substantially all of our assets.

        On July 22, 2004, in connection with the Acquisition, the asset-based revolving loan facility was amended to increase the borrowing capacity to an aggregate principal amount of $250 million, subject to an adjusted borrowing base calculation based upon specified advance rates against the value of our selected inventory, pharmacy prescription files and selected accounts receivable. The amended asset-based revolving loan facility includes a $50 million sub-limit for the issuance of letters of credit. Obligations under the asset-based revolving loan facility are collateralized by a first priority security interest in inventory, receivables, pharmacy prescription files, deposit accounts and certain other current assets. Under the asset-based revolving loan facility, Duane Reade GP is the sole obligor. However, the asset-based revolving loan facility is guaranteed by us, and each of our other domestic subsidiaries other than Duane Reade GP.

        The asset-based revolving loan facility contains a single fixed charge coverage requirement which only becomes applicable when borrowings exceed 90 percent of the borrowing base, as defined in the asset-based revolving loan facility. Borrowings under the asset-based revolving loan facility have not exceeded 90 percent of the borrowing base and, as a result, the fixed charge covenant has not become applicable. There are no credit ratings related triggers in the asset-based revolving loan facility that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity. The asset-based revolving loan facility is scheduled to mature on July 20, 2008.

        Revolving loans under the asset-based revolving loan facility, at our option, bear interest at either:

  •
  a rate equal to LIBOR (the London Interbank Offered Rate) plus a margin of from 1.50% to 2.00%, determined based on levels of borrowing availability reset each fiscal quarter; or

  •
  a rate equal to the prime rate of Banc of America Retail Group Inc. plus a margin of from 0.00% to 0.50%, determined based on levels of borrowing availability reset each fiscal quarter. Borrowings under the amended facility continue to be primarily LIBOR-based.

        On August 9, 2005, we used the proceeds from the sale of the initial notes to repay a portion of outstanding borrowings under our amended asset-based revolving loan facility. Concurrent with the closing of this offering, the maximum commitment of our amended asset-based revolving loan facility was reduced from $250.0 million to $225.0 million. In addition, the fixed charge coverage ratio was reduced until June 30, 2007.

        At September 24, 2005, there was approximately $139.8 million outstanding under the asset-based revolving loan facility, and approximately $79.9 million of remaining availability, net of $5.3 million reserved for standby letters of credit. Obligations under this facility have been classified as current liabilities because cash receipts controlled by the lenders are used to reduce outstanding debt and we do not meet the criteria of FAS 6 to reclassify the debt as long-term. We intend to continue to utilize this facility for our working capital needs though the date of its maturity in July 2008.

        Senior Secured Notes.    On December 20, 2004, we closed an offering of $160.0 million aggregate principal amount of senior secured floating rate notes due 2010. Using the net proceeds (without deducting expenses) from that offering, together with approximately $2.2 million of borrowings under the amended asset-based revolving loan facility, we repaid all outstanding principal under the $155.0 million senior term loan facility, along with approximately $3.6 million of premium and accrued but unpaid interest through December 20, 2004.

        On August 9, 2005, we issued a further $50.0 million of senior secured notes, which were the initial notes. These new notes were issued under the same indenture as the December 2004 notes, although they do not trade fungibly with those December 2004 notes.

        The senior secured notes bear interest at a floating rate of LIBOR plus 4.50%, reset quarterly. Interest on the senior secured notes is payable quarterly on each March 15, June 15, September 15, and December 15, beginning on March 15, 2005.

        Duane Reade Inc. and Duane Reade GP are co-obligors under the senior secured notes. The senior secured notes rank equally in right of payment with any of our or Duane Reade GP's unsubordinated indebtedness and senior in right of payment to any of our or Duane Reade GP's subordinated or senior subordinated indebtedness. All obligations under the senior secured notes are guaranteed on a senior secured basis by us and each of our existing subsidiaries, other than Duane Reade Inc. and Duane Reade GP, and will be guaranteed by future subsidiaries except certain foreign and certain domestic subsidiaries. The senior secured notes and the guarantees are collateralized by a first priority security interest in substantially all of our assets other than those assets in which the lenders under the amended asset-based revolving loan facility have a first priority interest. The senior secured notes and the guarantees are also collateralized by a second priority security interest in all collateral pledged on a first priority basis to lenders under the amended asset-based revolving loan facility.

        Upon the occurrence of specified change of control events, we will be required to make an offer to repurchase all of the senior secured notes at 101% of the outstanding principal amount of the senior secured notes plus accrued and unpaid interest to the date of repurchase. The indenture governing the senior secured notes contains certain affirmative and negative covenants that limit the ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries to incur additional indebtedness, pay dividends, make repayments on indebtedness that is subordinated to the senior secured notes and to make certain other restricted payments, incur certain liens, use proceeds from sales of assets, enter into business combination transactions (including mergers, consolidations and asset sales), enter into sale-leaseback transactions, enter into transactions with affiliates and permit restrictions on the payment of dividends by restricted subsidiaries. The indenture governing the senior secured notes contains customary events of default, which, if triggered, may result in the acceleration of the indebtedness outstanding under the indenture. There are no credit ratings related triggers in the indenture governing the senior secured notes that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity. The indenture governing the senior secured notes does not contain financial maintenance covenants.

        Under a registration rights agreement entered into on August 9, 2005, we are required to file a registration statement to register the issuance of the exchange notes in exchange for the initial notes. We are required to (i) file a registration statement with the SEC within 120 days after August 9, 2005, (ii) use our reasonable best efforts to cause the registration statement to become effective within 180 days after August 9, 2005, and (iii) use our reasonable best efforts to complete the exchange offer within 210 days after August 9, 2005. We complied with the requirement to file the registration statement by filing the registration statement of which this prospectus forms a part.

        Senior Subordinated Notes.    On July 30, 2004, upon completion of the Acquisition, Duane Reade Inc. and Duane Reade GP co-issued $195.0 million of 9.75% senior subordinated notes due 2011. The senior subordinated notes mature on August 1, 2011 and bear interest at 9.75% per annum payable in semi-annual installments on February 1 and August 1, commencing February 1, 2005. The senior subordinated notes are uncollateralized obligations and subordinated in right of payment to all of our existing and future unsubordinated indebtedness, including borrowings under the amended asset-based revolving loan facility and the senior secured notes. The senior subordinated notes will rank equally with any future senior subordinated indebtedness and senior to any future subordinated indebtedness. The senior subordinated notes are guaranteed on an uncollateralized, senior subordinated basis by us and all of Duane Reade Inc.'s existing direct and indirect domestic subsidiaries other than Duane Reade GP, which is a co-obligor under the senior subordinated notes. On March 25, 2005, Duane Reade Holdings became a guarantor of the senior subordinated notes on the same basis as the other guarantors. Upon the occurrence of specified change of control events, we will be required to make an offer to repurchase all of the senior subordinated notes at 101% of the outstanding principal amount of the senior subordinated notes plus accrued and unpaid interest to the date of repurchase. The indenture governing the senior subordinated notes contains certain affirmative and negative covenants that limit the ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries to incur additional indebtedness, pay dividends, make repayments on indebtedness that is subordinated to the senior subordinated notes and to make certain other restricted payments, incur certain liens, use proceeds from sales of assets, enter into business combination transactions (including mergers, consolidations and asset sales), enter into transactions with affiliates and permit restrictions on the payment of dividends by restricted subsidiaries. The indenture governing the senior subordinated notes contains customary events of default, which, if triggered, may result in the acceleration of the indebtedness outstanding under the indenture. There are no credit ratings related triggers in the indenture governing the senior subordinated notes that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity.

Other Factors Influencing our Liquidity

        We have been recently advised that the appraisal panel in the World Trade Center insurance claim litigation has determined the amount of our business interruption loss as a result of the events of September 11, 2001. This determination by the panel is subject to existing appeals and potentially additional appeals, and on June 22, 2005, the Court of Appeals affirmed the decision of the trial court, with modifications, including modifications to certain of the legal tests on which the appraisal panel's decision was based. We are currently in the process of evaluating the opinion and its effect on the recovery and are considering our options. As a result of the appeal process and other uncertainties, we may not actually receive any or all of the panel's appraised value of this claim, and we cannot be certain of the timing of future payments, if any, with respect to our claim. It should also be noted that any payment to us that might be forthcoming as a result of this claim may also result in the incurrence of additional expenses that are contingent upon the amount of such insurance claim settlement. These expenses, if incurred, are not expected to exceed $6.0 million. Please see "Business—Legal Proceedings" for a more detailed explanation of this matter.

        Ten of our stores which generated approximately 3.8% of our net sales for fiscal 2004 have leases scheduled to expire before the end of fiscal 2006. Four of these leases have a renewal option. We believe that we will be able to renew the other expiring leases on economically favorable terms or, alternatively, find other economically attractive locations to lease.

        As of September 24, 2005, approximately 4,100 of our approximately 6,100 employees were represented by various labor unions and were covered by collective bargaining agreements. Pursuant to the terms of the collective bargaining agreements covering these employees, we are required, in some instances, to pay specified annual increases in salary and benefits contributions relating to the member employees. We do not believe that these increases will have a material impact on our liquidity or results of operations. Our collective bargaining agreement with Local 340A New York Joint Board, UNITE AFL-CIO or UNITE, who represents approximately 700 of our employees in 113 stores, expired on March 31, 2005. The parties have agreed to an extension of this contract through September 30, 2005 and continue to negotiate a successor contract. Duane Reade and UNITE have agreed to honor the terms and conditions of the expired collective bargaining agreement while discussions are ongoing. Effective September 1, 2005, Duane Reade and Local 210, International Brotherhood of Teamsters agreed on a successor collective bargaining agreement which will expire on August 31, 2008. Local 210 represents approximately 300 employees in our Maspeth, New York and North Bergen, New Jersey warehouse facilities.

        Under an employment agreement with our former Chairman and CEO originally entered into in 1997 and subsequently amended in 2000 and 2001, and then amended and restated in 2002, and again amended and restated in connection with the completed Acquisition, we were required to fund premiums for a split dollar life insurance policy that would provide certain post-retirement benefits. During fiscal 2003 and fiscal 2004, the annual premiums amounted to $5.0 million, and were scheduled to remain at $5.0 million per year through 2010. Upon completion of the Acquisition, under our former Chairman and CEO's amended and restated employment agreement, we elected to terminate the split dollar life insurance contract in exchange for, among other things, the payment to him of $20.5 million on or prior to January 3, 2005 and $4.0 million on or prior to June 30, 2005. We have made all such required payments. Approximately $14.3 million of these payment obligations were offset by the proceeds of the cash surrender value of the split dollar life insurance contract, which was terminated on June 30, 2005 in connection with the final $4.0 million payment to our former Chairman and CEO.

        The following table presents details of our significant commitments and obligations on a historical basis as at December 25, 2004:

	Payments due by Period—Restated
Contractual Cash Obligations	Total	Within 1 year	2-3 years	4-5 years	After 5 years
	(dollars in thousands)
Debt(1)(2)	$508,902	$153,870	$—	$—	$355,032
Capital Lease Obligations(3)	2,788	780	1,368	640	—
Operating Leases(4)	1,344,893	119,602	237,090	219,849	768,352
Former CEO SERP Termination(5)	23,000	23,000	—	—	—
Fixed Interest Payments(6)	133,088	19,013	38,025	38,025	38,025

Total Contractual Cash Obligations	$2,012,671	$316,265	$276,483	$258,514	$1,161,409

(1)
These amounts include $195.0 million outstanding under the senior subordinated notes, $160.0 million outstanding under the senior secured floating rate notes, $153.9 million outstanding under the amended asset-based revolving loan facility due in 2008, and $32,000 outstanding under the senior convertible notes due in 2022. At December 25, 2004, a further $90.7 million was available for borrowing under the amended asset-based revolving loan facility. In January 2005, we borrowed an additional $19.0 million under the amended asset-based revolving loan facility. For more information about the terms of the indebtedness described above, please see "—Debt," above.

(2)
At December 25, 2004, approximately $153.9 million was outstanding under our asset-based revolving loan facility. Obligations under this facility have been classified as current liabilities because cash receipts controlled by the lenders are used to reduce outstanding debt and the Company does not meet the criteria of FAS 6 to reclassify the debt as long-term, however this is not an indication that this credit facility is expected to be retired within the next year. We intend to continue to use this facility for our working capital needs through the date of its maturity in July 2008.

(3)
In January 2005, we entered into a 60-month lease for equipment to be used in the photofinishing departments of our stores. This lease requires monthly payments of $0.3 million, which approximates the payments being made for leases of similar equipment which were satisfied in December 2004. In the first quarter of 2005, we will record a capital lease obligation of $13.5 million in connection with the new lease. Note 11 of the audited consolidated financial statements for the periods ended December 25, 2004 provides further detail on Capital Lease obligations.

(4)
Note 15 of the audited consolidated financial statements for the periods ended December 25, 2004 provides further detail on Operating Lease obligations.

(5)
In January 2005, we made a scheduled payment of $19.0 million to our former Chairman and CEO.

(6)
Reflects interest payable on $195.0 million outstanding under the senior subordinated notes.

        The following tables provide information with respect to certain of our commitments and obligations as at September 24, 2005, except that the data provided with respect to operating leases is as of December 25, 2004:

	Payments due by Period
Contractual Cash Obligations	Total	Within 1 year	2-3 years	4-5 years	After 5 years
	(dollars in thousands)
Debt Obligations(1)(2)	$544,792	$139,760	$—	$—	$405,032
Capital Lease Obligations	14,235	3,089	6,552	4,594	—
Operating Leases	1,344,893	119,602	237,090	219,849	768,352
Fixed Interest Payments(3)	114,075	19,012	38,025	38,025	19,013
Total Contractual Cash Obligations	$2,017,995	$281,463	$281,667	$262,468	$1,192,397

(1)
At September 24, 2005, approximately $139.8 million was outstanding under our asset-based revolving loan facility. Obligations under this facility have been classified as current liabilities because cash receipts controlled by the lenders are used to reduce outstanding debt and we do not meet the criteria of FAS 6 to reclassify the debt as long-term, however this is not an indication that this credit facility is expected to be retired within the next year. We intend to continue to use this facility for our working capital needs through the date of its maturity in July 2008.

(2)
These amounts include $195.0 million outstanding under the senior subordinated notes and $207.9 million outstanding under the senior secured floating rate notes (consisting of $160.0 million of notes issued at par in December 2004 and $47.9 million in accreted value of $50.0 million principal amount at maturity of notes issued at a discount in August 2005). For more information about the terms of the indebtedness described above, please see "—Debt," above.

(3)
Excluded from the table are cash interest obligations on our variable-rate debt, consisting of the amended asset-based revolving loan agreement and the senior secured floating rate notes due 2010. The amended asset-based revolving loan agreement accrues interest at LIBOR plus a margin of 1.50% and the senior secured notes accrue interest at LIBOR plus a margin of 4.50%. At September 24, 2005, the effective interest rates on each of these debt instruments were 5.26% and 8.37%, respectively.

        We currently have $347.7 million of variable rate debt outstanding. Assuming a constant weighted average interest rate of 7.13%, we estimate that our future interest payable on such debt would be $24.8 million within one year, $47.7 million within two to three years, $29.6 million within four to five years and $3.7 million thereafter.

	Amount of Commitment Expiration per Period
Other Commercial Commitments	Total Amounts Committed	Within 1 year	2-3 years	4-5 years	After 5 years
	(dollars in thousands)
Standby Letters of Credit(1)	$5,339	$5,068	$271	$—	$—

Total Commercial Commitments	$5,339	$5,068	$271	$—	$—

(1)
Standby letters of credit, primarily representing self-insured general liability claims and property lease security deposits, are renewed on an annual basis, unless otherwise requested by the beneficiary.

        We are party to multi-year, merchandise supply agreements in the normal course of business. The largest of these agreements is with AmerisourceBergen, our primary pharmaceutical supplier. Generally, these agreements provide for certain volume commitments and may be terminated by us, subject in some cases to specified termination payments, none of which we believe would constitute a material, adverse effect on our financial position, results of operations or cash flows. It is the opinion of management that if any of these agreements were terminated or if any contracting party was to experience events precluding fulfillment of its obligations, we would be able to find a suitable alternative supplier.

        In connection with the November 21, 2005 replacement of Mr. Cuti by Mr. Dreiling, we expect to pay to Mr. Cuti amounts in cash totaling $6.6 million. We paid $1.65 million of this amount on December 1, 2005, and we expect to pay the remaining amount in equal installments over the 24 months following November 21, 2005. In addition, we expect to continue to provide health insurance coverage for Mr. Cuti during the 24-month period and, upon expiration of that period, if Mr. Cuti is not otherwise eligible under another employer's comparable medical plan, to provide him with lifetime retiree medical benefits at a cost not to exceed $50,000 annually.

        In connection with the appointment of Mr. Dreiling, we are required under his employment contract to make a guaranteed payment to him of $330,000 on February 19, 2006, so long as he remains employed by us on that date. In addition, Mr. Dreiling's employment contract stipulates that a guaranteed 2006 bonus of not less that 100% of his current $825,000 annual salary be paid on the same date as any other senior executive bonuses related to the 2006 fiscal year are paid, which we expect will occur in the first quarter of 2007.

        In connection with the Acquisition, our former Chairman and CEO was granted equity interests in Duane Reade Shareholders and Duane Reade Holdings, consisting of options to purchase shares of our common stock and a profits interest in Duane Reade Shareholders. Upon the occurrence of certain events, including the fifth anniversary of the effective date of the Acquisition, our former Chairman and CEO will have the right to require us to purchase for cash over a two year period all or a portion of these equity interests as he may designate, at fair market value determined in accordance with a formula. In connection with the replacement of Mr. Cuti by Mr. Dreiling, we will treat all of Mr. Cuti's equity interests as having vested. The profits interest and options will have no value unless the value of Duane Reade Shareholders and Duane Reade Holdings, respectively, appreciate following the Acquisition. Our former Chairman and CEO's purchase right will be suspended at any time when the exercise of such purchase rights would result in a default under the financing arrangements of Duane Reade Shareholders, Duane Reade Holdings or Duane Reade Inc. Our former Chairman and CEO's purchase right will also terminate upon certain public offerings by us, Duane Reade Shareholders, Duane Reade Holdings or Duane Reade Inc. Because the actual amount of the purchase obligation will depend on the market value of the equity interests and because the timing of the purchases will depend on a number of factors outside of our control, the purchase obligation is not reflected in the table above.

        In connection with the December 9, 2005 settlement of litigation between us and Cardinal Health, we are required to make payments totaling $4.5 million over the period commencing on January 15, 2006 through June 15, 2007, including an initial payment of $2.0 million due on January 15, 2006 and subsequent payments of $1.0 million each on June 15, 2006 and December 15, 2006 and $250,000 each on March 15, 2007 and June 15, 2007. All such amounts had been previously accrued in the financial statements.

        At September 24, 2005 we have recorded a litigation-related non-current liability of $20.3 million (including $3.3 million in the thirty-nine weeks ended September 24, 2005) in connection with the NLRB's decision in a litigation-related matter with the Allied Trades Council, a union representing employees in 139 of our stores. Because this decision is the initial phase of a complex administrative and judicial process, the ultimate outcome, financial impact and related timing of any future cash disbursement relating to this matter cannot be determined at this time. Until this matter is resolved, we will record additional non-cash pre-tax charges, including interest, which are calculated on the same basis as the charges recorded in the 2003 and 2004 financial statements. We currently estimate that the charge in 2005 will approximate $4.4 million, subject to changes in the relevant interest rate. Any payments we make in respect of such litigation will have an impact on our liquidity, although we believe that we will have sufficient available borrowings under the amended asset-based loan facility plus cash on hand to make any necessary payments.

Off-Balance Sheet Arrangements

        We are not a party to any agreements with, or commitments to, any special purpose entities that would constitute material off-balance sheet financing other than the operating lease commitments and standby letters of credit listed above.

Critical Accounting Policies

        Our discussion of results of operations and financial condition relies on our consolidated financial statements that are prepared based on certain critical accounting policies that require management to make judgments and estimates that are subject to varying degrees of uncertainty. We believe that investors need to be aware of these policies and how they impact our financial reporting to gain a more complete understanding of our consolidated financial statements as a whole, as well as our related discussion and analysis presented herein. While we believe that these accounting policies are grounded on sound measurement criteria, actual future events can and often do result in outcomes that can be materially different from these estimates or forecasts. The accounting policies and related risks described in the paragraphs below are those that depend most heavily on these judgments and estimates.

Receivables—Reserves for Uncollectible Accounts

        At September 24, 2005 and December 25, 2004, accounts receivable included $35.2 million and $40.5 million, respectively, of amounts due from various insurance companies and governmental agencies under third party payment plans for prescription sales made prior to those dates. Our accounting policy, which is based on our past collection experience, is to fully reserve for all pharmacy receivables over 120 days old that are unpaid at the evaluation date, as well as any other pharmacy receivables deemed potentially uncollectible. Pharmacy receivables other than NY Medicaid are adjudicated at the point of sale and do not generally have issues of collectibility. There was approximately $0.8 million and $3.0 million reserved for uncollectible pharmacy receivables at September 24, 2005 and December 25, 2004, respectively. Other receivables, which primarily consist of amounts due from vendors, are reserved for based upon a specific application of our historical collection experience to the total aged receivable balance. At September 24, 2005 and December 25, 2004, this reserve was approximately $5.8 million and $5.1 million, respectively.

Inventory Shrink Estimates

        We take front-end and pharmacy physical inventories in all of our stores and the distribution centers at least once per year on a staggered cycle basis. Inventories at balance sheet dates are valued using the specific-cost, item-based last-in, first-out (LIFO) method reduced by estimated inventory shrink losses for the period between the last physical inventory in each store and the balance sheet date. These shrink estimates are based on the latest chain-wide trends. At September 24, 2005 and December 25, 2004, a change in this shrink estimate of 1.0% of front-end sales would impact year-to-date pre-tax earnings by approximately $2.1 million and $4.3 million, respectively.

Insurance Liabilities and Reserves

        At September 24, 2005 and December 25, 2004, there were $3.7 million and $3.5 million of accrued general liability claim costs, respectively, that primarily related to the gross amount payable for customer accident claims. Our policy is to recognize a liability for the estimated projected ultimate settlement value of these claims as well as a provision for incurred but unreported claims as of each balance sheet date. These estimates are made based on a review of the facts and circumstances of each individual claim using experienced third party claims adjustors. These estimates are also reviewed and monitored on an ongoing basis by management. For a majority of the claims, the maximum self-insured portion of any individual claim amounts to $100,000; however, our historical claim settlement experience is significantly lower. At September 24, 2005, there were 290 outstanding claims with an average projected settlement value of approximately $12,600, as compared to 246 outstanding claims with an average projected settlement value of approximately $14,150 at December 25, 2004.

Impairment of Goodwill and Intangible Assets

        At September 24, 2005, goodwill, net of accumulated amortization, was approximately $52.2 million. Other net intangible assets consisted of lease acquisition costs of $91.4 million, customer lists of $81.8 million, our trade name of $62.6 million and non-competition agreements of $0.5 million. Our policy is to evaluate our intangible assets, exclusive of goodwill, for impairment, when circumstances indicate that impairment may have occurred. These circumstances include, but are not limited to, a significant adverse change in legal factors or in the business climate, adverse action or assessment by a regulator, unanticipated competition or the loss of key personnel. We evaluate our intangible assets for impairment by comparing the expected undiscounted cash flows from the underlying stores or assets over their remaining asset lives to the net intangible asset values. Any intangible asset for which the projected undiscounted cash flow is insufficient to recover the asset's carrying value is considered impaired and would be written down to its net recoverable value based on discounted cash flows. Such write-downs would result in a non-cash charge to earnings. Goodwill is evaluated annually as of the year end balance sheet date as required under Statement of Financial Accounting Standards No. 142. Prior to the Acquisition, we utilized the market capitalization of our common stock in performing the required impairment test. Subsequent to the Acquisition we employed a market multiple valuation technique utilizing other public chain drug retailers. Our most recent evaluation did not indicate any impairment of goodwill; however, we may be required to perform an interim impairment review if circumstances similar to those listed above indicate that impairment may have occurred. We may be required to recognize an impairment charge at the time an interim or future annual impairment review is performed, depending in part on the estimated value of our market capitalization.

Other Loss Contingencies

        Liabilities for loss contingencies are recorded when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Loss contingencies often take years to resolve and can involve complicated litigation matters and potential regulatory actions, the outcomes of which are difficult to predict. At September 24, 2005 and December 25, 2004, we have recorded two loss contingencies representing (i) the estimated liability associated with the NLRB's decision in a litigation-related matter with the Allied Trades Council and (ii) other legal settlement costs of $1.0 million. At December 27, 2003, we had recorded two loss contingencies, representing (i) the estimated liability associated with the NLRB matter and our (ii) estimated portion of a potential settlement of an ongoing lawsuit between various retailers and a delivery driver's union.

Income Taxes

        Our effective tax rate was 44.9% in the thirty-nine weeks ended September 24, 2005, 25.5% in the predecessor period from December 28, 2003 through July 30, 2004, 38.8% in the successor period from July 31, 2004 through December 25, 2004, 27.1% in fiscal 2003 and 35.6% in fiscal 2002. The reduced tax rate experienced in the predecessor period of 2004 as compared to the prior year reflects the impact of the tax credits on our reduced pre-tax income generated in the predecessor period of 2004. The effective tax rate has been and is expected to continue to be a major factor in the determination of our profitability and cash flow. As such, a significant shift in the relative sources of our earnings, or changes in tax rules or interpretations, could have a material, adverse effect on our results of operations and cash flow. The decrease in our effective rate in 2003 as compared to 2002 is attributable to the impact of employment tax credits on significantly reduced pre-tax income, partially offset by incremental tax expense recorded in connection with the New York State legislation enacted during the second quarter of 2003, that eliminated deductions for royalty fee expenses paid to out of state affiliated companies. Employment tax credits represent the benefits earned by us for our participation in various Federal and state hiring incentive programs. These benefits are based on the number of qualifying employees hired and retained by us for a specified time period. Employees qualify for these hiring programs primarily as a result of their enrollment in various economic assistance programs. The annual increase in the value of the employment tax credits reflects the hiring of additional qualifying employees from year to year as a result of our continuing expansion and ongoing presence in the economically challenged regions within the New York greater metropolitan area.

Change in Accounting Method

        During the first quarter of 2002, we adopted a change in accounting method to convert from the retail dollar based first-in, first-out ("FIFO") method of inventory valuation to an item specific cost-based last-in, first-out ("LIFO") method of inventory valuation. This change resulted in a one-time non-cash after-tax charge of approximately $9.3 million, which was recorded in the first quarter of the 2002 fiscal year as the cumulative effect of an accounting change. Adoption of the specific cost LIFO method has resulted in the recognition of the latest item costs in our reported gross margins, and has made our results more comparable to those of other major retailers in our industry.

Seasonality

        The non-pharmacy business is seasonal in nature, with the Christmas holiday season generating a higher proportion of sales and earnings than other periods.

Inflation

        We believe that inflation has not had a material impact on our results of operations during the three years ended December 25, 2004 or in the first nine months of 2005.

Recently Issued Accounting Pronouncements

        In December 2002, FAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" was issued. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. We have not adopted such voluntary change to the fair value based method. In addition, this statement amends the disclosure requirements of FAS No. 123 to require prominent disclosures about the method of accounting for stock-based compensation and the effect of the method used on reported results. As required, we adopted the disclosure-only provisions of FAS No. 148 effective in 2002.

        In December 2004, SFAS No. 123R, "Share-Based Payment" was issued. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. The statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based transactions. The provisions of this statement are required to be adopted for interim or annual periods beginning after December 15, 2005. We are currently evaluating the effect of adopting this statement.

Quantitative and Qualitative Disclosures About Market Risk

        Our financial results are subject to risk from interest rate fluctuations on debt, which carries variable interest rates. Variable rate debt outstanding at September 24, 2005 included $139.8 million of borrowings under the amended asset-based revolving loan facility and $207.9 million under the senior secured floating rate notes. At September 24, 2005, the weighted average combined interest rate in effect on all variable rate debt outstanding was 7.13%. A 0.50% change in interest rates applied to the $347.7 million balance of floating rate debt would affect pre-tax annual results of operations by approximately $1.7 million. In addition, there were also $195.0 million of senior subordinated notes and $32,000 of senior convertible notes outstanding at September 24, 2005. The senior subordinated notes and senior convertible notes bear interest payable semi-annually at fixed rates of 9.75% and 3.75%, respectively, and are therefore not subject to risk from interest rate fluctuations.

        Variable rate debt outstanding at December 25, 2004 included $153.9 million of borrowings under the amended asset-based revolving loan facility and $160.0 million under the senior secured floating rate notes. At December 25, 2004, the weighted average combined interest rate in effect on all variable rate debt outstanding was 5.49%. A 0.50% change in interest rates applied to the $313.9 million balance of floating rate debt would affect pre-tax annual results of operations by approximately $1.6 million. In addition, there were also $195.0 million of senior subordinated notes and $32,000 of senior convertible notes outstanding at December 25, 2004. The senior subordinated notes and senior convertible notes bear interest payable semi-annually at fixed rates of 9.75% and 3.75%, respectively, and are therefore not subject to risk from interest rate fluctuations.

        On May 25, 2005 we entered into a hedging transaction through the acquisition of a "no cost collar." Under this arrangement, we capped our exposure on $130 million of LIBOR-based borrowings under the notes at a maximum LIBOR rate of 5.30%. In addition, we established a minimum "floor" LIBOR rate of 3.45%, in line with then current LIBOR rates. This hedging arrangement expires on June 16, 2008.

        The principal objective of our investment management activities is to maintain acceptable levels of interest rate and liquidity risk to facilitate our funding needs. As part of our risk management, we may use derivative financial products such as interest rate hedges and interest rate swaps in the future.

BUSINESS

General

        We are the largest drugstore chain in New York City, which is the largest drugstore market in the United States in terms of sales volume, representing approximately 5.4% of domestic U.S. drugstore sales. In 2004, we believe that we led the drugstore market in the New York metropolitan area in sales of both back-end and front-end categories. We have grown our market share from approximately 25% in 1999 to approximately 30% in 2003 in the New York metropolitan area, where we enjoy strong brand recognition. We believe our strong market share, concentrated distribution capabilities and proven operating experience results in our low operating costs as a percentage of sales. As of September 24, 2005, we operated 134 of our 249 stores in Manhattan's high-traffic business and residential districts, representing over twice as many stores as our next largest competitor in Manhattan. In addition, at September 24, 2005, we operated 82 stores in New York's densely populated outer boroughs and 33 stores in the surrounding New York and New Jersey suburbs, including the Hudson River communities of northeastern New Jersey. Since opening our first store in 1960, we have successfully executed a marketing and operating strategy tailored to the unique characteristics of New York City, the most densely populated major market in the United States. Sales of higher margin front-end items accounted for approximately 49% of our total sales in fiscal 2004 and approximately 51.2% of our total sales in the thirty-nine weeks ended September 24, 2005, the highest in the chain drug industry.

        We enjoy strong brand name recognition in the New York greater metropolitan area, which we believe results from our many locations in high-traffic areas of New York City, attractive window displays and signage, frequent radio advertising and the approximately 92 million shopping bags with the distinctive Duane Reade logo that were given to our customers in 2004. According to a survey conducted in the New York Metropolitan area approximately 95% of the people who live in Manhattan have shopped at a Duane Reade store.

        We have developed an operating strategy designed to capitalize on the unique characteristics of the New York greater metropolitan area, which include high-traffic volume, complex distribution logistics and high costs of occupancy, advertising and personnel. The key elements of our operating strategy are:

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  a convenient and value-oriented shopping experience;

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  a low cost operating structure supported by high per store sales volume and relatively low warehouse, distribution and advertising costs; and

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  a differentiated real estate strategy using flexible store formats.

        We believe that our competitive price format and broad product offerings provide a convenient and value-oriented shopping experience for our customers and help to build customer loyalty.

        Despite the high costs of operating in the New York greater metropolitan area, we have successfully achieved low operating cost margins due, in part, to high per store sales volume and relatively low warehouse, distribution and advertising costs. Our high volume stores generally allow us to effectively leverage occupancy costs, payroll and other store expenses. Our approximately 506,000 square foot primary distribution facility is centrally located in Maspeth, Queens, New York City. The facility is located within ten miles of approximately 85% of our stores, and none of our retail locations are more than approximately 50 miles from this facility. During fiscal 2003, we opened an additional approximately 165,000 square foot warehouse support facility in North Bergen, New Jersey that replaced 60,000 square feet of public warehouse space previously used by us. This support facility, which is used for seasonal and other slower-moving merchandise, enjoys similar proximity to most of our New York City locations while providing additional capacity and closer proximity to our expanding group of stores located in New Jersey. We believe that these two central locations result in our relatively low warehouse and distribution costs as a percentage of sales.

        We have demonstrated our ability to successfully operate stores using a wide variety of store configurations and sizes. Rather than confine our stores to a single, standardized format, we successfully adapt our store design to a variety of sizes and configurations. We believe this strategy provides us with a competitive advantage, as many of our competitors target more standardized spaces, which are difficult to find in the New York greater metropolitan area. For example, our store sizes range from under 500 to 17,200 square feet, and we operate 45 bi-level stores. Our guiding principle in store selection has not been the shape of the space, but rather its strategic location in high-traffic areas in order to provide greater convenience to our customers. In addition, our management team has extensive experience with, and knowledge of, the New York greater metropolitan real estate market, allowing us to quickly and successfully pursue attractive real estate opportunities.

        As of September 24, 2005, we operated 249 stores, 16 of which were opened during fiscal 2004 and five of which were opened in the thirty-nine weeks ended September 24, 2005. During fiscal 2003, 2002 and 2001, we opened 17 stores, 32 stores and 31 stores, respectively. We closed eleven stores in the first nine months of 2005, two stores in 2004, four stores in each of 2003 and 2002, and we closed one store in 2001 and lost two stores as a result of the September 11 terrorist attack on the World Trade Center. Among the 21 new stores we opened during 2004 and the first nine months of 2005, 12 were in Manhattan, five were in the outer boroughs of New York City and four were in the densely populated, nearby suburbs. As of September 24, 2005, approximately 54% of our stores were in Manhattan, 33% were in the outer boroughs and 13% were located outside New York City. At September 24, 2005, we occupied 1.7 million square feet of retail space, approximately 3% less than at the end of fiscal 2004 and approximately 75% more than at the end of fiscal 1998. Approximately 47% of the stores we operated at September 24, 2005 had been opened since the beginning of fiscal 2000.

Company Operations

Front-End Merchandising

        Our overall front-end merchandising strategy is to provide a broad selection of competitively priced, branded and private label drugstore products available in the New York greater metropolitan area. To further enhance customer service and loyalty, we attempt to maintain a consistent in-stock position in all merchandise categories. We offer brand name and private label health and beauty care products (including over-the-counter items), food and beverage items, tobacco products, cosmetics, housewares, greeting cards, photofinishing services, photo supplies, seasonal and general merchandise and other products. Health and beauty care products represent our highest volume product categories. We allocate ample shelf space to popular brands of health and beauty care products. We also offer large sizes, which we believe appeal to the value consciousness of many New York consumers. We place convenience items, such as candy, snacks and seasonal goods, near the check-out registers to provide all customers with optimum convenience and to stimulate impulse purchases, while allowing the store employees to monitor those product categories that are particularly susceptible to theft.

        In addition to a wide array of branded products, we also offer our own private label products. Private label products provide customers with high-quality, lower priced alternatives to brand name products, while generating higher gross profit margins than brand name products. These offerings also enhance our reputation as a value-oriented retailer. We currently offer in excess of 900 private label products, which, in the first thirty-nine weeks ended September 24, 2005, accounted for approximately 7.8% of non-pharmacy sales. We are targeting an expansion of our private label products to approximately 11% of front-end sales over the next three years. We believe that our strong brand image, reputation for quality and reliability in the New York City market, and our economies of scale in purchasing allow us to effectively manage an increasing assortment of private label goods that offer an alternative for increased value to the consumer with higher profitability than comparable branded products.

        We offer next-day photofinishing services in all of our stores, and from fiscal 2002 through 2004 we increased the number of stores with one-hour photofinishing departments from 33 to 105 stores. We believe that photofinishing services contribute significantly to sales of other merchandise categories because of the customer traffic increases that result from the customer visiting a store twice, in order to drop off film or digital media and to pick up the processed photos. Our photofinishing business has recently experienced negative growth as the industry as a whole experiences declines in use of traditional technologies and as we have made the transition to digital photofinishing. Our digital photofinishing business may not grow as expected.

        We complement our product offerings with additional customer services such as ATMs, sales of lottery tickets and money transfer services. We believe these services enhance our convenience image and promote stronger customer loyalty.

Pharmacy

        We believe that our pharmacy business will continue to contribute significantly to our growth. We also believe that a larger pharmacy business will enhance customer loyalty and generate incremental customer traffic, which we believe is likely to increase sales of our wide variety of over-the-counter drugs and other non-pharmacy merchandise. Our prescription drug sales, as reflected by same-store pharmacy sales, grew by 0.7% in the first nine months of 2005 compared to the corresponding period in 2004, 5.0% in 2004 compared to 2003, and by 7.5% in 2003 compared to 2002. Sales of prescription drugs including resales of certain retail inventory, represented 48.8% of total sales in the thirty-nine weeks ended September 24, 2005, compared to 51.0% of total sales in 2004, 46.7% of total sales in 2003 and 44% of total sales in 2002. The number of generic prescriptions filled represented 47.5% of total prescriptions filled in the first nine months of 2005, as compared to 42.3% of total prescriptions filled in 2004, 40.3% of total prescriptions filled in 2003 and 39.0% of total prescriptions filled in the 2002 fiscal year. The percentage of generic prescriptions dispensed increased by 4% in 2004, resulting in a reduction of the pharmacy same-store sales increase by approximately 2.9%, but an increase in gross margin per prescription dispensed. The trend of increases in generic prescriptions filled is the result of several high volume branded drug patent expirations that have enabled the introduction of lower cost generic alternatives. We have also made several operational changes to improve overall consumer awareness of generic alternatives.

        We believe that our extensive network of conveniently located stores, strong local market position, pricing policies and reputation for high quality healthcare products and services provide a competitive advantage in attracting pharmacy business from individual customers as well as managed care organizations, insurance companies, employers and other third party payers. The percentage of our total prescription drug sales covered by third party plans increased to approximately 92.6% in the thirty-nine weeks ended September 24, 2005 as compared to approximately 92.3% in 2004, approximately 91.4% in 2003 and approximately 90.2% in 2002.

        Gross margins on sales covered by third party plans are generally lower than other prescription drug sales because of the highly competitive nature of pricing for this business and the purchasing power of third party plans. During 2003, President Bush signed the Medicare Drug Act, which created a new Medicare Part D benefit that will expand Medicare coverage of prescription drugs for senior citizens not participating in third party plans. Those customers represent less than 2% of our total revenue. This new Medicare coverage is scheduled to take effect in 2006 and is expected to result in decreased pharmacy margins resulting from lower reimbursement rates than our current margins on prescriptions that are not subject to third party plan reimbursement. In June 2004, a temporary senior citizen prescription drug discount program furnished under this Medicare legislation was implemented as a means of providing limited benefits to senior citizens until the full Medicare program takes effect in 2006. This temporary program has also resulted in lower pharmacy margins than those previously realized on prescriptions that are not subject to third party plan reimbursement. Based on our experience, we expect, over time, that increased utilization of prescription drugs by senior citizens participating in the new programs (that previously were cash paying customers) will offset the effect of lower margins on our revenues, although we are not certain this will occur. State Medicaid programs that provide prescription benefits to low income households and individuals have historically represented approximately 23% of our retail pharmacy sales.

        We believe that the higher volume of pharmacy sales to third party plan customers offsets these lower gross profit margins and allows us to leverage other fixed store operating expenses. In addition, we believe that increased third party plan sales generate additional general merchandise sales by increasing customer traffic in our stores. As of September 24, 2005, we had contracts with over 200 third party plans, including virtually all major third party plans in our market areas. During fiscal 2004, New York Medicaid, the largest third party payer, represented approximately 19.3% and 9.8% of our pharmacy and chain sales, respectively.

        Medicaid reimbursement rates to drugstore providers are regulated under state administered programs. Over the last two years, a number of states experiencing budget deficits have moved to reduce Medicaid reimbursement rates to participating drugstore providers. In fiscal 2003 and again in fiscal 2004, New York State reduced Medicaid and EPIC prescription reimbursement rates, adversely impacting our pharmacy gross margins. New Jersey also reduced Medicaid reimbursement rates during 2003. The New York State legislature has also approved increases in co-payments by $1.00 per prescription for branded drugs and $0.50 per prescription for generics in the new budget which took effect on July 1, 2005. Under the Medicaid guidelines, providers cannot refuse to dispense prescriptions to Medicaid recipients who claim that they do not have the means to pay the required co-payments. Most Medicaid recipients do in fact decline to make the co-payments, resulting in the requirement for the provider to absorb this cost. These increased co-payments for NY Medicaid are expected to result in reduced reimbursements of approximately $1.4 million per year. Recently, Congress has been considering certain additional changes to reduce reimbursement formulas for state Medicaid programs. These changes, if enacted and passed on to providers through the state reimbursement formulas, would adversely impact our future pharmacy gross margins.

        In an effort to offset some of the adverse pharmacy gross margin impacts from the trends discussed above, there has been an intensified effort on the part of retailers to support increased utilization of lower priced but higher margin generic prescriptions in place of branded medications. Improved generic utilization rates as well as increased purchases direct from manufacturers rather than through wholesalers enabled us to achieve improved gross margins on pharmacy retail sales during 2004 and in the first half of 2005.

        The rate of growth in pharmacy sales significantly declined during 2003 and 2004 and continued during 2005 as it has for most other chain drug retailers in our industry. This is attributable to a number of factors, including a decline in demand for hormonal replacement medications, increasing third party plan co-payments, negative publicity surrounding certain arthritis medications, conversion of certain prescription drugs to over-the-counter status increased mail order and internet penetration and generally high levels of unemployment relative to the U.S. average that reduce the number of customers with prescription coverage insurance plans. These trends, along with the continued pressure on the part of third party plans to reduce reimbursement rates to participating providers, combined with a number of other factors to reduce our overall profitability during 2003 and 2004 and the first nine months of 2005.

        In 1999, we launched our central fill facility, a service initiative aimed at improving customer service at our higher volume pharmacies and, we believe, the first of its kind in the chain drugstore industry. Our central fill facility, which receives orders via internet, phone or fax from customers and physicians, determines which prescriptions can be most efficiently filled centrally and forwards the balance to the local stores. The selected prescriptions are filled and then delivered to the appropriate store in advance of the scheduled pickup, thereby reducing waiting times during peak periods.

        We believe the central fill facility has several distinct advantages. One such advantage is improved inventory management, as stores supported by the facility are able to reduce their on-hand quantities of higher cost, slower turning drugs. We believe this is a substantial advantage because a majority of available drugs are prescribed infrequently. The 1,000 most popular drugs sold by us account for more than 90% of all prescription purchases by our customers, with the remaining 1,500 accounting for less than 10%. We believe it is more efficient to keep the bulk of this less frequently requested inventory in a central location rather than spread throughout the stores.

        Dispensing accuracy can also be improved through the central fill facility because it permits the utilization of large, automated dispensing machines, which would be too expensive for use in individual stores. We believe the cost of filling prescriptions is reduced and customer service is enhanced because in-store pharmacy staff members have more time to handle prescriptions required on a more immediate basis, as well as to provide customer counseling. At December 25, 2004, this facility serviced 128 of our stores and handled approximately 3,300 prescriptions per day, reflecting an increase of more than 5% compared to the daily volume at the end of fiscal 2003.

        Another important component of our pharmacy growth strategy is the continued acquisition of customer prescription files from independent pharmacies in market areas currently served by existing Duane Reade stores. In 2004, we purchased the prescription files of eight pharmacies and we purchased the prescription file of four additional pharmacies in the first nine months of 2005. When appropriate, we will retain the services of the corresponding pharmacist, whose personal relationship with the customers generally enhances the retention rate of customers associated with the purchased file. Given the large number of independent pharmacies in the New York greater metropolitan area, we believe that these stores present additional future acquisition opportunities.

        All of our pharmacies are linked by computer systems that enable them to provide customers with a broad range of services. Our pharmacy computer network profiles customer medical and other relevant information, supplies customers with information concerning their drug purchases for income tax and insurance purposes and prepares prescription labels and receipts. The computer network also expedites transactions with third party plans by electronically transmitting prescription information directly to the third party plan and providing on-line adjudication. At the time of sale, on-line adjudication confirms customer eligibility, prescription coverage, pricing and co-payment requirements and automatically bills the respective plan. On-line adjudication also reduces losses from rejected claims and eliminates a portion of our administrative burden related to the billing and collection of receivables and related costs.

        During 2003, we piloted an in-store pharmacy kiosk system that enables customers to interact with a pharmacist located at our central fill facility. These kiosks also contain a digital scanning device designed to transmit customers' prescriptions to our central fill facility for processing and delivery to the customer's store of choice or directly to the customer through our home delivery service. The kiosks are designed to reduce store-level wait times while providing a more cost-effective means of servicing customers during peak activity periods. At September 24, 2005 there were approximately 57 kiosks operating in remote locations, including hospitals, physician's offices, independent living facilities and major employers.

Internet

        In 1999, we launched an interactive website, www.duanereade.com, which customers may use to access company information, refill prescriptions and purchase over-the-counter medications as well as health and beauty care products and other non-pharmacy items. Internet-based purchases are available for both front-end and pharmacy products and can be delivered directly to the customer or made available at the customer's store of choice for pickup. Our strategy has been to develop the website as an additional vehicle to deliver superior customer service, further supporting our strength as a "brick-and-mortar" retailer. While sales generated on the website to date have been immaterial to our business overall, we believe www.duanereade.com has better positioned us to mitigate some of the adverse impact of mail-order and internet-based pharmacy distributors.

Store Operations

        Our stores range in size from under 500 to 17,200 square feet, with an average of 6,957 square feet per store as of September 24, 2005. Our stores are designed to facilitate customer movement and convenience. We believe that our shelf configurations allow customers to find merchandise easily and allows store managers, security guards, cashiers and stock clerks to effectively monitor customer behavior. We attempt to group merchandise logically in order to enable customers to locate items quickly and to stimulate impulse purchases.

        We establish each store's hours of operation in an attempt to best serve customer traffic patterns and purchasing habits and to optimize store labor productivity. Most stores in Manhattan's business districts are generally open five days per week. In residential and certain business/shopping districts, stores are open six or seven days per week, with a heavy emphasis on convenient, early morning openings and late evening closings. At September 24, 2005, 51 of our stores were open 24 hours a day. We intend to continue to identify stores where we believe extended operating hours would improve customer service and convenience and contribute to our profitability. Many of our stores offer delivery services as an added customer convenience. Customers can arrange for delivery by phone, fax, internet or at the store. Each store is supervised by a store manager and one or more assistant store managers. Stores are supplied by deliveries from our primary warehouse located in Maspeth, Queens, New York City and, for certain seasonal items, from our secondary distribution facility located in North Bergen, New Jersey, from one to as many as five times per week based on their volume and size constraints. This delivery frequency allows the stores to maintain a high in-stock position, maximize utilization of store selling space and minimize the amount of inventory required to be in the stores.

Purchasing and Distribution

        We purchase approximately 95% of our non-pharmacy merchandise directly from manufacturers. We distribute approximately 84% of our non-pharmacy merchandise through our warehouses and receive direct-to-store deliveries for approximately 16% of our non-pharmacy purchases. Direct-to-store deliveries are made primarily for greeting cards, photofinishing, convenience foods and beverages. In total, we purchase from over 1,000 vendors. We believe that there are ample sources of supply for the merchandise we currently sell, and that the loss of any one non-pharmacy supplier would not have a material effect on our business.

        We manage non-pharmacy purchasing through a combination of forward buying and vendor discount buying in ways that we believe maximize our buying power. For example, we use a computerized forecasting and inventory investment program that is designed to determine optimal forward buying quantities before an announced or anticipated price increase has been implemented. By forward buying, we stock up on regularly carried items when manufacturers temporarily reduce the cost of goods or when a price increase has been announced or is anticipated. Forward buying activity has the potential to influence our inventory levels.

        We generally purchase prescription medications under long-term supply agreements. Approximately 43% of our pharmacy inventory at September 24, 2005 was shipped directly to our stores on a consignment basis.

        We currently operate two warehouses, one of which is centrally located in Maspeth, Queens, New York City, and the other of which is located in the northern New Jersey community of North Bergen. The primary Maspeth warehouse, which is approximately 506,000 square feet, is located within ten miles of approximately 85% of our stores, and within approximately 50 miles of our farthest outlying locations. The North Bergen location, which is used for seasonal and other slower-moving merchandise, is also located within a convenient distance of a majority of our stores. The close proximity of the warehouses to the stores allows us to supply the stores frequently, thereby minimizing inventory and maximizing distribution economies. We also operate a fleet of trucks and vans, which we use for deliveries from the warehouses to the stores.

Advertising and Promotion

        We regularly promote key items at reduced retail prices during promotional periods. We also use store window banners and in-store signs to communicate savings and value to shoppers. We distributed over 92 million bags with the highly recognizable Duane Reade logo in 2004, helping to promote our name throughout the New York greater metropolitan area. We usually do not rely heavily on distributed print media to promote our core market stores but, because of our strong brand recognition and high-traffic locations, we typically rely on store window signage and displays as our primary method of advertising. We also employ radio advertising that focuses on our convenient locations and timely seasonal promotions.

        In November 1999, we launched the Dollar Rewards Club, the first major chain-wide "loyalty card" in the drugstore industry, to provide frequent shoppers with additional discounts. Membership currently exceeds 4.0 million members. Our recent statistics indicate that the average Dollar Rewards card member spends approximately 45% more per visit than does a non-member. The Dollar Rewards Club promotional offerings were expanded during the first quarter of 2005 to include an ongoing program of customer awards based on the dollar value of purchases. The loyalty card also enables us to tailor many of our promotions to the needs of these more frequent shoppers. Members of the Dollar Rewards Club may use their loyalty cards when making purchases through our website, www.duanereade.com.

Management Information Systems

        We have modern pharmacy and inventory management information systems. We use scanning point-of-sale, or POS, systems in each of our stores. These systems allow better control of pricing, inventory and shrink. POS also provides sales analysis that allows for improved labor scheduling and helps optimize product shelf space allocation and design by allowing detailed analysis of stock-keeping unit sales.

        We utilize a fully automated computer-assisted merchandise replenishment system for store front-end orders sourced through our distribution centers. This system uses item-specific and store-specific sales history to produce "suggested" orders for each store, which can be accepted or modified by the stores before being released to the distribution centers.

        We use radio frequency hand held scanning devices to communicate directly with our central processor located at our headquarters facility and permit real-time updates of adjustments to on-hand quantities in our perpetual inventory system. These devices are also used to support inventory ordering, transfers, price changes and direct store deliveries. In 2002, we completed the implementation of a full chain-wide specific item cost-based inventory tracking and valuation system. We believe this system provides improved controls over inventory management and shrink-related losses. During 2003, we implemented a new computerized in-store shelf labeling system designed to improve pricing accuracy, upgrade our ability to communicate item prices to our customers and reduce the costs associated with processing weekly price changes.

Competition

        Our stores compete on the basis of convenience of location and store layout, product mix, selection, customer service and price. The New York City drugstore market is highly fragmented due to the complexities and costs of doing business in the most densely populated area of the country. We believe the diverse labor pool, local customer needs and complex real estate market in New York City all favor regional chains and independent operators that are familiar with the market. We tailor our store format to meet all of these requirements, which has proven successful in the business and residential neighborhoods of Manhattan, as well as the outer boroughs and surrounding areas.

        Our primary competition comes from over 700 independent pharmacies located in New York City, as well as stores operated by major drugstore chains including CVS, Rite Aid, Eckerd and Walgreens. We believe that we have significant competitive advantages over independent drugstores in New York City. These include purchasing economies of scale, two strategically located warehouses that minimize store inventory and maximize selling space, a broad line of in-stock, brand name merchandise, the ability to offer a broad range of value-oriented private label products and a convenient store format. Against major drug chain competition, we enjoy the advantages of strategically located warehouses, a larger number of convenient locations and greater experience operating stores in the New York greater metropolitan area.

        We also compete to a lesser extent with other classes of retail trade, including supermarkets, mass merchants and Canadian imports. We believe that our concentration in the densely populated New York City market limits the ability of big box retailers and supermarkets to expand meaningfully in many of our prime trading areas.

        An adverse trend for drugstore retailing has been the rapid growth in mail-order and internet-based prescription processors. These prescription distribution methods have grown in market share relative to drugstores as a result of the rapid rise in drug costs experienced in recent years. Mail-order prescription distribution methods are perceived by employers and insurers as being less costly than traditional distribution methods and are being mandated by an increasing number of third party pharmacy benefit managers, many of which also own and manage mail-order distribution operations. In addition to these forms of mail-order distribution, there have also been an increasing number of internet-based prescription distributors that specialize in offering certain high demand lifestyle drugs at deeply discounted prices. A number of these internet-based distributors operate illicitly and outside the reach of regulations that govern legitimate drug retailers. These alternate distribution channels have acted to restrain the rate of sales growth for traditional chain drug retailers in the last few years.

        Drugstore chains have increased their market share from 40.0% of prescription sales in 1996 to 42.0% in 2004, while mail-order market share has increased from approximately 12.0% in 1996 to approximately 18.0% in 2004, predominantly at the expense of independent drug retailers. We expect the increase in market share for mail-order to continue, which will continue to restrain growth for market participants and cause negative pricing pressure. While mail-order market shares are expected to continue to increase, we believe that the use of mail-order is limited due to the time delay associated with mail-order sales, which limits the ability of customers to use this channel to obtain drugs to treat acute conditions. Approximately 45% of our new prescriptions are for acute cases. Further, we believe the cost savings associated with mail-order prescriptions are generally achieved through large volume orders, and typically orders of less than a 90-day supply will cost the same or more than a retail purchase due to shipping costs.

Government Regulation

        Our business is subject to extensive federal, state and local regulations. These regulations cover required qualifications, day to day operations, reimbursement and documentation of activities. We continuously monitor the effects of regulatory activity on our pharmacy and non-pharmacy related operations.

Licensure and Registration Laws

        New York and New Jersey require that companies operating a pharmacy within the state be licensed by the state board of pharmacy. We currently have pharmacy licenses for each pharmacy we operate in New York and New Jersey including our central fill facility. The central fill facility is separately licensed by the New York State Board of Pharmacy. In addition, our pharmacies are required to be registered with state and federal authorities under statutes governing the regulation of controlled substances. Pharmacists who provide services on our behalf are required to obtain and maintain professional licenses and are subject to state regulations regarding professional standards of conduct. Each of our pharmacists located in New York is required to be licensed by the State of New York. The State of New Jersey requires the pharmacists employed at our stores in New Jersey to be licensed.

Medicare and Medicaid

        The pharmacy business operates under regulatory and cost containment pressures from federal and state legislation primarily affecting Medicaid and, to a lesser extent, Medicare.

        We receive reimbursement from government sponsored third party plans, including Medicaid and Medicare, non-government third party plans such as managed care organizations and also directly from individuals (i.e. private-pay). For the 2005 fiscal year, our pharmacy payer mix, as a percentage of total prescription sales, was approximately 68% managed care organizations, 24% Medicaid/Medicare and 8% private-pay. Pricing for private-pay patients is based on prevailing regional market rates. However, federal laws and regulations contain a variety of requirements relating to the reimbursement and furnishing of prescription drugs under Medicaid. First, states are given authority, subject to applicable standards, to limit or specify conditions for the coverage of some drugs. Second, as discussed below, federal Medicaid law establishes standards for pharmacy practice, including patient counseling and drug utilization review. Third, federal regulations impose reimbursement requirements for prescription drugs furnished to Medicaid beneficiaries. Prescription drug benefits under Medicare will be paid pursuant to the recently enacted Medicare Prescription Drug, Improvement and Modernization Act of 2003 (RL 108-173), or the Medicare Drug Act, which created the Medicare Part D benefit that will become effective on January 1, 2006. The effect of the Medicare Drug Act and the Medicare Part D benefit on our business is uncertain at this time. In addition to requirements mandated by federal law, individual states have substantial discretion in determining administrative, coverage, eligibility and reimbursement policies under their respective state Medicaid programs that may affect our pharmacy operations.

        The Medicare and Medicaid programs are subject to statutory and regulatory changes, retroactive and prospective rate adjustments, administrative rulings, executive orders and freezes and funding restrictions, all of which may significantly impact our pharmacy operations. We cannot assure you that payments for pharmaceuticals under the Medicare and Medicaid programs will continue to be based on current methodologies or even remain similar to present levels. We may be subject to rate reductions as a result of federal or state budgetary constraints or other legislative changes related to the Medicare and Medicaid programs including, but not limited to, the Medicare Part D drug benefit. In fiscal 2003 and again in fiscal 2004, New York State reduced Medicaid and EPIC prescription reimbursement rates, adversely impacting our pharmacy gross margins. New Jersey also reduced Medicaid reimbursement rates during 2003. As of August 1, 2005, copayments for New York Medicaid recipients were increased by $1.00 per prescription for branded drugs and $0.50 per prescription for generic drugs.

Fraud and Abuse Laws

        We are subject to federal and state laws and regulations governing financial and other arrangements between healthcare providers. Commonly referred to as the Fraud and Abuse laws, these laws prohibit certain financial relationships between pharmacies and physicians, vendors and other referral sources. During the last several years, there has been substantially increased scrutiny and enforcement activity by both government agencies and the private plaintiffs' bar relating to pharmaceutical marketing practices under the Fraud and Abuse laws. Five of the largest retail pharmacies in the U.S. were served with document requests in connection with a Congressional investigation into Medicaid fraud, waste and abuse. Violations of Fraud and Abuse laws and regulations could subject us to, among other things, significant fines, penalties, injunctive relief, pharmacy shutdowns and possible exclusion from participation in federal and state healthcare programs, including Medicare and Medicaid. Changes in healthcare laws or new interpretations of existing laws may significantly affect our pharmacy business. Some of the Fraud and Abuse Laws that have been applied in the pharmaceutical industry include:

        Federal Anti-Kickback Statute:    The federal anti-kickback statute, Section 1128B(b) of the Social Security Act (42 U.S.C. 1320a-7b(b)), prohibits, among other things, the knowing and willful offer, payment, solicitation or acceptance of remuneration, directly or indirectly, in return for referring an individual to a provider of services for which payment may be made in whole or in part under a federal healthcare program, including the Medicare or Medicaid programs. Remuneration has been interpreted to include any type of cash or in-kind benefit, including long-term credit arrangements, gifts, supplies, equipment, prescription switching fees, or the furnishing of business machines. Several courts have found that the anti-kickback statute is violated if any purpose of the remuneration, not just the primary purpose, is to induce referrals.

        Potential sanctions for violations of the anti-kickback statute include felony convictions, imprisonment, substantial criminal fines and exclusion from participation in any federal healthcare program, including the Medicare and Medicaid programs. Violations may also give rise to civil monetary penalties in the amount of $50,000, plus treble damages.

        Although we believe that our relationships with vendors, physicians, and other potential referral sources have been structured in compliance with Fraud and Abuse laws, including the federal anti-kickback statute, the Department of Health and Human Services has acknowledged in its pharmaceutical industry compliance guidance that many common business activities potentially implicate the anti-kickback statute. We cannot offer any assurance that a government enforcement agency, private litigant, or court will not interpret our business relations to violate the Fraud and Abuse laws.

        The False Claims Act:    Under the False Claims Act, or the FCA, civil penalties may be imposed upon any person who, among other things, knowingly or recklessly submits, or causes the submission of false or fraudulent claims for payment to the federal government, for example in connection with Medicare and Medicaid. Any person who knowingly or recklessly makes or uses a false record or statement in support of a false claim, or to avoid paying amounts owed to the federal government, may also be subject to damages and penalties under the False Claims Act.

        Moreover, private individuals may bring qui tam, or "whistle blower," suits under the False Claims Act, and may receive a portion of amounts recovered on behalf of the federal government. Such actions must be filed under seal pending their review by the Department of Justice. Penalties of between $5,500 and $11,000 and treble damages may be imposed for each violation of the FCA. Several federal district courts have held that the False Claims Act may apply to claims for reimbursement when an underlying service was delivered in violation of other laws or regulations, including the anti-kickback statute.

        In addition to the False Claims Act, the federal government has other civil and criminal statutes, which may be utilized if the government suspects that we have submitted false claims. Criminal provisions that are similar to the False Claims Act provide that if a corporation is convicted of presenting a claim or making a statement that it knows to be false, fictitious or fraudulent to any federal agency, it may be fined not more than twice any pecuniary gain to the corporation, or, in the alternative, no more than $500,000 per offense. Many states also have similar false claims statutes that impose liability for the types of acts prohibited by the FCA, and bills for state false claims laws similar to the federal FCA have recently been introduced in the New York and New Jersey legislatures. Finally, the submission of false claims may result in termination of our participation in federal or state healthcare programs. Members of management and persons who actively participate in the submission of false claims can also be excluded from participation in federal healthcare programs.

        We believe that we have sufficient procedures in place to provide for the accurate completion of claim forms and requests for payment. Nonetheless, given the complexities of the Medicare and Medicaid programs, we may code or bill in error, and such claims for payment may be treated as false claims by the enforcing agency or a private litigant.

Drug Utilization Review

        The Omnibus Budget Reconciliation Act of 1990, or OBRA 90, establishes a number of regulations regarding state Medicaid prescription drug benefits. Although OBRA 90 primarily focuses on drug manufacturers' obligations to provide drug rebates under state Medicaid programs, it also requires states to create drug utilization review, or DUR, requirements in order to combat fraud, abuse, gross overuse, inappropriate or medically unnecessary care as well as to educate patients about potential adverse reactions. DUR requires pharmacists to discuss with patients relevant information in connection with dispensing drugs to patients. This information may include the name and description of the medication, route and dosage form of the drug therapy, special directions and precautions for patients, side effects, storage, refill and what a patient should do upon a missed dosage. Under DUR requirements, pharmacists are also required to make a reasonable effort to obtain the patient's identification information, medical and drug reaction history and to keep notes relevant to an individual's drug therapy. We believe our pharmacists provide the required drug use consultation with our customers.

Healthcare Information Practices

        The Health Insurance Portability and Accountability Act of 1996, or HIPAA, sets forth standards for electronic transactions; unique provider, employer, health plan and patient identifiers; security and electronic signatures as well as privacy protections relating to the exchange of individually identifiable health information. The Department of Health and Human Services, or DHHS, has released several rules mandating compliance with the standards set forth under HIPAA. We believe our pharmacies achieved compliance with DHHS's standards governing the privacy of individually identifiable health information that became effective on April 14, 2003 and DHHS's standards governing the security of electronically stored health information that became effective April 20, 2005. In addition, we have implemented the uniform standards governing common healthcare transactions by the required compliance date of October 16, 2003. Finally, management has taken or will take all necessary steps to achieve compliance with other HIPAA rules as applicable, including the standard unique employer identifier rule, the standard health care provider identifier rule and the enforcement rule.

        We continue to evaluate the effect of the HIPAA standards on our business. At this time, management believes that our pharmacies have taken all appropriate steps to achieve compliance with the HIPAA requirements. Moreover, HIPAA compliance is an ongoing process that will require continued attention and adaptation even after the official compliance dates. Management does not currently believe that the cost of compliance with the existing HIPAA requirements will be material to us; however, management cannot predict the cost of future compliance with HIPAA requirements. Noncompliance with HIPAA may result in criminal penalties and civil sanctions. The HIPAA standards have increased our regulatory and compliance burden and have significantly affected the manner in which our pharmacies use and disclose health information, both internally and with other entities.

        In addition to the HIPAA restrictions relating to the exchange of healthcare information, individual states have adopted laws protecting the confidentiality of patient information which impact the manner in which pharmacy records are maintained. Violation of patient confidentiality rights under common law, state or federal law could give rise to damages, penalties, civil or criminal fines and/or injunctive relief. We believe that our pharmacy operations and prescription file-buying program are in compliance with federal and state privacy protections. However, an enforcement agency or court may find a violation of state or federal privacy protections arising from our pharmacy operations or our prescription file-buying program.

Healthcare Reform and Federal Budget Legislation

        In recent years, Congress has passed a number of federal laws that have created major changes in the healthcare system. In December 2000, the Medicare, Medicaid and SCHIP Benefits Improvement and Protection Act of 2000, or BIPA, was signed into law.

        BIPA addressed attempts to modify the calculation of average wholesale prices of drugs, or AWPs, upon which Medicare and Medicaid pharmacy reimbursement has been based. The federal government has been actively investigating whether pharmaceutical manufacturers have been improperly manipulating average wholesale prices, and several pharmaceutical manufacturers have paid significant civil and criminal penalties to resolve litigation relating to allegedly improper practices affecting AWP.

        In response to BIPA and other criticisms of AWP pricing methodologies, the recently enacted Medicare Drug Act described above contains a number of drug pricing reforms, some of which were effective January 1, 2004. The new Medicare Part D drug benefit goes into effect on January 1, 2006. Prior to January 1, 2006, Medicare beneficiaries are able to receive some assistance with their prescription drug costs through a prescription drug discount card program which began in June, 2004. This discount card program gives enrollees access to negotiated discount prices for prescription drugs.

        [On January 28, 2005, the Centers for Medicare and Medicaid Services, or CMS, published a final rule to implement the Medicare Part D drug benefit. Under the Medicare Part D drug benefit, Medicare beneficiaries will be able to enroll in prescription drug plans offered by private entities or, to the extent private entities fail to offer a plan in a given area, through a government contractor. Medicare Part D prescription drug plans will include both plans providing the drug benefit on a stand alone basis and Medicare Advantage plans that provide drug coverage as a supplement to an existing medical benefit under the applicable Medicare Advantage plan. Pursuant to the CMS final rule, we will be reimbursed for drugs that we provide to enrollees of a given Medicare Part D prescription drug plan in accordance with the terms of the agreements negotiated between the Medicare Part D plan and us. We accept most Medicare Part D plans in our market areas. The amount of reimbursement to us under Medicare Part D plans is less than the amount under New York and New Jersey state Medicaid, and generally less than than traditional non-governmental third-party plans. CMS is continuing to issue subregulatory guidances on many additional aspects of the CMS final rule. We are monitoring these government pronouncements and statements of guidance and we cannot predict at this time the ultimate effect of the CMS final rule or other potential developments relating to its implementation on our business or results of operations.]

        Beginning January 1, 2005, many drugs have been reimbursed under new pricing methodologies. Although reporting obligations that currently arise under the AWP system and Medicaid Best Price statutes are imposed on pharmaceutical manufacturers, current and future changes in pricing methodologies may affect reimbursement rates, pharmaceutical marketing practices and the offering of discounts and incentives to purchasers, including retail pharmacies, in ways that are uncertain at this time.

        It is uncertain at this time what additional healthcare reform initiatives, if any, will be implemented, or whether there will be other changes in the administration of governmental healthcare programs or interpretations of governmental policies or other changes affecting the healthcare system. We cannot assure you that future healthcare or budget legislation or other changes, including those referenced above, will not materially adversely impact our pharmacy business.

Non-Healthcare Licenses

        We have been granted cigarette tax stamping licenses from the State of New York and the City of New York, which permit us to buy cigarettes directly from the manufacturers and stamp the cigarettes ourselves. Our stores possess cigarette tax retail dealer licenses issued by the State of New York, the City of New York and the State of New Jersey. In addition, a number of our stores possess beer licenses issued by the State of New York. We seek to comply with all of these licensing and registration requirements and continue to actively monitor our compliance. By virtue of these license and registration requirements, we are obligated to observe certain rules and regulations, and a violation of these rules and regulations could result in suspension or revocation of one or more licenses or registrations and/or the imposition of monetary penalties or fines.

Minimum Wage Requirements

        We are also impacted by recent legislation in states to increase the minimum hourly wages above the federal minimum of $5.15. New York State increased the minimum hourly wage from $5.15 to $6.00 on January 1, 2005 with further scheduled increases to $6.75 on January 1, 2006 and $7.15 on January 1, 2007. The New Jersey legislature has approved increases in the minimum hourly wage from $5.15 to $6.15 on October 1, 2005 and to $7.15 on October 1, 2006. While these increases will impact our cost of labor, we believe we can offset a significant portion of these cost increases through initiatives designed to further improve our labor efficiency.

Employees

        As of September 24, 2005, we had approximately 6,100 employees, 80% of whom were full-time. Unions represent approximately 4,100 of our employees. Non-union employees include employees at corporate headquarters, store and warehouse management and most part-time employees, as well as approximately 40% of our store pharmacists. The distribution facility employees are represented by the International Brotherhood of Teamsters, Chauffeurs and Warehousemen and Helpers of America, Local 210. Our three year contract with this union expired on August 31, 2005. Effective September 1, 2005, Duane Reade and Local 210 agreed on a successor collective bargaining agreement which will expire on August 31, 2008. Local 210 represents approximately 300 employees in our Maspeth, New York and North Bergen, New Jersey warehouse facilities. Employees in 139 stores are represented by the Allied Trades Council, or ATC, and approximately 700 of our employees in 113 stores are represented by Local 340A New York Joint Board, UNITE AFL CIO, or UNITE. On August 31, 2001, our collective bargaining agreement with the ATC expired after we were unable to reach agreement with the ATC on terms for a successor agreement. The ATC unsuccessfully attempted to strike at some of our stores, but our employees remained at work at all times and have been working under the terms of our December 6, 2001 implemented contract with the ATC, which expired on August 31, 2004. We are a respondent in a National Labor Relations Board, or NLRB, administrative proceeding regarding a dispute with the ATC over whether a negotiating impasse was reached between us and the ATC. On February 18, 2004, an Administrative Law Judge, or ALJ, who had reviewed various matters related to this proceeding issued a decision and related recommendation, which concluded that the parties were not at impasse. The remedies recommended by the ALJ included, among other things, a requirement for us to make our employees whole by reimbursing them for expenses ensuing from the failure to make contributions to the union funds and to make such funds whole, plus interest. This recommendation was adopted by a three-member panel of the NLRB on September 15, 2004. See "—Legal Proceedings." A new agreement with UNITE was completed on November 22, 2004 and expired on March 31, 2005. The parties have agreed to an extension of this contract through September 30, 2005 and continue to negotiate a successor contract.

Intellectual Property

        The name "Duane Reade" and the "DR" logo are registered trademarks. We believe that we have developed strong brand awareness within the New York City area. As a result, we regard the Duane Reade logo as a valuable asset. In September of 1998, we acquired 29 Rock Bottom stores which we converted to the Duane Reade format in the 1999 fiscal year. In addition, in connection with the Rock Bottom acquisition, we acquired the "Rock Bottom" name and the "Rock Bottom" logo, each of which are registered trademarks. In 2002, we introduced a new private label cosmetic line that sells under the brand name "apt.5." We have filed trademark applications for the "apt.5" name and "apt.5" logo. In 2003, we filed a patent application for our pharmacy kiosk. We currently have a "patent pending" status on our pharmacy kiosk invention.

Properties

        As of September 24, 2005, we were operating stores in the following locations:

Number of Stores
Manhattan, NY	134
Brooklyn, NY	32
Queens, NY	29
New Jersey	13
Bronx, NY	11
Nassau County, NY	11
Staten Island, NY	10
Westchester County, NY	7
Suffolk County, NY	2

Total	249

        All of our stores operated at September 24, 2005 are leased. Store leases generally average initial terms of 12 to 15 years. The average year of expiration for stores operating as of December 25, 2004 was 2014. Lease rates are generally subject to scheduled increases that average approximately 12% every five years. The following table sets forth as of December 25, 2004, the lease expiration dates of our leased stores on an annual basis through 2009 and thereafter. Of the 62 stores with leases expiring by December 31, 2009, 28 have renewal options.

Year	No. of Leases Expiring	Number With Renewal Options
2005	5	1
2006	6	3
2007	15	7
2008	20	12
2009	16	5
Thereafter	191	95

        We occupy approximately 70,000 square feet for our corporate headquarters, located in Manhattan, New York City, under a lease that expires in 2012.

        We occupy an approximately 506,000 square foot warehouse in Maspeth, Queens, New York City under a lease that expires in 2017.

        We occupy an approximately 165,000 square foot warehouse in North Bergen, New Jersey under a lease that expires in 2008.

Legal Proceedings

        We are party to legal actions arising in the ordinary course of business. Based on information presently available to us, we believe that we have adequate legal defenses or insurance coverage for these actions and that the ultimate outcome of these actions will not have a material, adverse effect on the financial position, results of operations or cash flows of our company. In addition, we are a party to the following legal actions and matters:

        During 2002, we initiated a legal action against our former property insurance carrier, in an attempt to recover what we believe to be a fair and reasonable settlement for the business interruption portion of our claim originating from the September 11, 2001 World Trade Center terrorist attack, during which our single highest volume and most profitable store was completely destroyed. The claim is pending before the United States District Court for the Southern District of New York. In September 2003, a trial on certain issues was held regarding some of the matters at issue in the litigation, including whether we would have obtained a renewal of our lease at the World Trade Center. We received a favorable ruling of the trial court on this and other legal issues in the case. The trial court's decision was appealed by the insurance carrier to the Second Circuit Court of Appeals with respect to several aspects of the decision.

        In the meantime, the matter moved into an appraisal process based on the trial court's interpretation of certain legal tests, which interpretation was among the aspects of the decision challenged by the insurance carrier in its appeal. The appraisal process involves a panel of two appraisers and an arbitrator (to resolve differences between the two appraisers), who determined the amount of insured loss we have sustained. In June 2005, the appraisal panel determined that the total amount of the business interruption loss that we suffered as a result of the events of September 11, 2001 was $50.6 million, including all interest adjustments. The panel further found that the actual amount to be paid by the insurer should be reduced by approximately $9.9 million, plus interest, which represents the amount that was previously paid to us in cash by the insurer in 2002. On June 22, 2005, the Court of Appeals affirmed the decision of the trial court, with modifications, including modifications to certain of the legal tests on which the appraisal panel's decision was based. The appraisal panel has recently requested additional submissions in order to assist it in making a final determination as to the impact of the Second Circuit's opinion on its original award. We believe that the panel's decision will result in a reduction of the original award, but the amount of the reduction of this claim, if any, cannot be determined at this time.

        Accordingly, given the risks and uncertainties inherent in litigation, there can be no definitive assurance that we will actually receive any or all of the panel's appraised value of this claim, and we have not recognized any additional income related to this matter. It should be noted that any payment to us that might be forthcoming as a result of this claim may also result in the incurrence of additional expenses that are contingent upon the amount of such insurance claim settlement. These expenses, if incurred, are not expected to exceed $6.0 million.

        We, our former Chairman and CEO, Mr. Henry and Mr. Charboneau have been named as defendants in connection with the consolidation of several class action complaints alleging violations of the federal securities laws that were filed from August 2002 through October 2002. The action, which was in the United States District Court for the Southern District of New York, was on behalf of shareholders who purchased our common stock between April 1, 2002 and July 24, 2002, inclusive. The complaint, which sought an unspecified amount of damages, alleged that the defendants violated the federal securities laws by issuing materially false and misleading statements during the class period. On December 1, 2003, the district judge granted our motion to dismiss the plaintiff's action, with prejudice. The plaintiffs subsequently filed an appeal. On August 17, 2004, the U.S. Court of Appeals affirmed the district court's ruling in our favor, thus fully resolving this matter in our favor.

        We are a defendant in a class action suit in the Federal Court for the Southern District of New York filed in January 2000 regarding alleged violations of the Fair Labor Standards Act as to a group of individuals who provided delivery services on a contract basis to us. In December 2002, the judge in the action issued a partial summary judgment in favor of a subclass of the plaintiffs and against us. In December 2003, we settled the issue of the amount of our liability to the plaintiffs without any admission of wrongdoing and in an amount consistent with our previously established reserves. By a decision dated August 4, 2004, the district court awarded the plaintiffs certain attorneys' fees in this matter. The Second Circuit recently affirmed the trial court's determination on fees, and we have settled the case and fully resolved this matter.

        We are a party to an NLRB administrative proceeding regarding a dispute with the Allied Trades Council over whether a negotiating impasse was reached between us and the union in August of 2001. The Allied Trades Council represents employees in 139 of our stores in a collective bargaining agreement that expired on August 31, 2001. Our employees have been working pursuant to the terms of our December 6, 2001 implemented contract with the ATC, which expired on August 31, 2004. We believe an impasse did in fact occur and as a result, we had the right to implement our latest contract proposal at that time which included wage increases, health and welfare benefits, vacation and sick benefits and a 401(k) retirement program. We discontinued making additional payments into the various funds associated with the union as we were providing many of these benefits on a direct basis and because our past contributions to these funds caused these funds to be in a position of excessive overfunding. In addition, we had concerns that our past payments into these funds were not being managed in a way to ensure they were being properly utilized for the benefit of our employees. On February 18, 2004, an Administrative Law Judge, or ALJ, who had reviewed various matters related to this proceeding issued a decision and related recommendation, which concluded that the parties were not at impasse. The remedies recommended by the ALJ included, among other things, a requirement for us to make our employees whole by reimbursing them for expenses ensuing from the failure to make contributions to the union funds and to make such funds whole, plus interest. This recommendation was adopted by a three-member panel of the NLRB on September 15, 2004. We have appealed the NLRB's determination. If it is enforced by the circuit court of appeals, it could result in our being required to contribute amounts that have yet to be determined into the union's pension benefit, health and welfare and vacation funds. Any potential required contributions resulting from a final judicial determination of this matter would potentially be subject to offset by the amounts that we had funded since we implemented our final contract proposal for these same benefits that were paid for our Allied Trades Council employees. Because the NLRB decision represents the first phase of a long and complicated administrative process to be followed by a full judicial review of all of the facts and circumstances, the final outcome cannot be reliably determined at this time. The NLRB's decision is subject to judicial review by the D.C. Circuit Court of Appeals and a compliance hearing before any financial remedy can be determined. We have filed appeal papers with the D.C. Circuit Court of Appeals and the Court has scheduled a hearing to occur early next year with its decision to follow sometime thereafter. While there can be no definitive assurance, we have been advised by our outside labor counsel that our petition for review contains a number of valid defenses and arguments against enforcement of the NLRB decision.

        In light of the foregoing, while it is our belief that the final financial outcome of this litigation cannot be determined, under the provisions of Statement of Financial Accounting Standard No. 5 which addresses contingencies, we have recorded cumulative pre-tax charges of $20.3 million, including $3.3 million in the thirty-nine weeks ended September 24, 2005. These charges represent our current best estimate of the loss that would result upon application of the NLRB's decision. We note that such charges are based upon the facts currently available to us. In our opinion, such charges could be subject to significant modification in the future, upon review by the D.C. Circuit Court of Appeals, completion of a compliance hearing and any appeals relating to the outcome of that hearing. These charges reflect the amount of contributions that we did not make into the union benefit funds for the period from the August 31, 2001 expiration of the contract through September 24, 2005, reduced by a portion of the benefits we paid directly to or for the benefit of these employees over the same period. It also includes an interest cost for these net contributions from the date they would have been paid until September 24, 2005. While this represents our current best estimate of the NLRB's decision, we believe that, as of September 24, 2005, the actual range of loss in this matter could be from $0 if the Circuit Court of Appeals does not enforce the NLRB decision at all, to approximately $46.0 million, if the NLRB's decision is upheld and there is no offset for any benefits paid over this period.

        Until such time as further legal developments warrant a change in the application of this accounting standard, or until this matter is resolved, we will record additional non-cash pre-tax charges, including interest, which are calculated on the same basis as the charges recorded in the 2003 and 2004 financial statements. We currently estimate that the pre-tax charge recorded during the full 12 months of 2005 will approximate $4.4 million, subject to changes in the relevant interest rate.

        We are a party to related lawsuits, Irving Kroop, et al v. Duane Reade, NY, NY et al, 00 Civ. 9841, et al., instituted by the trustees of several union benefit funds wherein the funds claim that we did not make certain required contributions to these funds from January 2000 through August 2001. By decisions dated August 5, 2004 and September 27, 2004, the District Court awarded judgment to the funds on certain aspects of their complaints. These partial judgments, for which we have provided adequate reserves, are subject to further appeal by us. In October, we paid $705,000 in full settlement of the partial summary judgment. The remaining unresolved portions of the plaintiffs' claims are still being litigated and accordingly, we intend to continue to vigorously defend ourself in these matters. At this time, it is not possible to determine the ultimate outcome of this case or the actual amount of liability we may face, if any.

        In December 2005, we and Cardinal Health settled all matters relating to litigation arising out of a dispute regarding certain former supply arrangements and agreements. Under the terms of this settlement, we will pay Cardinal Health $4.5 million over a period of time to settle an outstanding trade payable, and we will enter into an agreement whereby Cardinal will provide a secondary supply of pharmaceutical products to us over approximately two years.

        A New York State Tax Appeal ruling in a matter involving another company may have an adverse impact upon our New York State Franchise Tax filings from years 1999 through 2002. This matter relates to the required combination of affiliated subsidiaries in recognizing royalty fee and related income for intangible property. The ruling is subject to further legal appeal and interpretation in light of our own specific facts and circumstances. The outcome of this matter, and the resulting amount of additional income tax expense, if any, cannot be determined by us at this time.

        In November 2004, we were notified that a class action complaint, Damassia v. Duane Reade Inc. The lawsuit was filed in the United States District Court, Southern District of New York. The complaint alleges that, from the period beginning November 1998, we incorrectly gave some employees the title, "Assistant Manager," in an attempt to avoid paying these employees overtime, in contravention of the Fair Labor Standards Act and the New York Law. The complaint seeks twice an unspecified amount of unpaid wages. We believe this claim to be without merit, and we intend to defend ourselves against this claim. However, due to the uncertainty of litigation, there can be no assurance as to the ultimate outcome of this matter.

        In January 2005, the Equal Employment Opportunity Commission filed an action against us in the U.S. District Court for the Southern District of New York alleging, among other things, that we created a hostile work environment for three female store employees, and potentially a class of such female employees. This action is in its early stages, and accordingly it is not possible to determine the ultimate outcome, which, if adverse, could be material. However, we believe that the allegations are wholly without merit and intend to vigorously defend ourselves in this matter.

Litigation Relating to the Acquisition

        We are aware of six purported class action complaints challenging the Acquisition consummated by us and Duane Reade Acquisition that have been filed in the Court of Chancery of the State of Delaware, referred to as the "Delaware Complaints," and three purported class action complaints that have been filed in the Supreme Court of the State of New York. Two of the New York complaints have been dismissed without prejudice. The other New York complaint (the "New York Complaint") is pending, but has not been served on us. The Delaware Complaints name our former Chairman and CEO and certain other members of our board of directors and executive officers as well as Duane Reade as defendants. Four of the Delaware Complaints name Oak Hill as a defendant. The New York Complaint names our former Chairman and CEO and certain other members of our board of directors and executive officers as well as Duane Reade as defendants. One of the dismissed New York complaints named Oak Hill as a defendant.

        The Delaware Complaints were consolidated on January 28, 2004, and on April 8, 2004 the plaintiffs in the Delaware actions filed a consolidated class action complaint. We believe these lawsuits are without merit and plan to defend these lawsuits vigorously.

MANAGEMENT

Directors and Executive Officers

        The following table sets forth information regarding our directors and executive officers:

Name	Age	Position
Richard W. Dreiling	52	Chief Executive Officer, President and Director
Gary Charboneau	61	Senior Vice President—Sales and Marketing (Duane Reade Inc.)
John K. Henry	55	Chief Financial Officer
Jerry M. Ray	57	Senior Vice President—Store and Pharmacy Operations (Duane Reade Inc.)
Timothy R. LaBeau	50	Senior Vice President—Merchandising (Duane Reade Inc.)
Michael S. Green	32	Vice President and Director
John P. Malfettone	49	Director
Andrew J. Nathanson	47	Vice President and Director
Denis J. Nayden	50	Director
Tyler J. Wolfram	39	Vice President and Director

        Richard W. Dreiling was appointed our Chief Executive Officer, President and a director of Duane Reade Holdings and Duane Reade Inc. on November 21, 2005. Mr. Dreiling previously served as Executive Vice President—Chief Operating Officer of Longs Drug Store Corporation, an operator of a chain of retail drug stores on the West Coast and Hawaii, since March 2005, after having joined Longs in July 2003 as Executive Vice President and Chief Operations Officer. From 1999 to 2003, Mr. Dreiling served as Executive Vice President—Marketing, Manufacturing and Distribution at Safeway, Inc., a food and drug retailer. Prior to that, Mr. Dreiling served from 1998 to 1999 as President of Vons, a Southern California food and drug division of Safeway.

        Gary Charboneau has been Senior Vice President in charge of Sales and Marketing of Duane Reade Inc. since February 1993. Prior to joining us, Mr. Charboneau held various positions at CVS, a retail drugstore chain, from 1978 to February 1993, most recently as Executive Vice President.

        John K. Henry has been our Chief Financial Officer since July 30, 2004. In addition, he is the Senior Vice President and Chief Financial Officer of Duane Reade Inc., having served in that capacity since August 1999. Prior to joining us, Mr. Henry was Senior Vice President and Chief Financial Officer of Global Household Brands from 1998 to 1999, Executive Vice President and Chief Financial Officer of Rickel Home Centers from 1994 to 1998 and Vice President of Finance of Supermarkets General Holdings Corporation from 1992 to 1994.

        Jerry M. Ray has been Senior Vice President in charge of Store and Pharmacy Operations of Duane Reade Inc. since July 1996 and served as Vice President of Pharmacy Operations of Duane Reade Inc. from April 1995 to June 1996. From 1991 to 1994, Mr. Ray served as President and CEO of Begley Drugstores, Inc.

        Timothy R. LaBeau has been Senior Vice President in charge of Merchandising of Duane Reade Inc. since July 2003. Prior to joining us, Mr. LaBeau was Operating Group President of Fleming Inc. from January 2002 through April 2003. In this capacity, Mr. LaBeau held sales, marketing and purchasing responsibilities across 12 operating divisions of Fleming Inc. From 1998 to 2001, Mr. LaBeau was President of the American Sales Division of Ahold USA, Inc., during which time his responsibilities included, among others, merchandising, operations and human resources for all general merchandise and pharmacy business done by Ahold. From 1994 to 1998, Mr. LaBeau held the position of Executive Vice President of

Merchandising with Ahold USA, Inc. From 1977 to 1994, Mr. LaBeau held various management positions with Aldi, an international grocery retailer.

        Michael S. Green became one of our directors and a Vice President in July 2004. He has been a Principal at Oak Hill since August 2004, and prior to that, he was a Vice President at Oak Hill since 2000.

        John P. Malfettone became one of our directors and a director of Duane Reade Inc. in January 2005. He is the Chief Operating Officer of Oak Hill and is responsible for finance, operations, human resources, administration, information technology and business planning. In addition, Mr. Malfettone provides assistance to the Oak Hill investment team in managing portfolio company financial and business matters. He serves on the board of directors of Dovebid, Inc., a used equipment auction and valuation services company. Prior to joining Oak Hill in 2004, Mr. Malfettone was the Executive Vice President and Chief Financial Officer of MacDermid Inc., a New York Stock Exchange specialty chemical company. Prior to that, from 1990 to 2001, he worked at General Electric Co. serving in numerous roles including GE Capital Assistant Corporate Controller, GE Capital Corporate Controller, GE Capital EVP CFO and Managing Director in GE's private equity business. He joined GE from the accounting and audit firm, KPMG Peat Marwick, where he was promoted to partner in 1988.

        Andrew J. Nathanson became one of our directors and a Vice President at the time of our formation. His principal occupation since March 2000 has been Managing Partner at Oak Hill and Vice President of Oak Hill Capital Management, Inc., the principal business of which is acting as the investment adviser of Oak Hill. From 1989 to 2000, Mr. Nathanson served as Managing Director at Donaldson Lufkin & Jenrette Securities Corporation, an investment bank.

        Denis J. Nayden became a director of Duane Reade Inc. in November 2004 and one of our directors in January 2005. He is currently a Managing Partner of Oak Hill. Prior to joining Oak Hill, he was Chairman and Chief Executive Officer of GE Capital, a global, diversified financial services company, from 2000. During his 27-year tenure at General Electric Co., Mr. Nayden also served as Chief Operating Officer from 1994 to 2000 and in various positions of increasing responsibility prior to that. Mr. Nayden continues to serve in a consulting capacity to General Electric Co. He also serves on the board of directors of SES Global, a global satellite operator, and United Way, a charitable organization. Mr. Nayden also serves on the Board of Trustees of the University of Connecticut.

        Tyler J. Wolfram became one of our directors and a Vice President at the time of our formation. His principal occupation since 2000 has been Partner at Oak Hill. During 2000, Mr. Wolfram served as Managing Director of Whitney & Co., a private equity investment firm. From 1998 to 2000, Mr. Wolfram served as Managing Director of Cornerstone Equity Investors, LLC, a private equity investment firm.

Board Committees

        On February 14, 2005, an Audit Committee of the board of directors of Duane Reade Holdings, Inc. was established following the Acquisition in accordance with Section 3(a)(58)(A) of the Exchange Act. Messrs. Michael S. Green, John P. Malfettone and Tyler J. Wolfram were designated and appointed to serve as the members of the Audit Committee. Mr. Malfettone was designated and appointed to serve as its Chairman. The board of directors has determined that Mr. Malfettone is qualified and designated as an Audit Committee Financial Expert.

        On February 14, 2005, a Compensation Committee of the board of directors of Duane Reade Inc. was established. Messrs. Andrew J. Nathanson, Denis J. Nayden and Tyler J. Wolfram were designated and appointed to serve as the members of the Compensation Committee. Mr. Nathanson was designated and appointed to serve as its Chairman.

Compensation Committee Interlocks and Insider Participation

        Messrs. Nathanson and Wolfram are Vice Presidents of Duane Reade Holdings, Inc. Mr. Nayden is not an employee of the Company or any of its subsidiaries.

Executive Compensation

        Mr. Dreiling joined us as our new President and Chief Executive Officer on November 21, 2005. As a result, Mr. Anthony J. Cuti, whose compensation is presented in the following tables, is no longer our Chairman and Chief Executive Officer. For information regarding Mr. Dreiling's compensation, see "—Contracts with Executive Officers—Mr. Dreiling's Employment Arrangements."

Summary Compensation Table

        The following table summarizes the principal components of compensation of the former Chief Executive Officer and our other four most highly compensated executive officers for the fiscal years ended December 25, 2004, December 27, 2003 and December 28, 2002. The compensation set forth below fully reflects compensation for services performed on our behalf and on behalf of our subsidiaries.

						Long-Term Compensation
		Annual Compensation
Name						Securities Underlying Stock Options(1)	All Other Compensation(2)
	Principal Position	Year	Salary		Bonus
Anthony J. Cuti	Former Chief Executive	2004	$907,692		—	115,277	$7,631,928
	Officer	2003	$850,000		—	462,550	$555,835
		2002	$750,000		—	282,250	$1,170,833
Gary Charboneau	SVP—Sales	2004	$450,000		—	8,500	$2,763,139
	and Marketing	2003	$450,000		—	163,582	$6,220
		2002	$330,000		—	77,600	$106,781
John K. Henry	Chief Financial	2004	$380,769		—	30,600	$892,821
	Officer	2003	$350,000		—	177,600	$9,403
		2002	$275,000		—	77,600	$123,801
Timothy R. LaBeau	SVP—	2004	$385,000		$75,000	8,500	$107,913
	Merchandising	2003	$162,885	(3)	—	75,000	$8,874
		2002	N/A		N/A	N/A	N/A
Jerry M. Ray	SVP—Store and	2004	$380,769		—	13,600	$1,633,363
	Pharmacy Operations	2003	$350,000		—	143,090	$4,273
		2002	$280,000		—	77,600	$56,822

(1)
The numbers in this column related to the 2004 fiscal year reflect options to purchase shares of common stock of Duane Reade Holdings granted in connection with the Acquisition under our New Option Plan. The numbers in this column related to the 2003 and 2002 fiscal years reflect grants of options to purchase shares of Duane Reade Inc., the predecessor of Duane Reade Holdings, Inc. Such options were cashed out in connection with the Acquisition. See "Aggregate Options Exercised in Fiscal Year Ended December 25, 2004" and "—Senior Vice President Arrangements" below.

(2)
The amounts in this column include (i) the dollar value of the premiums paid by us with respect to the term portion of split dollar life insurance policies purchased on the life of Mr. Cuti ($81,658); and (ii) the actuarial equivalent of the benefit to Mr. Cuti of the remainder of the premiums paid on the split dollar life insurance policy by us based on certain assumptions regarding interest rates and life expectancy ($412,684). In the case of Messrs. Charboneau, Ray and Henry, these arrangements were canceled as of the date of the Acquisition. In the case of Mr. Cuti, we have elected to terminate the SERP obligations and insurance contract arrangements. Mr. LaBeau does not participate in any split dollar life insurance programs. In addition, this column includes the income tax reimbursement to Mr. Cuti in connection with the dollar value of the premiums for the term portion of the split dollar life policy paid in 2003 ($65,487), as well as the value of certain perquisites paid to Mr. Cuti ($88,862, including club membership expenses of $57,855). In addition, this column includes matching contributions made by us to our 401(k) plan during 2004 as follows: Mr. Cuti ($3,200); Mr. Charboneau ($2,600); Mr. Henry ($992) and Mr. Ray ($3,200). The amounts in this column also include (i) change of control payments made by us in 2004 in connection with the Acquisition: Mr. Cuti ($4,962,286), Mr. Charboneau ($2,254,471), Mr. Henry ($884,336) and Mr. Ray ($1,626,949); (ii) a grossed-up relocation allowance for Mr. LaBeau ($107,913); and (iii) a payment to Mr. Cuti in the amount of $1,500,000, reflecting an accelerated portion of the amounts payable in connection with our election to terminate the SERP obligation.

(3)
Mr. LaBeau joined us effective July 21, 2003.

Option Grants in Last Fiscal Year

        The following table sets forth information concerning stock options granted to the named executive officers in fiscal 2004:

	Individual Grants
	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year			Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name			Exercise Price ($/SH)
				Expiration Date	5% ($)	10% ($)
Anthony J. Cuti	115,277	65.3%	$100.00	July 30, 2014	$7,249,709	$18,372,185
Gary Charboneau	8,500	4.8%	$100.00	July 30, 2014	$534,560	$1,354,681
John K. Henry	30,600	17.4%	$100.00	July 30, 2014	$1,924,418	$4,876,852
Timothy R. Labeau	8,500	4.8%	$100.00	July 30, 2014	$534,560	$1,354,681
Jerry M. Ray	13,600	7.7%	$100.00	July 30, 2014	$855,297	$2,167,490

(1)
All of the above stock option awards to purchase shares of common stock of Duane Reade Holdings were granted in connection with the Acquisition under our New Option Plan. The options granted to Messrs. Charboneau, Henry, Labeau and Ray vest in five equal installments beginning on the first anniversary of the date of the grant, with all options becoming fully vested on the fifth anniversary of the date of grant. The options granted to Mr. Cuti vest as follows: one third vests equally during the first, second and third years after the grant, one third vests equally during the second, third and fourth year after the grant, and one third vests equally during the third, fourth and fifth year after the grant. The exercise prices were based on the fair market value of the shares of common stock at the time the options were granted (as determined in accordance with our New Option Plan). The options terminate ten years after the date of grant. Upon a termination of employment for any reason, all unvested options will expire immediately and vested options will expire as of (i) the date of the executive's termination of employment for cause, as determined by our compensation committee, (ii) 180 days after the executive's termination by reason of death or permanent disability, or (iii) 30 days after the executive's termination of employment for any reason other than death, permanent disability or cause. Vesting will accelerate in certain instances, including a "sale of the company," as defined in the plan.

(2)
The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of our stock price. The gains reflect a future value based upon growth at these prescribed rates.

Aggregated Option Exercises in Fiscal Year Ended December 25, 2004 and Fiscal Year-End Option Values

        The following table summarizes the number and value of all unexercised options held by the Chief Executive Officer and our other four most highly compensated executive officers at the end of fiscal 2004.

			Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End
Name	Shares Acquired on Exercise(1)
		Value Realized	Exercisable	Unexercisable(2)	Exercisable	Unexercisable
Anthony J. Cuti	61,125	$517,751	—	115,277	$—	$—
Gary Charboneau	62,100	$502,854	—	8,500	$—	$—
John K. Henry	—	—	—	30,600	$—	$—
Timothy R. Labeau	—	—	—	8,500	$—	$—
Jerry M. Ray	—	—	—	13,600	$—	$—

(1)
The number of shares set forth in this column result from stock options to purchase shares of common stock in Duane Reade Inc. granted under its 1997 Equity Participation Plan, which were exercised prior to the completion of the Acquisition on July 30, 2004.

(2)
This column reflects stock options to purchase shares of common stock of Duane Reade Holdings granted in connection with the Acquisition under our New Option Plan. The exercise price was based on the fair market value of the shares of common stock at the time the options were granted. For more information on the Management Stock Option Plan, see "—Executive Compensation, —Management Stock Option Plan".

Management Stock Option Plan

        Our board of directors adopted the Duane Reade Holdings, Inc. Management Stock Option Plan, which is referred to in this prospectus as the "New Option Plan," which became effective on the date the Acquisition was completed. The New Option Plan is administered by the compensation committee of our board of directors. Any officer, employee, director or consultant of Duane Reade Holdings or any of its subsidiaries or affiliates is eligible to be designated a participant under the New Option Plan. On November 21, 2005, we amended the New Option Plan so that a maximum of 370,293 shares of our common stock (on a fully diluted basis) may be granted under the New Option Plan.

        Under the New Option Plan, the compensation committee of Duane Reade Holdings may grant awards of nonqualified stock options, incentive stock options, or any combination of the foregoing. A stock option granted under the New Option Plan will provide a participant with the right to purchase, within a specified period of time, a stated number of shares of our common stock at the price specified in the award agreement. Stock options granted under the New Option Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, not inconsistent with the New Option Plan, as may be determined by the compensation committee and specified in the applicable stock option agreement or thereafter.

        On November 21, 2005, we granted Mr. Dreiling, our new Chief Executive Officer and President, options to purchases 150,363 shares of our common stock under the New Option Plan. See "—Mr. Dreiling's Employment Arrangements" for more information regarding this grant.

Senior Vice President Phantom Stock

        Senior vice presidents of Duane Reade Inc. were awarded SVP phantom stock under a phantom stock plan that was adopted effective as of the date of the Acquisition, representing, in the aggregate, approximately 1.5% of the shares of our common stock (on a fully diluted basis). The SVP phantom stock was granted to the senior vice presidents for future services and in exchange for relinquishing certain payments in connection with the Acquisition and in entering into new employment letters. At the closing of the Acquisition, Messrs. Charboneau, Henry and Ray relinquished an aggregate amount of approximately $2.6 million with respect to their rights under Duane Reade Inc.'s supplemental executive retirement plan/split dollar life insurance arrangement which would have required us to transfer ownership of the underlying life insurance policies to each of them. At the closing of the Acquisition, Mr. LaBeau relinquished payments with respect to "in the money" options totaling approximately $55,000 and retention payments totaling approximately $0.8 million. Mr. Ray also relinquished retention payments totaling approximately $0.3 million and a payment of approximately $0.4 million under an existing price guarantee on stock options awarded to him in May 1999.

        Each senior vice president entered into an award agreement under the Phantom Stock Plan under which he was awarded a specific number of shares of SVP phantom stock. References to awards are references to the total number of shares of SVP phantom stock granted to a particular senior vice president. This was a one time award of phantom stock to the senior vice presidents, and no other awards of phantom stock have been or are expected to be made. Each share of SVP phantom stock represents a share of our common stock. The SVP phantom stock awards vest ratably over a two year period, subject to partial acceleration upon a change of control. Acceleration occurring in connection with a change of control will be to the extent necessary to participate in a transfer giving rise to a tag-along or drag-along right (as if the phantom shares representing the SVP phantom stock were actual shares, to the extent applicable). Awards are generally to be settled (or paid) in shares of our common stock or, in connection with a drag-along event, using the same form of consideration received by our common stockholders in connection with such a transaction, by treating one share of SVP phantom stock as a share of our common stock. Awards of SVP phantom stock will settle in whole or in part, depending upon the extent to which the senior vice president has vested in his award, on a drag-along event, tag-along event, initial public offering of our common stock or five years following the Acquisition. Awards of SVP phantom stock will also settle, to the extent vested, following the senior vice president's death or termination of employment without "Cause" or for "Good Reason" as each term is defined in the new SVP employment letter. Upon termination of employment under certain limited circumstances, the SVP phantom stock awards may be settled in cash at fair market value, treating each share of SVP phantom stock as one share of our common stock. Shares of our common stock received by the senior vice presidents through the settlement of a SVP phantom stock award are subject to the stockholders and registration rights agreement which is more fully described in "Certain Relationships and Related Transactions—Agreements Relating to Duane Reade Holdings—Stockholders and Registration Rights Agreement." In addition, SVP phantom stock awards participate in dividends to the same extent as the holders of our common stock. SVP phantom stock awards also contain a sunset provision that provides that these awards, to the extent not yet settled, may be settled in shares of our common stock no earlier than July 30, 2009.

Compensation Of Directors

        We do not compensate directors who are our employees or affiliates of Oak Hill for their service as directors. We expect that any independent directors will receive customary fees for their service as directors.

Contracts with Executive Officers

Mr. Dreiling's Employment Arrangements

        The employment agreement with Mr. Dreiling provides for an initial annual base salary of $825,000 and an annual bonus opportunity ranging from 50% to 150% of his base salary; provided, however, that Mr. Dreiling's annual bonus for fiscal year 2006 is guaranteed at no less than 100% of his base salary, subject to his remaining employed by us on the date such 2006 annual bonuses are paid to other senior executives. The actual annual bonus paid to Mr. Dreiling will be based on Duane Reade Inc.'s attainment of 95% to 105% of pre-determined EBITDA targets (as set forth in the employment agreement). We will also pay Mr. Dreiling a one-time bonus of $330,000, which amount will be paid by February 19, 2006 if he remains employed on such date.

        Mr. Dreiling's employment agreement provides for an initial term of four years. Thereafter, the agreement shall continue for consecutive one-year periods unless either we or Mr. Dreiling gives the other written notice that the agreement will terminate at the end of such term at least 90 days prior to the end of the initial term or any extension term. If such notice of non-renewal is given by us, Mr. Dreiling is entitled to a severance payment of two times his then-current base salary and continued health benefits to be paid over a period of 24 months from the end of his employment term.

        The agreement provides that Mr. Dreiling shall be granted a nonqualified stock option under our New Option Plan to purchase 5% of our outstanding common stock on a fully diluted basis as of the November 21, 2005 effective date of the employment agreement pursuant to a separate stock option agreement, which is described below.

        Mr. Dreiling is entitled to the pension and welfare benefits that are generally available to our other senior executives. Mr. Dreiling is also entitled to reimbursement of certain costs and expenses to assist him with his relocation from Pleasanton, California to the greater New York tri-state area, including six months of temporary housing costs at up to $5,000 per month, travel expenses for house-hunting trips, moving and closing costs, and $30,000 for any other expenses related to the relocation. To the extent any of such reimbursements are taxable to Mr. Dreiling, we will pay him an additional payment such that after the payment of all such taxes and any taxes on the additional payments, he will be in the same after-tax position as if no such tax had been imposed.

        If Mr. Dreiling voluntarily leaves our employ without "good reason" (as defined in the employment agreement) or is discharged for "cause" (as defined in the employment agreement), he shall not be entitled to receive any further salary, bonuses, benefits or severance after his date of termination. If his employment terminates for death or disability, Mr. Dreiling (or his estate) will be entitled to any earned but unpaid bonuses, his one-time and 2006 guaranteed annual bonus (if unpaid), and an annual bonus for the year of termination based on actual achievement of Duane Reade Inc.'s EBITDA goals and pro rated based on his days of service prior to such termination.

        If Mr. Dreiling voluntarily leaves our employ for "good reason" or is terminated by Duane Reade without "cause," Mr. Dreiling will be entitled to all the benefits due upon a termination for death or disability, plus a severance payment payable in equal installments over a period of 24 months of an amount equal to two times the sum of his then-current base salary plus the "severance bonus" (as defined in the employment agreement). Mr. Dreiling is also entitled to receive health benefits during the period he is receiving severance payments. If such a termination of Mr. Dreiling's employment occurs within 24 months after a "change in control" (as such term is defined in the stock option agreement), he will be entitled to all of the foregoing benefits, except that the severance benefits shall be paid in a single lump sum rather than in installments.

        Mr. Dreiling's post-termination benefits are conditioned on his compliance with confidentiality provisions and covenants not to solicit employees of Duane Reade Inc. and not to compete with Duane Reade Inc. in the chain drug business in the greater New York area for a period of two years following his termination, and on his execution and nonrevocation of a general release and waiver of claims in favor of Duane Reade Inc.. Duane Reade Inc. reserves the right to cease payment of, and to "claw back," certain of Mr. Dreiling's post-termination benefits in the event that he breaches any of the noncompetion and nonsolicitation covenants.

        Mr. Dreiling's employment agreement also entitles him to reimbursement of up to $50,000 in legal fees incurred in connection with his entering into the employment agreement.

        In connection with the appointment of Mr. Dreiling to his positions with Duane Reade, our board of directors approved the grant of nonqualified options to purchase 150,363 shares of our common stock under the New Option Plan and pursuant to a stock option agreement, dated as of November 21, 2005. The exercise price of each option is $100 per share. Of the options granted, 60% are service-based and vest in equal installments on each of the first four anniversaries of the grant date, and 40% are performance-based and vest only upon the attainment of conditions set forth in the stock option agreement. If Mr. Dreiling's employment is terminated by us without "cause" (as defined in the employment agreement) or if he voluntarily resigns for "good reason" (as defined in the employment agreement), then the next installment of his unvested service-based options immediately vest in full, and all of his options that are vested remain exercisable for one year following his termination; any options that are unvested as of such termination are forfeited. If Mr. Dreiling is discharged by us for "cause," then all of his options, whether vested or unvested, shall immediately be forfeited. If Mr. Dreiling voluntarily resigns without "good reason," then all of his unvested options shall be forfeited, but his vested options shall remain exercisable for 90 days following his termination. If Mr. Dreiling's employment with us terminates due to his death or disability, then a pro-rated portion (based on months of service before his termination) of the next installment of his unvested service-options immediately vest in full, and together with all of his other then vested options shall remain exercisable for a period of one year from the date of such termination. Any options that are unvested as of such termination shall be forfeited.

        If a "change in control" (as defined in the stock option agreement) occurs, then Mr. Dreiling's service-based options will vest to the extent necessary for him to exercise his rights pursuant to a "tag along" sale, and to satisfy our rights with respect to a "drag along" sale, and if such "change in control" results in the attainment of the applicable performance vesting conditions, all or a portion of his performance-based options will vest as of the date of the "change in control." The terms and conditions of such "drag along" and "tag along" rights are set forth in the Stockholders and Registration Rights Agreement, dated as of July 30, 2004, among the Company, the Subsidiaries as defined therein, Duane Reade, and any other parties which become parties thereto, to which Mr. Dreiling became a party as a condition to the stock option grant, and a copy of which was filed as Exhibit 10.3 to our Form 10-K for the fiscal year ending December 25, 2004.

See "Certain Relationships and Related Transactions—Agreements Relating to Duane Reade Holdings—Stockholders and Registration Rights Agreement."

Senior Vice President Arrangements

        On March 16, 2004 each of Messrs. Charboneau, Henry, Ray and LaBeau, the senior vice presidents, entered into letter agreements with Duane Reade Acquisition, which set forth the terms of their continuing employment with Duane Reade Inc. The letter agreements are referred to as "SVP employment letters" in this prospectus. The SVP employment letters provide for annual base salaries that are equal to those received by the senior vice presidents as of March 16, 2004, with provision for some of the senior vice presidents, along with other members of management except Mr. Cuti, to be granted base salary increases after completion of the Acquisition. These senior vice presidents and other members of management were granted salary increases effective August 1, 2004. The SVP employment letters also provide for additional compensation in the form of bonuses that range from 0% to 150% of their respective base salaries subject to the satisfaction of performance targets.

        Under retention agreements with the senior vice presidents prior to the Acquisition and other arrangements that were approved, subject to the completion of the Acquisition, the senior vice presidents were entitled to receive a lump sum payment equal to their prior 12 months' salary plus their maximum annual target bonus for the preceding calendar year (whether or not such bonus was earned or paid) immediately upon completion of the Acquisition. The amount of retention payments under the retention arrangements that the senior vice presidents received was approximately $3.6 million. At the effective time of the Acquisition, the existing employment, retention and severance arrangements between Duane Reade Inc. and the senior vice presidents were replaced by the SVP employment letters.

        In addition, three of the senior vice presidents were entitled to payments under the 1998 SERP/split-dollar life insurance retention arrangement adopted by Duane Reade Inc. on their behalf and converted by its board of directors in 2003 into corporate-owned insurance policies. The SERP/split-dollar life insurance arrangement required us to transfer ownership of life insurance polices with an aggregate cash surrender value of approximately $3.1 million, as at July 30, 2004 to Messrs. Charboneau, Henry and Ray upon the completion of the Acquisition. For information on the dollar value of the premiums paid by Duane Reade Inc. with respect to the term portion of split dollar life insurance policies purchased on the lives of each of the named executive officers, see "—Executive Compensation—Summary Compensation Table."

        On May 7, 1999, Duane Reade Inc. granted stock options to certain members of management pursuant to its Deferred Compensation Stock Grant Program that included a guaranteed payment if Duane Reade Inc. stock was trading below a specified price on May 7, 2003. In January 2000, Mr. Cuti and certain senior vice presidents agreed to condition their entitlements to these guaranteed payments upon the occurrence of a change of control or termination without cause. Upon completion of the Acquisition, Messrs. Charboneau and Ray were entitled to payments of $0.9 million in the aggregate under this stock option grant.

        In connection with the Acquisition, the senior vice presidents agreed to relinquish, in the aggregate, approximately $4.2 million of the payments that they were entitled to receive in connection with the Acquisition under their current retention agreements, the SERP/split-dollar life insurance arrangement, the Deferred Compensation Stock Grant Program and with respect to their Eligible Options. These payments to which the senior vice presidents were entitled are referred to as "SVP payments" in this prospectus. In exchange for these relinquished SVP payments and for their future service, the senior vice presidents received, among other things, awards of the SVP phantom stock representing in the aggregate approximately 1.5% of the shares of our common stock (on a fully diluted basis). See "—Executive Compensation—Senior Vice President Phantom Stock." The senior vice presidents were also granted new options under the New Option Plan. For more information on the New Option Plan, see "—Executive Compensation—Management Stock Option Plan."

        Under the SVP employment letters, the senior vice presidents may receive a severance payment to be paid over 24 months equal to the sum of twice their respective prior 12 months' base salaries plus their respective annual target bonuses for the preceding calendar year (whether or not such bonuses were earned or paid) in the event that their employment is terminated under certain circumstances within one year following completion of the Acquisition. If their employment is terminated under certain circumstances at any time after the first anniversary of the effective date of the Acquisition, the senior vice presidents will be entitled to a severance payment to be paid over 12 months equal to their prior 12 months' base salary. The senior vice presidents will be subject to restrictive covenants prohibiting them from competing with us in the New York greater metropolitan area and from soliciting our employees, generally during the period in which they are entitled to severance payments. The SVP employment letters also provide for the new options under the New Option Plan, the SVP phantom stock awards and the partial relinquishment of the SVP payments, as well as for other customary matters such as benefits.

        The total compensation payable to Mr. Charboneau pursuant to his SVP employment letter is:

  •
  an annual base salary of $450,000;

  •
  an annual bonus opportunity of between 0% and 150% of base salary, with a target of 100% of base salary;

  •
  a grant at the Acquisition of new options to acquire 8,500 shares of our common stock, representing less than 1% of our common stock;

  •
  a grant at the Acquisition of 1,000,000 shares of SVP phantom stock (representing less than 1% of our common stock); and

  •
  if Duane Reade Inc. terminates Mr. Charboneau's employment under certain circumstances, severance equal to his prior 12 months' base salary, if his employment is terminated after the first anniversary of the Acquisition, or if it is terminated before the first anniversary of the Acquisition, the sum of twice his base salary plus target annual bonus.

        The total compensation payable to Mr. Henry pursuant to his SVP employment letter is:

  •
  an annual base salary of $350,000;

  •
  an annual bonus opportunity of between 0% and 150% of base salary, with a target of 100% of base salary;

  •
  a grant at the Acquisition of new options to acquire 30,600 shares of our common stock, representing approximately 1.1% of our common stock;

  •
  a grant at the Acquisition of 742,217 shares of SVP Phantom Stock (representing less than 1% of our common stock); and

  •
  if Duane Reade Inc. terminates Mr. Henry's employment under certain circumstances, severance equal to his prior 12 months' base salary, if his employment is terminated after the first anniversary of the Acquisition, or if it is terminated before the first anniversary of the Acquisition, the sum of twice his base salary plus target annual bonus.

        Effective August 1, 2004, Mr. Henry's annual base salary was increased to $430,000.

        The total compensation payable to Mr. Ray pursuant to his SVP employment letter is

  •
  an annual base salary of $350,000;

  •
  an annual bonus opportunity of between 0% and 150% of base salary, with a target of 100% of base salary;

  •
  a grant at the Acquisition of new options to acquire 13,600 shares of our common stock, representing less than 1% of our common stock;

  •
  a grant at the Acquisition of 1,631,628 shares of SVP Phantom Stock (representing less than 1% of our common stock); and

  •
  if Duane Reade Inc. terminates Mr. Ray's employment under certain circumstances, severance equal to his prior 12 months' base salary, if his employment is terminated after the first anniversary of the Acquisition, or if it is terminated before the first anniversary of the Acquisition, the sum of twice his base salary plus target annual bonus.

        Effective August 1, 2004, Mr. Ray's annual base salary was increased to $430,000.

        The total compensation payable to Mr. LaBeau pursuant to his SVP employment letter is:

  •
  an annual base salary of $385,000;

  •
  an annual bonus opportunity of between 0% and 150% of base salary, with a target of 100% of base salary;

  •
  a grant at the Acquisition of new options to acquire 8,500 shares of our common stock, representing less than 1% of our common stock;

  •
  a grant at the Acquisition of 824,750 shares of SVP Phantom Stock representing less than 1% of our common stock; and

  •
  if Duane Reade Inc. terminates Mr. LaBeau's employment under certain circumstances, severance equal to his prior 12 months' base salary, if his employment is terminated after the first anniversary of the Acquisition, or if it is terminated before the first anniversary of the Acquisition, the sum of twice his base salary plus target annual bonus; and

  •
  a grossed-up relocation allowance (worth approximately $125,000).

Vice President Arrangements

        As a result of the Acquisition, each of Duane Reade Inc.'s vice presidents received a lump sum payment equal to his or her maximum annual target bonus for the preceding calendar year (whether or not such bonus was earned or paid). Such lump sum payments to the vice presidents totaled approximately $0.6 million. Further, the vice presidents may receive a lump sum payment equal to his or her prior 12 months' salary plus his or her annual target bonus for the preceding calendar year (whether or not such bonus was earned or paid) in the event that his or her employment is terminated under certain circumstances within one year of a change of control, pursuant to his or her retention agreement and other arrangements that have been approved. The Acquisition constituted a change of control under these agreements.

Contracts with our Former Chairman and Chief Executive Officer

Mr. Cuti's Profits Interest

        Mr. Cuti's employment agreement provides for the award to Mr. Cuti of a profits interest in Duane Reade Shareholders that, based on the amount of the initial equity investments by the investor group led by Oak Hill and by management and given a sufficient appreciation in the value of Duane Reade Shareholders following the Acquisition, could result in his possession of an approximately 7.9% equity interest in Duane Reade Shareholders (on a fully diluted basis), which, as of the effective date of the Acquisition, would be equivalent to approximately 7.1% of the aggregate ownership interest in us on a consolidated basis. The profits interest will have no value unless the value of Duane Reade Shareholders appreciates. In connection with a realization event (such as a sale), if the fair market value of Duane Reade Shareholders appreciates, Mr. Cuti will generally be allocated the first $20 million of such appreciation and will share in distributions of additional amounts in accordance with his pro rata interest. The profits interest vests over a five year period, subject, generally, to Mr. Cuti's continued employment with us. Vesting of the profits interest will accelerate upon the occurrence of a change of control or an underwritten offering of common stock by Duane Reade Inc., Duane Reade Holdings or Duane Reade Shareholders that results in a public offering of at least 20% of such entity's common stock or generates gross proceeds of at least $100 million. The profits interest is subject to customary drag-along, tag-along and registration rights as well as preemptive rights in specific circumstances. The profits interest is intended to meet certain IRS guidelines, but in the event that Mr. Cuti incurs any income taxes as a result of the grant of the profits interest, we will indemnify him against such taxes.

Mr. Cuti's Employment Agreement

        On December 22, 2003, Mr. Cuti entered into an employment agreement revising the terms and conditions of his prior employment agreement to reflect those that currently apply to Mr. Cuti's employment with us. Following the execution of that employment agreement, we negotiated certain modifications to the terms and conditions of Mr. Cuti's employment, and on March 16, 2004, we entered into a new employment agreement, which was subsequently amended on June 18, 2004. The term of Mr. Cuti's employment under the new employment agreement is five years, during which time he will serve as our and Duane Reade Inc.'s chairman of the board (except if prohibited by legal requirements), president and chief executive officer. The new employment agreement contemplates an initial base salary of $1 million per annum and an annual bonus opportunity ranging from 0% to 175% of base salary based upon our success in achieving annual financial performance targets.

        Under the terms of his prior employment agreement, Mr. Cuti participated in a supplemental executive retirement plan, or SERP, and Duane Reade Inc. agreed to satisfy its obligation to him under the SERP through the purchase of an insurance contract. The insurance contract provided benefits to Mr. Cuti's beneficiaries upon his death, as well as retirement benefits upon the earlier of him reaching age 65 or three years after his termination date. As of June 3, 2004, under the terms of his prior employment agreement, Duane Reade Inc. was obligated to make annual premium payments under the insurance contract of approximately $5 million for each of the next six years (totaling a minimum of approximately $30.0 million as of June 3, 2004), subject to an accelerated payment equal to the present value of such amount upon the termination of Mr. Cuti's employment with Duane Reade Inc. for any reason, the non-renewal of his prior employment agreement, the renewal of his prior employment agreement in accordance with its terms, the sale of Duane Reade Inc., Mr. Cuti's attainment of age 65, or Duane Reade Inc.'s failure to timely pay the annual insurance premiums owed under the insurance contract. The new employment agreement provided Duane Reade Inc. with an election to terminate the SERP obligations and the insurance contract arrangements. Upon the consummation of the Acquisition, Duane Reade Inc. exercised this election. The new employment agreement provides that Mr. Cuti will waive his entitlement to the SERP and release Duane Reade Inc. from all of the obligations to make premium payments (totaling a minimum of approximately $30.0 million as of June 3, 2004 as described above) under the insurance contract in exchange for, among other things, the payment to Mr. Cuti of $20.5 million on or prior to January 3, 2005 and $4.0 million on or prior to June 30, 2005. We have made all such required payments. Approximately $14.3 million of these payment obligations were offset by the proceeds of the cash surrender value of the split dollar life insurance contract, which was terminated on June 30, 2005 in connection with the final $4.0 million payment to the CEO.

        The new employment agreement provides for the relinquishment by Mr. Cuti of certain long-term incentives to which he is entitled under his prior employment agreement and lower severance payments (as described below) than those provided for in his prior employment agreement. The new employment agreement provides for new long-term incentives to Mr. Cuti, including the profits interest in Duane Reade Shareholders described above under "—Mr. Cuti's Profits Interest Following the Acquisition," options to purchase 4% of the common stock of Duane Reade Holdings (on a fully diluted basis), and payments of $0.9 million on each of the first through fifth anniversaries of the effective date of the Acquisition, subject, generally, to his continued employment. In connection with the completion of the Acquisition, Mr. Cuti received a payment of

$4,962,286 and forfeited all of his outstanding options, valued at approximately $2.7 million based on the Acquisition consideration of $16.50 per share, and the right to receive a payment of $1.0 million under an existing price guarantee of stock options granted in May 1999.

        The stock options and profits interest awards vest over five years subject, generally, to Mr. Cuti's continued employment with us, and with respect to the profits interest subject to acceleration upon the occurrence of specific events, including a "change of control" (as described below). The new employment agreement defines a "change of control" to include in specific circumstances, among other things:

  •
  the acquisition by a third party of securities representing more than 50% of Duane Reade Inc.'s voting stock or the right to appoint a majority of the members of Duane Reade Inc.'s board of directors;

  •
  the adoption of a plan of liquidation or the consummation of an agreement for the sale of all or substantially all of Duane Reade Inc.'s assets; or

  •
  prior to an underwritten offering of common stock by Duane Reade Inc., Duane Reade Holdings or Duane Reade Shareholders that results in a public offering of at least 20% of such common stock or generates gross proceeds of at least $100 million, the failure by Oak Hill to retain and exercise the power to designate a majority of the members of our board of directors appointable by the investor group led by Oak Hill.

        In addition, upon a change of control, the vesting of stock options will occur to the extent necessary for the Chairman to participate in a transfer giving rise to tag-along or drag-along rights.

        All equity interests held by Mr. Cuti in Duane Reade Shareholders and Duane Reade Holdings are subject to customary drag-along, tag-along and registration rights as well as preemptive rights in specific circumstances. The tag-along and drag-along rights will, under certain circumstances, either afford Mr. Cuti the opportunity to or require him to participate, respectively, in a sale of all or a portion of the equity in Duane Reade Shareholders or Duane Reade Holdings. In addition, upon the occurrence of specified events, including the fifth anniversary of the effective date of the Acquisition, Mr. Cuti will have the right to require us to purchase for cash over a two year period all or a portion of the equity interests held by Mr. Cuti in Duane Reade Shareholders and Duane Reade Holdings as he may designate, at fair market value as determined in accordance with a formula and the procedures set forth in the new employment agreement. Mr. Cuti's repurchase rights will be suspended at any time when the exercise of such repurchase rights would result in a breach or default under the credit or other financing agreements of Duane Reade Inc., Duane Reade Holdings or Duane Reade Shareholders. Mr. Cuti's repurchase right will terminate upon or in connection with an underwritten offering of common stock by Duane Reade Inc., Duane Reade Holdings or Duane Reade Shareholders that results in a public offering of at least 20% of such entity's common stock or generates gross proceeds of at least $100 million.

        The new employment agreement also provides for the participation by Mr. Cuti in all benefit plans generally available to our senior executives, the continuation of the fringe benefits provided to Mr. Cuti under his prior employment agreement, retiree medical benefits for Mr. Cuti and his spouse, severance benefits and, following our election to terminate the SERP obligations and the insurance contract arrangements and payment of the Prepayment Amount, the payment of premiums of up to $88,000 per year for term life insurance coverage. The new employment agreement provides indemnification for income taxes incurred by Mr. Cuti for certain payments to him that are not paid in cash or marketable property. We will also pay the remaining premiums in an aggregate amount of approximately $1.0 million owed on a life insurance policy owned by us pursuant to Mr. Cuti's SERP/split dollar life insurance retention arrangement which was established for Mr. Cuti in 1998 as part of his long-term compensation program. We will transfer full ownership of that policy to Mr. Cuti subject, generally, to his continued employment with us for two years following the effective date of the Acquisition (the cash surrender value of the life insurance policy was approximately $3.7 million as of September 24, 2005).

        The new employment agreement provides that we may terminate Mr. Cuti's employment with Duane Reade Inc. and Duane Reade Holdings with or without "cause," as defined in the new employment agreement, which includes:

  •
  a finding by the board of directors of the company that Mr. Cuti has committed an act of fraud or embezzlement against Duane Reade Holdings or Duane Reade Inc. or any of our subsidiaries;

  •
  Mr. Cuti's conviction of a felony; or

  •
  any material willful breach of the new employment agreement by Mr. Cuti.

        The new employment agreement also provides that Mr. Cuti may terminate his employment with Duane Reade Inc. and Duane Reade Holdings for "good reason," as defined in the new employment agreement, which includes:

  •
  a reduction in the Mr. Cuti's base salary without his consent;

  •
  except as a result of any legal requirement, removal of Mr. Cuti from the positions of president, chief executive officer or chairman of the board of directors of Duane Reade Inc. or Duane Reade Holdings without his consent or the assignment to Mr. Cuti of duties that are materially and adversely inconsistent with such positions without his consent;

  •
  except as a result of any legal requirement, the creation within Duane Reade Inc. or Duane Reade Holdings of any position equal to or superior to that of Mr. Cuti's position or which does not report to Mr. Cuti;

  •
  except as a result of any legal requirement, the failure of Mr. Cuti to be elected chairman of the board of directors of Duane Reade Inc. or Duane Reade Holdings;

  •
  the relocation of the offices in which Mr. Cuti is principally employed to a location outside of the borough of Manhattan without his consent;

  •
  any material breach of the new employment agreement by Duane Reade Inc., Duane Reade Holdings or Duane Reade Shareholders which includes our failure to have Andrew J. Nathanson, a Managing Partner of Oak Hill, or an independent director appointed to the board of directors of Duane Reade Inc. in accordance with the terms of the new employment agreement; or

  •
  if Duane Reade Inc. becomes a direct or indirect subsidiary of an acquiring company, the failure to appoint Mr. Cuti to the position of chief executive officer of the acquiring company.

        Upon the termination of Mr. Cuti's employment by Duane Reade Inc. without cause or upon his resignation for good reason, he will be entitled to receive the following severance payments: (1) a payment equal to three times the sum of his most recent base salary and the highest bonus actually paid to him during the term of the new employment agreement (or 125% of base salary, if terminated during the first year of the term), plus (2) acceleration of the remaining unpaid $0.9 million cash payments. One quarter of this severance amount must be paid within 10 days of the termination of his employment and the remainder must be paid in substantially equal installments over the 24-month period following termination. In addition, the unvested portion of his profits interest and stock options will immediately vest upon his termination without cause or upon his resignation for good reason, and he will generally be entitled to continued health, dental, disability, life insurance and similar benefits at our expense during the 24-month period following his termination. Neither non-renewal of the new employment agreement nor a change of control of Duane Reade Inc. will independently trigger an obligation by Duane Reade Inc. to pay severance benefits to Mr. Cuti.

        The new employment agreement provides for a tax gross-up for any amounts due or paid to Mr. Cuti under the new employment agreement, his prior employment agreement or any plan, program or arrangement of Duane Reade Inc., Duane Reade Holdings or Duane Reade Shareholders or their respective subsidiaries that is considered an "excess parachute payment" under the Internal Revenue Code.

        Mr. Cuti has agreed not to disclose or otherwise inappropriately use for his personal benefit, any of our confidential or proprietary information. Mr. Cuti has further agreed not to compete with Duane Reade Inc. during the term of the new employment agreement and for three years thereafter, regardless of the grounds for the termination of his employment. If Mr. Cuti violates the non-competition provisions of the new employment agreement, he will be required to repay to Duane Reade Inc. a portion of the payments he is entitled to receive under the new employment agreement, in addition to any actual damages he may owe to us in excess of the amounts he repaid to Duane Reade Inc. If, however, an arbitrator determines that severance payments are owed to Mr. Cuti and such payments are not made to him within 15 days of the arbitrator's ruling, the non-competition provision of the new employment agreement will lapse.

        Under the new employment agreement, Duane Reade Inc. has also agreed to indemnify Mr. Cuti for all costs, charges and expenses incurred by him by reason of him being or having served as a director, officer, employee or agent of Duane Reade Inc., Duane Reade Holdings or any of its subsidiaries. The new employment agreement also requires Duane Reade Inc. to maintain a directors and officers liability insurance policy for so long as Mr. Cuti is employed by Duane Reade Inc. and for three years thereafter. The policy must be consistent with the level of coverage and premiums of similarly situated companies.

        In summary, the total compensation payable to, or for the benefit of, Mr. Cuti under the new employment agreement currently in effect is:

  •
  an annual base salary of $1 million;

  •
  an annual bonus opportunity of between 0% and 175% of base salary, with a target of $1.25 million;

  •
  $0.9 million annual retention payments paid on each of the first five anniversaries of the effective date of the Acquisition subject generally to continued employment;

  •
  a cash payment with respect to stock options of approximately $5.0 million;

  •
  a grant of new options to purchase shares of our common stock representing 4.0% of our common stock (on a fully diluted basis);

  •
  an award of a profits interest that, based on the initial equity investments by the investor group led by Oak Hill and by management, could be equal to approximately a 7.9% equity interest in Duane Reade Shareholders (on a fully diluted basis, which, as of the effective date of the Acquisition, would be equivalent to approximately 7.1% of the aggregate ownership in us on a consolidated basis);

  •
  continued premium payments on the 1998 SERP/split dollar life insurance policy (approximately $1.0 million) and, subject generally to his continued employment, the transfer two years following the Acquisition of that policy to Mr. Cuti (the cash surrender value of which on September 24, 2005 was approximately $3.7 million);

  •
  annual premium payments for life insurance not to exceed $88,000;

  •
  severance protection (subject to a tax gross-up in respect of any "excess parachute payments," as described above) if Duane Reade Inc. terminates Mr. Cuti's employment without cause or he resigns for good reason equal to the sum of (a) three times his base salary and highest bonus actually paid to him during the term of the new employment agreement (or 125% of base salary, if he is terminated during the first year of the term) plus (b) accelerated payment of the remaining unpaid $0.9 million annual retention payments;

  •
  retiree medical benefits for Mr. Cuti and his spouse following his retirement;

  •
  certain perquisites including club memberships and reimbursement of certain professional services worth in the aggregate approximately $75,000 annually.

PRINCIPAL STOCKHOLDERS

        All of Duane Reade Inc.'s issued and outstanding common stock is held by Duane Reade Holdings, whose principal address is 201 Main Street, Fort Worth, Texas 76102, and is beneficially owned by Oak Hill Capital Partners, L.P., whose principal address is 201 Main Street, Fort Worth, Texas 76102.

        The table below sets forth certain information regarding the beneficial ownership of the common stock of Duane Reade Holdings, which constitutes the only class of capital stock of Duane Reade Holdings by:

  •
  each of our current directors and executive officers individually;

  •
  each person who is known to be the beneficial owner of more than 5% of any class or series of capital stock; and

  •
  all directors and executive officers as a group based on data as of the date of the Acquisition.

        For purposes of this table, a person is deemed to have "beneficial ownership" of any shares that the person has the right to acquire within 60 days after the date of this prospectus. For purposes of calculating the percentage of outstanding shares held by each person named below, any shares that a person has the right to acquire within 60 days after the date of this prospectus are deemed to be outstanding, but not for the purposes of calculating the percentage ownership of any other person.

Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Outstanding Shares
Duane Reade Shareholders, LLC(1)	2,594,977	100%
Richard W. Dreiling(2)	—	—
Anthony J. Cuti(3)	—	—
Gary Charboneau(4)	—	—
John K. Henry(5)	—	—
Jerry M. Ray(6)	—	—
Timothy R. LaBeau(7)	—	—
Michael S. Green	—	—
John P. Malfettone	—	—
Andrew J. Nathanson	—	—
Denis J. Nayden	—	—
Tyler J. Wolfram	—	—
All Officers & Directors (ten persons)	—	—

(1)
Oak Hill, together with the equity co-investors, owns on a fully diluted basis 100% of the outstanding membership interests in Duane Reade Shareholders.

(2)
Mr. Dreiling owns unexercisable options to acquire 150,363 shares of common stock of Duane Reade Holdings, representing 5.0% of the common stock of Duane Reade Holdings (on a fully diluted basis).

(3)
Mr. Cuti owns unexercisable options to acquire 115,277 shares of common stock of Duane Reade Holdings, representing 4.0% of the common stock of Duane Reade Holdings (on a fully diluted basis) and a profits interest in Duane Reade Shareholders.

(4)
Mr. Charboneau owns unexercisable options to acquire 8,500 shares of common stock of Duane Reade Holdings, representing less than 1% of Duane Reade Holdings common stock.

(5)
Mr. Henry owns unexercisable options to acquire 30,600 shares of common stock of Duane Reade Holdings, representing approximately 1.1% of Duane Reade Holdings common stock.

(6)
Mr. Ray owns unexercisable options to acquire 13,600 shares of the common stock of Duane Reade Holdings, representing less than 1% of Duane Reade Holdings common stock.

(7)
Mr. LaBeau owns unexercisable options to acquire 8,500 shares of the common stock of Duane Reade Holdings, representing less than 1% of Duane Reade Holdings common stock.

Limited Liability Company Operating Agreement of Duane Reade Shareholders

        Our former Chairman and CEO and members of the investor group entered into an amended and restated limited liability company operating agreement for Duane Reade Shareholders. The amended and restated limited liability company operating agreement sets forth, among other things, the distribution and allocation of the profits and losses of the members of Duane Reade Shareholders, certain membership interest transfer restrictions, including drag-along rights and tag-along rights, and corporate governance provisions regarding the nomination of the managers and officers of Duane Reade Shareholders. The corporate governance provisions generally reflect the percentage ownership of Duane Reade Shareholders by the investor group and our former Chairman and CEO. The limited liability company operating agreement also provides that certain members of the investor group led by Oak Hill have the ability to cause Duane Reade Shareholders to take certain actions in order for it to register common equity securities of Duane Reade Shareholders under the Securities Act, and that the other equity holders of Duane Reade Shareholders may participate in such registration.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Oak Hill

        Oak Hill Capital Partners, L.P. and certain related entities beneficially own 100% of our common equity. Two Managing Directors at Oak Hill (Mr. Nathanson and Mr. Nayden), a Partner at Oak Hill (Mr. Wolfram), a Chief Operating Officer at Oak Hill (Mr. Malfettone) and a Principal at Oak Hill (Mr. Green) serve as our directors. Those individuals all serve as directors of Duane Reade Inc. as well. We entered the following agreements with affiliates of Oak Hill:

Management Services Agreement

        Under a management services agreement between Oak Hill Capital Management, Inc. (an affiliate of Oak Hill Capital Partners, L.P.) and Duane Reade Acquisition, Oak Hill Capital Management, Inc. received a fee of $8.0 million at the closing of the Acquisition, and Oak Hill Capital Management, Inc. agreed to provide financial advisory and management services to us as Duane Reade Inc.'s Board of Directors may reasonably request following the Acquisition. In consideration of these services, Oak Hill Capital Management, Inc. will receive an annual fee of $1.25 million, paid quarterly.

Tax Sharing Agreement

        Duane Reade Holdings is the common parent of an affiliated group of corporations that includes Duane Reade Inc. and its subsidiaries. Duane Reade Holdings elected to file consolidated federal income tax returns on behalf of the group. Accordingly, Duane Reade Holdings, Duane Reade Inc. and its subsidiaries entered into a tax sharing agreement, under which Duane Reade Inc. and its subsidiaries will make payments to Duane Reade Holdings. These payments will not be in excess of Duane Reade Inc.'s and its subsidiaries' tax liabilities, if these tax liabilities had been computed on a stand-alone basis.

DRI Investment Group, LLC Transactions

        On February 28, 2002, Messrs. Cuti, Charboneau and Ray entered into arrangements to provide for the transfer of a portion of their stock options with respect to Duane Reade Inc. common stock to DRI Investment Group, LLC, in exchange for a private annuity payable to each of them annually by DRI Investment Group. The stock options held by DRI Investment Group and the shares of common stock underlying these options were subject to the same terms of exercise under our 1997 Equity Participation Plan as if they were held directly by the executives and, in addition to the restrictions on transfer described below, are subject to the same transfer restrictions imposed by Duane Reade Inc. on all other options and shares of common stock held directly by Duane Reade Inc. executive officers.

        The members of DRI Investment Group are Cuti Family Investments LLC, a limited liability company formed by Mr. Cuti and his family and managed by Mr. Cuti, Charboneau Family Investments LLC, a limited liability company formed by Mr. Charboneau and his family and managed by Mr. Charboneau, and Ray Family Investments LLC, a limited liability company formed by Mr. Ray and his family and managed by Mr. Ray. Each of Messrs. Cuti, Charboneau and Ray, through the members of DRI Investment Group, share the power to determine the disposition of the options transferred by him to DRI Investment Group with the others.

        DRI Investment Group, in consideration for the transfer of the stock options by Messrs. Cuti, Charboneau and Ray, is required to pay each of them an annual annuity commencing on such executive's 60th birthday and continuing on each anniversary of such date until the executive's death. In each case the annuity was calculated to reflect the fair market value of the options transferred to DRI Investment Group on the date of transfer. As of March 27, 2003, Mr. Cuti had transferred options to purchase 842,833 shares of common stock to DRI Investment Group, Mr. Charboneau had transferred options to purchase 123,488 shares of common stock, and Mr. Ray had transferred options to purchase 130,515 shares of common stock.

        In connection with the establishment of the DRI Investment Group arrangements, Duane Reade Inc. agreed to waive the transfer restrictions imposed under our 1992 Stock Option Plan and 1997 Equity Participation Plan on the stock options transferred by Messrs. Cuti, Charboneau and Ray to DRI Investment Group.

        In order to provide DRI Investment Group with the funds initially required to meet its annuity payment obligations and meet its operating expenses, Duane Reade Inc. agreed to make advances to DRI Investment Group from time to time in an aggregate amount that may not exceed $200,000. For each of these advances, DRI Investment Group delivered to Duane Reade Inc. a promissory note dated February 28, 2002. This loan pre-dated the July 30, 2002 effective date of the Sarbanes-Oxley legislation and is therefore grandfathered under the provisions that prohibit loans to executives. On August 12, 2004, the $196,293 outstanding balance of principal and interest on this loan was repaid in its entirety.

        In connection with the Acquisition, Messrs. Cuti, Charboneau and Ray represented that prior to the completion of the Acquisition they each had sole ownership of any unexercised stock options granted to them by us and that all required taxes had been paid or will be paid with respect to any transfers of rights with respect to their unexercised stock options or with respect to the exercise of their stock options.

Interests of Certain Persons in the Acquisition

Merger Consideration

        The following table indicates, with respect to each of our executive officers, (1) the number of shares of Duane Reade Inc. common stock owned by such director or executive officer immediately prior to the completion of the Acquisition, (2) the number of shares subject to "in the money" options held by such director or executive officer (whether or not vested), (3) the weighted average exercise price of those stock options for each listed individual and (4) the total amount of proceeds realized by each named individual:

Name of Owner	Position	Number of Shares Owned	Number of Options Owned		Weighted Average Strike Price	Amount received in the Acquisition
Anthony J. Cuti	Former Chairman, Chief Executive Officer and President	100	325,900	(1)	$8.33	$1,650
Gary Charboneau	Senior Vice President—Sales and Marketing	3,000	18,972		$8.33	$204,501
Jerry M. Ray	Senior Vice President—Store and Pharmacy Operations	8,690	127,770		$8.01	$1,163,349	(2)
John K. Henry	Chief Financial Officer	—	—		—	—
Timothy R. LaBeau	Senior Vice President—Merchandising	—	75,000	(3)	$15.77	—	(3)

(1)
All of these options were forfeited in connection with the Acquisition.

(2)
Excludes an additional $64,390, to which Mr. Ray would have otherwise been entitled and which was forfeited in connection with his management rollover contribution.

(3)
All of these options were forfeited in connection with Mr. LaBeau's management rollover contribution.

        In the Acquisition, shares of Duane Reade Inc. common stock held by Duane Reade Inc. executive officers were treated under the merger agreement in the same manner as all other shares of Duane Reade Inc. common stock.

        In the Acquisition, "in the money" options held by members of Duane Reade Inc.'s management that were not relinquished as described in "Management—Contracts with Executive Officers" were treated in the same way as in the money options held by others are treated. Whether or not then exercised or vested, in the money options that were not relinquished were cancelled, and the applicable management members received an amount in cash equal to the per share consideration in the Acquisition minus the applicable exercise price per share of the option, multiplied by the number of shares of Duane Reade Inc. common stock subject to the option that was not surrendered (subject to any applicable withholding tax).

Indemnification and Insurance

        The merger agreement provided that Duane Reade Inc., as the surviving corporation in the Acquisition, must maintain all rights to indemnification and exculpation provided in its certificate of incorporation and bylaws as of the date of the merger agreement. Duane Reade Shareholders has agreed to indemnify and hold harmless, and provide advancement of expenses to Duane Reade Inc.'s current and former directors, officers and employees to the same extent such persons were indemnified on the date of the merger agreement.

        The merger agreement also provides that, until July 30, 2010, Duane Reade Inc., as the surviving corporation in the Acquisition, must either maintain its policies of director and officer liability insurance or obtain comparable policies, as long as the annual premium payments do not exceed approximately $2.6 million. These insurance policies were purchased effective with the completion of the Acquisition.

Senior Convertible Notes

        On September 11, 2002, Messrs. Cuti, Charboneau and Ray purchased approximately $2.1 million principal amount at maturity of the senior convertible notes for approximately $1.2 million. On April 23, 2004, these notes were sold for aggregate proceeds of approximately $1.1 million.

Agreements Relating to Duane Reade Holdings

        The following agreements, each containing customary terms, were entered into with respect to the equity and governance arrangements for Duane Reade Holdings:

Stockholders and Registration Rights Agreement

        A stockholders and registration rights agreement was entered into among certain members of management and Duane Reade Shareholders. The stockholders and registration rights agreement contains, among other things, certain restrictions on the ability of the parties thereto to freely transfer the securities of Duane Reade Holdings held by such parties. In addition, the stockholders and registration rights agreement provides that the holders of a majority of the membership interests in Duane Reade Shareholders may, under certain circumstances, compel a sale of all or a portion of the equity in Duane Reade Holdings to a third party (commonly known as drag-along rights) and, alternatively, that stockholders of Duane Reade Holdings may participate in certain sales of stock by holders of a majority of the common stock of Duane Reade Holdings to third parties (commonly known as tag-along rights). The stockholders and registration rights agreement also contains certain corporate governance provisions regarding the nomination of directors and officers of Duane Reade Holdings by the parties thereto. The stockholders and registration rights agreement also provides that Duane Reade Shareholders will have the ability to cause Duane Reade Holdings to register common equity securities of Duane Reade Holdings under the Securities Act, and provide for procedures by which certain of the equity holders of Duane Reade Holdings and Duane Reade Shareholders may participate in such registrations.

Preemptive Rights Agreement

        A preemptive rights agreement was entered into among certain Oak Hill entities, Duane Reade Shareholders, Duane Reade Holdings, Duane Reade Inc. and Messrs. Cuti, Charboneau, LaBeau, Henry and Ray. The preemptive rights agreement contains, among other things, certain preemptive rights for management, providing that certain equity securities issued by Duane Reade Shareholders or any of its subsidiaries to the members of Duane Reade Shareholders (other than Mr. Cuti) must dilute the interests of all of the parties to the preemptive rights agreement on a proportionate basis. In connection with any such issuance of equity securities, each of Messrs. Cuti, Charboneau, LaBeau, Henry and Ray have the right to purchase from the issuing entity a percentage of equity securities being issued equal to their percentage interest (including phantom stock interest) in Duane Reade Holdings as of such time (and, in the case of Mr. Cuti, taking into account his interest in Duane Reade Shareholders as of such time).

Transportation Services International

        Duane Reade Inc. is a party to a consulting agreement with Transportation Services International, an entity operated by Mr. Cuti's brother, Joseph Cuti. Transportation Services International provides various trucking, logistical and warehousing consulting services to Duane Reade Inc. The agreement with Transportation Services International is terminable by either party. Payments to Transportation Services International by Duane Reade Inc. totaled approximately $0.1 million annually in each of the 2004, 2003 and 2002 fiscal years.

Credit Suisse First Boston/Donaldson, Lufkin and Jenrette Relationships

        DLJ Merchant Banking Partners II, Inc. is the managing general partner of DLJ Merchant Banking Partners II, L.P. Mr. Jaffe, a director through July 30, 2004, was a managing director of DLJ Merchant Banking Partners II, Inc., and until March 2001 was a managing director of Credit Suisse First Boston, which acquired Donaldson, Lufkin and Jenrette in November 2000. Mr. Pradelli, a director through July 30, 2004 was a senior vice president of Donaldson, Lufkin and Jenrette and until November 2001 was a director of Credit Suisse First Boston.

        Credit Suisse First Boston acted as joint book-running manager in the offering of the initial notes and received customary fees in connection with that offering.

Separate Purchases

        Of the $195.0 million aggregate principal amount of senior subordinated notes sold on July 30, 2004, $5.0 million aggregate principal amount of the senior subordinated notes was purchased on behalf of accounts affiliated with Oak Hill Advisors, Inc. at a discount from the applicable offering price. The purchase on behalf of the Oak Hill Advisors accounts of the senior subordinated notes was conditioned upon and closed subsequent to the closing of the resale by the initial purchasers of the senior subordinated notes purchased by the initial purchasers. The Oak Hill accounts acquire and actively manage a diverse portfolio of investments.

        Of the $160.0 million aggregate principal amount of the initial notes sold on December 20, 2004, $10.0 million aggregate principal amount of the initial notes was purchased on behalf of accounts affiliated with Oak Hill Advisors at a discount from the applicable offering price. The purchase on behalf of the Oak Hill Advisors accounts of the initial notes offered was conditioned upon and closed subsequent to the closing of the resale by the initial purchasers of the initial notes purchased by the initial purchasers.

DESCRIPTION OF OTHER INDEBTEDNESS

Amended asset-based revolving loan facility

        Duane Reade GP is the borrower under an asset-based revolving loan facility, which was amended on July 22, 2004. The borrowing capacity of the amended asset-based revolving loan facility is an aggregate principal amount of $250.0 million, subject to an adjusted borrowing base calculation based upon specified advance rates against the value of our selected inventory, pharmacy prescription files and selected accounts receivable. The amended asset-based revolving loan facility includes a $50 million sub-limit for the issuance of letters of credit. Obligations under the revolving loan facility are collateralized by a first priority security interest in inventory, receivables, pharmacy prescription files, deposit accounts and certain other current assets. Under the amended asset-based revolving loan facility, Duane Reade GP is the borrower. The amended facility is guaranteed by us, Duane Reade Inc. and each of Duane Reade Inc.'s domestic subsidiaries other than Duane Reade GP.

        Revolving loans under the amended asset-based revolving loan facility, at our option, bear interest at either:

  •
  a rate equal to LIBOR (the London Interbank Offered Rate) plus a margin of from 1.50% to 2.00%, determined based on levels of borrowing availability reset each fiscal quarter; or

  •
  a rate equal to the prime rate of Fleet Retail Group Inc. plus a margin of from 0.00% to 0.50%, determined based on levels of borrowing availability reset each fiscal quarter.

        Borrowings under the amended asset-based revolving loan facility continue to be primarily LIBOR-based.

        The amended asset-based revolving loan facility contains various covenants that limit or restrict, among other things, subject to certain exceptions, capital expenditures, the incurrence of indebtedness, the creation of liens, transactions with affiliates, restricted payments, investments and acquisitions, mergers, consolidations, dissolutions, asset sales, dividends, distributions and certain other transactions and business activities. Any time excess availability under the facility is less than 10% of the borrowing base, the amended asset-based revolving loan facility has a minimum fixed charge coverage ratio requirement. The minimum fixed charge coverage ratio is 1.00:1.

        In connection with the issuance of $50.0 million aggregate principal amount of senior secured floating rate notes due 2010 in August 2005, the Company permanently reduced the amount of availability under the asset-based revolving loan facility by $25.0 million. As a result, at September 24, 2005, the total amount that could be borrowed under the asset-based revolving loan facility was reduced to $225.0 million. At September 24, 2005, there was approximately $139.8 million outstanding under the amended asset-based revolving loan facility, and approximately $79.9 million of remaining availability. There are no credit ratings related triggers in the agreement governing the amended asset-based revolving loan facility that would impact cost of borrowing, annual amortization of principal or related indebtedness maturities.

Senior Subordinated Notes

        Senior Subordinated Notes.    On July 30, 2004, upon completion of the Acquisition, Duane Reade Inc. and Duane Reade GP co-issued $195 million of 9 3/4% senior subordinated notes due 2011. The senior subordinated notes mature on August 1, 2011 and bear interest at 9.75% per annum payable in semi-annual installments on February 1 and August 1, commencing February 1, 2005. The senior subordinated notes are uncollateralized obligations and subordinated in right of payment to all of our existing and future unsubordinated indebtedness, including borrowings under the amended asset-based revolving loan facility and the senior secured notes. The senior subordinated notes will rank equally with any future senior subordinated indebtedness and senior to any future subordinated indebtedness. The senior subordinated notes are guaranteed on an uncollateralized, senior subordinated basis by all of Duane Reade Inc.'s existing direct and indirect domestic subsidiaries other than Duane Reade GP, which is a co-obligor under the senior subordinated notes. On March 25, 2005, Duane Reade Holdings became a guarantor of the senior subordinated notes on the same basis as the other guarantors. We may redeem the senior subordinated notes, in whole or in part, at any time on or after August 1, 2008, at a redemption price of 104.875% declining to par on August 1, 2010, plus accrued and unpaid interest. In addition, we, Duane Reade Shareholders or Duane Reade Holdings, at our option, can redeem up to 35% of the senior subordinated notes before August 1, 2007 with the net cash proceeds from certain equity offerings. Upon the occurrence of specified change of control events, we will be required to make an offer to repurchase all of the senior subordinated notes at 101% of the outstanding principal amount of the senior subordinated notes plus accrued and unpaid interest to the date of repurchase. The indenture governing the senior subordinated notes contains certain affirmative and negative covenants that limit the ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries to incur additional indebtedness, pay dividends, make repayments on indebtedness that is subordinated to the senior subordinated notes and to make certain other restricted payments, incur certain liens, use proceeds from sales of assets, enter into business combination transactions (including mergers, consolidations and asset sales), enter into transactions with affiliates and permit restrictions on the payment of dividends by restricted subsidiaries. There are no credit ratings related triggers in the senior subordinated notes that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity.

THE EXCHANGE OFFER

Terms of the Exchange Offer

        We are offering to exchange the exchange notes for a like aggregate principal amount of the initial notes.

        The exchange notes that will be issued in this exchange offer will be substantially identical to the initial notes except that, unlike the initial notes, the exchange notes will have no transfer restrictions or registration rights, except for certain holders, as described under the caption "Plan of Distribution." You should read the description of the exchange notes in the section in this prospectus entitled "Description of the Notes." As was the case with the initial notes, the exchange notes will be issued at a discount to their stated redemption price at maturity, so you will be required to include in your ordinary income for U.S. federal income tax purposes original issue discount as it accrues regardless of your method of accounting (See "Certain United States Federal Income Tax Consequences"). In addition, the exchange notes will have a separate CUSIP number from that of the December 2004 notes and will not be fungible with the December 2004 notes.

        We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer. In addition, nothing in this exchange offer will prevent us from exercising our right to discharge our obligations on the initial notes by depositing certain securities with the trustee and otherwise.

Expiration Date; Extensions; Amendments; Termination

        This exchange offer will expire at 5:00 p.m., New York City time, on January     , 2006, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

        We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under "—Conditions to the Exchange Offer" have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by mailing an announcement or by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

        We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of the initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

        To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

          (1)   Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

          (2)   Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent's account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under "—Book-Entry Delivery Procedure" below, on or before 5:00 p.m., New York City time, on the expiration date.

          (3)   Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under "—Guaranteed Delivery Procedure" below.

        The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

        Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

        If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

          (1)   a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

          (2)   a commercial bank or trust company having an office or correspondent in the United States, or

          (3)   an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

            (1)   by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant's account at The Depository Trust Company, or

            (2)   for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

    If the letter of transmittal or any bond powers are signed by:

              (1)   the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

              (2)   a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

              (3)   a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

              (4)   trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

        To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

        Any financial institution that is a participant in The Depository Trust Company's systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent's account at The Depository Trust Company in accordance with The Depository Trust Company's procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

        A delivery of initial notes through a book-entry transfer into the exchange agent's account at The Depository Trust Company will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "—Exchange Agent" on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

        If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent's message delivered, you may still tender in this exchange offer if:

          (1)   you tender through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

          (2)   on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent's message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

          (3)   the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

        Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

        We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at The Depository Trust Company with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

        All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

        We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel's opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived as promptly as practicable following the expiration date.

        If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled "—Conditions to the Exchange Offer" below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

        We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent's account at The Depository Trust Company with an agent's message, in each case, in form satisfactory to us and the exchange agent.

        If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, as promptly as practicable after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

        By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

        For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under "—Exchange Agent" and before acceptance of your tendered notes for exchange by us.

        Any notice of withdrawal must:

          (1)   specify the name of the person having tendered the initial notes to be withdrawn,

          (2)   identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

          (3)   be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

          (4)   specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

          (5)   if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant's account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

        The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, as promptly as practicable after withdrawal, rejection of tender or expiration or termination of this exchange offer.

        You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under "—Procedures for Tendering Initial Notes" above at any time on or before the expiration date.

Conditions to the Exchange Offer

        We will complete this exchange offer only if:

          (1)   there is no change in the laws and regulations which, in our judgment, would reasonably be expected to impair our ability to proceed with this exchange offer,

          (2)   there is no change in the current interpretation of the staff of the Commission which permits resales of the exchange notes,

          (3)   there is no stop order issued by the Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose,

          (4)   there is no action or proceeding instituted or threatened in any court or before any governmental agency or body that in our judgment would reasonably be expected to prohibit, prevent or otherwise impair our ability to proceed with this exchange offer, and

          (5)   we obtain all governmental approvals that we deem in our sole discretion necessary to complete this exchange offer.

        These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

        If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

          (1)   refuse to accept and return to their holders any initial notes that have been tendered,

          (2)   extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

          (3)   waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled "—Expiration Date; Extensions; Amendments; Termination."

Accounting Treatment

        We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

        We have appointed U.S. Bank National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By registered, certified or regular mail:
U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance
By hand/overnight delivery:
U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attention: Specialized Finance
Facsimile Transmission: (651) 495-8158
Confirm Facsimile Transmission by Telephone: (800) 934-6802

Fees and Expenses

        We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

        We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

        We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

          (1)   certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

          (2)   tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

          (3)   a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

        If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

        The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. In addition, you will not necessarily be able to obligate us to register the initial notes under the Securities Act.

Delivery of Prospectus

        Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

DESCRIPTION OF NOTES

        You can find the definitions of certain terms used in this description under the caption "Certain Definitions." In this description, references to the "Company" refer only to Duane Reade Inc. and not to any of the subsidiaries of the Company, and references to "Holdings" refer only to the Company's direct parent Duane Reade Holdings, Inc. and not to any of its subsidiaries.

General

        The Company and Duane Reade, a New York general partnership ("Duane Reade GP"), issued the initial notes and will issue the exchange notes under an indenture (the "Indenture") among themselves, the guarantors named therein (the "Guarantors") and U.S. Bank National Association, as trustee (the "Trustee") in a private transaction that is not subject to the registration requirements of the Securities Act. When we refer to the "Notes" in this "Description of Notes," we mean the initial notes, the exchange notes and the December 2004 notes unless otherwise indicated. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The following is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as Holders of the Notes. A copy of the form of the Indenture has been filed with the SEC as an exhibit to our registration statement on Form S-4, file no. 333-12206 and will be made available to Holders of Notes upon request. Certain defined terms used in this description but not defined below under "Certain Definitions" have the meanings assigned to them in the Indenture.

Brief Description of the Notes and the Guarantees

  The Notes

        The initial notes have been, and the exchange notes will be, issued under the same Indenture that governs the December 2004 notes. All of the Notes will be governed by the same Indenture and will be treated for all purposes as a single class under the Indenture. Nevertheless, because the initial notes have been, and the exchange notes will be, issued at a discount to their stated redemption price at maturity, you will be required to include in your ordinary income for U.S. federal income tax purposes original issue discount as it accrues regardless of your method of accounting (See "Certain United States Federal Income Tax Consequences"). Furthermore, the exchange notes will have a separate CUSIP number from that of the December 2004 notes and will not be fungible with the existing notes.

        The Notes:

  •
  will be general senior secured obligations of the Company and Duane Reade GP;

  •
  will rank equally in right of payment with all existing and any future Senior Indebtedness of the Company and Duane Reade GP;

  •
  will be secured, together with Term Loans, if any, and obligations under Interest Rate Agreements and certain other swap agreements permitted under the Indenture (such obligations, the "Hedging Obligations") (on an equal and ratable basis), by a first priority lien on substantially all of the assets of the Company and Duane Reade GP other than those assets in which the lenders under the Revolving Credit Agreement (the "Revolving Credit Lenders") have a first priority security interest (as defined below, the "Primary Collateral");

  •
  will be secured, together with Term Loans, if any, and the Hedging Obligations (on an equal and ratable basis), by a second priority lien on all collateral owned by the Company and Duane Reade GP that is pledged on a first priority basis to the Revolving Credit Lenders (as defined below, the "Secondary Collateral");

  •
  will rank senior in right of payment to any future Subordinated Indebtedness of the Company and Duane Reade GP; and

  •
  will be guaranteed by the Guarantors on a senior secured basis.

There are currently no Term Loans outstanding, so the only Note/Term Obligations currently outstanding relate to the Indenture, the Notes and the Guarantees.

  The Guarantees

        The Notes will be guaranteed by Holdings and by all of the domestic Restricted Subsidiaries of the Company other than Duane Reade GP, the co-obligor.

        Each guarantee of the Notes:

  •
  will be a senior secured obligation of the Guarantor;

  •
  will rank equally in right of payment with all existing and any future Senior Indebtedness of the Guarantor;

  •
  will be secured, together with the guarantees of Term Loans, if any, and the Hedging Obligations (on an equal and ratable basis), by a first priority lien on the assets of the Guarantor constituting Primary Collateral;

  •
  will be secured, together with the guarantees of Term Loans, if any, and the Hedging Obligations (on an equal and ratable basis), by a second priority lien on the assets of the Guarantor constituting Secondary Collateral; and

  •
  will rank senior in right of payment to any future Subordinated Indebtedness of the Guarantor.

Ranking

        The Notes will be senior secured obligations of the Company and Duane Reade GP and of the Guarantors. The Indebtedness represented by the Notes and the Guarantees and the payment of principal of, premium, if any, and interest on the Notes will rank equally in right of payment with other existing and future Senior Indebtedness of the Company and Duane Reade GP and of the Guarantors, including Term Loans, if any, and Hedging Obligations and guarantees in respect thereof, and senior in right of payment to all existing and future Subordinated Indebtedness of the Company and Duane Reade GP and of the Guarantors. The Notes are "Designated Senior Indebtedness," as that term is defined in the indenture for the Existing Notes.

        As of September 24, 2005, the Company had $347.7 million of Senior Indebtedness and $195.0 million of Subordinated Indebtedness outstanding. Because the Revolving Credit Lenders will be entitled to be paid first out of the proceeds, if any, of the Secondary Collateral, the Notes and the Guarantees were effectively subordinated, to approximately $139.8 million of Indebtedness outstanding under the Revolving Credit Agreement with respect to the Secondary Collateral which secures the Revolving Credit Agreement. In addition, the Company had $79.9 million of additional availability under the Revolving Credit Agreement, which, if drawn, would have been secured by a first priority lien on the Secondary Collateral, which would rank senior to the Liens securing the Notes, and Hedging Obligations in such Collateral. See "Risk Factors—Risks Related to the Notes—Some of the collateral securing our obligations under the notes and the guarantees is shared with creditors that have first-priority liens on that shared collateral. If there is a default, the value of that collateral may not be sufficient to repay the first-priority lien creditors and the holders of the notes and guarantees."

        The assets of any Subsidiary of the Company that does not guarantee the Notes will be subject to the prior claims of all creditors of that Subsidiary, including trade creditors. The Company expects that it will have, as of the date the exchange notes are issued, no Subsidiaries that are not Guarantors, other than the co-obligor, Duane Reade GP. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation or reorganization of non-guarantor Subsidiaries, such Subsidiaries will pay the holders of their liabilities, including trade payables, before they will be able to distribute any of their assets to the Company, Duane Reade GP or a Guarantor. The Indenture permits the Company and the Restricted Subsidiaries to incur additional secured Indebtedness.

Principal, Maturity and Interest

        The Notes mature on December 15, 2010 and are senior secured obligations of the Company. The December 2004 notes were issued in an aggregate principal amount of $160.0 million. The Indenture provides for the issuance of an unlimited amount of additional Notes (the "Additional Notes") having identical terms and conditions to the Notes (in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes), subject to compliance with the covenants contained in the Indenture, including, without limitation, the covenant described under "—Certain Covenants—Liens". Such Additional Notes may form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes. The initial notes were issued in August 2005 pursuant to this provision of the Indenture. For purposes of this "Description of Notes," reference to the Notes includes Additional Notes unless otherwise indicated; however, no offering of any such Additional Notes is being or shall in any manner be deemed to be made by this prospectus. Any Additional Notes will be guaranteed by the Guarantors and will be secured by the Collateral on an equal and ratable basis with the Notes, the Term Loans and Hedging Obligations. See "—Collateral." In addition, there can be no assurance as to when or whether the Company and Duane Reade GP will issue any such Additional Notes or as to the aggregate principal amount of such Additional Notes.

        Interest on the Notes accrues at the rate per annum, reset quarterly, equal to LIBOR plus 4.50%, as determined by the calculation agent (the "Calculation Agent"), which shall initially be the Trustee, and will be payable quarterly in cash on each March 15, June 15, September 15 and December 15, commencing March 15, 2005 with respect to the December 2004 notes and September 15, 2005 with respect to the initial notes and the exchange notes, to the Holders of record on the immediately preceding March 1, June 1, September 1 and December 1. Interest on the Notes accrues from the most recent date to which interest has been paid.

        Set forth below is a summary of certain of the defined terms used in the Indenture relating solely to the Notes.

        "Determination Date" means, with respect to an Interest Period, the second London Banking Day preceding the first day of such Interest Period.

        "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall (i) for the initial notes, commenced on and included June 16, 2005 and ended on and included September 15, 2005, and (ii) for the December 2004 notes, commenced on and include the Issue Date and ended on and included March 15, 2005.

        "LIBOR" means, with respect to an Interest Period, the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the

Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

        "London Banking Day" is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

        "Representative Amount" means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.

        "Telerate Page 3750" means the display designated as "Page 3750" on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

        The amount of interest for each day that the Notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 365 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

        All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

        The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States laws of general application.

        The Calculation Agent will, upon the request of the holder of any Note, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, Duane Reade GP, the Guarantors and the holders of the Notes.

        The principal of and premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes or, at the option of the Company, payment of interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register or by wire transfer of immediately available funds to the account specified by the person entitled thereto. The Notes will be issued only in registered form without coupons and only in denominations of $5,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company or Duane Reade GP may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

        The Notes and any Additional Notes will be treated as a single class of securities under the Indenture, including, without limitation, security, waivers, amendments, redemptions and offers to purchase.

        The Notes will not be entitled to the benefit of any sinking fund.

Guarantees

        Each of Holdings and the Company's direct and indirect domestic Restricted Subsidiaries (other than Duane Reade GP and foreign Subsidiaries, if any) is a Guarantor, and payment of the principal of premium, if any, and interest on the Notes, when and as the same become due and payable, are guaranteed, jointly and severally, on a senior secured basis (the "Guarantees") by the Guarantors. In addition, any Restricted Subsidiary (other than a Non-Guarantor Restricted Subsidiary that is not required to issue a Guarantee as described under "—Certain Covenants—Issuance of Guarantees by New Restricted Subsidiaries and Non-Guarantor Restricted Subsidiaries") of the Company created or acquired after the Issue Date will be required to guarantee the Notes pursuant to a supplemental indenture on a senior secured basis. As of the date of this prospectus, the Company has no Non-Guarantor Restricted Subsidiaries.

        Each Guarantee is secured (subject only to Permitted Liens and Excluded Assets) together with the guarantees of Term Loans and the Hedging Obligations (on an equal and ratable basis) by a first priority Lien on the assets of such Guarantor constituting Primary Collateral and together with the guarantees of Term Loans and Hedging Obligations (on an equal and ratable basis) by a second priority Lien on the assets of such Guarantor constituting Secondary Collateral, in each case to the extent described under "—Collateral."

        The obligations of the Guarantors under the Guarantees are limited so as not to constitute a fraudulent conveyance under applicable statutes. See "Risk Factors—Risks Related to the Exchange Notes—We, Duane Reade GP and the guarantors may be subject to laws relating to fraudulent conveyance."

        The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law. Each Guarantor that makes a payment or distribution under its Guarantee will be entitled to a contribution from any other Guarantor in a pro rata amount based on the net assets of each Guarantor determined in accordance with GAAP.

        The Guarantee of a Guarantor will be released automatically:

  •
  in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale of all such Capital Stock of that Guarantor complies with the covenants described below under
  "—Certain Covenants—  Asset Sales" and "—Certain Covenants—Transactions with Affiliates";

  •
  if such Guarantor is properly designated as a Non-Guarantor Restricted Subsidiary and is not required to issue a Guarantee of the Notes pursuant to the covenant described under "—Certain Covenants—Issuances of Guarantees by New Restricted Subsidiaries and Non-Guarantor Restricted Subsidiaries";

  •
  if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

  •
  if the Notes are discharged or defeased in accordance with the procedures described below under
  "—Defeasance or Covenant Defeasance of Indenture" or "—Satisfaction and Discharge."

Collateral

  Overview

        Under the Collateral Documents, except as otherwise stated below, each of Holdings, the Company, Duane Reade GP and each of the Guarantors, as applicable, have granted in favor of U.S. Bank, National Association, as Collateral Agent (and any successor thereto under the Collateral Agency Agreements) (the "Collateral Agent") for the equal and ratable benefit of the Trustee (for the holders of the Notes), the lenders of any Term Loans (the "Term Loan Lenders") and the counterparties to any Hedging Obligations that sign a Sharing Confirmation (as defined in the Collateral Agency Agreement) (such counterparties collectively, the "Hedging Providers"), a security interest in substantially all of its personal property and the proceeds thereof, other than Excluded Assets (as defined below), (collectively, the "Collateral"). Obligations under Commodity Price Agreements and Currency Hedging Agreements, if any, entered into after the Issue Date and permitted under the Indenture and any applicable Term Loan Agreement will also comprise Hedging Obligations and will be secured equally and ratably with the Note/Term Obligations. To the extent the provisions in the Indenture conflict with the provisions of the Trust Indenture Act, such provisions of the Trust Indenture Act will control.

  Priority of Security Interests

        The priority of the security interest in the Collateral in favor of the Collateral Agent varies, depending on the type of Collateral and the amount of the claims of other secured parties who are secured by the same Collateral. As described below, the payment of the principal of and interest on the loans under the Revolving Credit Agreement, together with all Obligations (as defined in the Revolving Credit Agreement in effect on the Issue Date) (collectively, the "Revolving Loan Obligations"), up to the Maximum Revolving Debt Amount (as defined below) are secured by security interests and other liens held by the Revolving Credit Agent in all of the Company's, Duane Reade GP's and the Guarantors' right, title and interest in all present and future (i) accounts, inventory, chattel paper, instruments, documents, prescription files, tax refunds and abatements and deposit accounts, (ii) letter of credit rights and supporting obligations related to the items referred to in the foregoing clause (i), (iii) all books and records relating to any of the foregoing, (iv) all payment intangibles constituting proceeds of the foregoing and (v) all other products and proceeds of the foregoing (including insurance proceeds related thereto) ((i) through (v) collectively, the "Secondary Collateral"). "Primary Collateral" is all Collateral other than Secondary Collateral.

        The Revolving Credit Agent and the Collateral Agent, as successor to Bank of America, N.A. as initial collateral agent, are parties to an Intercreditor Agreement dated as of July 30, 2004 (as amended, restated, supplemented or modified from time to time, the "Intercreditor Agreement") which effectively provides among other things that (i) the Revolving Loan Obligations up to the "Maximum Revolving Debt Amount are secured on a first priority basis by all Secondary Collateral, (ii) the Note/Term Obligations and Hedging Obligations are secured by all Collateral (which includes all Secondary Collateral), (iii) the Revolving Loan Obligations are not secured by any Collateral except that portion of the Collateral which constitutes Secondary Collateral, (iv) the portion of the Collateral that does not constitute Secondary Collateral constitutes "Primary Collateral," and (v) the security interest securing the Note/Term Obligations and Hedging Obligations (A) on the Primary Collateral is of a first priority and (B) on the Secondary Collateral is (x) of a second priority subject only to a first priority security interest securing an amount of the Revolving Loan Obligations that does not exceed the Maximum Revolving Debt Amount and (y) is of a first priority with respect to that portion of the Revolving Loan Obligations which exceeds the Maximum Revolving Debt Amount.

        "Maximum Revolving Debt Amount" means an amount equal to the sum of (x) the greater of (a) $275.0 million and (b) the sum of the Borrowing Base (as defined in the Revolving Credit Agreement in effect on the Issue Date), exclusive of Reserves (as defined in the Revolving Credit Agreement in effect on the Issue Date), plus Permitted Overadvances (as defined in the Revolving Credit Agreement in effect on the

Issue Date), plus (y) accrued and unpaid interest, fees, expense reimbursements and other charges then due to the lenders under the Revolving Credit Agreement.

  Excluded Assets

        Notwithstanding the foregoing, the Note/Term Obligations and Hedging Obligations will not be secured by a lien on Excluded Assets and will be subject to Permitted Liens.

        The Collateral securing Note/Term Obligations and Hedging Obligations does not and will not include (the following, collectively, "Excluded Assets"):

        (1)   any property or assets owned by any Subsidiary of the Company or Duane Reade GP which is not a domestic Restricted Subsidiary,

        (2)   assets securing Purchase Money Obligations or Capital Lease Obligations incurred pursuant to clause (7) of paragraph (b) under the caption, "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock";

        (3)   Excluded Contracts;

        (4)   Excluded Equipment;

        (5)   any voting security that is issued by a foreign subsidiary (that is a corporation for United States federal income tax purposes) and owned by the Company, Duane Reade GP or any Guarantor, if and to the extent that the inclusion of such voting security in the Collateral would cause the Collateral pledged by the Company, Duane Reade GP or such Guarantor, as the case may be, to include in the aggregate more than 65% of the total combined voting power of all classes of voting securities of such foreign subsidiary;

        (6)   any interest in leased or owned real property;

        (7)   any Capital Stock and other securities of Duane Reade International, Duane Reade GP or DRI I Inc. to the extent that the pledge of such Capital Stock or other securities to secure the Notes or the Guarantees would cause such Subsidiary to be required to file separate financial statements with the Commission pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time);

        (8)   any Capital Stock and other securities of any Person that becomes a Guarantor after the Issue Date that, together with all other such Guarantors created, acquired or Invested in after the Issue Date, have a collective Fair Market Value of less than $30.0 million; and

        (9)   proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (8), unless such proceeds or products would otherwise constitute Collateral securing Note/Term Obligations and Hedging Obligations.

  After-Acquired Property

        The Indenture and the relevant Collateral Documents require that the Company, Duane Reade GP and the Guarantors pledge all After-Acquired Property, except as otherwise indicated below, as Collateral. In addition, any future Restricted Subsidiaries of the Company that guarantee the Notes will have to similarly provide security on behalf of the Holders of the Notes, the Term Loan Lenders and the Hedging Providers.

        In addition, the Company, Duane Reade GP and the Guarantors will use all commercially reasonable efforts to insure that any material contract or agreement relating to After-Acquired Property will not contain provisions that would impair or prevent the creation of a security interest therein or result in such contract or agreement being an Excluded Contract. Also, if a Lien on the assets or property to be subject to such Lien cannot be granted or perfected under applicable law, none of the Company, Duane Reade GP or the Guarantors will be required to grant or perfect, as applicable, such Lien. Notwithstanding the foregoing provisions, if granting or perfecting any Lien to secure the Note/Term Obligations or Hedging Obligations on any Collateral that consists of rights that are licensed or leased from a third-party requires the consent of such third party pursuant to the terms of an applicable license or lease agreement, and such terms are enforceable under applicable law, the Company, Duane Reade GP or the Guarantors, as the case may be, will use all commercially reasonable efforts to obtain such consent with respect to the granting or perfecting of such Lien, but if the third party does not consent to the granting or perfecting of such Lien after the use of commercially reasonable efforts, none of the Company, Duane Reade GP or the Guarantors will be required to do so.

  Permitted Liens

        The Company, Duane Reade GP and the Subsidiary Guarantors are permitted by the Indenture to create or incur Permitted Liens. The Notes will be effectively subordinated to existing and future secured Indebtedness and other liabilities to the extent of the Company's, Duane Reade GP's or any of the Subsidiary Guarantor's assets serving as collateral for such Permitted Liens. For example, to the extent that the Revolving Credit Lenders (or the lenders with respect to any refinancing thereof) have a first priority lien on the Secondary Collateral, the Note/Term Obligations and the Hedging Obligations will be effectively subordinated to Revolving Loan Obligations to the extent that the proceeds of the Secondary Collateral, in which the Collateral Agent has a second priority lien, are used to satisfy the Revolving Loan Obligations. In such a case, any such amount of the Secondary Collateral would no longer be available to secure Note/Term Obligations and the Hedging Obligations. The Note/Term Obligations and the Hedging Obligations will also be effectively subordinated to security interests on acquired property or assets of acquired companies which are secured prior to (and not in connection with) such acquisition; such security interests generally constitute Permitted Liens. The Indenture also permits the Company and the Subsidiary Guarantors to create other Permitted Liens. See "Risk Factors—Risks Related to the Exchange Notes—The imposition of certain permitted liens will cause the asset on which such liens are imposed to be excluded from the collateral securing the exchange notes and the guarantees. There are also certain other categories of property that are also excluded from the collateral."

  Instructions to the Collateral Agent

        The Collateral Agent has entered into the Collateral Agency Agreement, which provides for, among other things, the sharing of the Collateral among all Note/Term Obligations on an equal and ratable basis. The Collateral Agency Agreement also provides that all instructions to the Collateral Agent are to be made pursuant to the vote of the holders of a majority of the aggregate Indebtedness outstanding under the Notes and any Term Loans, voting as a single class; provided that each of the Term Loan Lenders or the holders of the Notes may, by vote of their class, delegate to any subset of the class the right to further vote 100% of the principal amount of their class. Each of the Term Loan Lenders and the holders of the Notes, each voting as a class, must agree to certain amendments to the Collateral Agency Agreement (primarily relating to the sharing of asset sale proceeds, voting and application of proceeds) or release of all or substantially all of the Collateral other than as contemplated by the Collateral Documents. So long as a Term Loan Agreement is outstanding and no Event of Default has occurred and is continuing under the Indenture and no Swap Termination Event (as defined in the Collateral Documents) has occurred, the Collateral Agent, acting alone may respond in certain specified circumstances to certain ministerial requests of the Company relating to Collateral.

  Foreclosure

        The Collateral Agency Agreement also provides that any agent for the Term Loan Lenders (the "Bank Agent") and the Trustee, after receipt of instructions from a majority of the aggregate Indebtedness outstanding under the Term Loan Agreement and the Notes, voting as a single class, may, after the respective obligations outstanding under the Term Loans or the Notes, as applicable, have been accelerated, instruct the Collateral Agent generally to realize upon the Collateral. The Collateral Agent will only exercise remedies under the Collateral Documents, including, without limitation, the institution of foreclosure proceedings in accordance with the Collateral Documents and applicable law, after the Term Loan Lenders or the holders of the Notes have accelerated their respective Indebtedness. However, the rights and remedies available to the

Collateral Agent under the Collateral Documents and the actions permitted to be taken by it thereunder with respect to the Secondary Collateral securing the Note/Term Obligations and the Hedging Obligations will be subject to the provisions of the Intercreditor Agreement. See "—Intercreditor Agreement."

        The Collateral Agent will apply the proceeds received by it from any foreclosure of the Collateral:

  (1)
  first, to the payment of advances made and liabilities incurred by the Collateral Agent in order to protect the Liens granted by the Collateral Documents or the Collateral, with interest thereon at the rate that would then be applicable to the Term Loans, and the payment of all reasonable costs and expenses incurred by the Collateral Agent, the Bank Agent or the Trustee in connection with the preservation, collection, foreclosure or enforcement of the Liens granted by the Collateral Documents or any interest, right, power or remedy of the Collateral Agent or in connection with the collection or enforcement of any of the Note/Term Obligations or the Collateral Documents in any insolvency proceeding, including all reasonable fees and disbursements of attorneys, accountants, consultants, appraisers and other professionals engaged by the Collateral Agent, the Bank Agent or the Trustee and reasonable compensation of the Collateral Agent, the Bank Agent or the Trustee for services in connection therewith;

  (2)
  second, to the payment of accrued and unpaid interest on the Notes, the Term Loans and any applicable Hedging Obligations, on a pro rata basis;

  (3)
  third, to the payment of any due and unpaid premium, if any, in respect of the prepayment or payment of the Notes and the Term Loans, on a pro rata basis;

  (4)
  fourth, to the payment of any due and unpaid principal of the Notes and the Term Loans and the then-unpaid amount of Hedging Obligations, on a pro rata basis;

  (5)
  fifth, to any remaining unpaid amounts of the Note/Term Obligations (other than amounts described in clause (6) below) and the Hedging Obligations on a pro rata basis;

  (6)
  sixth, to the payment of the fees of legal counsel for each Term Loan Lender, if applicable, on a pari passu basis in accordance with the terms of the Term Loan Agreement and any documents related thereto; and

  (7)
  seventh, to any other persons as their interests may appear or as instructed by a court of competent jurisdiction.

        Until such time, however, as all of the Revolving Loan Obligations are paid in full, the proceeds from any foreclosure or other realization upon the Secondary Collateral will be applied:

  (1)
  first, to pay the lenders under the Revolving Credit Agreement all amounts then payable under the Revolving Credit Agreement up to the Maximum Revolving Debt Amount; and

  (2)
  thereafter, in the manner described in the immediately preceding sentence.

        Furthermore, until such time, the Collateral Agent will have no ability to control any foreclosure with respect to any of the Secondary Collateral (including, without limitation, the time or method). The Collateral Agent will also have limited, if any, rights with respect to other assets included as Collateral but which are subject to a Permitted Lien. With respect to any of the Collateral, the Collateral Agent's rights with respect to the Collateral are likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company, Duane Reade GP or any of the Guarantors prior to the Collateral Agent having repossessed and disposed of the Collateral.

        The Indenture permits the release of Collateral without the substitution of additional Collateral under the circumstances described under "—Certain Covenants—Limitation on Sale of Assets" and "—Possession, Use and Release of Collateral."

        The fact that the Revolving Credit Lenders have a first priority lien on the Secondary Collateral and that other obligors may benefit from other Permitted Liens could have a material adverse effect on the amount that would be realized upon a liquidation of the Collateral. Accordingly, there can be no assurance that proceeds of any sale of the Collateral pursuant to the Indenture, the Term Loan Agreement, the Hedging Obligations and the related Collateral Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the Notes. In addition, the Collateral Agent will not have any Liens on Excluded Assets. See "Risk Factors—Risks related to the Exchange Notes—Some of the collateral securing our obligations under the exchange notes and the guarantees is shared with creditors that have first-priority liens on that shared collateral. If there is a default, the value of that collateral may not be sufficient to repay the first-priority lien creditors and the holders of the exchange notes and guarantees." If the proceeds on any of the Collateral are not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets, if any, of the Company. See "—Intercreditor Agreement."

Intercreditor Agreement

        Prior to the termination of all commitments to make loans, issue letters of credit or extend other credit accommodations under the Revolving Credit Agreement and the repayment in full of all amounts outstanding thereunder, the Revolving Credit Lenders shall have the exclusive right to manage, perform and enforce (or not enforce) the terms of the Revolving Credit Agreement with respect to the Secondary Collateral, to exercise and enforce all privileges and rights thereunder according to their discretion and the exercise of their good faith business judgment, including, without limitation, the exclusive right to take or retake control or possession of any Secondary Collateral and to hold, prepare for sale, process, sell, lease, dispose of, or liquidate any Secondary Collateral. Notwithstanding any rights or remedies available to holders of Revolving Loan Obligations, Note/Term Obligations or Hedging Obligations, applicable law or otherwise, the holders of Note/Term Obligations or Hedging Obligations shall not, directly or indirectly, seek to foreclose or realize upon (judicially or non-judicially) their Lien or any Secondary Collateral (including, without limitation, by settoff or notification of account debtors).

        The Intercreditor Agreement provides, among other things, that until such time as all obligations under the Revolving Credit Agreement have been satisfied in full:

(1)
proceeds of the Secondary Collateral will be paid over to the Revolving Credit Lenders, to be applied (a) first, to the outstanding Revolving Credit Obligations, up to the Maximum Revolving Debt Amount, (b) second, in favor of the Collateral Agent for application in accordance with the provisions of the Collateral Agency Agreement and (c) third, in favor of the Revolving Credit Lenders to the extent of any Revolving Credit Obligations in excess of the Maximum Revolving Debt Amount;

(2)
proceeds of the Primary Collateral will be paid over to the Collateral Agent or retained by it to be applied in accordance with the provisions of the Collateral Agency Agreement;

(3)
neither the Revolving Credit Lenders nor the Collateral Agent will, directly or indirectly, seek to foreclose or realize upon, judicially or non-judicially, any Collateral upon which it does not have a first priority lien or take any other enforcement action against or in respect of the Collateral upon which it does not have a senior lien;

(4)
with respect to Secondary Collateral, only the Revolving Credit Lenders shall have the right to restrict or permit, or approve or disapprove, the sale, transfer, or other disposition of such Secondary Collateral and, with respect to Primary Collateral, only the Collateral Agent shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of such Primary Collateral;

(5)
the Collateral Agent shall, promptly upon written request of the Revolving Credit Lenders, release or otherwise terminate its liens on the Secondary Collateral to the extent such Collateral is sold or otherwise disposed of, provided that such release shall not extend to or otherwise affect any of the

  Collateral Agent's rights to the proceeds from any such sale or other disposition of Collateral and provided further that the proceeds are applied as described in paragraph (1) above;

(6)
each party shall give the other party copies of any written notices of a default, event of default or Swap Termination Date under the Term Loan Agreement, the Indenture, the Hedging Obligations or the Revolving Credit Agreement, as the case may be, and of any written notice sent at any time an event of default exists stating a lender's intention to exercise any of its enforcement rights or remedies, including written notice pertaining to any foreclosure on any of the Collateral or other judicial or non-judicial remedy in respect thereof, and any legal process served or filed in connection therewith; and

(7)
for a period not to exceed 120 days following the date that any action has been taken by the Revolving Credit Lenders to enforce their rights with respect thereto, the Collateral Agent shall not exercise any rights it may have under the Collateral Documents to impede in any way the use by the lenders under the Revolving Credit Agreement of the Primary Collateral, for purposes of assembling and storing the Secondary Collateral, removing the Secondary Collateral or taking reasonable actions to protect, secure or otherwise enforce the rights of the lenders under the Revolving Credit Agreement in the Secondary Collateral.

Possession, Use and Release of Collateral

  Possession and Use of the Collateral

        Subject to and in accordance with the provisions of the Collateral Documents, the Indenture and any Term Loan Agreement, so long as the Collateral Agent or other lenders have not exercised their rights with respect to the Collateral upon the occurrence and during the continuance of an Event of Default, the Company, Duane Reade GP and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral, to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income therefrom.

  Release of Collateral

        The Indenture and the Collateral Documents provide that the Liens securing the Notes and the Hedging Obligations will, upon compliance with the condition that the Company or Duane Reade GP delivers to the Trustee all documents required by the Trust Indenture Act, automatically and without the need for any further action by any Person be released so long as such release is in compliance with the Trust Indenture Act:

        (1)   in whole, as to all property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

        (2)   in whole, as to all property subject to such Liens, upon:

          (a)    payment in full of the principal of, accrued and unpaid interest and premium on the Notes; or

          (b)   satisfaction and discharge of the Indenture as set forth under the caption, "—Satisfaction and Discharge"; or

          (c)    legal defeasance or covenant defeasance of the Indenture as set forth under the caption, "—Defeasance or Covenant Defeasance of Indenture";

        (3)   in part, as to any property that (a) is sold, transferred or otherwise disposed of by Holdings, the Company, Duane Reade GP or one of their Subsidiaries in a transaction not prohibited by the Indenture, at the time of such sale, transfer or disposition, to the extent of the interest sold, transferred or disposed of or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee;

        (4)   as to property that constitutes all or substantially all of the Collateral securing Note/Term Obligations, with the consent of at least 75% in aggregate principal amount of the then outstanding Note/

Term Obligations as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes);

        (5)   as to property that constitutes less than all or substantially all of the Collateral securing Note/Term Obligations, with the consent of at least a majority in aggregate principal amount of the Note/Term Obligations then outstanding voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, purchase of, the Notes); or

        (6)   on any or all of the Secondary Collateral, upon any release of a first priority Lien thereon by the Revolving Credit Agent or as otherwise authorized or directed by the Revolving Credit Agent; provided, however, that if there is reinstated a Lien securing obligations under the Revolving Credit Agreement on any or all of the Secondary Collateral upon which the Lien securing Note/Term Obligations has been released pursuant to this clause (6) then, the Lien securing the Note/Term Obligations on such Secondary Collateral will also be deemed reinstated on a second priority basis.

        Notwithstanding anything to the contrary herein, the Company and Duane Reade GP will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if they determine, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including "no action" letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the Commission have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from Liens under such indenture in the ordinary course of the issuer's business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act, as described below under the caption, "—Permitted Ordinary Course Activities with Respect to Collateral."

        If any Collateral is released in accordance with any of the Collateral Documents and the Intercreditor Agreement (other than as permitted by the Indenture) and if the Company or Duane Reade GP has delivered the certificates and documents required by the Collateral Documents and the Intercreditor Agreement, the Trustee will determine whether it has received all documentation required by Section 314(d) of the Trust Indenture Act in connection with such release and, based on such determination and the opinion of counsel delivered pursuant to the Indenture, will deliver a certificate to the Collateral Agent setting forth such determination.

  Permitted Ordinary Course Activities with Respect to Collateral

        Notwithstanding the foregoing, so long as no Default or Event of Default under the Indenture would result therefrom and such transaction would not violate the Trust Indenture Act, the Company, Duane Reade GP and the Guarantors may, among other things, without any release or consent by the Trustee or the Collateral Agent, conduct ordinary course activities with respect to Collateral, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Collateral Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Collateral Documents; (iii) surrendering or modifying any franchise, license or permit subject to the Lien of the Indenture or any of the Collateral Documents which it may own or under which it may be operating; altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (iv) granting a license of any intellectual property; (v) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vi) selling, collecting, liquidating, factoring or otherwise disposing of accounts receivable in the ordinary course of business; (vii) making cash payments (including for the scheduled repayment of Indebtedness) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Collateral Documents; and (viii) abandoning any intellectual property which is no longer used or useful in the Company's business. The Company and Duane Reade GP must deliver to the Collateral

Agent, within 30 calendar days following the end of each six-month period beginning on January 1 and July 1 of any year, an officers' certificate to the effect that all releases and withdrawals during the preceding six-month period (or since the Issue Date, in the case of the first such certificate) in which no release or consent of the Collateral Agent was obtained in the ordinary course of the Company's, Duane Reade GP's and the Guarantors' business were not prohibited by the Indenture.

Sufficiency of Collateral

        In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Note/Term Obligations and the Revolving Loan Obligations. The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In particular, the Primary Collateral (including equipment, contracts and intellectual property) is generally more illiquid than the Secondary Collateral (receivables and inventory). Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. A significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating business of the Company and its Subsidiaries. Accordingly, any such sale of the Collateral separate from the sale of certain of the operating businesses of the Company and its Subsidiaries may not be feasible or of significant value.

Certain Bankruptcy Limitations

        The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company, Duane Reade GP or any of the Guarantors prior to the Trustee having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under Title 11 of the United States Code, as amended, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and use Collateral even though the debtor is in default under the applicable debt instruments provided that the secured creditor is given adequate protection. The meaning of the term "adequate protection" may vary according to the circumstances, but it is intended in general to protect the value of the secured creditor's interest in the Collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the Collateral as a result of the stay or repossession or disposition or any use of the Collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of the Collateral if the value of the Collateral exceeds the debt it secures.

        In view of the broad equitable powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection." Any disposition of the Collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders of the Notes would hold secured claims to the extent of the value of the Collateral to which the Holders of the Notes are entitled, and unsecured claims with respect to such shortfall. The Bankruptcy Code only permits the payment and/or accrual of post-petition interest, costs and attorney's fees to a secured creditor during a debtor's bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.

        In addition, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on the secured property because lenders that hold a security interest in real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at the secured property. In this regard, the Collateral Agent may decline to foreclose on the Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the holders of Notes, the Term Loan Lenders and the Hedge Providers. Finally, the Collateral Agent's ability to foreclose on the Collateral on behalf of Holders of Notes, the Hedge Providers and the Term Loan Lenders may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent's security interest in the Collateral.

Option to Purchase

        On or after the occurrence of an Event of Default or event of default under the Term Loan Agreement and the acceleration of the Note/Term Obligations, persons designated by the Revolving Credit Agent shall have the option to purchase all of the Note/Term Obligations. The purchase price for the Note/Term Obligations shall be the full amount of such Note/Term Obligations outstanding (including principal, interest, fees and expenses, including reasonable attorneys' fees and legal expenses but excluding any premium). The terms and procedure for such a purchase are set forth in the Intercreditor Agreement. Such a repurchase may occur notwithstanding the limitations on optional redemptions set forth below under "—Optional Redemption." See "Risk Factors—Risks Related to the Exchange Notes—The exchange notes may be subject to repurchase by the lenders under the amended asset-based revolving facility or their nominees upon an event of default under the indenture and an acceleration of the exchange notes." Similarly, holders of the Note/Term Obligations may purchase Revolving Loan Obligations under similar circumstances and at similar terms.

Optional Redemption

        After December 15, 2006, the Company and Duane Reade GP may redeem all or a part of the Notes upon not less than 30 nor more than 90 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Redemption Price
2006	102.00%
2007	101.00%
2008 and thereafter	100.00%

        In addition, at any time prior to December 15, 2006, the Company, DRS LLC or Holdings, at the Company's option, may use the net proceeds of one or more Equity Offerings to redeem on one or more occasions up to an aggregate of 35% of the aggregate principal amount of Notes issued under the Indenture (including the principal amount of any Additional Notes issued under the Indenture but without duplication with respect to the Notes issued in a registered exchange offer for other Notes pursuant to a Registration Rights Agreement) at a redemption price equal to 100% of the principal amount thereof plus a premium equal to the interest rate per annum on the Notes applicable on the date on which notice is given, plus accrued and unpaid interest, if any, to the redemption date (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date); provided that this redemption provision shall not be applicable with respect to any transaction that results in a Change of Control; provided, further, that if the proceeds of an Equity Offering are used for redemption, all of such proceeds are first contributed to the equity capital of the Company on a non-recourse basis. At least 65% of the aggregate principal amount of Notes (including the principal amount of any Additional Notes issued under the Indenture but without duplication with respect to the Notes issued in a registered exchange offer for other Notes pursuant to a Registration Rights Agreement) must remain outstanding immediately after the occurrence of such redemption. In order to effect this redemption, the Company, DRS LLC or Holdings, as the case may be, must complete such redemption within 90 days after the closing of the Equity Offering.

        If less than all of the Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in compliance with the requirements of the principal national security exchange, if any, on which the Notes are listed, or if the Notes are not listed, on a pro rata basis, by lot or by any other method the Trustee shall deem fair and reasonable. Notes redeemed in part must be redeemed only in integral multiples of $1,000. Redemption pursuant to the provisions relating to an Equity Offering must be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of DTC or any other depositary).

Mandatory Redemption

        The Company and Duane Reade GP are not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Change of Control

        If a Change of Control occurs, each holder of Notes will have the right to require that the Company and Duane Reade GP purchase all or any part (in integral multiples of $1,000) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, the Company and Duane Reade GP will offer to purchase all of the Notes, at a purchase price (the "Change of Control Purchase Price") in cash in an amount equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date") (subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date).

        Within 30 days after any Change of Control or, at the Company's option, prior to such Change of Control but after it is publicly announced, the Company must notify the Trustee and give written notice of the Change of Control to each holder of Notes, by first-class mail, postage prepaid, at his address appearing in the security register. The notice must state, among other things,

  •
  that a Change of Control has occurred or will occur and the date of such event;

  •
  the Change of Control Purchase Price and the Change of Control Purchase Date, which shall be fixed by the Company on a business day (which may be immediately after the Change of Control occurs) no earlier than 30 days nor later than 60 days from the date the notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act; provided that the Change of Control Purchase Date may not occur prior to the Change of Control;

  •
  that any Note not tendered will continue to accrue interest;

  •
  that, unless the Company and Duane Reade GP default in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

  •
  other procedures that a holder of Notes must follow to accept a Change of Control Offer or to withdraw acceptance of the Change of Control Offer.

        The holders of other debt securities that the Company may issue in the future, which rank equally in right of payment with the Notes, may also have a similar change of control right. The Company and Duane Reade GP may not have sufficient financial resources to purchase all of the debt securities with such provisions that holders tender to the Company and Duane Reade GP upon a Change of Control Offer. See "Risk Factors—Risks Related to the Exchange Notes—We may not have the ability to purchase the exchange notes upon a change of control." The failure of the Company and Duane Reade GP to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the holders of the Notes the rights described under "—Events of Default."

        The Revolving Credit Agreement provides, and future Term Loan Agreements may provide that certain change of control events with respect to the Company, Duane Reade GP and Holdings would constitute a default thereunder. A default under such Revolving Credit Agreement or such a Term Loan Agreement would result in a default under the Indenture if the Revolving Credit Lenders or the relevant Term Loan Lenders accelerate the Indebtedness under such agreements, which would obligate the Company to repay amounts outstanding under such indebtedness. Any future credit agreements or other agreements relating to Indebtedness to which the Company becomes a party may contain similar restrictions and provisions. In addition, the indenture governing the Existing Notes contains a provision which would require the Company to offer to purchase the Existing Notes upon the occurrence of a Change of Control. The Revolving Credit Agreement prohibits this offer to purchase Existing Notes, and the Indenture restricts the ability of the Company and Duane Reade GP to make such a purchase. If a Change of Control occurs at a time when the Company and Duane Reade GP are prohibited from purchasing Existing Notes, the Company could seek the consent of its lenders to the purchase of Existing Notes or could attempt to refinance the borrowing that contain such prohibition. If the Company and Duane Reade GP do not obtain such a consent or refinance such borrowings, the Company and Duane Reade GP will remain prohibited from purchasing Existing Notes. In such case, the Company's and Duane Reade GP's failure to purchase tendered Existing Notes would constitute an Event of Default under the indenture for the Existing Notes, which would, in turn, constitute a default under the Indenture and the Revolving Credit Agreement and may constitute an event of default under other indebtedness of the Company or Duane Reade GP.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company. The term "all or substantially all" as used in the definition of "Change of Control" has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. Therefore, if holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, it is not clear how a court interpreting New York law would interpret the phrase.

        The existence of a holder's right to require the Company and Duane Reade GP to repurchase such holder's Notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

        The provisions of the Indenture do not afford holders of the Notes the right to require the Company and Duane Reade GP to repurchase the Notes in the event of a highly leveraged transaction or certain transactions with the Company's management or its affiliates, including a reorganization, restructuring, merger or similar transaction (including, in certain circumstances, an acquisition of the Company by management or its affiliates) involving the Company, DRS LLC or Holdings that may adversely affect holders of the Notes, if such transaction is not a transaction defined as a Change of Control. A transaction involving the Company's management or its affiliates, or a transaction involving a recapitalization of the Company, DRS LLC or Holdings, will result in a Change of Control if it is the type of transaction specified by such definition.

        The Company and Duane Reade GP will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Change of Control Offer.

        The Company and Duane Reade GP will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements described in the Indenture applicable to a Change of Control Offer made by the Company and Duane Reade GP and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

Certain Covenants

        The Indenture contains covenants including, among others, the following:

  Incurrence of Indebtedness and Issuance of Disqualified Stock

        (a)    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, create, issue, incur, assume, guarantee or otherwise in any manner become directly or indirectly liable for the payment of or otherwise incur, contingently or otherwise (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness and the issuance of Disqualified Stock), unless such Indebtedness is incurred by the Company, Duane Reade GP or any Subsidiary Guarantor and, in each case, the Company's Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available immediately preceding the incurrence of such Indebtedness taken as one period is at least equal to or greater than 2:1.

        (b)   Notwithstanding the foregoing, the Company and, to the extent specifically set forth below, the Restricted Subsidiaries may incur on or after the Issue Date each and all of the following (collectively, the "Permitted Indebtedness"):

(1)
Indebtedness of the Company or Duane Reade GP (and guarantees by Guarantors of such Indebtedness) under the Revolving Credit Agreement in an aggregate principal amount at any one time outstanding not to exceed the greater of (i) $245.0 million and (ii)(x) 85% of accounts receivable of the Company and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter for which consolidated financial statements are available, plus (y) 80% of inventory of the Company and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter for which consolidated financial statements are available, less, without duplication, the amount of any permanent repayments thereof or permanent reductions in commitments thereunder from the proceeds of one or more Asset Sales which are used to prepay or repay the Revolving Credit Agreement pursuant to clause (b)(i) of "—Asset Sales";

(2)
Indebtedness of the Company, Duane Reade GP or any Subsidiary Guarantor pursuant to (a) the December 2004 notes and any Guarantee of the December 2004 notes and (b) any Notes issued in exchange for the December 2004 notes pursuant to the Registration Rights Agreement and any Guarantee of these Notes;

(3)
Indebtedness of the Company, Duane Reade GP or any Subsidiary Guarantor outstanding on the Issue Date, including the Existing Notes, and not otherwise referred to in this definition of "Permitted Indebtedness;"

(4)
the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

          (a)    if the Company, Duane Reade GP or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, in the case of the Company or Duane Reade GP, or the Guarantee, in the case of a Subsidiary Guarantor; and

          (b)   (i) any subsequent issuance or transfer of Capital Stock that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any disposition, pledge or other transfer to a Person (other than a disposition, pledge or transfer to the Company or a Restricted Subsidiary or a disposition, pledge or transfer under the Revolving Credit Agreement or the Term Loan Agreement and these Notes) of any such Indebtedness, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (4);

(5)
guarantees of any Subsidiary Guarantor or Duane Reade GP of Indebtedness of the Company, Duane Reade GP or any of the Subsidiary Guarantors which is permitted to be incurred under the Indenture;

(6)
obligations of the Company, Duane Reade GP, or any Subsidiary Guarantor not entered into for speculative purposes:

          (a)    pursuant to Interest Rate Agreements designed to manage interest rates in respect of Indebtedness of the Company, Duane Reade GP or any Subsidiary Guarantor as long as the notional amounts of such obligations do not exceed the aggregate principal amount of such Indebtedness then outstanding,

          (b)   under any Currency Hedging Agreements, relating to (1) Indebtedness of the Company, Duane Reade GP or any Subsidiary Guarantor and/or (2) obligations to purchase or sell assets or properties, in each case, incurred in the ordinary course of business of the Company, Duane Reade GP or any Subsidiary Guarantor; provided, however, that such Currency Hedging Agreements do not increase the Indebtedness or other obligations of the Company, Duane Reade GP or any Subsidiary Guarantor outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder or

          (c)    under any Commodity Price Agreements which do not increase the amount of Indebtedness or other obligations of the Company, Duane Reade GP or any Subsidiary Guarantor outstanding other than as a result of fluctuations in commodity prices or by reason of fees, indemnities and compensation payable thereunder;

(7)
Indebtedness of the Company or any Restricted Subsidiary represented by Capital Lease Obligations (whether or not incurred pursuant to sale and leaseback transactions) or Purchase Money Obligations or other Indebtedness incurred or assumed in connection with the acquisition or development of real or personal, movable or immovable, property in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or any Restricted Subsidiary, in an aggregate principal amount pursuant to this clause (7), together with any Refinancing Indebtedness (including in the form of Additional Notes) incurred in respect thereof, not to exceed the greater of (x) $15 million and (y) 6% of Consolidated Net Tangible Assets, outstanding at any time;

(8)
Indebtedness of the Company or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days after incurrence;

(9)
Indebtedness of the Company or any Restricted Subsidiary to the extent the net proceeds thereof are promptly deposited to defease the Notes as described below under "—Defeasance or Covenant Defeasance of Indenture" or "—Satisfaction and Discharge;"

(10)
Indebtedness of the Company or any Restricted Subsidiary arising from agreements for indemnification or purchase price adjustment obligations or similar obligations, earn-outs or other similar obligations or from guarantees or letters of credit, surety bonds or performance bonds securing any obligation of the Company or a Restricted Subsidiary pursuant to such an agreement, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary; provided that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually paid or received by the Company and any Restricted Subsidiary, including the Fair Market Value of non-cash proceeds;

(11)
any renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, "Refinancing Indebtedness") of any Indebtedness, including any Disqualified Capital Stock, incurred pursuant to paragraph (a) of this covenant and clauses (2) and (3) of this paragraph (b) of this definition of "Permitted Indebtedness," including any successive refinancings so long as the borrower under such refinancing is the Company (which may be a borrower together with Duane Reade GP or one or more co-obligors which are also Subsidiary Guarantors) or, if not the Company, one or more Subsidiary

  Guarantors or Duane Reade GP if the Indebtedness being refinanced is of a Subsidiary Guarantor or Duane Reade GP, and the aggregate principal amount of Indebtedness represented thereby (or if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness plus any accreted value attributable thereto since the original issuance of such Indebtedness) is not increased by such refinancing plus the amount of premium or other payment actually paid at such time to refinance the Indebtedness, plus, in either case, the amount of expenses of the Company incurred in connection with such refinancing and (1) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated in right of payment to the Notes or Guarantee, as the case may be, at least to the same extent as the Indebtedness being refinanced and (2) in the case of Subordinated Indebtedness, as the case may be, such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness or has a Stated Maturity later than that of the Notes;

(12)
Indebtedness in respect of bid, performance, surety bonds and workers' compensation claims, self-insurance obligations and bankers acceptances issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guarantees or obligations of the Company or any Restricted Subsidiary with respect to letters of credit supporting such bid, performance, surety bonds and workers' compensation claims, self-insurance obligations and bankers acceptances; provided that, in each case contemplated by this clause (12), upon the drawing of such instrument, such obligations are reimbursed within 30 days following such drawing;

(13)
Acquired Indebtedness, if (x) the Company's Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available after giving pro forma effect to the relevant acquisition and incurrence of such Acquired Indebtedness as of the beginning of such four quarter period would be not less than (y) the Company's Consolidated Fixed Charge Coverage Ratio for such four quarter period as of immediately prior to such acquisition and incurrence of such Acquired Indebtedness, and any refundings or refinancings of such Acquired Indebtedness, including additional Indebtedness incurred to pay premiums and fees in connection therewith, provided, however, that such refinancing indebtedness: (a) does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Indebtedness; (b) in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, is made subordinated in right of payment to the Notes or Guarantee, as the case may be, at least to the same extent as the Indebtedness being refinanced; (c) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded or refinanced; and (d) where the Indebtedness being refunded or refinanced bears a fixed rate of interest, shall not bear interest at a fixed rate greater than the fixed rate of interest borne by the Indebtedness being refunded or refinanced;

(14)
Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business; and

(15)
Indebtedness of the Company or any Restricted Subsidiary in addition to that described in clauses (1) through (14) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness shall not exceed $25 million outstanding at any one time in the aggregate.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant, in the event that an item of Indebtedness or portion thereof meets the criteria of more than one of the types of Indebtedness permitted by this covenant, the Company in its sole discretion shall classify or reclassify such item of Indebtedness or portion thereof as one or more of such types; provided that Indebtedness under the Revolving Credit Agreement which is in existence on the Issue Date in an amount not in excess of the amount permitted to be incurred pursuant to clause (1) of paragraph (b) above, shall be deemed to have been incurred pursuant to clause (1) of paragraph (b) above rather than paragraph (a) above.

        Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness.

        Accrual of interest, accretion or amortization of original issue discount and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the accretion or payment of dividends on any Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof as accrued is included in the calculation of the Consolidated Fixed Charge Coverage Ratio of the Company.

        For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred.

        If Indebtedness is secured by a letter of credit that serves only to secure such Indebtedness, then the total amount deemed incurred shall be equal to the greater of (x) the principal of such Indebtedness and (y) the amount that may be drawn under such letter of credit.

  Restricted Payments

        (a)    The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly:

    (1)
    declare or pay any dividend on, or make any distribution to holders of, any shares of the Company's Capital Stock (other than dividends or distributions payable solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock);

    (2)
    purchase, redeem, defease or otherwise acquire or retire for value, directly or indirectly, the Company's Capital Stock or any Capital Stock of any direct or indirect parent of the Company or any Subsidiary of such direct or indirect parent or the Company (other than Capital Stock of any Restricted Subsidiary of the Company) or options, warrants or other rights to acquire such Capital Stock;

    (3)
    make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness, except a purchase, repurchase, redemption, defeasance or retirement within 90 days of final maturity thereof;

    (4)
    declare or pay any dividend or distribution on any Capital Stock of any Restricted Subsidiary to any Person (other than (a) to the Company or any of its Wholly Owned Restricted Subsidiaries or (b) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all stockholders of such Restricted Subsidiary); or

    (5)
    make any Investment in any Person (other than any Permitted Investments);

(any of the foregoing actions described in clauses (1) through (5) above, other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments") (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the assets proposed to be transferred), unless

    (1)
    immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

    (2)
    immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions described under paragraph (a) of "—Incurrence of Indebtedness and Issuance of Disqualified Stock;" and

    (3)
    after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after the date of the Indenture and all Designation Amounts does not exceed the sum of:

  (A)
  50% of the aggregate Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on the first day of the Company's fiscal quarter beginning after the Acquisition Closing Date and ending on the last day of the Company's last fiscal quarter ending prior to the date of the Restricted Payment (or, if such aggregate cumulative Consolidated Net Income shall be a loss, minus 100% of such loss);

  (B)
  the aggregate Net Cash Proceeds received after the Acquisition Closing Date by the Company either (1) as capital contributions in the form of common equity to the Company or (2) in respect of the issuance or sale (other than to any of its Subsidiaries) of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such Qualified Capital Stock of the Company (except, in each case, to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth below in clause (2) or (3) of paragraph (b) below) (and excluding the Net Cash Proceeds from the issuance of Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

  (C)
  the aggregate Net Cash Proceeds received after the Acquisition Closing Date by the Company (other than from any of its Subsidiaries) upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of the Company (and excluding the Net Cash Proceeds from the exercise of any options, warrants or rights to purchase Qualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

  (D)
  the aggregate Net Cash Proceeds received after the Acquisition Closing Date by the Company from the conversion or exchange, if any, of debt securities or Disqualified Capital Stock of the Company or its Restricted Subsidiaries into or for Qualified Capital Stock of the Company plus, to the extent such debt securities or Disqualified Capital Stock were issued after the Acquisition Closing Date, the aggregate of Net Cash Proceeds received from their original issuance (and excluding the Net Cash Proceeds from the conversion or exchange of debt securities or Disqualified Capital Stock financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary until and to the extent such borrowing is repaid);

(E)	(i)	in the case of the disposition or repayment of any Investment constituting a Restricted Payment (including any Investment in an Unrestricted Subsidiary) made after the Acquisition Closing Date, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return of capital with respect to such Investment and the initial amount of such Investment, provided that any amount in excess of the lesser of the return on capital with respect to such Investment and the initial amount of such Investment may be added to the amounts otherwise available under this paragraph (a) to make Investments (but not other Restricted Payments) pursuant to this paragraph (a); and
(ii)
in the case of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Company's interest in such Subsidiary provided that such amount shall not in any case exceed the sum of (x) the amount of the Restricted Payment deemed made at the time the Subsidiary was designated as an Unrestricted Subsidiary and (y) the amount of any Investments made in such Subsidiary thereafter; provided that any amount in excess of the sum of (x) the amount of the Restricted Payment deemed made at the time the Subsidiary was designated an Unrestricted Subsidiary and (y) the amount of any Investments made in such Subsidiary thereafter may be added to the amounts otherwise available under this paragraph (a) to make Investments (but not other Restricted Payments) pursuant to this paragraph (a); and
  (F)
  any amount which previously qualified as a Restricted Payment on account of any Guarantee entered into by the Company or any Restricted Subsidiary; provided that such Guarantee has not been called upon and the obligation arising under such Guarantee no longer exists.

        (b)   Notwithstanding the foregoing, and in the case of clauses (6)(B), (6)(D), (6)(E), (8), (9), (11) and (12) below, so long as no Default or Event of Default is continuing or would arise therefrom, the foregoing provisions shall not prohibit the following actions after the Issue Date (each of clauses (1) through (5), (6)(A), (6)(B), (6)(C), (6)(D), (7), (8) and (10) through (12) being referred to as a "Permitted Payment"):

    (1)
    the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (a) of this covenant and such payment shall have been deemed to have been paid on such date of declaration and shall not have been deemed a "Permitted Payment" for purposes of the calculation required by paragraph (a) of this Section;

    (2)
    the purchase, repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of the Company in exchange for (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip), or out of the Net Cash Proceeds of an issuance and sale for cash (other than to a Subsidiary of the Company) of, other shares of Qualified Capital Stock of the Company, which issuance or sale occurs substantially concurrently with, or within 60 days of, such purchase, repurchase or other acquisition or retirement; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

    (3)
    the purchase, repurchase, redemption, defeasance, satisfaction and discharge, retirement or other acquisition for value or payment of principal of any Subordinated Indebtedness in exchange for, or in an amount not in excess of the Net Cash Proceeds of, an issuance and sale for cash (other than to any Subsidiary of the Company) of any Qualified Capital Stock of the Company, which issuance or sale occurs substantially concurrently with, or within 60 days of, such purchase, repurchase or other acquisition or retirement; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (a) of this Section;

    (4)
    the purchase, repurchase, redemption, defeasance, satisfaction and discharge, retirement, refinancing, other acquisition for value or payment of principal of any Subordinated Indebtedness (other than Disqualified Capital Stock) from the proceeds of Indebtedness incurred as a renewal, extension, substitution, refunding, refinancing or replacement of such Subordinated Indebtedness in accordance with the terms of the covenant "—Incurrence of Indebtedness and Issuance of Disqualified Stock", which purchase, repurchase, redemption, defeasance, satisfaction and discharge, retirement, refinancing, other acquisition for value or payment of principal occurs substantially concurrently with, or within 60 days of, the incurrence of such Indebtedness;

    (5)
    the purchase, repurchase, redemption, or other acquisition or retirement for value of Disqualified Capital Stock of the Company made by exchange for, or out of the proceeds of the sale of within 60 days of Disqualified Capital Stock; provided that any such new Disqualified Capital Stock is issued in accordance with paragraph (a) of the covenant "—Incurrence of Indebtedness and Issuance of Disqualified Stock" and has an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced plus the amount of premium or other payment actually paid at such time to refinance such Disqualified Capital Stock and the amount of expenses of the Company incurred in connection with such refinancing;

    (6)
    any payment of dividends, other distributions or other amounts by the Company or any of its Restricted Subsidiaries for the purposes set forth in clauses (A) through (D) below (in each case, directly or indirectly through intermediate holding companies, if any):

    (A)
    to DRS LLC or Holdings, as the case may be, in amounts equal to the amounts required for DRS LLC or Holdings, as the case may be, to pay franchise taxes, accounting, legal and other fees required to maintain its corporate existence and to provide for other operating costs, in each case related to the Company;

    (B)
    to DRS LLC or Holdings, as the case may be, in an amount not to exceed $1.25 million per fiscal year required by DRS LLC or Holdings, as the case may be, to pay to the Equity Investors for management, consulting or financial advisory services;

    (C)
    to DRS LLC or Holdings pursuant to the Tax Sharing Agreement;

    (D)
    to DRS LLC or Holdings in order to enable DRS LLC or Holdings to pay customary and reasonable costs and expenses of a proposed offering of securities or incurrence of indebtedness of DRS LLC or Holdings that is not consummated;

    (E)
    to DRS LLC or Holdings, as the case may be, in amounts equal to amounts expended by DRS LLC or Holdings, as the case may be, to purchase, repurchase, redeem, retire or otherwise acquire for value Capital Stock of DRS LLC or Holdings, as the case may be, owned by employees, former employees, directors or former directors, consultants or foreign consultants of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors, consultants or foreign consultants); provided, however, that the aggregate amount paid, loaned or advanced to DRS LLC or Holdings, as the case may be, pursuant to this clause (C) will not, in the aggregate, exceed $2 million per fiscal year, plus any amounts contributed by DRS LLC or Holdings, as the case may be, as equity capital to the Company as a result of sales of shares of Capital Stock to employees, directors and consultants, plus the net proceeds of any key person life insurance received by the Company after the Issue Date;

    (7)
    any transaction in connection with the Acquisition;

    (8)
    payments of intercompany Subordinated Indebtedness, the incurrence of which was permitted under clause (4) of paragraph (b) of the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock";

    (9)
    following the first Public Equity Offering after the Issue Date, the declaration or payment of dividends on such common stock in an amount not to exceed 6% per annum of the Net Cash Proceeds actually received by the Company (whether directly or through DRS LLC or Holdings) in such Public Equity Offering;

    (10)
    repurchase of Capital Stock deemed to occur upon the cashless exercise of stock options and warrants;

    (11)
    the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of the Company or a Restricted Subsidiary issued or incurred in accordance with the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock," which dividends and/or distributions are included in the calculation of Consolidated Interest Expense for the relevant period;

    (12)
    any purchase, redemption, retirement, defeasance or other acquisition for value of any Subordinated Indebtedness pursuant to the provisions of such Subordinated Indebtedness upon a Change of Control or an Asset Sale after the Company shall have complied with the provisions of the Indenture described under the caption "—Change of Control" or "—Certain Covenants—Asset Sales," as the case may be; and

    (13)
    Restricted Payments not exceeding $5 million in the aggregate.

        For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (13) in paragraph (b) above, or is entitled to be incurred pursuant to paragraph (a) above, the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment in any manner that complies with this covenant.

  Transactions with Affiliates

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with or for the benefit of any Affiliate of the Company (other than the Company or a Restricted Subsidiary) unless

(1)
such transaction or series of related transactions is entered into in good faith on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable transaction in arm's-length dealings with a party who is not an Affiliate of the Company;

(2)
with respect to any transaction or series of related transactions involving aggregate value in excess of $5 million,

        (a)    the material terms of the transaction or series of related transactions are set forth in writing, and the Company delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (1) above, and

        (b)   (i) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of the board of directors of the Company, (ii) or in the event there is only one Disinterested Director, such transaction or series of related transactions has been approved by such Disinterested Director, or (iii) in the event there are no Disinterested Directors, the Company delivers to the Trustee a written opinion of like tenor as that described in clause (3) below; and

(3)
with respect to any transaction or series of related transactions involving aggregate value in excess of $25 million, the material terms of the transaction or series of related transactions are set forth in writing, and the Company delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that either the financial terms of the transaction or series of related transactions are fair to the Company or such Restricted Subsidiary from a financial point of view or the transaction or series of related transactions are on terms not less favorable to the Company or such Restricted Subsidiary than could reasonably be expected to be obtained at the time in an arm's length transaction with a Person who was not an Affiliate of the Company;

provided, however, that this provision shall not apply to:

    (i)
    employee benefit arrangements (including for the payment of reasonable fees and compensation) with any employee, consultant, officer or director of the Company, including under any stock option or stock incentive plans, and customary indemnification arrangements with such persons, in each case entered into in the ordinary course of business or approved by the board of directors of the Company;

    (ii)
    any Permitted Payment or Restricted Payment made in compliance with "—Restricted Payments" above and any Permitted Investment (other than a Permitted Investment permitted by clause (15) of the definition of "Permitted Investment");

    (iii)
    any issuance of Qualified Capital Stock;

    (iv)
    transactions involving the Company or any of its Restricted Subsidiaries on the one hand, and the Equity Investors or any of their Affiliates, on the other hand, in connection with (1) the Acquisition and transactions related thereto, (2) the Revolving Credit Agreement, the Existing Notes, the Notes and any amendment, modification, supplement, extension, refinancing, replacement, work-out, restructuring and other transactions related to any of the foregoing, or (3) any management, financial advisory, financing, underwriting or placement services or any other investment banking, banking or similar services, that are either disclosed in the offering memorandum dated as of December 9, 2004 relating to the December 2004 notes or approved by a majority of the Disinterested Directors of the board of directors of the Company;

    (v)
    any transactions undertaken pursuant to any contracts in existence on the Issue Date (as in effect on the Issue Date) and any renewals, replacements or modifications of such contracts (pursuant to new transactions or otherwise) on terms no less favorable to the holders of the Notes than those in effect on the Issue Date;

    (vi)
    loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries or otherwise approved by the Board of Directors, but in any event not to exceed $2 million in the aggregate outstanding at any one time;

    (vii)
    any merger, consolidation or reorganization of the Company with an Affiliate of the Company solely for the purposes of (a) reorganizing to facilitate an initial public offering of securities of the Company or any direct or indirect parent of the Company, (b) forming a holding company or (c) reincorporating the Company in a new jurisdiction;

    (viii)
    any transaction with a joint venture entity in which the Company, any Restricted Subsidiary or any direct or indirect parent entity of the Company holds an equity interest but as to which each of the other equity holders of such joint venture entity is not an Affiliate of the Company;

    (ix)
    transactions pursuant to any registration rights agreement with the stockholders of the Company or any direct or indirect parent of the Company, on customary terms, or the Tax Sharing Agreement or the Advisory Agreement; and

    (x)
    transactions pursuant to the Stockholders and Registration Rights Agreement as in effect on the Issue Date as the same may be amended from time to time in any manner not materially less favorable taken as a whole to the holders of the Notes.

  Liens

        The Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create, incur or affirm any Lien of any kind securing any Indebtedness (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) upon any property or assets (including any intercompany notes) of the Company or any Restricted Subsidiary owned on the Issue Date or acquired after the Issue Date, or assign or convey any right to receive any income or profits therefrom, other than Permitted Liens.

  Asset Sales

        (a)    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless (1) at least 75% of the consideration from such Asset Sale is received in cash or Cash Equivalents and (2) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (with respect to an Asset Sale involving Primary Collateral that consists of a trademark in excess of $5.0 million, as determined by an appraisal report of an independent appraiser) of the shares or assets subject to such Asset Sale.

        For purposes of paragraph (a)(1) of this covenant, the following will be deemed to be cash: (A) the amount of any Senior Indebtedness of the Company or any Restricted Subsidiary that is actually assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully and unconditionally released, (B) the amount of any notes, securities or other similar obligations received by the Company or any Restricted Subsidiary from such transferee that are immediately converted, sold or exchanged (or are converted, sold or exchanged within 90 days of the related Asset Sale) by the Company or the Restricted Subsidiaries into cash or Cash Equivalents in an amount equal to the net cash proceeds realized upon such conversion, sale or exchange and (C) Qualified Non-cash Proceeds.

        (b)   All or a portion of the Net Cash Proceeds of any Asset Sale may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness under the Revolving Credit Agreement, the Term Loan Agreement or other Senior Indebtedness) to:

          (i)    (A) with respect to any Asset Sale, whether or not involving Collateral, invest in the purchase of assets (other than securities) to be used by the Company or any Restricted Subsidiary in a Permitted Business, (B) acquire Equity Interests in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the consummation of such acquisition provided, that, in the case of assets or Equity Interests acquired by the Company, Duane Reade GP or a Guarantor as described in (A) and/or (B), the relevant party must execute such collateral documents as are required by the Collateral Documents or (C) a combination of (A) and (B); provided that any Net Cash Proceeds received in the form of Qualified Proceeds shall be deemed an application of such Net Cash Proceeds in accordance with this clause (i); provided, further, that the Company or such Restricted Subsidiary shall be deemed to have applied Net Cash Proceeds in accordance with this clause (i) within such 365-day period if, within such 365-day period, it has entered into a binding commitment or agreement to invest such Net Cash Proceeds and continues to use all reasonable efforts to so apply such Net Cash Proceeds as soon as practicable thereafter, and that upon any abandonment or termination of such commitment or agreement after such 365-day period, the Net Cash Proceeds not applied will constitute Excess Proceeds (as defined below). In addition, following the entering into of a binding agreement with respect to an Asset Sale and prior to the consummation thereof, cash (whether or not actual Net Cash Proceeds of such Asset Sale) used for the purposes described in subclauses (A), (B) and (C) of this clause (i) that are designated as uses in accordance with this clause (i), and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Cash Proceeds applied in accordance with this clause (i);

          (ii)   with respect to Net Cash Proceeds of an Asset Sale of any asset that constitutes Collateral, prepay permanently or repay permanently any Indebtedness secured by such Collateral in accordance with the Collateral Documents; and/or

          (iii)  with respect to Net Cash Proceeds of an Asset Sale of any asset that does not constitute Collateral, prepay permanently or repay permanently any Indebtedness under the Term Loan Agreement, the Revolving Credit Agreement or any other Senior Indebtedness then outstanding (and in the case of any such Indebtedness under a revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility).

        The amount of such Net Cash Proceeds not used or invested in accordance with the preceding clauses (i), (ii) or (iii) within 365 days after the Asset Sale, or such earlier date, if any, as the senior management or the board of directors of the Company determine not to apply the Net Cash Proceeds in accordance with clauses (i), (ii) or (ii), constitutes "Excess Proceeds."

        (c)    When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company and Duane Reade GP will make an offer (an "Asset Sale Offer") to all Holders of Note/Term Obligations and all holders of Pari Passu Indebtedness containing provisions similar to those set forth in the Indenture with respect to offers to purchase with the proceeds of sales of assets to purchase the maximum principal amount of Note/Term Obligations and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase (the "Asset Sale Offer Date"), and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company and Duane Reade GP may use such Excess Proceeds for any purposes not otherwise prohibited by the Indenture. If the aggregate principal amount of Note/Term Obligations and such other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Note/Term Obligations and such other Pari Passu Indebtedness to be purchased shall be purchased on a pro rata basis based on the aggregate principal amount of Note/Term Obligations and such other Pari Passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. If the Asset Sale generating Excess Proceeds involves only Primary Collateral, the Asset Sale Offer using such Excess Proceeds will be made only to the Holders of Note/Term Obligations and not to holders of other Pari Passu Indebtedness.

        (d)   Pending application of Net Cash Proceeds pursuant to this covenant, such Net Cash Proceeds may be invested in Cash Equivalents or applied to temporarily reduce Senior Indebtedness of the Company, Duane Reade GP or any Subsidiary Guarantor or any Indebtedness of any Restricted Subsidiary that is not a Guarantor.

        (e)    The Indenture provides that the Company and Duane Reade GP will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with an Asset Sale Offer.

  Issuances of Guarantees by New Restricted Subsidiaries and Non-Guarantor Restricted Subsidiaries

        The Company will provide to the Trustee, promptly following the date that any Person other than Duane Reade GP becomes a Restricted Subsidiary (other than any Non-Guarantor Restricted Subsidiary if the Fair Market Value of such Non-Guarantor Restricted Subsidiary, together with the Fair Market Value of all other Non-Guarantor Restricted Subsidiaries, as of such date, does not exceed in the aggregate $30.0 million), a supplemental indenture to the Indenture and a joinder agreement related to the Collateral Documents, executed by such new Restricted Subsidiary, providing for a full and unconditional guarantee on a senior secured basis by such new Restricted Subsidiary of the Company's obligations under the Notes and the Indenture and a pledge of its assets as Collateral for the Notes to the same extent as that set forth in the Indenture and the Collateral Documents. In addition, to the extent the collective Fair Market Value of the Company's Non-Guarantor Restricted Subsidiaries, as of the date of the creation of, acquisition of or Investment in a Non-Guarantor Restricted Subsidiary, exceeds $30.0 million, the Company shall cause, within 10 business days after such date, one or more of such Non-Guarantor Restricted Subsidiaries to similarly execute a full and unconditional guarantee on a senior secured basis of the Company's obligations under the Notes and the Indenture and a pledge of its assets as Collateral for the Notes such that the collective Fair Market Value of all remaining Non-Guarantor Restricted Subsidiaries does not exceed $30.0 million. In addition, the Indenture will provide that the Company will not permit any Non-Guarantor Restricted Subsidiary to guarantee the payment of any Indebtedness of the Company or any other Restricted Subsidiary unless such Non-Guarantor Restricted Subsidiary simultaneously delivers a supplemental indenture to the Indenture and a joinder agreement related to the Collateral Documents, executed by such Non-Guarantor Restricted Subsidiary, providing for a full and unconditional Guarantee on a senior secured basis by such Non-Guarantor Restricted Subsidiary of the Company's obligations under the Notes and the Indenture and a pledge of its assets as Collateral for the Notes to the same extent as that set forth in the Indenture and the Collateral Documents. Such Guarantee shall automatically be released on the date such Subsidiary no longer guarantees the payment of any Indebtedness of the Company or any other Restricted Subsidiary and shall otherwise be subject to release in accordance with the Indenture.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        (a)    The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to

    (1)
    pay dividends or make any other distribution on its Capital Stock,

    (2)
    pay any Indebtedness owed to the Company or any other Restricted Subsidiary,

    (3)
    make any loans or advances to the Company or any other Restricted Subsidiary or

    (4)
    transfer any of its properties or assets to the Company or any other Restricted Subsidiary.

        (b)   However, paragraph (a) will not prohibit any

    (1)
    encumbrance or restriction pursuant to (x) an agreement (including the Revolving Credit Agreement, the Indenture and the indenture governing the Existing Notes) in effect on the Issue Date, (y) any agreement governing Indebtedness permitted to be incurred by clause (b)(1) under "—Incurrence of Indebtedness and Issuance of Disqualified Stock," and (z) any amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings of the foregoing agreements pursuant to clause (x) or (y); provided that such agreements (pursuant to clause (y) above) and such amendments, modifications, restatements, renewals, supplements, refundings, replacements or refinancings (pursuant to clause (z) above) are not materially more restrictive, taken as a whole, with respect to such provisions than those contained in those agreements in effect or entered into on the Issue Date;

    (2)
    encumbrance or restriction with respect to a Restricted Subsidiary that is not a Restricted Subsidiary of the Company on the Issue Date, in existence at the time such Person becomes a Restricted Subsidiary of the Company and not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary, provided that such encumbrances and restrictions are not applicable to the Company or any Restricted Subsidiary or the properties or assets of the Company or any Restricted Subsidiary other than such Subsidiary which is becoming a Restricted Subsidiary;

    (3)
    encumbrance or restriction pursuant to any agreement governing any Indebtedness permitted by clause (7) of the definition of Permitted Indebtedness as to the assets financed with the proceeds of such Indebtedness;

    (4)
    encumbrance or restriction contained in any Acquired Indebtedness, Capital Stock or other agreement of any entity or related to assets acquired by or merged into or consolidated with the Company or any Restricted Subsidiaries, so long as such encumbrance or restriction (A) was not entered into in contemplation of the acquisition, merger or consolidation transaction, and (B) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, so long as the agreement containing such restriction does not violate any other provision of the Indenture;

    (5)
    encumbrance or restriction existing under applicable law or any requirement of any regulatory body;

    (6)
    encumbrance or restriction pursuant to the security documents evidencing any Lien securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens," including Permitted Liens;

  (7)
  encumbrance or restriction pursuant to customary non-assignment provisions in leases, licenses or contracts;

  (8)
  customary restrictions contained in (A) asset sale agreements permitted to be incurred under the provisions of the covenant described above under the caption "—Asset Sales" that limit the transfer of such assets or otherwise impose limitations pending the closing of such sale and (B) any other agreement for the sale or other disposition of a Restricted Subsidiary that restricts that Restricted Subsidiary pending its sale or other disposition;

  (9)
  [Intentionally omitted];

  (10)
  encumbrance pursuant to the subordination provisions of any Indebtedness permitted to be incurred by clause (b)(4) under "—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (11)
  encumbrance or restriction pursuant to customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person;

  (12)
  restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business;

  (13)
  encumbrances or restrictions under any agreement, amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (1) through (12), or in this clause (13), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect taken as a whole than those under or pursuant to the agreement, amendment, modification, restatement, renewal, supplement, refunding, replacement or refinancing evidencing the Indebtedness so extended, renewed, refinanced or replaced.

  Sale and Leaseback Transactions

        The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, that the Company or one of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1)
the Company or such Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Disqualified Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens";

(2)
the gross cash proceeds of such sale and leaseback transactions are at least equal to the Fair Market Value of the property that is the subject of such sale and leaseback transaction; and

(3)
the transfer of assets in such sale and leaseback transaction is permitted by, and the Company or the applicable Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Asset Sales."

  Events of Loss

        Subject to the Intercreditor Agreement and the Collateral Documents, in the event of an Event of Loss with respect to any Collateral, the Company or the affected Guarantor, as the case may be, will apply the Net Loss Proceeds from such Event of Loss, within 365 days after receipt, at its option to (1) if the Event of Loss relates to Primary Collateral, the permanent prepayment or repayment of any Note/Term Obligations, (2) if the Event of Loss relates to Secondary Collateral, the permanent prepayment or repayment of any Revolving Loan Obligations, subject to the Intercreditor Agreement, (3) the rebuilding, repair, replacement or construction of improvements to the affected property or facility or (4) the uses described in paragraph (b)(i) under the caption, "—Asset Sales" (other than the last sentence thereof), substituting the term "Net Loss Proceeds" for the term "Net Cash Proceeds" and the term "Excess Loss Proceeds" for the term "Excess Proceeds". Pending the final application of any Net Loss Proceeds, the Company or the affected Guarantor shall deposit such Net Loss Proceeds in accordance with the Collateral Documents.

        Any Net Loss Proceeds from an Event of Loss that are not applied or invested as provided in the prior paragraph will be deemed to constitute "Excess Loss Proceeds." When the aggregate amount of Excess Loss Proceeds exceeds $10.0 million, the Company and Duane Reade GP will make an offer to all holders of Note/Term Obligations (a "Loss Proceeds Offer") to purchase the maximum principal amount of Note/Term Obligations that may be purchased out of such Excess Loss Proceeds, at an offer price in cash in an amount equal to 100% of their principal amount plus accrued and unpaid interest to the date of purchase. If the aggregate principal amount of Note/Term Obligations surrendered by holders exceeds the Excess Loss Proceeds to be used to purchase Note/Term Obligations, the Trustee shall select the Note/Term Obligations to be purchased on a pro rata basis.

        The Indenture provides that the Company and Duane Reade GP will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws or regulations in connection with a Loss Proceeds Offer.

  Impairment of Collateral

        The Indenture provides that neither the Company nor any of its Restricted Subsidiaries may take or omit to take any action which action or omission could reasonably be expected to have the result of materially adversely affecting or impairing the lien in favor of the Collateral Agent for the benefit of the Trustee in the Collateral, other than as expressly contemplated by the Indenture, the Term Loan Agreement, the Hedging Obligations or the Collateral Documents.

  Limitation on Activities

        The Indenture provides that Holdings shall not engage in any business activity other than acting as a direct holding company of the Company, including such activities as are undertaken on the Issue Date in connection with the Transactions, and such activities that are ancillary to or related to such role. The Indenture further provides that Duane Reade, Inc. shall at all times remain a wholly-owned subsidiary of Holdings. Holdings shall at all times guarantee the Notes and provide a pledge of the Capital Stock of Duane Reade, Inc., which Guarantee and pledge shall not be released other than upon (a) satisfaction and discharge of the Indenture as set forth under the caption "—Satisfaction and Discharge" or (b) legal defeasance or covenant defeasance of the Indenture as set forth under the caption "—Defeasance or Covenant Defeasance of Indenture."

  Unrestricted Subsidiaries

        The Company may designate, after the Issue Date, any Subsidiary (other than Duane Reade GP) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

  (a)
  no Default or Event of Default shall occur and be continuing as a result of giving effect to such Designation;

  (b)
  (1) the Company would be permitted by the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the Company's interest in such Subsidiary as determined in good faith by the Company's board of directors, or (2) the Designation Amount is less than $1,000;

  (c)
  such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary; and

  (d)
  such Unrestricted Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness, provided that an Unrestricted Subsidiary may provide a Guarantee for the Notes.

        In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Permitted Investment or a Restricted Payment pursuant to the covenant "Restricted Payments" for all purposes of the Indenture in the Designation Amount.

        The Indenture also provides that the Company shall not and shall not cause or permit any Restricted Subsidiary to at any time

  (a)
  provide credit support for, guarantee or subject any of its property or assets (other than the Capital Stock of any Unrestricted Subsidiary) to the satisfaction of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) (other than Permitted Investments in Unrestricted Subsidiaries) or

  (b)
  be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary.

        For purposes of the foregoing, the Designation of a Subsidiary of the Company as an Unrestricted Subsidiary shall be deemed to be the Designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary.

        The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation") if:

  (a)
  no Default shall occur and be continuing as a result of giving effect to such Revocation;

  (b)
  all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred by a Restricted Subsidiary for all purposes of the Indenture; and

  (c)
  unless such redesignated Subsidiary shall not have any Indebtedness outstanding (other than Indebtedness that is simultaneously with such redesignation being designated as Permitted Indebtedness), immediately after giving effect to such proposed Revocation, and after giving pro forma effect to the incurrence of any such Indebtedness of such redesignated Subsidiary as if such Indebtedness was incurred on the date of the Revocation, the Company could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "—Incurrence of Indebtedness and Issuance of Disqualified Stock."

        All Designations and Revocations must be evidenced by a resolution of the board of directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

  Payments for Consent

        The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders or all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

        Whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, the Company, Duane Reade GP and any Guarantor will, for so long as any Notes remain outstanding to the extent permitted under the Exchange Act, file with the Commission the annual reports, quarterly reports and other documents which the Company, Duane Reade GP and such Guarantor would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act (giving effect to Rule 12h-5 under the Exchange Act) if the Company, Duane Reade GP or such Guarantor were so subject, such documents to be filed with the Commission on or prior to the date (the "Required Filing Date") by which the Company, Duane Reade GP and such Guarantor would have been required so to file such documents if the Company, Duane Reade GP and such Guarantor were so subject.

        If at any time the Notes are Guaranteed by a direct or indirect parent of the Company, including Holdings, and such company has complied with the reporting requirements of Section 13 or 15(d) of the Exchange Act, if applicable, and has furnished the Holders of Notes, or filed electronically with the Commission's Electronic Data Gathering, Analysis and Retrieval System (or any successor system), the reports described herein with respect to such company, as applicable (including any financial information required by Regulation S-X under the Securities Act relating to the Company, Duane Reade GP and the Guarantors), the Company, Duane Reade GP and the Guarantors shall be deemed to be in compliance with the provisions of this covenant.

        The Company, Duane Reade GP and any Guarantor will also in any event (a) within 15 days after each Required Filing Date (1) transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders and (2) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company, Duane Reade GP and such Guarantor would have been required to file with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act (giving effect to Rule 12h-5 under the Exchange Act) if the Company, Duane Reade GP and such Guarantor were subject to either of such Sections and (b) if filing such documents by the Company, Duane Reade GP and such Guarantor with the Commission is not permitted under the Exchange Act or prior to the Exchange Offer or the effectiveness of a Shelf Registration Statement, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company's cost.

        If Duane Reade GP's or any Guarantor's or secured party's financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if the Company were subject to Section 13(a) or 15(d) of the Exchange Act, the Company shall include such financial statements in any filing or delivery pursuant to the Indenture.

        The Indenture also provides that, so long as any of the Notes remain outstanding, the Company and Duane Reade GP will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until the earlier of (x) such time as the Company and Duane Reade GP have exchanged the Notes for Notes issued in a registered exchange offer for other Notes pursuant to a Registration Rights Agreement and (y) such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act.

Consolidation, Merger, Sale of Assets

        Each of the Company and Duane Reade GP will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of Persons, or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the

Company and its Restricted Subsidiaries on a Consolidated basis to any other Person or group of Persons (other than the Company, Duane Reade GP or a Subsidiary Guarantor), unless at the time and after giving effect thereto

  (1)
  either (a) the Company or Duane Reade GP, as the case may be, will be the continuing entity or (b) the Person (if other than the Company or Duane Reade GP, as the case may be) formed by such consolidation or into which the Company or Duane Reade GP, as the case may be, is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a Consolidated basis (the "Surviving Entity") will be an entity duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of the Company or Duane Reade GP, as the case may be, under the Notes and the Indenture, the Registration Rights Agreement, and the Collateral Documents, as the case may be;

  (2)
  immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes the obligation of the Company or any of its Restricted Subsidiaries as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing;

  (3)
  either (i) immediately before and immediately after giving effect to such transaction on a pro forma basis (on the assumption that the transaction occurred on the first day of the four-quarter period for which financial statements are available ending immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock" or (ii)(x) the Company's Consolidated Fixed Charge Coverage Ratio for the most recent four full fiscal quarters for which financial statements are available after giving pro forma effect to such transaction as of the beginning of such four quarter period would be not less than (y) the Company's Consolidated Fixed Charge Coverage Ratio for such four quarter period immediately prior to such transaction;

  (4)
  at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the Notes;

  (5)
  at the time of the transaction, the Company or Duane Reade GP, as the case may be, or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with;

  (6)
  at the time of the transaction if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of "—Certain Covenants—Limitation on Liens" are complied with;

  (7)
  the Collateral transferred to the Surviving Entity will, following such transfer, (a) constitute Collateral under the Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the Trustee for the benefit of the holders of the Notes, and (c) not be subject to any Lien, other than Permitted Liens; and

  (8)
  to the extent that the assets of the Person which is merged or consolidated with or into the Surviving Entity are assets of the type which would constitute Collateral under the Collateral Documents, the Surviving Entity will take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in the Indenture.

        Except as provided under the fourth paragraph of "Guarantees," each Guarantor will not, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than the Company or any Guarantor), unless at the time and after giving effect thereto

  (1)
  either (a) the Guarantor will be the continuing corporation in the case of a consolidation or merger involving the Guarantor or (b) the Person (if other than the Guarantor) formed by such consolidation or into which such Guarantor is merged (the "Surviving Guarantor Entity") will be a corporation, limited liability company, limited liability partnership, partnership or trust duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of such Guarantor under its Guarantee of the Notes and the Indenture, the Registration Rights Agreement and the Collateral Documents;

  (2)
  immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default will have occurred and be continuing; and

  (3)
  at the time of the transaction such Guarantor or the Surviving Guarantor Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, conveyance, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with; provided, however, that this paragraph shall not apply to any Guarantor whose Guarantee of the Notes is unconditionally released and discharged in accordance with the Indenture.

        In the event of any transaction (other than a lease) described in and complying with the conditions listed in the two immediately preceding paragraphs in which Holdings, the Company, Duane Reade GP or any other Guarantor, as the case may be, is not the continuing corporation, the successor Person formed or remaining or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company, Duane Reade GP or such Guarantor, as the case may be, the Company, Duane Reade GP or any Subsidiary Guarantor, as the case may be, would be discharged from all obligations and covenants under the Indenture and the Notes or its Guarantee, as the case may be, the Registration Rights Agreement and the Collateral Documents.

        Notwithstanding the foregoing, but subject to the Collateral Documents, the Company may merge with, or sell, issue, convey, transfer, lease, assign or otherwise dispose of all or substantially all of its assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction and/or for the purpose of forming a holding company, and any Guarantor or Duane Reade GP may merge with, or sell, issue, convey, transfer, lease, assign or otherwise dispose of all or substantially all of its assets to, an Affiliate as part of any internal corporate reorganization of the Company.

Events of Default

        An Event of Default will occur under the Indenture if:

  (1)
  there shall be a default in the payment of any interest on any Note when it becomes due and payable, and such default shall continue for a period of 30 days;

  (2)
  there shall be a default in the payment of the principal of (or premium, if any, on) any Note at its Maturity (upon acceleration, optional or mandatory redemption, if any, required repurchase or otherwise);

  (3)
  (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company, Duane Reade GP or any Guarantor under the Indenture or any Guarantee (other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1), (2) or in clause (b) or (c) of this clause (3)) and such default or breach shall continue for a period of 60 days (or 30 days if the Company and Duane Reade GP shall have failed to make or consummate an Asset Sale Offer in accordance with the provisions of "—Certain Covenants—Asset Sales") after written notice has been given, by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding Notes; (b) there shall be a default in the performance or breach of the provisions described in "—Consolidation, Merger, Sale of Assets;" or (c) the Company and Duane Reade GP shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "—Change of Control;"

  (4)
  (a) one or more defaults shall have occurred under any of the agreements, indentures or instruments under which the Company, Duane Reade GP, any Guarantor or any Restricted Subsidiary then has issued or by which there has been secured outstanding Indebtedness in excess of $15 million, individually or in the aggregate, and either (x) such default results from the failure to pay the principal of such Indebtedness at its final stated maturity or (y) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness (or such Indebtedness shall have already matured at its final maturity in accordance with its terms) or (b) any holder of secured Indebtedness of the Company, Duane Reade GP, any Guarantor or any Restricted Subsidiary in excess of $15 million, individually or in the aggregate, shall commence foreclosure proceedings with respect to any Collateral;

  (5)
  any Guarantee of Holdings or any Significant Subsidiary shall for any reason cease to be, or any Guarantee shall for any reason be asserted in writing by any Guarantor, the Company or Duane Reade GP not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

  (6)
  one or more judgments or orders of any court of competent jurisdiction for the payment of money in excess of $15 million (net of amounts covered by insurance or bonded), either individually or in the aggregate, shall be rendered against the Company, Duane Reade GP, any Guarantor or any Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

  (7)
  the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to Holdings, the Company or any Significant Subsidiary; and

  (8)
  (a) there shall be a default in the performance, or breach, of any covenant or agreement of the Company, Duane Reade GP or any Guarantor, in any material respect, under any Collateral Document and such default or breach shall continue for a period of 60 days after written notice has been given, by certified mail, (1) to the Company by the Trustee or (2) to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding Notes or (b) any Collateral Document shall for any reason cease to be, or any Collateral Document shall for any reason be asserted in writing by any Guarantor, the Company or Duane Reade GP not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Collateral Document.

        If an Event of Default (other than as specified in clause (7) of the prior paragraph) shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the holders of the Notes) and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (7) of the prior paragraph occurs and is continuing, then all the Notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date the Notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders of Notes by appropriate judicial proceedings.

        In addition to acceleration of maturity of the Notes, if an Event of Default occurs and is continuing, the Trustee will have the right to exercise remedies with respect to the Collateral, such as foreclosure, as are available under the Indenture, the Collateral Documents and at law.

        After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of Notes outstanding by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

  (a)
  the Company has paid or deposited with the Trustee a sum sufficient to pay (1) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (2) all overdue interest on all Notes then outstanding, (3) the principal of, and premium, if any, on any Notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Notes;

  (b)
  the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

  (c)
  all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

        The holders of not less than a majority in aggregate principal amount of the Notes outstanding may on behalf of the holders of all outstanding Notes waive any past default under the Indenture or the Collateral Documents and its consequences, except a default (1) in the payment of the principal of, premium, if any, or interest on any Note (which may only be waived with the consent of each holder of Notes affected) or (2) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note affected by such modification or amendment.

        No holder of any of the Notes has any right to institute any proceedings with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within

60 days after receipt of such notice and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not, however, apply to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

        The Company is required to notify the Trustee within five business days of knowledge of the occurrence of any Default. The Company is required to deliver to the Trustee, on or before a date not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred. The Trustee is under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders of the Notes unless such holders offer to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred thereby.

        The Trust Indenture Act contains limitations on the rights of the Trustee, should it become a creditor of the Company, Duane Reade GP or any Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, but if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or else resign.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, member or stockholder of the Company or any Restricted Subsidiary, as such, will have any liability for any obligations of the Company or the Restricted Subsidiaries under the Notes, the Indenture, the Guarantees to which they are a party or the Registration Rights Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Defeasance or Covenant Defeasance of Indenture

        The Company and Duane Reade GP may, at their option and at any time, elect to have the obligations of the Company, Duane Reade GP, all Guarantors and any other obligor upon the Notes and the Guarantees discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company, Duane Reade GP, all Guarantors and any other obligor under the Indenture and the Guarantees shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and the Guarantees, except for:

(1)
the rights of holders of such outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes from Funds in Trust (as defined below) when such payments are due,

(2)
the Company's and Duane Reade GP's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)
the rights, powers, trusts, duties and immunities of the Trustee and

(4)
the defeasance provisions of the Indenture.

        In addition, the Company and Duane Reade GP may, at their option and at any time, elect to have the obligations of the Company and each Restricted Subsidiary released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "—Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either defeasance or covenant defeasance,

  (a)
  the Company and Duane Reade GP must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof ("Funds in Trust"), in such amounts as, in the aggregate, will be sufficient, in the opinion of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes on the Stated Maturity (or on any date after December 15, 2006 (such date being referred to as the "Defeasance Redemption Date"), if at or prior to electing either defeasance or covenant defeasance, the Company and Duane Reade GP have delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on the Defeasance Redemption Date);

  (b)
  in the case of defeasance, the Company and Duane Reade GP shall have delivered to the Trustee an opinion of independent counsel in the United States stating that (A) the Company and Duane Reade GP have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of independent counsel in the United States shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;

  (c)
  in the case of covenant defeasance, the Company and Duane Reade GP shall have delivered to the Trustee an opinion of independent counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

  (d)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than any such Default resulting solely from the borrowing of funds to be applied to the Funds in Trust);

  (e)
  such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company, Duane Reade GP, any Guarantor or any Restricted Subsidiary is a party or by which it is bound (other than any such Default resulting solely from the borrowing of funds to be applied to the Funds in Trust);

  (f)
  the Company and Duane Reade GP shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company and Duane Reade GP with the intent of preferring the holders of the Notes or any Guarantee over the other creditors of the Company, Duane Reade GP or any Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Company, Duane Reade GP, any Guarantor or others; and

  (g)
  the Company and Duane Reade GP will have delivered to the Trustee an officers' certificate and an opinion of independent counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes under the Indenture when

  (a)
  either

  (1)
  all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid or Notes whose payment has been deposited in trust or segregated and held in trust by the Company and Duane Reade GP and thereafter repaid to the Company and Duane Reade GP or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or

  (2)
  all Notes not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their Stated Maturity within one year, or (c) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and Duane Reade GP;

  (b)
  the Company, Duane Reade GP or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as funds in trust an amount in United States dollars (whether in the form of cash or Cash Equivalents) sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date;

  (c)
  no default or Event of Default shall have occurred and be continuing on the date of such deposit;

  (d)
  the Company, Duane Reade GP or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company, Duane Reade GP and any Guarantor;

  (e)
  the Company and Duane Reade GP have delivered to the Trustee an officers' certificate and an opinion of independent counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with; and

  (f)
  the Company and Duane Reade GP have delivered irrevocable instructions to the Trustee to apply any deposited money described in clause (b) above to the payment of the Notes at Maturity, Stated Maturity or the redemption date, as the case may be.

Amendments and Waivers

        Modifications and amendments of the Indenture, the Intercreditor Agreement and any of the Collateral Documents may be made by the Company, Duane Reade GP, each Guarantor, if any, any other obligor under the Notes and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes); provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby:

(1)
reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect of the redemption of the Notes;

(2)
reduce the rate of or change the time for payment of interest of any Note;

(3)
waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(4)
make any Note payable in money other than U.S. dollars;

(5)
reduce the percentage in principal amount of such outstanding Notes, the consent of whose holders is required for any such amendment or supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture or the Collateral Documents;

(6)
modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding Notes required for such actions or to provide that certain other provisions of the Indenture or the Collateral Documents cannot be modified or waived without the consent of the holder of each such Note affected thereby;

(7)
except as otherwise permitted under "—Consolidation, Merger, Sale of Assets," consent to the assignment or transfer by the Company, Duane Reade GP or any Guarantor of any of its rights and obligations under the Indenture;

(8)
voluntarily release, other than in accordance with the Indenture, any Guarantee of any Significant Subsidiary; or

(9)
permit the release of Collateral or amend or modify any provisions of the Collateral Documents in any material respect other than (x) in accordance with the terms of the Collateral Documents, the Term Loan Agreement, the Intercreditor Agreement and the Indenture and (y) as permitted by the following paragraph.

        Notwithstanding the foregoing, without the consent of any holders of the Notes, the Company, Duane Reade GP, any Guarantor, any other obligor under the Notes and the Trustee may modify, supplement or amend the Indenture, the Notes, the Intercreditor Agreement and any of the Collateral Documents:

(1)
to evidence the succession of another Person to the Company, Duane Reade GP, a Guarantor or any other obligor under the Notes, and the assumption by any such successor of the covenants of the Company, Duane Reade GP, such Guarantor or such obligor in the Indenture and in the Notes and in any Guarantee in accordance with "—Consolidation, Merger, Sale of Assets;"

(2)
to add to the covenants of the Company, Duane Reade GP, any Guarantor or any other obligor under the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company, Duane Reade GP or any Guarantor or any other obligor under the Notes, as applicable, in the Indenture, in the Notes or in any Guarantee;

(3)
to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Guarantee;

(4)
make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Guarantee; provided that such provisions shall not adversely affect in any material respect the interest of the holders of the Notes;

(5)
to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)
to add a Guarantor or additional obligor under the Indenture or permit any Person to guarantee the Notes and/or obligations under the Indenture;

(7)
to release a Guarantor as provided in the Indenture;

(8)
to comply with the rules of any applicable securities depositary;

(9)
to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture;

(10)
to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee or the Collateral Agent for the benefit of the holders of the Notes as additional security for the payment and performance of the Company's, Duane Reade GP's and any Guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture, the Collateral Documents or otherwise;

(11)
to provide for the issuance of Additional Notes under the Indenture in accordance with the limitations set forth in the Indenture;

(12)
to provide for the issuance of Notes issued in a registered exchange offer for other Notes pursuant to a Registration Rights Agreement and the Indenture;

(13)
to provide for the accession or succession of any parties to the Collateral Documents or the Intercreditor Agreement (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Revolving Credit Agreement, the Term Loan Agreement or any other agreement or action that is not prohibited by the Indenture;

(14)
to provide for the release or addition of Collateral in accordance with the terms of the Indenture and the Collateral Documents; and

(15)
to provide security for additional Term Loans or borrowings under the Revolving Credit Agreement that are incurred in accordance with the Indenture.

        The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

Transfer and Exchange

        A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer document and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

        The registered Holder of a Note will be treated as the owner of it for all purposes.

Governing Law

        The Indenture, the Notes, each Guarantee and the Collateral Documents are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the conflicts of law principles thereof that would indicate the applicability of the laws of any other jurisdiction.

Concerning the Trustee

        U.S. Bank National Association, the Trustee under the Indenture, is the initial paying agent and registrar for the Notes.

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, Duane Reade GP or a Guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee.

        The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (which has not been cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

        Except as described below, the Company and Duane Reade GP will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. The Company and Duane Reade GP will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company ("DTC") in New York, New York, and register the exchange notes in the name of DTC or its nominee, or will leave these notes in the custody of the trustee.

  Depository Trust Company Procedures

        For your convenience, this description of the operations and procedures of DTC, the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream") is being provided. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company and Duane Reade GP are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

        DTC has advised the Company and Duane Reade GP that it is a limited-purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to DTC's system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. DTC may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of DTC.

        DTC has also advised the Company and Duane Reade GP that, in accordance with its procedures,

  (1)
  upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and

  (2)
  it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

        Investors in the global notes may hold their interests in the notes directly through DTC if they are direct participants in DTC or indirectly through organizations that are direct participants in DTC. Investors in the global notes may also hold their interests in the notes through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers' securities accounts in Euroclear's and Clearstream's names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. and The Chase Manhattan Bank, N.A., as operators of Clearstream. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a global note, including those held through

Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

        The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because DTC can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in DTC or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

        Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

        Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, the Company, Duane Reade GP and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee as the registered holder under the indenture. Consequently, none of the Company, Duane Reade GP, the trustee or any of the Company's or Duane Reade GP's agents, or the trustee's agents has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any direct or indirect participant's records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of DTC's records or any direct or indirect participant's records relating to the beneficial ownership interests in any global note or

  (2)
  any other matter relating to the actions and practices of DTC or any of its direct or indirect participants.

        DTC has advised the Company and Duane Reade GP that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of DTC, the trustee, the Company or Duane Reade GP.

        Neither the Company, Duane Reade GP nor the trustee will be liable for any delay by DTC or any direct or indirect participant in identifying the beneficial owners of the notes, and the Company, Duane Reade GP and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

        Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Company and Duane Reade GP that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

        Although DTC, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of the Company, Duane Reade GP, the trustee or any of the Company's, Duane Reade GP's or the trustee's respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Exchange of Global Notes for Certificated Notes

        A global note is exchangeable for definitive Notes in registered certificated form ("certificated notes") if:

  (1)
  DTC notifies the Company or Duane Reade GP that (a) it is unwilling or unable to continue to act as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not oppointed by the Company or Duane Reade GP within 90 days after the date of such notice from DTC;

  (2)
  the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the certificated notes and DTC permits such issuance; or

  (3)
  there shall have occurred and be continuing an Event of Default with respect to the Notes.

        In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

  Exchange of Certificated Notes for Global Notes

        Certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

  Same Day Settlement

        The Company and Duane Reade GP expect that the interests in the global notes will be eligible to trade in DTC's Same-Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. The Company and Duane Reade GP expect that secondary trading in any certificated notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company and Duane Reade GP that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

  Payment

        The indenture requires that payments in respect of the notes represented by global notes, including principal and interest, be made by wire transfer of immediately available funds to the accounts specified by the holder of the global notes. With respect to notes in certificated form, the Company and Duane Reade GP will make all payments of principal and interest on the notes at their office or agency maintained for that purpose within the city and state of New York. This office will initially be the office of the Paying Agent maintained for that purpose. At the Company's and Duane Reade GP's option however, they may make these installments of interest by

  (1)
  check mailed to the holders of notes at their respective addresses provided in the register of holder of notes or

  (2)
  wire transfer to an account maintained by the payee.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary, as the case may be.

        "Acquisition" means the transactions contemplated by the Agreement and Plan of Merger, dated December 22, 2003, as amended by Amendment No. 1 on June 10, 2004, Amendment No. 2 on June 13, 2004 and Amendment No. 3 on June 18, 2004, among DRS LLC, Duane Reade Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of DRS LLC, and Duane Reade Inc.

        "Acquisition Closing Date" means July 30, 2004, the date on which the Acquisition was consummated.

        "Advisory Agreement" means the advisory agreement entered into in connection with the Acquisition, as amended, restated or modified from time to time, provided that such amendment, restatement or modification is not materially more adverse, taken as a whole, to the Company and its Restricted Subsidiaries than the Advisory Agreement in effect on the Issue Date.

        "Affiliate" means, with respect to any specified Person: (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; (2) any other Person that owns, directly or indirectly, 10% or more of any class or series of such specified Person's

Voting Stock; or (3) any other Person 10% or more of the Voting Stock of which is beneficially owned or held directly or indirectly by such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "After-Acquired Property" means any and all assets or property (other than Excluded Assets) acquired after the Issue Date, including any property or assets acquired by the Company, Duane Reade GP or a Guarantor from a transfer from the Company or a Guarantor, which in each case constitutes Collateral as defined in the Indenture.

        "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of:

  (1)
  any Capital Stock of any Restricted Subsidiary;

  (2)
  all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

  (3)
  any other properties, assets or rights of the Company or any Restricted Subsidiary other than in the ordinary course of business.

        For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets:

  (A)
  that is governed by the provisions described under "—Consolidation, Merger, Sale of Assets,"

  (B)
  that is by the Company to any Wholly Owned Restricted Subsidiary, or by any Restricted Subsidiary to the Company or any Wholly Owned Restricted Subsidiary in accordance with the terms of the Indenture,

  (C)
  that would be a Restricted Payment, Permitted Payment or Permitted Investment,

  (D)
  that is a disposition of Capital Stock of an Unrestricted Subsidiary,

  (E)
  that is of damaged, worn-out or obsolete equipment in the ordinary course of business,

  (F)
  that consists of cash or Cash Equivalents,

  (G)
  pursuant to an Interest Rate Agreement, Currency Hedging Agreement or Commodity Price Agreement,

  (H)
  that consists of the granting of a Lien not prohibited by the Indenture,

  (I)
  that is a sale or lease of equipment, inventory or accounts receivable in the ordinary course of business,

  (J)
  that is a conversion of or foreclosure on any mortgage or note, but only if the Company or a Restricted Subsidiary receives the real property underlying the mortgage or note,

  (K)
  that is a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind,

  (L)
  that is the sale, lease, conveyance, disposition or other transfer of any Investment in any Unrestricted Subsidiary,

  (M)
  that is a lease, license or sublease to third persons not interfering in any material respect with the business of the Company or a Restricted Subsidiary, or

  (N)
  the Fair Market Value of which in the aggregate does not exceed $5 million in any transaction or series of related transactions.

        "Attributable Indebtedness" in respect of a sale and leaseback transaction means, as of the time of determination, the present value (discounted at the rate per annum equal to the rate of interest implicit in the lease involved in such sale and leaseback transaction, as determined in good faith by the board of directors of the Company and set forth in a board resolution) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales or similar contingent amounts) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include the amount of such penalty, but no rental payments shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

        "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments.

        "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law or foreign law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

        "Capital Lease Obligation" of any Person means any obligation of such Person and its Restricted Subsidiaries on a Consolidated basis under any capital lease of (or other agreement conveying the right to use) real or personal property which, in accordance with GAAP, is required to be capitalized on a balance sheet.

        "Capital Stock" of any Person means any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person's capital stock, other equity interests whether now outstanding or issued after the date of the Indenture, partnership interests (whether general or limited), limited liability company interests, any other interest or participation that confers on a Person that right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock, and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock.

        "Cash Equivalents" means

  (1)
  any evidence of Indebtedness issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof,

  (2)
  deposits, time deposit accounts, certificates of deposit, money market deposits or acceptances of any financial institution having capital and surplus in excess of $500 million that is a member of the Federal Reserve System and whose senior unsecured debt is rated at least "A-1" by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), or at least "P-1" by Moody's Investors Service, Inc. ("Moody's"),

  (3)
  commercial paper with a maturity of 365 days or less issued by a corporation (other than an Affiliate or Subsidiary of the Company) organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and rated at least "A-1" by S&P or at least "P-1" by Moody's,

  (4)
  repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States maturing within 365 days from the date of acquisition, and

  (5)
  money market funds which invest substantially all of their assets in securities described in the preceding clauses (1) through (4).

        "Change of Control" means the occurrence of any of the following events:

  (1)
  any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total outstanding Voting Stock of the Company or any of its direct or indirect parent companies (measured by voting power rather than the number of shares);

  (2)
  during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company or of any of its direct or indirect parent companies (together with any new directors whose election to such board or whose nomination for election by the stockholders or members, as the case may be, of the Company or of any of its direct or indirect parent companies was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of such board of directors of the Company or of any of its direct or indirect parent companies then in office;

  (3)
  the Company or any of its direct or indirect parent companies consolidates with or merges with or into any Person other than a Person controlled by a Permitted Holder or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any such Person, or any such Person consolidates with or merges into or with the Company or any of its direct or indirect parent companies in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company or any of its direct or indirect parent companies is converted into or exchanged for cash, securities or other property, other than any such transaction where

  (A)
  the Voting Stock of the Company or any of its direct or indirect parent companies outstanding immediately prior to such transaction is changed into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving corporation constituting a majority of the outstanding shares of such Voting Stock (measured by voting power rather than the number of shares) of such surviving corporation (immediately after giving effect to such issuance) and

  (B)
  immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total outstanding Voting Stock (measured by voting power rather than the number of shares) of the surviving corporation; or

  (4)
  the Company or any of its direct or indirect parent companies is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "—Consolidation, Merger, Sale of Assets."

        Notwithstanding the foregoing, (A) a Person shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement; (B) any holding company whose only significant asset is Capital Stock of the Company or any of its direct or indirect parent companies shall not itself be considered a "person" or "group" for purposes of clause (1) or (3) above; and (C) the term "Change of Control" shall not include a merger or consolidation of the Company with or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the Company's assets to, an Affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing the Company in another jurisdiction and/or for the sole purpose of forming a holding company.

        For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting stock of the Company will be deemed to be a transfer of such portion of such voting stock as corresponds to the portion of the equity of such entity that has been so transferred.

        "Collateral" means collectively all of the property and assets that are from time to time subject to the Lien of the Collateral Documents, including the Liens, if any, required to be granted pursuant to the Indenture, any Term Loan Agreement or the Collateral Documents.

        "Collateral Agency Agreement" means the Intercreditor and Collateral Agency Agreement, to be entered into among the Company, Duane Reade GP, the Guarantors, the Trustee and the Collateral Agent, and joined by any representative of the Term Loan Lenders, as the same may be amended, restated, supplemented, replaced or modified from time to time.

        "Collateral Documents" means, collectively, the Collateral Agency Agreement, the Security Agreement (as defined in the Collateral Agency Agreement), the Pledge Agreement (as defined in the Collateral Agency Agreement), the Depositary Bank Agreements (as defined in the Collateral Agency Agreement), any mortgage or deed of trust and all other pledges, agreements, financing statements, filings or other documents that grant or evidence the Lien in the Collateral in favor of the Collateral Agent for the benefit of the Trustee and the Holders of Notes, as they may be amended, restated, supplemented, replaced or modified from time to time.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of the Indenture such Commission is not existing and performing the duties now assigned to it under the Securities Act, Exchange Act and Trust Indenture Act then the body performing such duties at such time.

        "Commodity Price Agreement" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value which is dependent upon, fluctuations in commodity prices.

        "Company" means Duane Reade Inc., a corporation incorporated under the laws of Delaware, until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Company" shall mean such successor Person.

        "Consolidated Fixed Charge Coverage Ratio" of any Person means, for any period, the ratio of

  (a)
  without duplication, the sum of Consolidated Net Income (Loss), and in each case to the extent deducted in computing Consolidated Net Income (Loss) for such period, (1) Consolidated Interest Expense, (2) Consolidated Income Tax Expense, (3) Consolidated Non-cash Charges, (4) expenses and charges related to any Equity Offering or incurrence of Indebtedness permitted to be incurred pursuant to the Indenture, (5) restructuring costs and acquisition integration costs and fees, including cash severance payments made in connection with restructurings and acquisitions, or other types of special charges or reserves, (6) payments under the Advisory Agreement, and (7) any non-recurring losses, for such period, of such Person and its Restricted Subsidiaries on a Consolidated basis, all determined in accordance with GAAP, less all non-cash items increasing Consolidated Net Income for such period and less all cash payments during such period relating to non-cash charges that were added back to Consolidated Net Income in determining the Consolidated Fixed Charge Coverage Ratio in any prior period to

  (b)
  without duplication, the sum of Consolidated Interest Expense for such period and any cash and non-cash dividends (other than those paid in the form of Qualified Capital Stock) paid on any Disqualified Capital Stock or Preferred Stock, of such Person and its Restricted Subsidiaries during such period, in each case after giving pro forma effect to, without duplication

(1)
the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, on the first day of such period;

(2)
the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period);

(3)
in the case of Acquired Indebtedness or any acquisition occurring at the time of the incurrence of such Indebtedness, the related acquisition, assuming such acquisition had been consummated on the first day of such period;

(4)
any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, whether by merger, stock purchase or sale or asset purchase or sale, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period;

(5)
all adjustments to "EBITDA" for such period used to calculate "Adjusted EBITDA" for such period that are disclosed in the "Summary Unaudited Pro Forma Financial Information and Statistical Data" section included in the offering memorandum dated as of July 23, 2004, relating to the Existing Notes; and

(6)
Pro Forma Cost Savings;

        provided that

(1)
any such computation shall be set forth in an officer's certificate;

(2)
in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of such Person, a fixed or floating rate of interest, shall be computed by applying at the option of such Person either the fixed or floating rate and

(3)
in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average balance at the end of each fiscal month of such Indebtedness during the applicable period.

        "Consolidated Income Tax Expense" of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP.

        "Consolidated Interest Expense" of any Person means, without duplication, for any period, the sum of

  (a)
  the interest expense, less interest income, of such Person and its Restricted Subsidiaries for such period, on a Consolidated basis, including, without limitation,

  (1)
  amortization of debt discount,

  (2)
  the net cash costs associated with Interest Rate Agreements, Currency Hedging Agreements and Commodity Price Agreements (including amortization of discounts),

  (3)
  the interest portion of any deferred payment obligation,

  (4)
  all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and

  (5)
  accrued interest, plus

  (b)
  (1) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period and

    (2)
    all capitalized interest of such Person and its Restricted Subsidiaries, plus

  (c)
  the interest expense under any Guaranteed Debt of such Person and any Restricted Subsidiary to the extent not included under any other clause hereof only to the extent actually paid by such Person or its Restricted Subsidiaries, plus

  (d)
  dividend requirements of the Company with respect to Disqualified Capital Stock and of any Restricted Subsidiary with respect to Preferred Stock (except, in either case, dividends payable solely in shares of Qualified Capital Stock of the Company or such Restricted Subsidiary, as the case may be), less, to the extent included in such total interest expense, (A) the amortization during such period of capitalized financing costs, (B) any charges resulting from the application of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" with respect to Qualified Stock, and (C) any charges resulting from the application of Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections."

        "Consolidated Net Income (Loss)" of any Person means, for any period, the Consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period on a Consolidated basis as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (or loss), by excluding, without duplication,

  (1)
  all extraordinary or nonrecurring gains (or extraordinary losses or nonrecurring, non-cash losses), together with any related provision for taxes on any such extraordinary or nonrecurring gain (and the tax effect of any such extraordinary loss or nonrecurring, non-cash loss), realized by the Company or any Restricted Subsidiary during such period,

  (2)
  the portion of net income (or loss) of such Person and its Restricted Subsidiaries on a Consolidated basis allocable to minority interests in unconsolidated Persons or Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Consolidated Restricted Subsidiaries,

  (3)
  any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP,

  (4)
  any gain or loss realized upon the termination of any employee pension benefit plan, together with any related provision for taxes on any such termination (or the tax effect of any such termination),

  (5)
  gains or losses in respect of dispositions of assets other than in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions), together with any related provision for taxes on any such disposition (or the tax effect of any such disposition),

  (6)
  (a) for purposes of the covenant described under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock" the net income of any Restricted Subsidiary that is not a Guarantor, and (b) for purposes of the covenant described under "—Certain Covenants—Restricted Payments" the net income of any Restricted Subsidiary, to the extent that, in the case of each of clauses (a) and (b), the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders,

  (7)
  any restoration to net income of any contingency reserve, except to the extent provision for such reserve was made out of income accrued at any time following the Acquisition Closing Date,

  (8)
  any net gain or loss arising from the acquisition of any securities or extinguishment, under GAAP, of any Indebtedness of such Person or its Restricted Subsidiaries,

  (9)
  any expenses or charges incurred in connection with the Transactions and all deferred financing costs amortized or written off, and premiums and prepayment penalties paid, in connection with the Transactions and the financings thereof or any early extinguishment of Indebtedness,

  (10)
  any charges resulting from the application of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," or No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets,"

  (11)
  deferred rental expense which is in excess of the amount of cash rental expense actually paid in such relevant period, provided that any amounts excluded in any period pursuant to this clause (11) shall be deducted from Consolidated Net Income in the period for which the cash payments in respect of such deferred rental expense are paid,

  (12)
  unrealized gains and losses associated with Interest Rate Agreements, Currency Hedging Agreements and Commodity Price Agreements,

  (13)
  non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of Capital Stock or other equity-based awards or any amendment or substitution of any such Capital Stock or other equity-based awards,

  (14)
  non-cash charges or expenses relating to recording inventory on a LIFO basis, provided that any amounts excluded in any period pursuant to this clause (14) shall be deducted from Consolidated Net Income in the period for which the cash payments in respect of such charges or expenses are paid,

  (15)
  so long as the Company and its Restricted Subsidiaries file a consolidated tax return, or are part of a consolidated group for tax purposes, with Holdings or any other holding company, the excess of (a) the Consolidated Income Tax Expense of the Company and its Restricted Subsidiaries for such period over (b) all tax payments payable for such period (whether paid in such period or at any time prior to such period) by the Company and its Restricted Subsidiaries to Holdings or such other holding company under a tax sharing agreement or arrangement, provided that any amounts excluded in any period pursuant to this clause (15) must be deducted from Consolidated Net Income in the period for which the cash payments in respect of such taxes are paid,

  (16)
  the cumulative effect of a change in accounting principles, or

  (17)
  any deferred financing costs amortized or written off and premiums and prepayment penalties paid in connection with the refinancing of any Qualified Capital Stock.

        "Consolidated Net Tangible Assets" means the aggregate amount of assets of the Company (less applicable reserves and other properly deductible items) after deducting therefrom (to the extent otherwise included therein) (a) all current liabilities (other than the obligations under the Indenture or current maturities of long-term Indebtedness), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Company and the Restricted Subsidiaries on a consolidated basis and in accordance with GAAP.

        "Consolidated Non-cash Charges" of any Person means, for any period, the aggregate depreciation, amortization and write-downs, write-offs and other non-cash charges of such Person and its Subsidiaries on a Consolidated basis for such period, as determined in accordance with GAAP (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period).

        "Consolidation" means, with respect to any Person, the consolidation of the accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and each of its Subsidiaries would normally be consolidated with those of such Person, all in accordance with GAAP. The term "Consolidated" shall have a correlative meaning.

        "Convertible Notes" means the Company's 2.1478% Senior Convertible Notes due April 16, 2022.

        "Currency Hedging Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to manage fluctuations in currency values.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the board of directors of the Company who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

        "Disqualified Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the principal of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (other than upon a change of control of or sale of assets by the Company in circumstances where the holders of the Notes would have similar rights), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof; provided, however, that any class of Capital Stock of the Company that, by its terms, authorizes the Company to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Qualified Capital Stock and that is not convertible into, puttable or exchangeable for Disqualified Capital Stock, will not be deemed to be Disqualified Capital Stock so long as the Company satisfies its obligations with respect thereto solely by the delivery of Qualified Capital Stock.

        "DRS LLC" means Duane Reade Shareholders, LLC, a limited liability company formed under the laws of Delaware, and its successors and assigns which is a holding company that, as of the Issue Date, directly owns all of the equity interests in Holdings, other than equity interests held by management.

        "Equity Investors" means Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. (and certain of their Affiliates) and other investors in DRS LLC.

        "Equity Offering" means (x) a Public Equity Offering or (y) a private placement of Capital Stock (other than Disqualified Capital Stock) of the Company or any of its direct or indirect parent companies, as the case may be, pursuant to an exemption from the registration requirements of the Securities Act, to a Person (other than an Affiliate of the Company) in either case (x) or (y) with gross proceeds to the Company or any of its direct or indirect parent companies of at least $50 million that are promptly contributed to the Company on a non-recourse basis.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

        "Excluded Contract" means at any date any rights or interest of the Company, Duane Reade GP or any Guarantor in, to or under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a "Contract") (i) to the extent that such Contract by the express terms of a valid and enforceable restriction in favor of a Person who is not the Company, Duane Reade GP or any Guarantor, or any requirement of law, prohibits, or requires any consent or establishes any other condition for, an assignment thereof or a grant of a security interest therein by the Company, Duane Reade GP or a Guarantor and (ii) which, if in existence or the subject of rights in favor of the Company, Duane Reade GP or any Guarantor as of the Issue Date and with respect to which a contravention or other violation caused or arising by its inclusion as Collateral could reasonably be expected to have a Material Adverse Effect (as defined in the Security Agreement as in effect on the Issue Date), is listed and designated as such on a schedule to any such party's perfection certificate required by the Collateral Documents or individually or collectively is not material to the conduct of the business of the Company, Duane Reade GP, or such Guarantor; provided that: (i) rights to payment under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the Uniform Commercial Code and (ii) all proceeds paid or payable to any of the Company, Duane Reade GP or any Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral.

        "Excluded Equipment" means at any date any equipment of the Company, Duane Reade GP or any Guarantor which is subject to, or secured by, a Capital Lease Obligation or Purchase Money Indebtedness if and to the extent that (i) the express terms of a valid and enforceable restriction in favor of a Person who is not the Company, Duane Reade GP, Holdings or a Restricted Subsidiary contained in the agreements or documents granting or governing such Capital Lease Obligation or Purchase Money Indebtedness prohibits, or requires any consent or establishes any other conditions for, an assignment thereof, or a grant of a security interest therein, by the Company, Duane Reade GP or any Guarantor and (ii) such restriction relates only to the asset or assets acquired by the Company, Duane Reade GP or any Guarantor with the proceeds of such Capital Lease Obligation or Purchase Money Indebtedness and attachments thereto or substitutions therefor; provided that all proceeds paid or payable to any of the Company, Duane Reade GP or any Guarantor from any sale, transfer or assignment or other voluntary or involuntary disposition of such equipment and all rights to receive such proceeds shall be included in the Collateral to the extent not otherwise required to be paid to the holder of the Capital Lease Obligation or Purchase Money Indebtedness secured by such equipment.

        "Existing Notes" means the 9 3/4% Senior Subordinated Notes Due 2011 of the Company and Duane Reade GP.

        "Event of Loss" means, with respect to any Collateral, any (1) loss, destruction or damage of such Collateral, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such Collateral, or confiscation of such Collateral or the requisition of the use of such Collateral or (3) settlement in lieu of clause (2) above.

        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset in excess of $5.0 million shall be determined by the board of directors of the Company acting in good faith and shall be evidenced by a resolution of the board of directors. For purposes of the covenant described under "—Certain Covenants—Issuances of Guarantees by New Restricted Subsidiaries and Non-Guarantor Restricted Subsidiaries", and for determinations of the Fair Market Value of any Subsidiary for purposes of clause (8) of the section "—Collateral—Excluded Assets" or the Fair Market Value of any Non-Guarantor Restricted Subsidiary, such Fair Market Value will be the Fair Market Value of any property transferred to or Investment in such Non-Guarantor Restricted Subsidiary by the Company or any Restricted Subsidiary as at the time of such transfer or Investment (or the Fair Market Value on the date of creation (whether newly-formed or created by the sale of a portion of the Capital Stock of such Restricted Subsidiary) or acquisition of any such entity), as determined by the Board of Directors of the Company acting in good faith, and shall not include any subsequent change in value other than from an additional transfer or Investment.

        "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, the Public Company Accounting Oversight Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect on July 30, 2004.

        "Guarantee" means the guarantee by any Guarantor of the Company's Indenture Obligations.

        "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness below guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement

  (1)
  to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

  (2)
  to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

  (3)
  to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services without requiring that such property be received or such services be rendered),

  (4)
  to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor or to cause such debtor to achieve certain levels of financial performance or

  (5)
  otherwise to assure a creditor against loss;

provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

        "Guarantor" means Holdings and any Subsidiary which is a guarantor of the Notes, including any Person that is required after the date of the Indenture to execute a guarantee of the Notes pursuant to the "Issuances of Guarantees by New Restricted Subsidiaries" covenant until a Guarantor is released in accordance with the terms of the Indenture or until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

        "Holdings" means Duane Reade Holdings, Inc., a corporation formed under the laws of Delaware, and its successors and assigns, which is a holding company that, as of the Issue Date, directly owns all of the equity interests in the Company.

        "Indebtedness" means, with respect to any Person, without duplication,

  (1)
  all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit issued under letter of credit facilities, acceptance facilities or other similar facilities,

  (2)
  all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

  (3)
  all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables and accrued expenses arising in the ordinary course of business,

  (4)
  all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Agreements of such Person,

  (5)
  all Capital Lease Obligations of such Person,

  (6)
  all Indebtedness referred to in clauses (1) through (5) above of other Persons and all dividends of other Persons, to the extent the payment of such Indebtedness or dividends is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien, upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness,

  (7)
  all Guaranteed Debt of such Person,

  (8)
  all Disqualified Capital Stock issued by such Person, and

  (9)
  Preferred Stock of any Restricted Subsidiary of the Company.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount, and

  (2)
  the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

        Notwithstanding the foregoing, Indebtedness shall not include:

  (1)
  trade accounts payable and other accrued liabilities arising in the ordinary course of business;

  (2)
  obligations of such Person other than principal; or

  (3)
  any liability for federal, state or local taxes or other taxes or by such Person.

        "Indenture Obligations" means the obligations of the Company, Duane Reade GP and any other obligor under the Indenture or under the Notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee and the holders under the Indenture, the Notes according to the respective terms thereof.

        "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements (including, without limitation, interest rate swaps, caps, floors, captions, collars and similar agreements) and /or other types of interest rate hedging agreements from time to time.

        "Investment" means, with respect to any Person, directly or indirectly, any advance, loan (including guarantees), or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. "Investment" shall exclude direct or indirect advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the Company's or any Restricted Subsidiary's balance sheet, endorsements for collection or deposit arising in the ordinary course of business, extensions of trade credit on commercially reasonable terms in accordance with normal trade practices, and investments in payroll, travel and similar advances made in the ordinary course of business. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company (other than the sale of all of the outstanding Capital Stock of such Subsidiary), the Company will be deemed to have made an Investment on the date of such sale or disposition equal to the Fair Market Value of the Company's Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in "—Certain Covenants—Restricted Payments."

        "Issue Date" means December 20, 2004.

        "Lien" means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement.

        "Maturity" means, when used with respect to the Notes, the date on which the principal of the Notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the

Asset Sale Offer Date or the redemption date and whether by declaration of acceleration, Asset Sale Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

        "Net Cash Proceeds" means

  (a)
  with respect to any Asset Sale by any Person, the proceeds thereof (without duplication in respect of all Asset Sales) in the form of cash, Cash Equivalents or Qualified Non-cash Proceeds including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of

  (1)
  brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of counsel, accountants, consultants, agents and investment bankers) related to such Asset Sale,

  (2)
  provisions for all taxes payable as a result of such Asset Sale,

  (3)
  payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

  (4)
  payments of unassumed liabilities (not constituting Indebtedness) relating to the assets sold at the time of, or within 30 days after the date of, such Asset Sale;

  (5)
  amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon and

  (6)
  appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee and

  (b)
  with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under "—Certain Covenants—Restricted Payments," the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Net Loss Proceeds" means, with respect to any Event of Loss, the proceeds in the form of (a) cash or Cash Equivalents and (b) insurance proceeds from condemnation awards or damages awarded by any judgment, in each case received by the Company or any of its Restricted Subsidiaries from such Event of Loss, net of:

  (1)
  reasonable out-of-pocket expenses and fees relating to such Event of Loss (including without limitation legal, accounting and appraisal or insurance adjuster fees);

  (2)
  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

  (3)
  any repayment of Indebtedness that is secured by, or directly related to, the property or assets that are the subject of such Event of Loss;

  (4)
  amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Event of Loss or having a Lien thereon; and

  (5)
  appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Event of Loss and retained by the Company or any Restricted Subsidiary, as the case may be, after such Event of Loss, including, without limitation, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss.

        "Note/Term Obligations" means:

  (1)
  all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Bankruptcy Law with respect to any of the Company, Duane Reade GP or any Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on any Note or Term Loan;

  (2)
  all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by the Company, Duane Reade GP or any Guarantor (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Bankruptcy Law with respect to any of the Company, Duane Reade GP or any Guarantor, whether or not allowed or allowable as a claim in any such proceeding) pursuant to the Indenture, the Notes, the Term Loan Agreement, the Intercreditor Agreement or any other Collateral Document;

  (3)
  all expenses of the Trustee, the Collateral Agent or any Term Loan Agent as to which one or more of such agents has a right to reimbursement under this Indenture, any Term Loan Agreement or under any other similar provision of any other Collateral Document or the Intercreditor Agreement, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral; and

  (4)
  in the case of Holdings and each Subsidiary Guarantor, all amounts now or hereafter payable by Holdings or such Subsidiary Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Bankruptcy Law with respect to the Company, Duane Reade GP, Holdings or such Subsidiary Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of Holdings or such Subsidiary Guarantor pursuant to the Notes, the Indenture, the Guarantees, the Term Loan Agreement, the Intercreditor Agreement or any other Collateral Document;

        together in each case with all renewals, modifications, refinancings, considerations or extensions thereof.

        "Non-Guarantor Restricted Subsidiary" means a Restricted Subsidiary that is not a Wholly-Owned Restricted Subsidiary and is designated by the Company as a Non-Guarantor Restricted Subsidiary, as evidenced by a resolution of the Board of Directors of the Company.

        "Pari Passu Indebtedness" means (a) any Indebtedness of the Company or Duane Reade GP that is equal in right of payment to the Notes and (b) with respect to any Guarantee, Indebtedness which ranks equal in right of payment to such Guarantee.

        "Permitted Business" means (x) the lines of business conducted by the Company and its Restricted Subsidiaries on the Issue Date and business reasonably related, complementary or ancillary thereto, including reasonably related extensions or expansions thereof and (y) any unrelated business, to the extent that it is not material in size.

        "Permitted Holders" means Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P. and any of their Affiliates.

        "Permitted Investment" means

  (1)
  Investments in any Restricted Subsidiary or any Person which, as a result of such Investment, (a) becomes a Restricted Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary;

  (2)
  Indebtedness of the Company or a Restricted Subsidiary described under clauses (4), (5) and (6) of the definition of "Permitted Indebtedness";

  (3)
  Investments in any of the Notes or any Senior Indebtedness;

  (4)
  Investments in cash and Cash Equivalents;

  (5)
  Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under "—Certain Covenants—Asset Sales" to the extent such Investments are permitted or required under such covenant;

  (6)
  Investments in existence on the Issue Date;

  (7)
  Investments acquired in exchange for the issuance of Capital Stock (other than Disqualified Capital Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary) or acquired with the Net Cash Proceeds received by the Company after the Issue Date from the issuance and sale of Capital Stock (other than Disqualified Capital Stock of the Company or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary); provided that such Net Cash Proceeds are used to make such Investment within 60 days of the receipt thereof and the amount of all such Net Cash Proceeds will be excluded from clause (3)(B) of the first paragraph of the covenant described under "—Certain Covenants—Restricted Payments";

  (8)
  Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and worker's compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

  (9)
  any Investments received in good faith in settlement or compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

  (10)
  loans and advances to employees of the Company or a Restricted Subsidiary in an aggregate amount not to exceed $2 million outstanding at any time;

  (11)
  Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangement with other Persons;

  (12)
  Investments in lease, utility and other similar deposits in the ordinary course of business;

  (13)
  Investments made by the Company or a Restricted Subsidiary for consideration consisting only of Qualified Capital Stock of the Company;

  (14)
  Investments in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments; and

  (15)
  other Investments in the aggregate amount outstanding at any one time of up to $15 million.

        In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value at the time of Investment.

        "Permitted Lien" means:

  (1)
  any Lien on any assets or property of the Company or any of its Subsidiaries or Affiliates granted in favor of the lenders under Note/Term Obligations, securing such Note/Term Obligations, existing at the Issue Date or granted thereafter, in an aggregate principal amount not to exceed the sum of (a) $185.0 million plus (b) the aggregate of amounts of Indebtedness incurred to permanently repay

    Indebtedness that was at the time of each such repayment classified as having been incurred under clause (1) or (7) of the covenant "—Incurrence of Indebtedness and Issuance of Disqualified Stock", provided that the Refinancing Indebtedness is deemed to be incurred pursuant to such clause (1) or (7) and is not reclassified outside such clauses, which Liens shall include, without limitation, at the Issue Date, Liens granted pursuant to the Collateral Documents or the Indenture in favor of the Collateral Agent, the Trustee or the Holders of the Notes and Guarantees, or the lenders under the Term Loan Agreement;

  (2)
  any Lien on any assets or property of the Company or any of its Subsidiaries or Affiliates granted in favor of Hedging Providers, securing Hedging Obligations relating to Note/Term Obligations;

  (3)
  any Lien on Secondary Collateral which secures the Revolving Credit Agreement incurred pursuant to clause (b)(1) of the covenant "—Incurrence of Indebtedness and Issuance of Disqualified Stock"; provided that the aggregate principal amount of Indebtedness which may be secured pursuant to this clause (3) on a first-priority basis shall not exceed the Maximum Revolving Debt Amount; provided further that the Revolving Credit Lenders (or the agent or representative on behalf of such lenders) have no security interest in any assets (other than Secondary Collateral) higher in priority than that granted to the Collateral Agent;

  (4)
  banker's Liens, rights of setoff and Liens to secure the performance of bids, tenders, trade or government contracts (other than for borrowed money), leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (5)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (7) of paragraph (b) of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock" covering only the assets acquired, leased, constructed or improved with such Indebtedness or permitted pursuant to clause (6) of paragraph (b) of the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (6)
  Liens existing or entered into on the Issue Date and not otherwise referred to in this definition (not including Liens terminated on the Issue Date) and Liens in favor of the Company, Duane Reade GP or any Guarantor;

  (7)
  (A) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business, (B) Liens for taxes, assessments or governmental charges or claims, in each case, that are not yet due or delinquent or that are bonded or that are being contested in good faith and by appropriate proceedings; provided that any reserve or other appropriate provision shall be required in conformity with GAAP shall have been made therefor, and (C) any lease or sublease to a third party;

  (8)
  Liens, pledges or deposits in connection with (A) workmen's compensation, obligations and general liability exposure of the Company and its Restricted Subsidiaries and (B) unemployment insurance and other social security legislation, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (9)
  Liens on goods (and the proceeds thereof) and documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit and Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (10)
  minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (11)
  Liens arising by reason of a judgment, decree or court order, to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

  (12)
  Liens securing Refinancing Indebtedness otherwise permitted to be incurred under the Indenture where the Indebtedness being refinanced was secured by a Lien, or amendments or renewals of Liens that were permitted to be incurred;

  (13)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory or contractual requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

  (14)
  Liens with respect to Indebtedness that does not exceed $5 million at any one time outstanding;

  (15)
  Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

  (16)
  Liens securing Indebtedness incurred pursuant to clauses (8), (10) or (12) of paragraph (b) under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Disqualified Stock";

  (17)
  Liens securing any Indebtedness which became Indebtedness pursuant to a transaction permitted under "—Consolidation, Merger and Sale of Assets" or securing Acquired Indebtedness which was created prior to (and not created in connection with, or contemplation of), such transaction or acquisition (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) and which Indebtedness is permitted under the provisions of "Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

  (18)
  any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (1) through (16) provided that the Lien so extended, renewed or replaced does not extend to any additional property or assets.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

        "Prior Term Loan Agreement" means the Senior Secured Term Credit Agreement, dated as of July 30, 2004, among the Company and Duane Reade GP, as co-borrowers thereto, the Company's subsidiaries which were guarantors thereof, Banc of America Securities LLC and Credit Suisse First Boston, as joint lead arrangers, Banc of America Securities LLC, Credit Suisse First Boston and Citigroup Global Markets Inc. as joint book running managers, Bank of America Bridge LLC, as second lien administrative and collateral agent, certain lenders party thereto, and certain agents party thereto.

        "Pro Forma Cost Savings" means, with respect to any period, the reductions in costs that occurred during such period that are (1) directly attributable to an asset acquisition and calculated on a basis that is consistent with Article 11 of Regulation S-X under the Securities Act or (2) implemented, committed to be implemented or the commencement of implementation of which has begun in good faith by the business that was the subject of any such asset acquisition within six months of the date of the asset acquisition and that are supportable and quantifiable by the underlying records of such business, as if, in the case of each of clauses (1) and (2), all such reductions in costs had been effected as of the beginning of such period, decreased by any incremental expenses incurred or to be incurred during such period in order to achieve such reduction in costs.

        "Public Equity Offering" means an underwritten public offering of common stock (other than Disqualified Capital Stock) of the Company or any of its direct or indirect parent companies, as the case may be, with gross proceeds to the Company or any of its direct or indirect parent companies of at least $50 million, pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-4 (or any successor form covering substantially the same transactions), Form S-8 (or any successor form covering substantially the same transactions) or otherwise relating to equity securities issuable under any employee benefit plan of the Company or any of its direct or indirect parent companies, as the case may be).

        "Purchase Money Obligation" means Indebtedness of the Company or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in the business of the Company or any Restricted Subsidiary or the cost of installation, construction or improvement thereof, and the payment of any sales or other taxes associated therewith; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and payment plus applicable taxes, and (2) such Indebtedness shall be incurred within one year of such acquisition of such asset by the Company or such Restricted Subsidiary or such installation, construction or improvement.

        "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

        "Qualified Non-cash Proceeds" means any of the following or any combination of the following:

  (1)
  assets that are used or usable in the Permitted Business and

  (2)
  Capital Stock of any Person engaged primarily in the Permitted Business if, in connection with the receipt by the Company or any Restricted Subsidiary of such Capital Stock (a) such Person becomes a Restricted Subsidiary or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary.

        "Restricted Subsidiary" means any Subsidiary of the Company that has not been designated by the board of directors of the Company by a board resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to and in compliance with the covenant described under "—Certain Covenants—Unrestricted Subsidiaries."

        "Revolving Credit Agent" means, at any time, the Person serving at such time as the "Agent" or the "Administrative Agent" under the Revolving Credit Agreement or any other representative of the Revolving Credit Lenders then most recently designated as such by the requisite percentage of such Revolving Credit Lenders in a written notice delivered to the Trustee.

        "Revolving Credit Agreement" means the Credit Agreement, dated as of July 21, 2003, as amended by Amendment No. 1 thereto, dated July 22, 2004, among Duane Reade GP, as borrower, the Company, DRI Inc., Duane Reade International, Inc. and Duane Reade Realty, Inc., as facility guarantors, Fleet National Bank, as administrative agent and issuing bank, Fleet Retail Finance Inc., as collateral agent, Congress Financial Corporation, as documentation agent, General Electric Capital Corporation, as syndication agent, Fleet Securities Inc., as arranger, certain lenders party thereto, and certain other agents party thereto, as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including, without limitation, any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including in the form of Additional Notes), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such extension, replacement or refinancing (1) occurs simultaneously or not with the termination or repayment of a prior Revolving Credit Agreement or (2) occurs on one or more separate occasions.

        "Revolving Credit Lenders" means the lenders under the Revolving Credit Agreement.

        "Securities Act" means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated by the Commission thereunder.

        "Senior Indebtedness" means Indebtedness of the Company or a Guarantor that is not Subordinated Indebtedness.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission as in effect on the date of the Indenture.

        "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

        "Stockholders and Registration Rights Agreement" means the stockholders and registration rights agreement dated July 30, 2004, as amended, restated or modified from time to time, provided that such amendment, restatement or modification is not materially more adverse, taken as a whole, to the Company and its Restricted Subsidiaries than the Stockholders and Registration Rights Agreement in effect on the Issue Date.

        "Subordinated Indebtedness" means Indebtedness of the Company, Duane Reade GP or a Guarantor subordinated in right of payment to the Notes or a Guarantee, as the case may be.

        "Subsidiary" of a Person means

  (1)
  any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or

  (2)
  any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or

  (3)
  any other Person in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

        "Tax Sharing Agreement" means the Tax Sharing Agreement dated as of July 30, 2004 and among DRS LLC and its Subsidiaries as amended, restated or modified from time to time, provided that such amendment, restatement or modification is not materially more adverse, taken as a whole, to the Company and its Restricted Subsidiaries than the Tax Sharing Agreement in effect on the Issue Date.

        "Term Loans" means loans made pursuant to and in accordance with the Term Loan Agreement.

        "Term Loan Lenders" means the lenders under the Term Loan Agreement.

        "Term Loan Agreement" means one or more debt facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing or letters of credit, including arrangements and agreements relating to the sale of debt securities or other forms of debt financing, in each case, as any of the foregoing, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing and including, without limitation, any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders)), including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including in the form of Additional Notes), providing for revolving credit loans, term loans, letters of credit or other debt obligations, whether any such extension, replacement or refinancing (1) occurs simultaneously or not with the termination or repayment of a prior Term Loan Agreement or (2) occurs on one or more separate occasions; provided that such Term Loan Agreement shall be specified as such by the Company in an Officers' Certificate.

        "Transactions" means the Acquisition and all financing and other transactions related thereto, including, without limitation, the issuance of the Existing Notes, the December 2004 notes, the Notes issued in a registered exchange offer for other Notes pursuant to a Registration Rights Agreement, the transactions contemplated by the Registration Rights Agreement relating to the December 2004 notes, the entering into and borrowings under the Prior Term Loan Agreement, the amendment of the Revolving Credit Agreement, the repurchase of the Convertible Notes, the entering into the Collateral Agency Agreement and the Collateral Documents and the other transactions related thereto.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended, or any successor statute.

        "Unrestricted Subsidiary" means any Subsidiary of the Company (other than Duane Reade GP or a Subsidiary Guarantor) designated as such pursuant to and in compliance with the covenant described under "—Certain Covenants—Unrestricted Subsidiaries."

        "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary

  (1)
  as to which neither the Company nor any Restricted Subsidiary is directly or indirectly liable (by virtue of the Company or any such Restricted Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness), except Guaranteed Debt of the Company or any Restricted Subsidiary to any Affiliate of the Company, in which case (unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence) the Company shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary and

  (2)
  which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of the Company or any Restricted Subsidiary to declare, a default on such Indebtedness of the Company or any Restricted Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity;

        provided that notwithstanding the foregoing, any Unrestricted Subsidiary may guarantee the Notes.

        "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

        "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all the Capital Stock of which is owned by the Company or another Wholly Owned Restricted Subsidiary (other than directors' qualifying shares).

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following discussion summarizes certain U.S. federal income tax consequences of the exchange of initial notes for exchange notes pursuant to the exchange offer, as well as the acquisition, ownership and disposition of the exchange notes by U.S. and non-U.S. holders, each as defined below, who acquire exchange notes in the exchange offer. In the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our special U.S. tax counsel, subject to the exceptions, assumptions, and qualifications set forth below, the discussion accurately reflects the material U.S. federal income tax consequences to U.S. and non-U.S. holders of the consummation of the exchange offer and the acquisition, ownership and disposition of the exchange notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions, existing and proposed Treasury regulations, and interpretations of the foregoing, all as of the date hereof. All of the foregoing authorities are subject to change (possibly with retroactive effect), and any such change may result in U.S. federal income tax consequences to a holder that are materially different from those described below. No rulings from the United States Internal Revenue Service (the "IRS") have been or will be sought with respect to the matters described below, and consequently, the IRS may not take a similar view of the consequences described below.

        The following discussion does not purport to be a full description of all U.S. federal income tax considerations that may be relevant to a holder in light of such holder's particular circumstances and only addresses holders who hold notes as capital assets within the meaning of Section 1221 of the Code. Furthermore, this discussion does not address the U.S. federal income tax considerations applicable to holders subject to special rules, such as certain financial institutions, tax-exempt entities, real estate investment trusts, regulated investment companies, insurance companies, partnerships or other pass-through entities, persons who have ceased to be U.S. citizens or to be taxed as resident aliens, persons subject to the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting, individual retirement accounts or tax-deferred accounts, dealers in securities or currencies, persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or a synthetic security or other integrated transaction and holders whose "functional currency" is not the U.S. dollar. In addition, except as otherwise indicated, this discussion does not include any description of any alternative minimum tax consequences, or estate and gift tax consequences, or the tax laws of any state, local or foreign government that may be applicable to the notes.

        As used in this offering circular, a "U.S. holder" means a beneficial owner of a note who or that is, for U.S. federal income tax purposes:

  •
  an individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation, created or organized in or under the laws of the United States or any of its political subdivisions;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if either (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more "U.S. persons" within the meaning of the Code have the authority to control all substantial decisions of the trust, or (B) the trust has a valid election in effect under applicable Treasury regulations to be treated as a "U.S. person" within the meaning of the Code.

        As used in this summary, the term "non-U.S. holder" means a beneficial owner of a note who is not a U.S. holder.

        If a partnership, or other entity taxable as a partnership for U.S. federal income tax purposes, holds a note, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Prospective purchasers of notes that are partnerships or who would hold the notes through a partnership or similar pass-through entity should consult their tax advisors regarding the U.S. federal income tax consequences to them of holding and disposing of the notes.

        PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH REGARD TO THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION.

Tax Considerations Applicable to U.S. Holders and Non-U.S. Holders

Exchange of Notes for Exchange Notes

        The exchange of an initial note for an exchange note pursuant to the registration rights agreement will not constitute a taxable exchange for U.S. federal income tax purposes. In such case, a holder will not recognize any gain or loss upon the receipt of an exchange note pursuant to the registration rights agreement. A holder's holding period for an exchange note should include the holding period for the initial note exchanged pursuant to the registration rights agreement, and the holder's initial basis in an exchange note should be the same as the adjusted basis of such holder in the initial note at the time of the exchange. The U.S. federal income tax consequences of holding and disposing of an exchange note generally should be the same as the U.S. federal income tax consequences of holding and disposing of an initial note.

U.S. Holders

Stated Interest

        Except with respect to pre-issuance accrued interest described below, a U.S. holder generally will be required to include in gross income as ordinary interest income the stated interest on a note at the time the interest accrues or is received, in accordance with the U.S. holder's regular method of accounting for U.S. federal income tax purposes.

        A portion of the initial purchase price of each initial note was attributable to the amount of stated interest that had accrued on the initial note prior to the issue date of the initial note (the "pre-issuance accrued interest"). This amount was paid to the holder of each initial note as part of the first payment of stated interest made to holders on September 15, 2005. Consequently, each initial note may be treated by the holder as having been sold initially for an amount that excludes the pre-issuance accrued interest, and the portion of the first stated interest payment that equals the excluded pre-issuance accrued interest will be treated as a return of the pre-issuance accrued interest to the holder. We intend to treat the pre-issuance accrued interest in the manner described in this paragraph, and the remainder of this discussion assumes that holders will also treat the initial notes in this manner.

Original Issue Discount

        The exchange notes will be issued with original issue discount ("OID") greater than the statutory de minimis amount. Consequently, U.S. holders must include OID in gross income as it accrues, in advance of the receipt of cash attributable to that income. The amount of OID includible in income by the initial U.S. holder of the exchange notes is the sum of the "daily portions" of OID with respect to the exchange notes for each day during the taxable year or portion of the taxable year in which such U.S. holder held such exchange notes ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for the exchange notes may be of any length and may vary in length over the term of the exchange notes, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (i) the product of an exchange note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less (ii) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The adjusted issue price of the exchange notes at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period previously includible in the gross income of the U.S. holder and decreased by the amount of any payments previously made on the exchange notes (other than qualified stated interest payments). Under these rules, a U.S. holder will have to include in income increasingly greater amounts of OID in successive accrual periods. Because the exchange notes are floating rate notes, the "yield to maturity" and "qualified stated interest" will be determined solely for purposes of calculating the accrual of OID as though the notes will bear interest in all periods at a fixed rate equal to the rate applicable to interest payments on the notes on the date of issue.

        U.S. holders may elect to treat all interest on the exchange notes as OID and calculate the amount included in gross income under the constant yield method described above. For the purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. The election is to be made for the taxable year in which the U.S. holder acquired the exchange notes and may not be revoked without the consent of the IRS.

Acquisition Premium, Market Discount, and Bond Premium

        If a U.S. holder's adjusted tax basis in the exchange notes, immediately after the exchange of an initial note for an exchange note pursuant to the exchange offer, (i) is less than or equal to the sum of all amounts payable on the exchange note other than qualified stated interest, but (ii) exceeds the adjusted issue price of such exchange note, such excess will be considered "acquisition premium." In such case, a U.S. holder may reduce its OID inclusions with respect to the exchange note by an amount equal to the amount of OID such holder will otherwise include in its gross income multiplied by a fraction, the numerator of which is the amount of acquisition premium and the denominator of which is the excess of the sum of all amounts payable on the exchange note after the date of the exchange over the issue price of the exchange note. Alternatively, a holder may elect to amortize acquisition premium on a constant-yield basis, as discussed above.

        If a U.S. holder's adjusted basis in the exchange notes (or, if less, the fair market value of the exchange notes), immediately after the exchange offer, exceeds the price at which the Company may first redeem the exchange notes at its option (see "Description of the Notes—Optional Redemption" above), such exchange notes will generally be treated as having been acquired with "bond premium." The U.S. holder of an exchange note acquired with bond premium may elect to amortize such premium and either deduct the amortized amounts from income or apply them against to reduce interest payments received on the bond using methods set forth in the applicable Treasury regulations. To the extent that bond premium amortizations are deducted or used to offset interest payments on an exchange note, a U.S. holder will reduce its basis in the exchange note.

        If a U.S. holder's tax basis in the exchange notes, immediately after the exchange offer, is less than the revised issue price (generally, the issue price of the notes increased by the amount of OID includible in income by prior holders) of the exchange notes, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, a U.S. holder will be required to treat any payment, other than qualified stated interest, on, or any gain on the sale, exchange, or other disposition of, a note as ordinary income to the extent of the market discount that the U.S. holder has not previously included in income and is treated as having accrued on the note at the time of its payment or disposition. In addition, a U.S. holder may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note.

        Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless a U.S. holder elects to accrue on a constant interest method. A U.S. holder may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. The election to include market discount in income currently, once made, applies to all market discount obligations acquired by the U.S. holder on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. holders should consult with their own tax advisors before making this election.

Payments upon Early Redemptions and Other Circumstances

        In certain circumstances (see "Description of Notes—Optional Redemption" and "—Change of Control"), we may be entitled or obligated to redeem the notes before their stated maturity date or obligated to pay a holder additional amounts in excess of stated interest or principal on the notes. According to Treasury regulations, the possibility that any such redemption will occur or that payments in excess of stated interest or principal will be made will not affect the amount, timing or character of interest income to be currently recognized by a holder if there is only a remote chance as of the date the notes were issued that any of the circumstances that would give rise to such redemption or payment of such additional amounts (considered individually and in the aggregate) will occur. Because we believe the likelihood that such redemption will occur or that we will be obligated to make any such payments is remote, we do not intend to treat the potential redemption or payment of any such amounts as part of or affecting the yield to maturity of any exchange notes. In the event such a contingency occurs, it would affect the amount and timing (and possibly character) of the income that a holder must recognize. Our determination that these contingencies are remote is binding on a holder unless such holder discloses a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS and if the IRS were to challenge this determination, a holder might be required to accrue income on the notes at a higher yield, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies.

        The exchange notes may be redeemed at our option prior to the notes' stated maturity date. Treasury regulations provide that, solely for the purpose of accruing OID, we will be assumed to exercise our option(s) to redeem the notes if such exercise will lower the notes' yield to maturity. Because the exercise of our option would not lower the notes' yield to maturity, under these Treasury regulations, we will not be presumed to redeem the notes prior to their stated maturity date for this purpose.

Sale, Exchange or Disposition of the Notes

        Subject to the discussion of market discount above, upon the sale, exchange or other disposition of an exchange note, a U.S. holder will generally recognize capital gain or loss in an amount equal to the difference between:

  •
  the amount of cash plus the fair market value of any property received (other than any amount received attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary income if not previously included in such holder's income); and

  •
  such holder's adjusted tax basis in the exchange note.

        A U.S. holder's tax basis in an exchange note will generally be the cost of such note to the U.S. holder increased by any accrued OID and market discount previously included in income through the date of disposition. Subject to the discussion of market discount above, such gain or loss will be long-term capital gain or loss if at the time of sale, exchange, retirement or other taxable disposition of the exchange note, the holder held the note for more than one year. In the case of a non-corporate U.S. holder, any such long-term capital gain will be subject to tax at a reduced rate. Subject to limited exceptions, capital losses cannot be used to offset ordinary income.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to certain payments of principal of, and interest on, an exchange note, and the proceeds of disposition of an exchange note before maturity, to U.S. holders other than certain exempt recipients such as corporations and certain tax-exempt organizations. In general, backup withholding at the then applicable rate will be applicable to a U.S. holder that is not an exempt recipient, such as a corporation, if such U.S. holder:

  •
  fails to provide a correct taxpayer identification number (which, for an individual, would generally be his or her Social Security Number);

  •
  fails to report interest income in full;

  •
  fails to certify that the holder is exempt from withholding; or

  •
  otherwise fails to comply with applicable requirements of the backup withholding rules.

        Any amount withheld from payment to a holder under the backup withholding rules will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS, U.S. holders of exchange notes should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Non-U.S. Holders

Tax Considerations For Non-U.S. Holders

        The rules governing U.S. federal income taxation of non-U.S. holders are complex. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign tax laws, as well as treaties, with regard to an investment in the exchange notes, including any reporting requirements.

        Subject to the discussion below concerning back-up withholding, payments of principal or interest or OID on the exchange notes by us or our paying agent to a non-U.S. holder generally will not be subject to U.S. federal withholding tax if the interest and OID qualify as "portfolio interest." Interest and OID on the exchange notes paid to a non-U.S. holder will qualify as portfolio interest if:

  •
  the non-U.S. holder does not actually own directly or indirectly, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of our voting stock;

  •
  the non-U.S. holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related to us either through actual ownership or deemed to be related to us through ownership under applicable Internal Revenue Code rules;

  •
  the non-U.S. holder is not a bank whose receipt of interest is described in section 881(c)(3)(A) of the Internal Revenue Code (interest on a loan agreement entered into in the ordinary course of business);

  •
  such interest and OID is not effectively connected with the non-U.S. holder's conduct of a United States trade or business; and

  •
  either (A) the non-U.S. holder provides us or our agent with an IRS Form W-8 BEN, or a suitable substitute form, signed under penalties of perjury that includes its name and address and certifies as to its non-U.S. status in compliance with applicable law and Treasury regulations or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the note on behalf of the beneficial owner and provides a statement to us or our agent signed under penalties of perjury in which the organization, bank or financial institution certifies that the form or suitable substitute has been received by it from the

    non-U.S. holder or from another financial institution acting on behalf of the non-U.S. holder and furnishes us or our agent with a copy.

        Special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities. Other methods might be available to satisfy the certification requirements described above, depending upon the circumstances applicable to the non-U.S. holder. Non-U.S. holders should consult their own tax advisors regarding possible additional reporting requirements.

        If the requirements described above cannot be met and the requirements applicable to treatment of the interest and OID as effectively connected with the conduct of a U.S. trade or business described below are not met, a non-U.S. holder will be subject to U.S. federal income withholding tax at a rate of 30% with respect to payments of interest and OID on the notes, unless the non-US holder provides a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty.

        Subject to the discussion below concerning back-up withholding, a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption, retirement or other disposition of an exchange note, unless the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and other applicable conditions are met, such gain represents accrued but unpaid interest (including OID) not previous included in income (in which case the rules regarding interest would apply), or the gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (subject to any applicable tax treaty).

        Notwithstanding the above, if a non-U.S. holder is engaged in a trade or business in the United States and if interest (including OID) on the exchange note or gain realized on the disposition of the exchange note is effectively connected with the conduct of the trade or business, the non-U.S. holder usually will be subject to regular U.S. federal income tax on the interest (including OID) or gain in the same manner as if it were a U.S. holder, unless an applicable tax treaty provides otherwise. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a branch profits tax equal to 30%, or a lower rate provided by an applicable tax treaty, of its effectively connected earnings and profits for the taxable year, with specified adjustments. For this purpose, interest and gain on a note will be included in the foreign corporation's earnings and profits if so effectively connected. Even though the effectively connected income is subject to U.S. federal income tax, and may be subject to the branch profits tax, it generally is not subject to U.S. federal withholding tax if the non-U.S. holder delivers a properly executed IRS Form W-8 ECI (or successor form) to the payor.

        As more fully described above under "Description of Notes—Option to Purchase," "—Optional Redemption," and "—Change of Control," upon the occurrence of certain enumerated events we may be required to make payments of liquidated damages to holders of the exchange notes. We believe that the likelihood that we will be obligated to make any such payments is remote. If any such payments are made, they may be treated as interest, subject to the rules described above or as other income subject to U.S. federal withholding tax. Although the matter is not free from doubt, we intend to treat such payments made to non-U.S. holders as subject to U.S. federal withholding tax at a rate of 30% subject to reduction or exemption (a) by an applicable tax treaty if the non-U.S. holder provides an IRS Form W-8BEN certifying that it is entitled to such treaty benefits or (b) upon the receipt of an IRS Form W-8ECI from a non-U.S. holder claiming that such payments are effectively connected with the conduct of a trade or business in the United States.

Federal Estate Tax

        An exchange note held (or treated as held) by an individual who is a non-U.S. holder (as specially defined for U.S. federal estate tax purposes) at the time of his or her death will not be subject to U.S. federal estate tax, provide that (i) the interest on the exchange notes is exempt from withholding of U.S. federal income tax under the "portfolio interest exemption" described above (without regard to the certification requirement), and (ii) interest on the holder's exchange notes is not effectively connected with the holder's conduct of a trade or business within the U.S. If a non-U.S. holder is an individual, the holder should consult with his/her own tax advisor regarding the possible application of the U.S. federal estate tax to his/her particular circumstances, including the effect of any applicable treaty.

Information Reporting and Backup Withholding

        If a non-U.S. holder provides the applicable IRS Form W-8BEN or other applicable form, together with all appropriate attachments, signed under penalties of perjury, identifying the holder and stating that the holder is not a U.S. person, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that the holder is a U.S. person, the holder will not be subject to IRS reporting requirements and U.S. backup withholding with respect to payments of interest or OID on the exchange notes made by us or our paying agent. Special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

        Under current Treasury regulations, payments of the proceeds of the disposition of an exchange note by a non-U.S. holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless the holder either certifies its status as a non-U.S. holder under penalties of perjury on the applicable IRS Form W-8BEN or other applicable form (as described above) or otherwise establishes an exemption. The payment of the proceeds of the disposition of an exchange note by a non-U.S. holder to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a "U.S. Related Person" (as defined below). The payment of proceeds of the disposition of an exchange note by a non-U.S. holder to or through a non-U.S. office of a U.S. broker or a U.S. Related Person generally will not be subject to backup withholding but will be subject to information reporting unless the holder certifies its status as a non-U.S. holder under penalties of perjury or the broker has certain documentary evidence in its files as to the non-U.S. holder's foreign status and the broker has no actual knowledge or reason to know to the contrary.

        For this purpose, a "U.S. Related Person" is (i) a "controlled foreign corporation" for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business or (iii) a foreign partnership if at any time during its tax year one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its tax year, the partnership is engaged in the conduct of a U.S. trade or business.

        Backup withholding is not an additional tax and may be refunded (or credited against the non-U.S. holder's U.S. federal income tax liability, if any), provided that certain required information is timely furnished to the IRS. non-U.S. holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting interest, OID and withholding also may be made available to the tax authorities in the country in which a non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

        The foregoing discussion is for general information only and is not tax advice. Accordingly, you should consult your tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of the exchange notes, including the applicability and effect of any state, local, or non-U.S. tax laws and any tax treaty and any recent or prospective changes in any applicable tax laws or treaties.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes acquired by such broker-dealer as a result of market making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales, offers to resell or other transfers of the exchange notes received by it in connection with the exchange offer. Accordingly, each such broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which this exchange offer is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will furnish this prospectus, as amended or supplemented, to broker-dealers as are reasonably requested, for use in connection with such resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

LEGAL MATTERS

        Certain legal matters in connection with the notes will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Paul, Weiss, Rifkind, Wharton & Garrison LLP has represented Oak Hill and its related parties from time to time and certain members of such firm own an indirect interest in an affiliate of Oak Hill Capital Partners, L.P.

EXPERTS

        The consolidated financial statements as of December 25, 2004 and December 27, 2003 and for the five-month period ended December 25, 2004, the seven-month period ended July 30, 2004 and each of the two years in the period ended December 27, 2003 included in this Prospectus have been so included in reliance on the reports, which contain an explanatory paragraph relating to the Company's restatement of its consolidated financial statements as described in Note 2 to the consolidated financial statements for the fiscal year ended December 25, 2004, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Commission a registration statement on Form S-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Commission at the Commission's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of any filings we make may be obtained at prescribed rates from the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the Commission maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the Commission. The address of this web site is http://www.sec.gov.

        Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to Duane Reade Inc., 440 Ninth Avenue New York, New York 10001, Attn: Chief Financial Officer, (212) 273-5700.

NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

        On November 21, 2005, we announced that Richard W. Dreiling had been appointed Chief Executive Officer, President and a director of Duane Reade Holdings Inc. and Duane Reade Inc., effective immediately, and that Anthony J. Cuti no longer served in his former position as a director, Chairman of the Board, President and Chief Executive Officer of Duane Reade Holdings, Inc. and Duane Reade Inc., effective November 21, 2005. The Consolidated Financial Statements of Duane Reade Holdings, Inc. and Duane Reade Inc. included in this prospectus relate only to the period in time up to and including September 24, 2005. All references to Anthony J. Cuti as a director, Chairman of the Board, President and Chief Executive Officer of Duane Reade Holdings, Inc. and Duane Reade Inc. included in the Consolidated Financial Statements in this prospectus should be read with the understanding that Mr. Cuti no longer serves us in those capacities.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

DUANE READE HOLDINGS, INC.—SUCCESSOR

DUANE READE INC.—PREDECESSOR

Unaudited Consolidated Financial Statements

Consolidated Statements of Operations (Unaudited) —
For the 13 and 39 Weeks Ended September 24, 2005 and the period from July 31, 2004 through September 25, 2004 for the Successor and the periods from June 27, 2004 through July 30, 2004 and from December 28, 2003 through July 30, 2004 for the Predecessor	F-2
Consolidated Balance Sheets (Unaudited) — As of September 24, 2005 and December 25, 2004	F-3

Consolidated Statements of Cash Flows (Unaudited) —
For the 39 Weeks Ended September 24, 2005 and the period from July 31, 2004 through September 25, 2004 for the Successor and the period from December 28, 2003 through July 30, 2004 for the Predecessor	F-4

Consolidated Statements of Comprehensive Income (Loss) (Unaudited) —
For the 13 and 39 Weeks Ended September 24, 2005 and the period from July 31, 2004 through September 25, 2004 for the Successor and the periods from June 27, 2004 through July 30, 2004 and from December 28, 2003 through July 30, 2004 for the Predecessor	F-5
Notes to Consolidated Financial Statements (Unaudited)	F-6
Audited Consolidated Financial Statements
Reports of Independent Registered Public Accounting Firm	F-27
Consolidated Statements of Operations (Restated)—

For the period from July 31, 2004 through December 25, 2004 for the Successor and the period from December 28, 2003 through July 30, 2004 and the fiscal years ended December 27, 2003 and December 28, 2002 for the Predecessor	F-29
Consolidated Balance Sheets (Restated)—
As of December 25, 2004 for the Successor and December 27, 2003 for the Predecessor	F-30
Consolidated Statements of Cash Flows (Restated)—

For the period from July 31, 2004 through December 25, 2004 for the Successor and the period from December 28, 2003 through July 30, 2004 and the fiscal years ended December 27, 2003 and December 28, 2002 for the Predecessor	F-31
Consolidated Statements of Stockholder's Equity (Restated)—

For the period from July 31, 2004 through December 25, 2004 for the Successor and the period from December 28, 2003 through July 30, 2004 and the fiscal years ended December 27, 2003 and December 28, 2002 for the Predecessor	F-32
Notes to Consolidated Financial Statements	F-33
Schedule II—Valuation and Qualifying Accounts	II-7

Duane Reade Holdings, Inc.—Successor

Duane Reade Inc.—Predecessor

Consolidated Statements of Operations (Unaudited)

(In thousands)

	Successor			Predecessor
	Three Months Ended Sept. 24, 2005	Period from July 31, 2004 through Sept. 25, 2004	Nine Months Ended Sept. 24, 2005	Period from June 27, 2004 through July 30, 2004	Period from Dec. 28, 2003 through July 30, 2004
Net sales	$378,557	$238,050	$1,172,824	$142,379	$927,801
Cost of sales	305,866	194,116	948,729	115,557	745,090

Gross profit	72,691	43,934	224,095	26,822	182,711

Selling, general & administrative expenses	67,950	37,418	196,990	23,726	142,293
Labor contingency expense	1,100	689	3,300	411	2,611
Transaction expense	236	37,118	817	386	3,005
Depreciation and amortization	17,816	7,280	53,313	3,596	21,902
Store pre-opening expenses	114	366	264	105	470
Other	1,454	25,291	4,636	—	—

	88,670	108,162	259,320	28,224	170,281

Operating (loss) income	(15,979)	(64,228)	(35,225)	(1,402)	12,430
Interest expense, net	12,654	6,283	35,318	1,283	7,977
(Loss) income before income taxes	(28,633)	(70,511)	(70,543)	(2,685)	4,453
Income tax (benefit) provision	(12,885)	(32,473)	(31,704)	(1,714)	1,136

Net (loss) income	$(15,748)	$(38,038)	$(38,839)	$(971)	$3,317

The accompanying notes are an integral part of these financial statements.

Duane Reade Holdings, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	September 24, 2005	December 25, 2004
	(Unaudited)
ASSETS
Current Assets
Cash	$1,321	$1,329
Receivables, net	54,158	58,056
Inventories	258,316	262,323
Deferred income taxes	13,445	9,027
Prepaid expenses and other current assets	22,819	35,716

TOTAL CURRENT ASSETS	350,059	366,451
Property and Equipment, net	230,102	224,460
Goodwill	52,216	52,216
Other Assets	274,728	297,032

TOTAL ASSETS	$907,105	$940,159

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
Accounts payable	$73,140	$80,154
Accrued interest	3,636	8,209
Accrued expenses	39,302	56,735
Current portion of debt	139,760	153,870
Current portion of capital lease obligations	3,089	780

TOTAL CURRENT LIABILITIES	258,927	299,748
Long-term debt	402,892	355,032
Capital lease obligations, less current portion	11,146	2,008
Deferred income taxes	20,644	47,971
Other non-current liabilities	68,212	51,351
TOTAL LIABILITIES	761,821	756,110
Commitments and contingencies (Note 8)
Stockholder's equity
Preferred stock, $0.01 par, authorized 50,000 shares; issued and outstanding: none	—	—
Common stock, $0.01 par, authorized 2,950,000 shares; issued and outstanding: 2,597,977 shares	26	26
Paid-in capital	239,472	239,472
Accumulated other comprehensive income	74	—
Accumulated deficit	(94,288)	(55,449)

TOTAL STOCKHOLDER'S EQUITY	145,284	184,049

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$907,105	$940,159

The accompanying notes are an integral part of these financial statements.

Duane Reade Holdings, Inc.—Successor

Duane Reade Inc.—Predecessor

Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Successor		Predecessor
	Nine Months Ended Sept. 24, 2005	Period from July 31, 2004 through Sept. 25, 2004	Period from Dec. 28, 2003 through July 30, 2004
Cash flows (used in) provided by operating activities:
Net (loss) income	$(38,839)	$(38,038)	$3,317
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	56,082	8,011	23,003
Deferred income taxes	(31,744)	(32,473)	5,900
Non-cash rent expense	10,132	2,488	4,383
Other	(2,104)	—	—
Change in operating assets and liabilities (net of the effect of acquisitions):
Receivables	3,898	1,026	(3,057)
Inventories	4,466	(7,521)	4,385
Accounts payable	(6,589)	14,842	(20,047)
Prepaid and accrued expenses	(12,088)	27,540	747
Other assets and liabilities, net	6,274	2,129	2,921

NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES	(10,512)	(21,996)	21,552

Cash flows used in investing activities:
Capital expenditures	(18,386)	(4,571)	(17,552)
Lease acquisition, customer file and other costs	(6,904)	(7,633)	(14,925)
Proceeds from sale of assets	7,069	—	—
Purchase of Duane Reade	—	(413,684)	—

NET CASH USED IN INVESTING ACTIVITIES	(18,221)	(425,888)	(32,477)

Cash flows from financing activities:
Proceeds from Term Loan	—	155,000	—
Proceeds from Senior Subordinated Notes	—	195,000	—
Proceeds from Senior Secured Notes	47,860	—	—
Repurchase of Convertible Notes	—	(201,000)	—
Proceeds from sale of common stock	—	239,498	—
Borrowings from revolving credit facility	1,339,509	415,047	941,503
Repayments of revolving credit facility	(1,353,619)	(343,453)	(930,511)
Proceeds from exercise of stock options	—	—	1,126
Deferred financing costs	(2,942)	(12,049)	(841)
Repayments of capital lease obligations	(2,083)	(120)	(266)

NET CASH PROVIDED BY FINANCING ACTIVITIES	28,725	447,923	11,011

Net increase (decrease) in cash	(8)	39	86
Cash at beginning of period	1,329	1,338	1,252

Cash at end of period	$1,321	$1,377	$1,338

The accompanying notes are an integral part of these financial statements.

Duane Reade Holdings, Inc.—Successor

Duane Reade Inc.—Predecessor

Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(in thousands)

	Successor			Predecessor
	Three Months Ended Sept. 24, 2005	Period from July 31, 2004 through Sept. 25, 2004	Nine Months Ended Sept. 24, 2005	Period from June 27, 2004 through July 30, 2004	Period from December 28, 2003 through July 30, 2004
Net (loss) income	$(15,748)	$(38,038)	$(38,839)	$(971)	$3,317
FMV of interest rate collar	81	—	74	—	—

Total Other Comprehensive Income	81	—	74	—	—

Total Comprehensive Income (Loss)	$(15,667)	$(38,038)	$(38,765)	$(971)	$3,317

The accompanying notes are an integral part of these financial statements.

Notes to Unaudited Consolidated Interim Financial Statements

(dollars in thousands)

1.    Basis of Presentation

        Duane Reade Holdings, Inc. was formed in December 2003 by Oak Hill Capital Partners, LP, a private equity firm ("Oak Hill") in order to acquire Duane Reade Inc. and its subsidiaries (the "Acquisition"). Duane Reade Holdings, Inc. is a wholly-owned subsidiary of Duane Reade Shareholders, LLC a parent entity also established to effectuate the Acquisition. The Acquisition was completed on July 30, 2004 through the merger of Duane Reade Acquisition (a wholly owned subsidiary of Duane Reade Holdings, Inc.) into Duane Reade Inc. with Duane Reade Inc. being the surviving entity and a wholly owned subsidiary of Duane Reade Holdings, Inc. after the merger transaction. As a result of the Acquisition and resulting change in control and change in historical cost basis of accounting, the operating results are presented separately for predecessor periods up to and including the closing date of the Acquisition and the successor period following the closing date of the Acquisition. The predecessor period financial statements include Duane Reade Inc. and all its subsidiaries and the successor period financial statements include Duane Reade Holdings, Inc. and all its subsidiaries. Duane Reade Holdings, Inc. had nominal activity and no operations prior to the completion of the Acquisition. Except where the context otherwise requires, all references to the "Company" in the Unaudited Consolidated Interim Financial Statements and these footnotes mean the predecessor for periods ending on or before July 30, 2004 and the successor for periods beginning after July 30, 2004.

        The Unaudited Consolidated Interim Financial Statements included herein reflect all adjustments which, in the opinion of management, are necessary to present a fair statement of the results of operations, financial position and cash flows of the Company, and have been prepared, in all material respects, in accordance with the same accounting principles followed in the preparation of the Company's Annual Consolidated Financial Statements for the year ended December 25, 2004. These Unaudited Consolidated Interim Financial Statements should be read in conjunction with the Company's Consolidated Financial Statements included in its Annual Report on Form 10-K/A for the year ended December 25, 2004. The Unaudited Consolidated Interim Financial Statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated. The results for the interim periods presented are not necessarily indicative of the results expected for the full year.

        The Company, along with certain of its subsidiaries, is a guarantor of the debt obligations of Duane Reade Inc. and Duane Reade, the New York general partnership ("Duane Reade GP"). Duane Reade Holdings, Inc. has no assets or operations other than its investment in its subsidiaries. The Unaudited Condensed Consolidating Interim Financial Statements presented in Note 9 include the consolidated assets and operations of the subsidiaries. The guarantees provided by the Company and its other subsidiaries under the debt obligations of Duane Reade Inc. and Duane Reade GP are full and unconditional, joint and several.

2.    Recently Issued Accounting Pronouncements

        In December 2004, Statement of Financial Accounting Standard (SFAS) No. 123R, "Share-Based Payment" was issued. This statement established standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. The statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based transactions. The provisions of this statement are required to be adopted for annual periods beginning after December 15, 2005. The Company is currently evaluating the effect of adopting this statement.

        The Company previously adopted FAS No. 123, "Accounting for Stock-Based Compensation" and, as permitted under FAS No. 123, has elected the disclosure-only provisions. The Company accounts for its stock-based compensation plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. There is no stock-based employee compensation cost reflected in net income, as all options granted had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net (loss) income if the Company had applied the fair value recognition provisions of FAS No. 123 to stock-based employee compensation (dollars in thousands):

	Successor			Predecessor
	Three Months Ended Sept. 24, 2005	Period from July 31, 2004 through Sept. 25, 2004	Nine Months Ended Sept. 24, 2005	Period from June 27, 2004 through July 30, 2004	Period from Dec. 28, 2003 through July 30, 2004
Net (loss) income, as reported	$(15,748)	$(38,038)	$(38,839)	$(971)	$3,317
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	143	—	429	335	2,607

Pro forma net (loss) income	$(15,891)	$(38,038)	$(39,268)	$(1,306)	$710

        The pro forma compensation expense for stock options has been estimated using the Black-Scholes option pricing model with the following assumptions: for all periods during the 2005 fiscal year, the model assumes a dividend yield of 0%, expected volatility of 0%, a risk free interest rate of 4.1% and an expected term of 7 years, and for all periods during the 2004 fiscal year, the model assumes a dividend yield of 0%, expected volatility of 50%, a risk free interest rate of 6.6% and an expected term of 8 years. These pro forma disclosures may not be representative of the effects on reported net (loss) income for future periods since options vest over several years and options granted prior to 1995 are not considered.

        On July 30, 2004, as a result of the Acquisition, all stock options, whether or not then vested, with an exercise price of $16.50 or more per share were cancelled without any payment therefore, and the remaining "in the money" options (excluding certain management options that were forfeited in connection with the Acquisition), whether or not then vested, with exercise prices of less than $16.50 per share were converted into the right to receive the excess of $16.50 per share over the exercise price of each of the options. As a consequence, subsequent to the July 30, 2004 transaction date, all options issued by the Predecessor to purchase previously existing Duane Reade Inc. common stock ceased to exist. In addition, pursuant to the completion of the Acquisition, the Successor issued options to acquire shares of Duane Reade Holdings, Inc. common stock to certain members of the Company's senior management.

3.    Inventory and Cost of Sales

        At September 24, 2005, inventories, consisting solely of finished goods, would have been lower by $6.3 million if they had been valued on a lower of first-in, first-out ("FIFO") cost or market basis instead of a last-in, first-out ("LIFO") basis. Cost of sales includes all store occupancy-related costs and expenses, consisting of lease and sublease-related income and expenses, other recurring real estate-related income and expenses primarily from sales and terminations of leases related to store closings and relocations, sales of market-related data, store utility costs, warehouse expenses and distribution costs. The Company reflects promotional allowances from vendors as a reduction of cost of sales or advertising expense, depending on the nature of the allowance, when such advertising or promotions have been completed and the related allowances have been earned. For the quarter and nine months ended September 24, 2005, other real estate-related income was $2.2 million and $2.5 million, respectively, as compared to $0.0 million, $2.1 million and $0.1 million in the period from June 27, 2004 through July 30, 2004, the period from December 28, 2003 through July 30, 2004, and the period from July 31, 2004 through September 25, 2004, respectively.

4.    Exit and Disposal Activities

        In connection with the acquisition of Duane Reade Inc. and in accordance with the provisions of Emerging Issues Task Force Issue No. 95-3, "Recognition of Liabilities in Connection with Purchase Business Combinations" (EITF 95-3), the Company established a reserve of $17.0 million for costs anticipated to be incurred as a result of the planned closing of approximately 11 of its stores. These costs primarily relate to rent, utilities and other on-going occupancy-related expenses, as well as costs related to inventory liquidation. During the 39 weeks ended September 24, 2005, ten of the 11 planned closings occurred, and the Company charged $2.6 million of primarily occupancy-related costs to this reserve. At September 24, 2005, the balance was $14.3 million.

5.    Pharmacy and Customer File Acquisitions

        During the periods attributable to the "Successor" and "Predecessor" financial statements, the Company acquired certain pharmacy customer prescription files, which were merged into existing stores, and the operations, including certain lease-related assets, of existing pharmacy establishments, which are operated as new stores. The table below provides details of this acquisition activity for each of the periods presented (dollars in millions).

	Successor			Predecessor
	Three Months Ended Sept. 24, 2005	Period from July 31, 2004 through Sept. 25, 2004	Nine Months Ended Sept. 24, 2005	Period from June 27, 2004 through July 30, 2004	Period from Dec. 28, 2003 through July 30, 2004
Customer prescription files	—	—	4	1	6
Pharmacy establishments	—	4	—	—	1

Total acquisitions	—	4	4	1	7

Total acquisition cost	$—	$6.4	$2.4	$1.7	$9.1

Purchase price allocation:
Identifiable intangibles	$0.1	$5.1	$2.3	$0.8	$7.2
Goodwill	—	—	—	0.6	0.9
Inventory	(0.1)	1.3	0.4	0.3	1.3
Property and equipment	—	0.3	—	—	—
Accruals and liabilities	—	(0.3)	(0.3)	—	(0.3)

Total	$—	$6.4	$2.4	$1.7	$9.1

        The acquired operations have been included in the consolidated statement of operations from the date of acquisition and did not have a material effect on sales or results of operations of the Company for the periods presented.

6.    Debt

        Total debt is composed of the following (in thousands):

Description of Instrument	Balance at Sept. 24, 2005	Balance at Dec. 25, 2004
Asset-Based Revolving Loan Facility(1)	$139,760	$153,870

Total Current Debt	$139,760	$153,870

Senior Secured Floating Rate Notes due 2010	$207,860	$160,000
9.75% Senior Subordinated Notes due 2011	195,000	195,000
2.1478% Senior Convertible Notes due 2022	32	32

Total Non-current Debt	$402,892	$355,032

Total Debt	$542,652	$508,902

(1)
Obligations under this revolving loan facility are classified as current liabilities because cash receipts controlled by the lenders are used to reduce outstanding debt and the Company does not meet the criteria of Statement of Financial Accounting Standards No. 6 "Classification of Short Term Obligations Expected to be Refinanced" (FAS 6), to reclassify the debt as long-term. This is not an indication that this credit facility is expected to be retired within the next year. The Company intends to continue to utilize this facility for its working capital needs through the date of its maturity in July 2008.

        Asset-Based Revolving Loan Facility:    On July 21, 2003, Duane Reade GP entered into an asset-based revolving loan facility which used a pre-determined percentage of the current value of inventory and selected accounts receivable to calculate the availability of funds eligible to be borrowed up to an aggregate principal amount of $200 million. Prior to the amendment described below, the Company's obligations under the credit agreement and related guarantees were collateralized by substantially all of its assets.

        On July 22, 2004, in connection with the Acquisition, the asset-based revolving loan facility was amended to increase the borrowing capacity to an aggregate principal amount of $250 million, subject to an adjusted borrowing base calculation based upon specified advance rates against the value of the Company's selected inventory, pharmacy prescription files and selected accounts receivable. The amended asset-based revolving loan facility includes a $50 million sub-limit for the issuance of letters of credit. Obligations under the revolving loan facility are collateralized by a first priority interest in inventory, receivables, pharmacy prescription files, deposit accounts and certain other current assets. Under the asset-based revolving loan facility, Duane Reade GP is the sole obligor. However, the asset-based revolving loan facility is guaranteed on a full and unconditional basis by the Company, Duane Reade Inc., and each of the Company's other domestic subsidiaries other than the obligor.

        The asset-based revolving loan facility contains a single fixed charge coverage requirement which only becomes applicable when borrowings exceed 90 percent of the borrowing base, as defined in the agreement governing the asset-based revolving loan facility. Borrowings under the asset-based revolving loan facility have not exceeded 90 percent of the borrowing base and, as a result, the fixed charge covenant has not become applicable. There are no credit ratings related triggers in the asset-based revolving loan facility that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity. The asset-based revolving loan facility is scheduled to mature on July 20, 2008.

        Revolving loans under the asset-based revolving loan facility, at the Company's option, bear interest at either (i) a rate equal to LIBOR (the London Interbank Offered Rate) plus a margin of from 1.50% to 2.00%, determined based on levels of borrowing availability reset each fiscal quarter or (ii) a rate equal to the prime rate of Banc of America Retail Group Inc. plus a margin of from 0.00% to 0.50%, determined based on levels of borrowing availability reset each fiscal quarter. Borrowings under the amended facility continue to be primarily LIBOR-based. At September 24, 2005, the asset-based revolving loan facility bore interest at an annual rate of 5.26%.

        In connection with the issuance of $50.0 million aggregate principal amount of senior secured floating rate notes due 2010 in August 2005, the Company permanently reduced the amount of availability under the asset-based revolving loan facility by $25.0 million. As a result, at September 24, 2005, the total amount that could be borrowed under the asset-based revolving loan facility was reduced to $225.0 million. At September 24, 2005, there was $139.8 million outstanding under the asset-based revolving loan facility, and approximately $79.9 million of remaining availability, net of $5.3 million reserved for standby letters of credit.

        Senior Secured Floating Rate Notes due 2010:    On December 20, 2004, the Company closed an unregistered offering of $160.0 million aggregate principal amount of senior secured floating rate notes due 2010. Using the net proceeds from that offering, together with approximately $2.2 million of borrowings under the amended asset-based revolving loan facility, the Company repaid all outstanding principal under its previously existing $155.0 million senior term loan facility, along with approximately $3.6 million of early repayment premium and accrued but unpaid interest through December 20, 2004. On August 9, 2005, the Company issued a further $50.0 million of senior secured notes. These new notes were issued under the same indenture as the senior secured notes issued in December 2004, although they do not trade fungibly with those notes.

        The senior secured notes bear interest at a floating rate of LIBOR plus 4.50%, reset quarterly. Interest on the senior secured notes is payable quarterly on each March 15, June 15, September 15, and December 15, beginning on March 15, 2005. The senior secured notes mature on December 15, 2010. At September 24, 2005, the senior secured notes bore interest at an annual rate of 8.37%.

        On May 25, 2005, the Company entered into a hedging transaction through the acquisition of a "no cost collar." Under this arrangement, the Company capped its exposure on $130.0 million of LIBOR-based borrowings under the senior secured notes at a maximum LIBOR rate of 5.30%. In addition, the Company established a minimum "floor" LIBOR rate of 3.45% in the line with then current LIBOR rates. This hedging arrangement expires on June 16, 2008. The changes in the fair value of the hedge agreement are reflected on the Consolidated Statements of Comprehensive Income (Loss) included within the financial statements.

        The Company guarantees the senior secured notes on a full and unconditional, senior secured basis. Duane Reade Inc. and Duane Reade GP are co-obligors under the senior secured notes. The senior secured notes rank equally in right of payment with any of the Company's, Duane Reade Inc.'s or Duane Reade GP's unsubordinated indebtedness and senior in right of payment to any of the Company's, Duane Reade Inc.'s or Duane Reade GP's subordinated or senior subordinated indebtedness. All obligations under the senior secured notes are guaranteed on a senior basis by each of the Company's existing subsidiaries, other than Duane Reade Inc. and Duane Reade GP, and will be guaranteed by future subsidiaries of Duane Reade Inc. and Duane Reade GP except certain foreign and certain domestic subsidiaries. The senior secured notes and the guarantees are collateralized by a first priority interest in substantially all of Duane Reade Inc. and Duane Reade GP's assets other than those assets in which the lenders under the amended asset-based revolving loan facility have a first priority interest. The senior secured notes and the guarantees are also collateralized by a second priority interest in all collateral pledged on a first priority basis to lenders under the amended asset-based revolving loan facility.

        Upon the occurrence of specified change of control events, Duane Reade Inc. and Duane Reade GP will be required to make an offer to repurchase all of the senior secured notes at 101% of the outstanding principal amount of the senior secured notes plus accrued and unpaid interest to the date of repurchase. The indenture governing the senior secured notes contains certain affirmative and negative covenants that limit the ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries, as defined, to incur additional indebtedness, pay dividends, make repayments on indebtedness that is subordinated to the senior secured notes and to make certain other restricted payments, incur certain liens, use proceeds from sales of assets, enter into business combination transactions (including mergers, consolidations and asset sales), enter into sale-leaseback transactions, enter into transactions with affiliates and permit restrictions on the payment of dividends by restricted subsidiaries. There are no credit ratings related triggers in the indenture governing the senior secured notes that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity.

        The indenture governing the senior secured notes does not contain financial maintenance covenants. Under a registration rights agreement entered into on August 9, 2005, the Company is required to file a registration statement to register the issuance of new senior secured notes (with substantially the same terms) in exchange for the senior secured notes issued on August 9, 2005. The Company is required to (i) file a registration statement with the SEC within 120 days after August 9, 2005, (ii) use its reasonable best efforts to cause the registration statement to become effective within 180 days after August 9, 2005, and (iii) use its reasonable best efforts to complete the exchange offer within 210 days after August 9, 2005.

        At September 24, 2005, the weighted average combined interest rate in effect on all variable rate debt outstanding was 7.13%.

        Senior Subordinated Notes Due 2011:    On July 30, 2004, upon completion of the Acquisition, Duane Reade Inc. and Duane Reade GP co-issued $195.0 million of 9.75% senior subordinated notes due 2011. The senior subordinated notes mature on August 1, 2011 and bear interest at 9.75% per annum payable in semi-annual installments on February 1 and August 1, commencing February 1, 2005. The senior subordinated notes are uncollateralized obligations and subordinated in right of payment to all of the Company's, Duane Reade Inc.'s and Duane Reade GP's existing and future unsubordinated indebtedness, including borrowings under the amended asset-based revolving loan facility and the senior secured notes. The senior subordinated notes will rank equally with any future senior subordinated indebtedness and senior to any future subordinated indebtedness. The senior subordinated notes are guaranteed on an uncollateralized, senior subordinated basis by the Company and all of Duane Reade Inc.'s existing direct and indirect domestic subsidiaries other than Duane Reade GP, which is a co-obligor under the senior subordinated notes. Upon the occurrence of specified change of control events, the Company will be required to make an offer to repurchase all of the senior subordinated notes at 101% of the outstanding principal amount of the senior subordinated notes plus accrued and unpaid interest to the date of repurchase. The indenture governing the senior subordinated notes contains certain affirmative and negative covenants that limit the ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries to incur additional indebtedness, pay dividends, make repayments on indebtedness that is subordinated to the senior subordinated notes and to make certain other restricted payments, incur certain liens, use proceeds from sales of assets, enter into business combination transactions (including mergers, consolidations and asset sales), enter into transactions with affiliates and permit restrictions on the payment of dividends by restricted subsidiaries. There are no credit ratings related triggers in the indenture governing the senior subordinated notes that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity.

        2.1478% Senior Convertible Notes due April 16, 2022:    On April 16, 2002, Duane Reade Inc. completed an offering of $381.5 million aggregate principal amount of Senior Convertible Notes maturing on April 16, 2022 (the "Convertible Notes"). The Convertible Notes were issued at a price of $572.76 per note (57.276% of the principal amount at maturity) and pay cash interest at the rate of 2.1478% per year on the principal amount at maturity, payable semi-annually in arrears on April 16 and October 16 of each year beginning on October 16, 2002, until April 16, 2007. After that date, interest will accrue on the notes as amortization of the original issue discount representing a yield to maturity of 3.75% per year, computed on a semi-annual bond equivalent basis. In December 2002, Duane Reade Inc. repurchased a total of $30.5 million principal value of the Convertible Notes at an average purchase price of $486.99 per $1,000 note, resulting in a remaining net outstanding balance of $201.0 million.

        In connection with the Acquisition, Duane Reade Inc. made a tender offer to repurchase all of the $351.0 million outstanding principal value of the Convertible Notes. Upon the closing of the tender offer, a total of $350.9 million principal value ($201.0 million issuance value) was tendered for repurchase, leaving only $55.0 thousand principal value ($32.0 thousand of issuance value) outstanding. Duane Reade Inc. may redeem for cash all or a portion of the principal value of the outstanding Convertible Notes at any time after April 16, 2007, at a price equal to the sum of the issue price plus accrued original issue discount and accrued cash interest, if any, to the redemption date.

7.    Income Taxes

        Income taxes are recorded based on the estimated combined statutory tax rates expected to be applicable for the full fiscal year less employment-related income tax credits estimated to be earned during the year. The effective tax rate is lower than the combined statutory rates, primarily reflecting the impact of these income tax credits. The tax credits represent the economic benefits earned by the Company for its participation in various federal and state employment incentive programs. These benefits are based on the number of qualifying employees hired and retained by the Company for a specified time period. Employees qualify for these hiring programs primarily as a result of their enrollment in various federal and state-sponsored economic assistance programs.

8.    Commitments and Contingencies

        The Company is party to legal actions arising in the ordinary course of business. Based on information presently available to management, the Company believes that it has adequate legal defenses or insurance coverage for these actions and that the ultimate outcome of these actions will not have a material adverse effect on the financial position, results of operation or cash flows of the Company. In addition, the Company is a party to the following legal actions and matters:

        During 2002, the Company initiated a legal action against its former property insurance carrier, in an attempt to recover what it believes to be a fair and reasonable settlement for the business interruption portion of its claim originating from the September 11, 2001 World Trade Center terrorist attack, during which its single highest volume and most profitable store was completely destroyed. The claim is pending before the United States District Court for the Southern District of New York. In September 2003, a trial on certain issues was held regarding some of the matters at issue in the litigation, including whether the Company would have obtained a renewal of its lease at the World Trade Center. The Company received a favorable ruling from the trial court on this and other legal issues in the case. The trial court's decision was appealed by the insurance carrier to the Second Circuit Court of Appeals with respect to several aspects of the decision. In the meantime, the matter moved into an appraisal process based on the trial court's interpretation of certain legal tests, which interpretation was among the aspects of the decision challenged by the insurance carrier in its appeal. The appraisal process involves a panel of two appraisers and an arbitrator (to resolve differences between the two appraisers), who determine the amount of insured loss the Company has sustained. In June 2005, the appraisal panel determined that the total amount of the business interruption loss that the Company suffered as a result of the events of September 11, 2001 was $50.6 million, including all interest adjustments. The panel further found that the actual amount to be paid by the insurer should be reduced by approximately $9.9 million, plus interest, which represents the amount that was previously paid to the Company in cash by the insurer in 2002. On June 22, 2005, the Court of Appeals affirmed the decision of the trial court, with modifications, including modifications to certain of the legal tests on which the appraisal panel's decision was based. The appraisal panel has recently requested additional submissions in order to assist it in making a final determination as to the impact of the Second Circuit's opinion on its original award. The Company believes that the panel's decision will result in a reduction of the original award, but the amount of the reduction of this claim, if any, cannot be determined at this time. Accordingly, given the risks and uncertainties inherent in litigation, there can be no definitive assurance that the Company will actually receive any or all of the panel's appraised value of this claim, and the Company has not recognized any additional income related to this matter. It should be noted that any payment to the Company that might be forthcoming as a result of this claim may also result in the incurrence of additional expenses that are contingent upon the amount of such insurance claim settlement. These expenses, if incurred, are not expected to exceed $6.0 million.

        Duane Reade Inc., Mr. Cuti (who was Chairman and CEO of the Company at the time), Mr. Henry and Mr. Charboneau were named as defendants in connection with the consolidation of several class action complaints alleging violations of the federal securities laws that were filed from August 2002 through October 2002. The action, which was in the United States District Court for the Southern District of New York, was on behalf of shareholders who purchased the Company's common stock between April 1, 2002 and July 24, 2002, inclusive. The complaint, which sought an unspecified amount of damages, alleged that the defendants violated the federal securities laws by issuing materially false and misleading statements during the class period. On December 1, 2003, the district judge granted the Company's motion to dismiss the plaintiff's action, with prejudice. The plaintiffs subsequently filed an appeal. On August 17, 2004, the U.S.

Court of Appeals affirmed the district court's ruling in the Company's favor, thus fully resolving this matter in favor of the Company.

        The Company is a defendant in a class action suit in the Federal Court for the Southern District of New York filed in January 2000 regarding alleged violations of the Fair Labor Standards Act as to a group of individuals who provided delivery services on a contract basis to the Company. In December 2002, the judge in the action issued a partial summary judgment in favor of a subclass of the plaintiffs and against the Company. In December 2003, the Company settled the issue of the amount of its liability to the plaintiffs without any admission of wrongdoing and in an amount consistent with its previously established reserves. By a decision dated August 4, 2004, the district court awarded the plaintiffs certain attorneys' fees in this matter in the amount of $0.6 million. The Company has fully reserved the amounts of the fees in question and has appealed this award. The Second Circuit recently affirmed the trial court's determination on fees.

        The Company is a party to a National Labor Relations Board ("NLRB") administrative proceeding regarding a dispute with the Allied Trades Council ("ATC") over whether a negotiating impasse was reached between the Company and the union in August of 2001. The Allied Trades Council represents employees in 139 of the Company's stores in a collective bargaining agreement that expired on August 31, 2001. The Company's employees have been working pursuant to the terms of the Company's December 6, 2001 implemented contract with the ATC, which expired on August 31, 2004. The Company believes an impasse did in fact occur and as a result, it had the right to implement its latest contract proposal at that time which included wage increases, health and welfare benefits, vacation and sick benefits and a 401(k) retirement program. The Company discontinued making additional payments into the various funds associated with the union as it was providing many of these benefits on a direct basis and because it believes its past contributions to these funds caused these funds to be in a position of excessive overfunding. In addition, the Company had concerns that its past payments into these funds were not being managed in a way to ensure they were being properly utilized for the benefit of its employees. On February 18, 2004, an Administrative Law Judge ("ALJ") who had reviewed various matters related to this proceeding issued a decision and related recommendation, which concluded that the parties were not at impasse. The remedies recommended by the ALJ included, among other things, a requirement for the Company to make its employees whole by reimbursing them for expenses ensuing from the failure to make contributions to the union funds and to make such funds whole, plus interest. This recommendation was adopted by a three-member panel of the NLRB on September 15, 2004. The NLRB's determination has been appealed by the Company. If it is enforced by the court of appeals, it could result in the Company being required to contribute amounts that have yet to be determined into the union's pension benefit, health and welfare and vacation funds. Any potential required contributions resulting from a final judicial determination of this matter would potentially be subject to offset by the amounts that the Company had funded since it implemented its final contract proposal for these same benefits that were paid for its Allied Trades Council employees. Because the NLRB decision represents the first phase of a long and complicated administrative process to be followed by a full judicial review of all of the facts and circumstances, the final outcome cannot be reliably determined at this time. The NLRB's decision is subject to judicial review by the D.C. Circuit Court of Appeals and a compliance hearing before any financial remedy can be determined. The Company has filed appeal papers with the D.C. Circuit Court of Appeals and the Court has scheduled a hearing to occur later this year with its decision to follow sometime thereafter. While there can be no definitive assurance, the Company has been advised by its outside labor counsel that its petition for review contains a number of valid defenses and arguments against enforcement of the NLRB decision.

        In light of the foregoing, while it is the Company's belief that the final financial outcome of this litigation cannot be determined, under the provisions of Statement of Financial Accounting Standard No. 5 which addresses contingencies, the Company has recorded cumulative pre-tax charges of $20.3 million, including $3.3 million in the nine months ended September 24, 2005. These charges represent the Company's current best estimate of the loss that would result upon application of the NLRB's decision. The Company notes that such charges are based upon the facts currently available to it. In the Company's opinion, such charges could be subject to significant modification in the future, upon review by the D.C. Circuit Court of Appeals, completion of a compliance hearing and any appeals relating to the outcome of that hearing. These charges reflect the amount of contributions that the Company did not make into the union benefit funds for the period from the August 31, 2001 expiration of the contract through September 24, 2005, reduced by a portion of the benefits it paid directly to or for the benefit of these employees over the same period. It also includes an interest cost for these net contributions from the date they would have been paid until September 24, 2005. While this represents the Company's current best estimate of the NLRB's decision, the Company believes that, as of September 24, 2005, the actual range of loss in this matter could be from $0 if the Circuit Court of Appeals does not enforce the NLRB decision at all, to approximately $46.0 million, if the NLRB's decision is upheld and there is no offset for any benefits paid over this period.

        Until such time as further legal developments warrant a change in the application of this accounting standard, or until this matter is resolved, the Company will record additional non-cash pre-tax charges, including interest, which are calculated on the same basis as the charges recorded in the 2003 and 2004 financial statements. The Company currently estimates that the pre-tax charge recorded during the full 12 months of 2005 will approximate $4.4 million, subject to changes in the relevant interest rate.

        The Company is a party to related lawsuits, Irving Kroop, et al v. Duane Reade, NY, NY et al, 00 Civ. 9841, et al., instituted by the trustees of several union benefit funds wherein the funds claim that the Company did not make certain required contributions to these funds from January 2000 through August 2001. By decisions dated August 5, 2004 and September 27, 2004, the District Court awarded judgment to the funds on certain aspects of their complaints. These partial judgments, for which the Company has provided adequate reserves, are subject to further appeal by the Company. In October, the Company paid $705 thousand in full settlement of the partial summary judgment. The remaining unresolved portions of the plaintiffs' claims are still being litigated and accordingly, the Company intends to continue to vigorously defend itself in these matters. At this time, it is not possible to determine the ultimate outcome of this case or the actual amount of liability the Company may face, if any.

        The Company is involved in an ongoing dispute with Cardinal Health, one of its former suppliers of pharmaceutical products. Both parties have claims against the other involving, among other things, breach of contract, promissory estoppel and unjust enrichment. Duane Reade is seeking from Cardinal an unspecified amount of damages and punitive damages of at least $20 million. Cardinal is seeking approximately $18 million in damages plus attorney's fees and interest. While there can be no definitive assurance, the Company believes it has counterclaims that offset the claims against it by Cardinal, as well as meritorious defenses to these claims, and plans to vigorously pursue its affirmative claims and to vigorously defend itself in this action. This case has been scheduled for trial in early 2006.

        A New York State Tax Appeal decision in a matter involving another company may have an adverse impact upon the Company's New York State Franchise Tax filings from years 1999 through 2002. This matter relates to the required combination of affiliated subsidiaries in recognizing royalty fee and related income for intangible property. The application of the decision to the Company is subject to interpretation in light of the

Company's own specific facts and circumstances. The outcome of this matter, and the resulting amount of additional income tax expense, if any, cannot be determined by the Company at this time.

        In November 2004, Duane Reade Inc. was served with a class action complaint, Damassia v. Duane Reade Inc. The lawsuit was filed in the United States District Court, Southern District of New York. The complaint alleges that, from the period beginning November 1998, the Company incorrectly gave some employees the title, "Assistant Manager," in an attempt to avoid paying these employees overtime, in contravention of the Fair Labor Standards Act and the New York Law. The complaint seeks an award equal to twice an unspecified amount of unpaid wages. The Company believes this claim to be without merit, and it intends to defend itself vigorously against this claim. However, due to the uncertainty of litigation, there can be no assurance as to the ultimate outcome of this matter.

        In January 2005, the Equal Employment Opportunity Commission filed an action against the Company in the U.S. District Court for the Southern District of New York alleging, among other things, that the Company created a hostile work environment for three female store employees, and potentially a class of such female employees. This action is in its early stages, and accordingly it is not possible to determine the ultimate outcome, which, if adverse, could be material. However, the Company believes that the allegations are wholly without merit and intends to vigorously defend itself in this matter.

        Litigation Relating to the Acquisition:    The Company is aware of six purported class action complaints challenging the Acquisition consummated by Duane Reade Inc. and Duane Reade Acquisition that have been filed in the Court of Chancery of the State of Delaware, referred to as the "Delaware Complaints," and three purported class action complaints that have been filed in the Supreme Court of the State of New York. Two of the New York complaints have been dismissed without prejudice. The other New York complaint (the "New York Complaint") is pending but has not been served on Duane Reade. The Delaware Complaints name Mr. Cuti and certain other members of the Company's former board of directors and executive officers as well as Duane Reade as defendants. Four of the Delaware Complaints name Oak Hill as a defendant. The New York Complaint names Mr. Cuti and certain other members of the Company's former board of directors and executive officers as well as Duane Reade as defendants. One of the dismissed New York complaints named Oak Hill as a defendant.

        The Delaware Complaints were consolidated on January 28, 2004, and on April 8, 2004 the plaintiffs in the Delaware actions filed a consolidated class action complaint. The Company believes these lawsuits are without merit and plans to defend these lawsuits vigorously.

9.    Condensed Consolidating Financial Information of Subsidiary Guarantors and Co-Obligors

        The 9.75% Senior Subordinated Notes due 2011 and the Senior Secured Floating Rate Notes due 2010 were co-issued by Duane Reade Inc. and Duane Reade GP, each of whom is considered a "co-obligor." The Company and each of its' other subsidiaries, composed of DRI I Inc., Duane Reade International, Inc. and Duane Reade Realty, Inc., are guarantors of such notes. The guarantee of the Company and of each subsidiary guarantor is full and unconditional and joint and several.

        The following condensed consolidating financial information for the Company presents the financial information of Duane Reade Holdings, Inc., the co-obligors and the subsidiary guarantors, prepared on the equity basis of accounting. Such presentation is based on the Company's understanding and interpretation of Rule 3-10 under the Securities and Exchange Commission's Regulation S-X. The financial information may not necessarily be indicative of results of operations or financial position had the subsidiary guarantors operated as independent entities.

DUANE READE HOLDINGS, INC.
Condensed Consolidating Statement of Operations (Unaudited)
For the 13 weeks ended September 24, 2005
(Successor)
(in thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Net sales	$—	$—	$378,557	$—	$—	$378,557
Cost of sales	—	—	305,866	—	—	305,866

Gross profit	—	—	72,691	—	—	72,691
Selling, general & administrative expenses	—	—	79,964	(12,014)	—	67,950
Labor contingency	—	—	1,100	—	—	1,100
Transaction expense	—	—	236	—	—	236
Depreciation and amortization	—	—	17,816	—	—	17,816
Store pre-opening expense	—	—	114	—	—	114
Other	—	—	1,454	—	—	1,454

Operating (loss) income	—	—	(27,993)	12,014	—	(15,979)
Equity earnings in affiliates	15,748	15,748	—	224	(31,720)	—
Interest expense, net	—	—	12,654	—	—	12,654

Income (loss) before income taxes	(15,748)	(15,748)	(40,647)	11,790	31,720	(28,633)
Income tax (benefit) expense	—	—	(18,291)	5,406	—	(12,885)

Net income (loss)	$(15,748)	$(15,748)	$(22,356)	$6,384	$31,720	$(15,748)

DUANE READE HOLDINGS, INC.
Condensed Consolidating Statement of Operations (Unaudited)
For the period from July 31, 2004 through September 25, 2004
(Successor)
(in thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Net sales	$—	$—	$238,050	$—	$—	$238,050
Cost of sales	—	—	194,116	—	—	194,116

Gross profit	—	—	43,934	—	—	43,934
Selling, general & administrative expenses	—	2	44,746	(7,330)	—	37,418
Labor contingency	—	—	689	—	—	689
Transaction expense	—	—	37,118	—	—	37,118
Depreciation and amortization	—	—	7,280	—	—	7,280
Store pre-opening expense	—	—	366	—	—	366
Other	—	—	25,291	—	—	25,291

Operating (loss) income	—	(2)	(71,556)	7,330	—	(64,228)
Equity earnings in affiliates	38,038	38,037	—	420	(76,495)	—
Interest expense, net	—	—	6,283	—	—	6,283

Income (loss) before income taxes	(38,038)	(38,039)	(77,839)	6,910	76,495	(70,511)
Income tax (benefit) expense	—	(1)	(35,848)	3,376	—	(32,473)

Net income (loss)	$(38,038)	$(38,038)	$(41,991)	$3,534	$76,495	$(38,038)

DUANE READE INC.
Condensed Consolidating Statement of Operations (Unaudited)
For the period from June 27, 2004 through July 30, 2004
(Predecessor)
(in thousands)

	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Inc. Consolidated
Net sales	$—	$142,379	$—	$—	$142,379
Cost of sales	—	115,557	—	—	115,557

Gross profit	—	26,822	—	—	26,822
Selling, general & administrative expenses	3	27,023	(3,300)	—	23,726
Labor contingency	—	411	—	—	411
Transaction expense	—	386	—	—	386
Depreciation and amortization	—	3,596	—	—	3,596
Store pre-opening expense	—	105	—	—	105

Operating (loss) income	(3)	(4,699)	3,300	—	(1,402)
Equity earnings in affiliates	970	—	22	(992)	—
Interest expense, net	—	1,283	—	—	1,283

Income (loss) before income taxes	(973)	(5,982)	3,278	992	(2,685)
Income tax (benefit) expense	(2)	(3,819)	2,107	—	(1,714)

Net income (loss)	$(971)	$(2,163)	$1,171	$992	$(971)

DUANE READE HOLDINGS, INC.
Condensed Consolidating Statement of Operations (Unaudited)
For the 39 weeks ended September 24, 2005
(Successor)
(in thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Net sales	$—	$—	$1,172,824	$—	$—	$1,172,824
Cost of sales	—	—	948,729	—	—	948,729

Gross profit	—	—	224,095	—	—	224,095
Selling, general & administrative expenses	—	—	232,870	(35,880)	—	196,990
Labor contingency	—	—	3,300	—	—	3,300
Transaction expense	—	—	817	—	—	817
Depreciation and amortization	—	—	53,313	—	—	53,313
Store pre-opening expense	—	—	264	—	—	264

Other	—	—	4,636	—	—	4,636
Operating (loss) income	—	—	(71,105)	35,880	—	(35,225)
Equity earnings in affiliates	38,839	38,839	—	586	(78,264)	—
Interest expense, net	—	—	35,318	—	—	35,318

Income (loss) before income taxes	(38,839)	(38,839)	(106,423)	35,294	78,264	(70,543)
Income tax (benefit) expense	—	—	(47,829)	16,125	—	(31,704)

Net income (loss)	$(38,839)	$(38,839)	$(58,594)	$19,169	$78,264	$(38,839)

DUANE READE INC.
Condensed Consolidating Statement of Operations (Unaudited)
For the period from December 28, 2003 through July 30, 2004
(Predecessor)
(in thousands)

	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Inc. Consolidated
Net sales	$—	$927,801	$—	$—	$927,801
Cost of sales	—	745,090	—	—	745,090

Gross profit	—	182,711	—	—	182,711
Selling, general & administrative expenses	18	166,537	(24,262)	—	142,293
Labor contingency	—	2,611	—	—	2,611
Transaction expense	—	3,005	—	—	3,005
Depreciation and amortization	—	21,902	—	—	21,902
Store pre-opening expense	—	470	—	—	470

Operating (loss) income	(18)	(11,814)	24,262	—	12,430
Equity earnings in affiliates	(3,331)	—	147	3,184	—
Interest expense, net	—	7,977	—	—	7,977

Income (loss) before income taxes	3,313	(19,791)	24,115	(3,184)	4,453
Income tax (benefit) expense	(4)	(5,049)	6,189	—	1,136

Net income (loss)	$3,317	$(14,742)	$17,926	$(3,184)	$3,317

DUANE READE HOLDINGS, INC.
Condensed Consolidating Balance Sheet (Unaudited)
As of September 24, 2005
(Successor)
(in thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Assets
Current assets
Cash	$—	$—	$1,314	$7	$—	$1,321
Receivables	—	(126,989)	281,669	(32,130)	(68,392)	54,158
Inventories	—	—	258,316	—	—	258,316
Deferred income taxes	—	14,585	5,049	(6,189)	—	13,445
Prepaid expenses and other assets	—	—	22,819	—	—	22,819

Total current assets	—	(112,404)	569,167	(38,312)	(68,392)	350,059
Investment in affiliates	145,210	(47,246)	—	(1,682)	(96,282)	—
Property and equipment	—	—	230,102	—	—	230,102
Goodwill, net	—	—	52,216	—	—	52,216
Deferred income taxes	—	1,645	9,032	(10,677)	—	—
Other assets	—	17,015	277,299	259,857	(279,443)	274,728

Total assets	$145,210	$(140,990)	$1,137,816	$209,186	$(444,117)	$907,105

Liabilities and Stockholder's Equity
Current liabilities
Accounts payable	$—	$—	$73,140	$—	$—	$73,140
Accrued interest	—	—	3,636	—	—	3,636
Accrued expenses	—	(137)	39,439	—	—	39,302
Current portion of debt	—	—	139,760	—	—	139,760
Current portion of capital lease obligation	—	—	3,089	—	—	3,089

Total current liabilities	—	(137)	259,064	—	—	258,927
Long term debt	—	—	668,309	—	(265,417)	402,892
Capital lease obligation, less current portion	—	—	11,146	—	—	11,146
Deferred income taxes	—	70,227	(87,236)	37,653	—	20,644
Other non-current liabilities	—	2,565	65,647	—	—	68,212

Total liabilities	—	72,655	916,930	37,653	(265,417)	761,821
Stockholder's equity
Common stock	26	—	26	—	(26)	26
Paid-in-capital	239,472	17,015	321,890	—	(338,905)	239,472
Accumulated other comprehensive income	—	—	74	—	—	74
Retained earnings	(94,288)	(230,660)	(101,104)	171,533	160,231	(94,288)

Total stockholder's equity	145,210	(213,645)	220,886	171,533	(178,700)	145,284

Total liabilities and stockholder's equity	$145,210	$(140,990)	$1,137,816	$209,186	$(444,117)	$907,105

DUANE READE HOLDINGS, INC.
Condensed Consolidating Balance Sheet (Unaudited)
As of December 25, 2004
(Successor)
(in thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Assets
Current assets
Cash	$—	$—	$1,297	$32	$—	$1,329
Receivables	—	(127,936)	314,394	(60,010)	(68,392)	58,056
Inventories	—	—	262,323	—	—	262,323
Deferred income taxes	—	10,167	5,049	(6,189)	—	9,027
Prepaid expenses and other assets	—	—	35,716	—	—	35,716

Total current assets	—	(117,769)	618,779	(66,167)	(68,392)	366,451
Investment in affiliates	184,049	(8,407)	—	(1,096)	(174,546)	—
Property and equipment	—	—	224,460	—	—	224,460
Goodwill, net	—	—	52,216	—	—	52,216
Deferred income taxes	—	1,645	9,032	(10,677)	—	—
Other assets	—	17,015	299,603	251,831	(271,417)	297,032

Total assets	$184,049	$(107,516)	$1,204,090	$173,891	$(514,355)	$940,159

Liabilities and Stockholder's Equity
Current liabilities
Accounts payable	$—	$—	$80,154	$—	$—	$80,154
Accrued interest	—	—	8,209	—	—	8,209
Accrued expenses	—	—	56,735	—	—	56,735
Current portion of debt	—	—	153,870	—	—	153,870
Current portion of capital lease obligation	—	—	780	—	—	780

Total current liabilities	—	—	299,748	—	—	299,748
Long term debt	—	—	612,424		(257,392)	355,032
Capital lease obligation, less current portion	—	—	2,008	—	—	2,008
Deferred income taxes	—	65,849	(39,408)	21,530	—	47,971
Other non-current liabilities	—	2,565	48,786	—	—	51,351

Total liabilities	—	68,414	923,558	21,530	(257,392)	756,110
Stockholder's equity
Common stock	26	—	—	—	—	26
Paid-in-capital	239,472	17,015	321,915	—	(338,930)	239,472
Retained earnings	(55,449)	(192,945)	(41,383)	152,361	81,967	(55,449)

Total stockholder's equity	184,049	(175,930)	280,532	152,361	(256,963)	184,049

Total liabilities and stockholder's equity	$184,049	$(107,516)	$1,204,090	$173,891	$(514,355)	$940,159

DUANE READE HOLDINGS, INC.
Condensed Consolidating Statement of Cash Flows (Unaudited)
For the 39 weeks ended September 24, 2005
(Successor)
(in thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Cash flows from operating activities:
Net income (loss)	$(38,839)	$(38,839)	$(58,594)	$19,169	$78,264	$(38,839)
Adjustments to reconcile net income (loss) to net cash (used in)/provided by operating activities:
Depreciation and amortization of property and equipment	—	—	56,082	—	—	56,082
Deferred tax provision	—	—	(47,829)	16,125	(40)	(31,744)
Deferred rent expense	—	—	10,132	—	—	10,132
Other	38,839	38,839	(2,104)	586	(78,264)	(2,104)
Changes in operating assets and liabilities:
Receivables	—	137	31,601	(27,880)	40	3,898
Inventories	—	—	4,466	—	—	4,466
Accounts payable	—	—	(6,589)	—	—	(6,589)
Prepaid and accrued expenses	—	(137)	(11,951)	—	—	(12,088)
Increase in other assets (liabilities), net	—	—	14,299	(8,025)	—	6,274

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	—	—	(10,487)	(25)	—	(10,512)

Capital expenditures	—	—	(18,386)	—	—	(18,386)
Lease acquisition and other costs	—	—	(6,904)	—	—	(6,904)
Proceeds from sale of property	—	—	7,069	—	—	7,069

NET CASH USED IN INVESTING ACTIVITIES	—	—	(18,221)	—	—	(18,221)

Cash flows from financing activities:
Proceeds from senior secured notes	—	—	47,860	—	—	47,860
Deferred financing costs	—	—	(2,942)	—	—	(2,942)
Borrowings from revolving credit facility	—	—	1,339,509	—	—	1,339,509
Repayments of revolving credit facility	—	—	(1,353,619)	—	—	(1,353,619)
Repayments of capital lease obligations	—	—	(2,083)	—	—	(2,083)

NET CASH PROVIDED BY FINANCING ACTIVITIES	—	—	28,725	—	—	28,725

Net (decrease) increase in cash	—	—	17	(25)	—	(8)
Cash at beginning of period	—	—	1,297	32	—	1,329

Cash at end of period	$—	$—	$1,314	$7	$—	$1,321

DUANE READE HOLDINGS, INC.
Condensed Consolidating Statement of Cash Flows (Unaudited)
For the period from July 31, 2004 through September 25, 2004
(Successor)
(in thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Cash flows from operating activities:
Net income (loss)	$(38,038)	$(38,038)	$(41,991)	$3,534	$76,495	$(38,038)
Adjustments to reconcile net income (loss) to net cash (used in)/provided by operating activities:
Depreciation and amortization of property and equipment	—	—	8,011	—	—	8,011
Deferred tax provision	—	(1)	(35,848)	3,376	—	(32,473)
Other	38,038	38,037	2,488	420	(76,495)	2,488
Changes in operating assets and liabilities:
Receivables	—	67	956	3	—	1,026
Inventories	—	—	(7,521)	—	—	(7,521)
Accounts payable	—	—	14,842	—	—	14,842
Prepaid and accrued expenses	—	(65)	27,605	—	—	27,540
Increase in other assets (liabilities), net	—	—	8,779	(6,650)	—	2,129

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	—	—	(22,679)	683	—	(21,996)

Capital expenditures	—	—	(4,571)	—	—	(4,571)
Lease acquisition and other costs	—	—	(7,633)	—	—	(7,633)
Acquisition of Duane Reade	—	—	(413,684)	—	—	(413,684)

NET CASH USED IN INVESTING ACTIVITIES	—	—	(425,888)	—	—	(425,888)
Cash flows from financing activities:
Proceeds from sale of common stock	—	—	239,498	—	—	239,498
Proceeds from term notes	—	—	155,000	—	—	155,000
Proceeds from senior subordinated notes	—	—	195,000	—	—	195,000
Deferred financing costs	—	—	(12,049)	—	—	(12,049)
Repurchase of convertible notes	—	—	(201,000)	—	—	(201,000)
Borrowings from revolving credit facility	—	—	415,047	—	—	415,047
Repayments of revolving credit facility	—	—	(343,453)	—	—	(343,453)
Repayments of capital lease obligations	—	—	(120)	—	—	(120)

NET CASH PROVIDED BY FINANCING ACTIVITIES	—	—	447,923	—	—	447,923

Net (decrease) increase in cash	—	—	(644)	683	—	39
Cash at beginning of period	—	—	1,279	59	—	1,338

Cash at end of period	$—	$—	$635	$742	$—	$1,377

DUANE READE INC.
Condensed Consolidating Statement of Cash Flows (Unaudited)
For the period from December 28, 2003 through July 30, 2004
(Predecessor)
(in thousands)

	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Inc. Consolidated
Cash flows from operating activities:
Net income (loss)	$3,317	$(14,742)	$17,926	$(3,184)	$3,317
Adjustments to reconcile net income (loss) to net cash (used in)/provided by operating activities:
Depreciation and amortization of property and equipment	—	23,003	—	—	23,003
Deferred tax provision	4,760	(5,049)	6,189	—	5,900
Other	(3,331)	4,383	147	3,184	4,383
Changes in operating assets and liabilities:
Receivables	(6,426)	3,369	—	—	(3,057)
Inventories	—	4,385	—	—	4,385
Accounts payable	—	(20,047)	—	—	(20,047)
Prepaid and accrued expenses	554	193	—	—	747
Increase in other assets (liabilities), net	—	27,172	(24,251)	—	2,921

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(1,126)	22,667	11	—	21,552

Capital expenditures	—	(17,552)	—	—	(17,552)
Lease acquisition and other costs	—	(14,925)	—	—	(14,925)

NET CASH USED IN INVESTING ACTIVITIES	—	(32,477)	—	—	(32,477)

Cash flows from financing activities:
Deferred financing costs	—	(841)	—	—	(841)
Borrowings from revolving credit facility	—	941,503	—	—	941,503
Repayments of revolving credit facility	—	(930,511)	—	—	(930,511)
Proceeds from exercise of stock options	1,126	—	—	—	1,126
Repayments of capital lease obligations	—	(266)	—	—	(266)

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,126	9,885	—	—	11,011

Net (decrease) increase in cash	—	75	11	—	86
Cash at beginning of period	—	1,204	48	—	1,252

Cash at end of period	$—	$1,279	$59	$—	$1,338

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Duane Reade Holdings, Inc:

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Duane Reade Holdings, Inc. and its subsidiaries (the "Company") at December 25, 2004, and the results of their operations and their cash flows for the five month period ended December 25, 2004, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        As discussed in Note 2, the accompanying consolidated financial statements as of and for the five month period ended December 25, 2004 have been restated.

PricewaterhouseCoopers LLP

New York, New York
April 7, 2005, except for Note 2 as to which the date is May 16, 2005.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Duane Reade Inc.:

        In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Duane Reade Inc. and its subsidiaries (the "Company") at December 27, 2003, and the results of their operations and their cash flows for the seven month period ended July 30, 2004 and for each of the two years in the period ended December 27, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 2, the accompanying consolidated financial statements at December 27, 2003 and for the period from December 28, 2003 through July 30, 2004 and the years ended December 27, 2003 and December 28, 2002 have been restated.

        As also discussed in Note 1 to the consolidated financial statements, the Company adopted the specific cost LIFO method of inventory accounting, effective December 30, 2001.

PricewaterhouseCoopers LLP

New York, New York
April 7, 2005, except for Note 2 as to which the date is May 16, 2005.

DUANE READE HOLDINGS, INC.—SUCCESSOR

DUANE READE INC.—PREDECESSOR

Consolidated Statements of Operations

(In thousands)

	Restated Successor	Predecessor–Restated
			Fiscal Years Ended
	Period from July 31, 2004 through Dec. 25, 2004	Period from Dec. 28, 2003 through July 30, 2004
			December 27, 2003	December 28, 2002
Net sales	$670,568	$927,801	$1,465,275	$1,325,523
Cost of sales	542,897	745,090	1,168,408	1,041,303

Gross profit	127,671	182,711	296,867	284,220

Selling, general & administrative expenses	101,677	142,293	229,148	198,770
Transaction expenses	37,575	3,005	644	—
Labor contingency expense	1,789	2,611	12,600	—
Insurance recovery	—	—	—	(9,378)
Depreciation and amortization	27,051	21,902	32,335	26,935
Store pre-opening expenses	365	470	1,063	2,086
Other	26,433	—	—	—

	194,890	170,281	275,790	218,413

Operating (loss) income	(67,219)	12,430	21,077	65,807
Interest expense, net	15,880	7,977	14,117	17,925
Debt extinguishment expense	7,525	—	812	11,371

(Loss) income before income taxes and cumulative effect of accounting change	(90,624)	4,453	6,148	36,511
Income tax benefit (expense)	35,175	(1,136)	(1,669)	(12,994)

(Loss) income before cumulative effect of accounting change	(55,449)	3,317	4,479	23,517
Cumulative effect of accounting change, net	—	—	—	(9,262)

Net (loss) income	$(55,449)	$3,317	$4,479	$14,255

The accompanying notes are an integral part of these consolidated financial statements.

DUANE READE HOLDINGS, INC.—SUCCESSOR

DUANE READE INC.—PREDECESSOR

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	Successor	Predecessor
	December 25, 2004	December 27, 2003
	Restated	Restated
Assets
Current assets
Cash	$1,329	$1,252
Receivables, net	58,056	53,430
Inventories	262,323	258,139
Deferred income taxes	9,027	10,811
Prepaid expenses and other current assets	35,716	20,263

Total current assets	366,451	343,895
Property and equipment, net	224,460	189,469
Goodwill	52,216	161,318
Deferred income taxes	—	13,854
Other assets	297,032	88,836

Total assets	$940,159	$797,372

Liabilities and Stockholder's Equity
Current liabilities
Accounts payable	$80,154	$85,528
Accrued interest	8,209	1,633
Accrued expenses	56,735	30,086
Current portion of debt	153,870	70,353
Current portion of capital lease obligation	780	422

Total current liabilities	299,748	188,022
Long-term debt	355,032	201,032
Capital lease obligation, less current portion	2,008	1,103
Deferred income taxes	47,971	—
Other non-current liabilities	51,351	79,954

Total liabilities	756,110	470,111

Commitments and contingencies (Note 15)
Stockholder's equity
Preferred stock, $0.01 par; authorized 5,000,000 shares; issued and outstanding: none (Predecessor)		—
Series A preferred stock, $0.01 par; authorized 75,000 shares; issued and outstanding: none (Predecessor)		—
Common stock, $0.01 par; authorized 75,000,000 shares; issued and outstanding: 24,403,550 shares (Predecessor)		244
Common stock, $0.01 par; authorized 2,950,000 shares; issued and outstanding: 2,594,977 shares (Successor)	26
Preferred stock, 0.01 par; authorized 50,000 shares; issued and outstanding: 0 shares (Successor)	—
Additional paid-in capital	239,472	331,917
Retained earnings (deficit)	(55,449)	(4,900)

Total stockholder's equity	184,049	327,261

Total liabilities and stockholder's equity	$940,159	$797,372

The accompanying notes are an integral part of these consolidated financial statements.

DUANE READE HOLDINGS, INC.—SUCCESSOR

DUANE READE INC.—PREDECESSOR

Consolidated Statements of Cash Flows

(In thousands)

	Restated Successor	Predecessor – Restated
			Fiscal Years Ended
	Period from July 31, 2004 through Dec. 25, 2004	Period from Dec. 28, 2003 through July 30, 2004
			December 27, 2003	December 28, 2002
Cash flows from operating activities:
Net (loss) income	$(55,449)	$3,317	$4,479	$14,255
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	28,610	23,003	34,271	28,836
Deferred income taxes	(35,884)	5,900	(4,634)	11,840
Effect of accounting change, net	—	—	—	9,262
Gain on sales and disposals of assets	—	—	—	(180)
Debt extinguishment expense	4,425	—	730	(5,127)
Non-cash rent expense	6,221	4,383	9,052	12,175
Changes in operating assets and liabilities (net of effect of acquisitions):
Receivables	(1,569)	(3,057)	8,578	(4,323)
Inventories	(1,682)	4,385	(39,451)	(14,518)
Accounts payable	14,673	(20,047)	27,752	(11,312)
Prepaid and accrued expenses	32,087	747	(619)	7,098
Other assets and liabilities, net	461	2,921	7,286	(5,469)

Net cash (used in) provided by operating activities	(8,107)	21,552	47,444	42,537

Cash flows from investing activities:
Capital expenditures	(10,360)	(17,552)	(41,036)	(47,599)
Lease acquisition, customer file and other costs	(14,467)	(14,925)	(12,697)	(12,921)
Sale - lease back activity	(2,192)	—	—	—
Acquisition price adjustments	—	—	(1,382)	—
Purchase of Duane Reade	(413,684)	—	—	—

Net cash used in investing activities	(440,703)	(32,477)	(55,115)	(60,520)

Cash flows from financing activities:
Proceeds from subordinated note offering	195,000	—	—	—
Proceeds from floating rate note offering	160,000	—	—	—
Proceeds from term loan	155,000	—	—	—
Proceeds from convertible note offering	—	—	—	218,501
Proceeds from sale of common stock	239,498	—	—	—
Repurchase of convertible notes	(201,000)	—	—	(14,977)
Repurchase of senior subordinated notes	—	—	(1,621)	(78,379)
Repayment of term loans	(155,000)	—	(65,091)	(91,068)
Borrowings from revolving credit facility	743,186	941,503	942,537	227,500
Repayments of revolving credit facility	(670,661)	(930,511)	(872,184)	(237,500)
Deferred financing costs	(16,919)	(841)	(2,191)	(8,000)
Proceeds from exercise of stock options	—	1,126	3,761	2,292
Repayment of capital lease obligations	(303)	(266)	(471)	(1,175)

Net cash provided by financing activities	448,801	11,011	4,740	17,194

Net (decrease) increase in cash	(9)	86	(2,931)	(789)
Cash at beginning of year	1,338	1,252	4,183	4,972

Cash at end of year	$1,329	$1,338	$1,252	$4,183

Supplementary disclosures of cash flow information:
Cash paid for interest	$8,507	$5,974	$12,237	$19,435
Cash paid for taxes on income, net of (refunds) received	$(857)	$(697)	$1,822	$(286)
Acquisitions using common stock	$—	$—	$—	$13,197
Property acquired under capital lease financing	$—	$1,831	$—	$2,176

The accompanying notes are an integral part of these consolidated financial statements.

DUANE READE HOLDINGS, INC.—SUCCESSOR

DUANE READE INC.—PREDECESSOR

Consolidated Statements of Stockholder's Equity

(Dollars in thousands)

	Preferred Stock		Common Stock				Accumulated Other Comprehensive Income (Loss)
					Paid-in Capital	Accumulated (Deficit)			Comprehensive Income
	Shares	Amount $	Shares	Amount $				Total
Predecessor
Balance, December 29, 2001 (Predecessor) (restated)	—	$—	23,423,422	$234	$314,060	$(23,634)	$(3,596)	$287,064	$20,443
Common stock issued
for exercise of stock options	—	—	165,018	2	2,289	—	—	2,291
for acquisitions	—	—	449,302	4	13,193	—	—	13,197
Termination of interest rate swap	—	—	—	—	—	—	3,596	3,596	$3,596
Net income (restated)	—	—	—	—	—	14,255	—	14,255	14,255

Balance, December 28, 2002 (Predecessor) (restated)	—	—	24,037,742	240	329,542	(9,379)	—	320,403	$17,851

Common stock issued
for exercise of stock options	—	—	365,808	4	3,757	—	—	3,761
Acquisition price adjustment	—	—	—	—	(1,382)	—	—	(1,382)
Net income (restated)	—	—	—	—	—	4,479	—	4,479	$4,479

Balance, December 27, 2003 (Predecessor) (restated)	—	—	24,403,550	244	331,917	(4,900)	—	327,261	$4,479

Common stock issued
for exercise of stock options	—	—	135,249	1	1,125	—	—	1,126
Net income (restated)	—	—	—	—	—	3,317	—	3,317	$3,317

Balance, July 30, 2004 (Predecessor) (restated)	—	$—	24,538,799	$245	333,042	$(1,583)	$—	$331,704	$3,317

Successor
Cash proceeds from sale of common stock	—	$—	2,594,977	$26	$239,472	$—	$—	$239,498
Net loss (restated)	—	—	—	—	—	(55,449)	—	(55,449)	$(55,449)

Balance, December 25, 2004 (Successor) (restated)	—	$—	2,594,977	$26	$239,472	$(55,449)	$—	$184,049	$(55,449)

The accompanying notes are an integral part of these consolidated financial statements.

DUANE READE HOLDINGS, INC.—SUCCESSOR

DUANE READE INC.—PREDECESSOR

Notes to Consolidated Financial Statements

1.    Organization and Summary of Significant Accounting Policies

        Duane Reade Holdings, Inc. was formed in December 2003 by Oak Hill Capital Partners, LP, a private equity firm ("Oak Hill") in order to acquire Duane Reade Inc. and its subsidiaries (the "Acquisition"). Duane Reade Holdings, Inc. is a wholly-owned subsidiary of Duane Reade Shareholders, LLC a parent entity also established to effectuate the Acquisition. The Acquisition was completed on July 30, 2004 through the merger of Duane Reade Acquisition (a wholly owned subsidiary of Duane Reade Holdings, Inc.) into Duane Reade Inc. with Duane Reade Inc. being the surviving entity and a wholly owned subsidiary of Duane Reade Holdings, Inc. after the merger transaction. As a result of the Acquisition and resulting change in control and change in historical cost basis of accounting, the operating results are presented separately for predecessor periods up to and including the closing date of the Acquisition (December 28, 2003 through July 30, 2004 and the fiscal years ended December 27, 2003 and December 28, 2002) and the successor period following the closing date of the Acquisition (July 31, 2004 through December 25, 2004). The predecessor period financial statements include Duane Reade Inc. and all its subsidiaries and the successor period financial statements include Duane Reade Holdings, Inc. and all its subsidiaries. Duane Reade Holdings, Inc. had nominal activity and no operations prior to the completion of the Acquisition. Except where the context otherwise requires, all references to the "Company" in the Consolidated Financial Statements and these footnotes mean the predecessor for periods ending on or before July 30, 2004 and the successor for periods ending after July 30, 2004.

        The primary assets of Duane Reade Holdings, Inc. are its ownership of 100% of the outstanding common stock of Duane Reade Inc. Duane Reade Inc. owns 99% of the outstanding partnership interest of Duane Reade, a New York general partnership, and 100% of all of the outstanding common stock of DRI I Inc. DRI I Inc. owns the remaining 1% partnership interest in Duane Reade. Substantially all of the Company's operations are conducted through Duane Reade. In August 1999, two new subsidiaries, Duane Reade International, Inc. and Duane Reade Realty, Inc., were established. Duane Reade distributed to Duane Reade Inc. and DRI I Inc. all rights, title, and interest in all its trademarks, trade names and all other intellectual property rights. In turn, Duane Reade Inc. and DRI I Inc. made a capital contribution of these intellectual property rights to Duane Reade International. This change created a controlled system to manage and exploit these intellectual property rights separate and apart from the retail operations. In addition, Duane Reade distributed some of its store leases to Duane Reade Inc. and DRI I Inc., which in turn made a capital contribution of these leases to Duane Reade Realty. Duane Reade Realty is the lessee under certain store leases entered into after its creation. Duane Reade Realty subleases to Duane Reade the properties subject to those leases.

Restatement

        The Company has restated its consolidated financial statements for the 2000 through 2003 fiscal years, the predecessor period from December 28, 2003 through and as of July 30, 2004 and the successor pe riod from July 31, 2004 through and as of December 25, 2004. See Note 2 for a detailed explanation of these restatements.

        Significant accounting policies followed in the preparation of the Consolidated Financial Statements are as follows:

        Principles of consolidation:    The Consolidated Financial Statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated.

        The Company, along with certain of its subsidiaries, is a guarantor of the debt obligations of Duane Reade Inc. and Duane Reade, the New York general partnership. It has no assets or operations other than its investment in its subsidiaries. Accordingly, the Consolidated Financial Statements present the combined assets and operations of the subsidiaries. The guarantees provided by the Company and its other subsidiaries under the debt obligations of Duane Reade Inc. and Duane Reade (described in more detail in Note 10 and Note 18) are full and unconditional, joint and several.

        Reporting year:    The fiscal year for the Company is the 52 or 53 week reporting period ending on the last Saturday in December. Each of the years presented contains 52 weeks.

        Cash and cash equivalents:    Cash and cash equivalents include short-term highly liquid investments in AAA-rated money market funds, with a maturity of three months or less from the date of acquisition. The Company places its temporary cash in short-term investments with various financial institutions and limits the amount of credit exposure to any one institution.

        Receivables:    Receivables consist primarily of amounts due from various insurance companies and governmental agencies under third party payment plans for prescription sales and amounts due from vendors, a majority of which relate to promotional programs. The Company's accounting policy, which is based on its past collection experience, is to fully reserve for all pharmacy receivables over 120 days old that are unpaid at the evaluation date, as well as any other pharmacy receivables deemed potentially uncollectible. Pharmacy receivables other than NY Medicaid are adjudicated at the point of sale and do not generally have issues of collectibility. Other receivables, which primarily consist of amounts due from vendors, are reserved for based upon a specific application of the Company's historical collection experience to the total aged receivable balance. The Company has provided an aggregate allowance for doubtful accounts of $8.1 million and $5.4 million at December 25, 2004 and December 27, 2003 respectively. The carrying value of the Company's receivables approximates fair value given the short-term maturity of these financial instruments.

        Inventories and cost of sales:    Inventories are stated at the lower of cost or market with cost determined using the specific cost last-in, first-out ("LIFO") method. When appropriate, provision is made for obsolete, slow-moving or damaged inventory. At December 25, 2004, inventories would have been $6.4 million lower if they were valued at the lower of specific first-in, first-out cost or market. The lower specific first-in, first-out valuation is due to an inventory purchase accounting step-up at July 30, 2004, most of which was charged to cost of sales in the successor period while on a specific last-in first-out basis, most of the step-up remained in the inventory valuation. The Company's primary pharmaceutical supplier provides $30.0 million of inventory on a consignment basis. Prescription drug inventory over the consignment limit is owned. As of December 25, 2004 and December 27, 2003, there was approximately $38.6 million and $31.9 million, respectively, of prescription drug inventory over the $30.0 million consignment limit included in the Company's consolidated balance sheets. Cost of sales includes all store occupancy related costs and expenses, consisting of lease and sublease related income and expenses, other recurring real estate related income and expenses primarily from sales and terminations of leases related to store closings and relocations, sales of market related data, store utility costs and warehouse expenses and distribution costs. The Company reflects promotional allowances from vendors as a reduction of cost of sales or advertising expense, depending on the nature of the allowance, when such advertising or promotions have been completed and the related allowances have been earned. Other recurring real estate related income amounted to approximately $3.7 million, $2.1 million, $1.5 million and $4.0 million in the 2004 successor period, the 2004 predecessor period, 2003 and 2002, respectively. The Company did not realize any revenue from the sale of market related data in either the successor or predecessor periods of 2004 or fiscal 2003, as compared to $1.5 million realized in 2002.

        Property and equipment:    Property and equipment are stated at cost. Depreciation and amortization are calculated using the half-year convention and straight-line method over the estimated useful lives of assets as follows:

Buildings and improvements	30 years
Furniture, fixtures and equipment	5-10 years
Computer equipment	5-7 years
Leasehold improvements	Life of lease or, if shorter, remaining asset life

        Other assets:    Deferred financing costs are amortized using the interest method, over the term of the underlying debt. Individual pharmacy customer file and lease acquisition costs are amortized over the useful life, generally seven years and the remaining life of the lease, respectively.

        In accordance with Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," the Company capitalizes certain costs incurred in the development of internal-use software. The Company capitalized $2.4 million, $1.9 million, $4.5 million and $3.3 million of computer software during the successor and predecessor periods of 2004 and the fiscal years ended December 27, 2003 and December 28, 2002, respectively. These capitalized costs are amortized over the useful life of the software, generally seven years.

        Intangible assets:    The carrying values of identifiable intangibles and long-lived fixed assets are reviewed and evaluated for impairment by the Company if applicable when events and circumstances indicate that the carrying amount of these assets may not be recoverable. For intangible assets (excluding goodwill) and long-lived fixed assets, this evaluation is based on the future undiscounted operating cash flows of the related assets. Should such evaluation result in the Company concluding that the carrying amount of identifiable intangibles or fixed assets has been impaired, an appropriate write-down to fair value based on discounted cash flows would be recorded. As required by Statement of Financial Accounting Standards ("FAS") No. 142 (FAS 142) "Goodwill and Other Intangible Assets," goodwill is evaluated for impairment annually at year end. Prior to the Acquisition, the Company utilized the market capitalization of its common stock in performing the required impairment test. Subsequent to the Acquisition, the Company employed a market multiple valuation technique utilizing other public chain drug retailers. Should the results of this test indicate the existence of impairment, an appropriate write-down would be recorded.

        Revenue recognition:    The Company recognizes revenues from the sale of merchandise at the time that the merchandise is sold. The Company does not accrue for product returns because the amounts are de minimis.

        Advertising expenses:    Costs incurred to produce media advertising are charged to expense when the advertising takes place. For the successor and predecessor periods of 2004 and the fiscal years ended December 27, 2003 and December 28, 2002, advertising expense amounted to $6.5 million, $7.2 million, $12.6 million and $9.8 million, respectively.

        Pre-opening expenses:    Store pre-opening costs, other than capital expenditures, are expensed when incurred.

        Operating lease accounting:    Rent expense for operating leases is expensed over the current lease term on a straight line basis commencing from the date of possession or delivery of the underlying asset. For the periods subsequent to the July 30, 2004 Oak Hill acquisition, rent for all leases in place at such acquisition date is expensed on a straight line basis commencing from acquisition date over the remaining lease term.

        Income taxes:    Income taxes are accounted for under the liability method prescribed by Statement of Financial Accounting Standards No. 109 ("FAS 109"). Deferred tax assets and liabilities are determined based on the difference between the book and tax bases of the respective assets and liabilities as well as for the deferred tax effects of tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. Valuation allowances are established when management determines that it is more likely than not that a deferred tax asset will not be realized. The Company also provides for costs of exposure on previously filed tax returns.

        Change of accounting method:    As of December 30, 2001, the Company adopted a change in accounting method to convert from the retail dollar-based first-in, first-out ("FIFO") method to a specific cost-based last-in, first-out ("LIFO") method. The specific cost LIFO method more accurately values inventory by eliminating the averaging inherent in the retail method. In addition, the specific cost LIFO method reflects the impact of inflation in the Company's gross margin. The effect of changing from the retail method to the specific cost method was a reduction in inventory of $16.0 million, resulting in a cumulative effect of an accounting change as of December 30, 2001 of approximately $9.3 million, net of an income tax benefit of $6.7 million. The cumulative effect of changing from FIFO to LIFO on periods prior to December 30, 2001 cannot be determined. Pro forma effects of the change for prior periods have not been presented as cost information is not determinable.

        Recently issued accounting standards:    In December 2004, SFAS No. 123R, "Share-Based Payment" was issued. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. The statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based transactions. The provisions of this statement are required to be adopted for interim or annual periods beginning after December 15, 2005. We are currently evaluating the effect of adopting this statement.

        Employee stock option plans:    The board of directors of Duane Reade Holdings, Inc. adopted the Duane Reade Holdings, Inc. Management Stock Option Plan (the "New Option Plan"), which became effective on the date the Acquisition was completed. The New Option Plan is administered by the compensation committee of the board of directors. Any officer, employee, director or consultant of Duane Reade Holdings or any of its subsidiaries or affiliates is eligible to be designated a participant under the New Option Plan. A maximum of 244,930 shares of our common stock (on a fully diluted basis) may be granted under the New Option Plan.

        Under the New Option Plan, the compensation committee of Duane Reade Holdings, Inc. may grant awards of nonqualified stock options, incentive stock options, or any combination of the foregoing. A stock option granted under the New Option Plan will provide a participant with the right to purchase, within a specified period of time, a stated number of shares of our common stock at the price specified in the award agreement. Stock options granted under the New Option Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, not inconsistent with the New Option Plan, as may be determined by the compensation committee and specified in the applicable stock option agreement or thereafter.

        Prior to the completion of the Acquisition on July 30, 2004, the Company maintained two stock-based employee compensation plans, which are described more fully in Note 16.

        In December 2002, FAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure" was issued. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company has not adopted such voluntary change to the fair value based method. In addition, this statement amends the disclosure requirements of FAS No. 123 to require prominent disclosures about the method of accounting for stock-based compensation and the effect of the method used on reported results. As required, the Company adopted the disclosure-only provisions of FAS No. 148 effective in 2002.

        The Company accounts for its stock-based compensation plans under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. There is no stock-based employee compensation cost reflected in net income, as all options granted had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of FAS No. 123, as amended, to stock-based employee compensation (dollars in thousands):

	Restated Successor	Predecessor – Restated
			Fiscal Years Ended
	Period from July 31, 2004 through Dec. 25, 2004	Period from Dec. 28, 2003 through July 30, 2004
			December 27, 2003	December 28, 2002
Net (loss) income, as reported	($55,449)	$3,317	$4,479	$14,255
Adjust: Total stock-based employee compensation income (expense) determined under fair value based method for all awards, net of related tax effects.	(241)	(2,607)	7,450	(3,867)

Pro forma net (loss) income	($55,690)	$710	$11,929	$10,388

        As described in more detail in Note 16, the Company cancelled 1,337,449 outstanding stock options during the first quarter of 2003 in connection with the Stock Option Exchange Offer, and, on October 1, 2003, issued 1,320,947 options at an exercise price of $16.55 per share to replace those options cancelled. The pro forma compensation income shown in the table above for the 2003 fiscal year includes the reversal of pro forma expenses previously disclosed totaling $9.7 million, related to the granting of these original options, partially offset by compensation expense of $2.3 million attributable to the new options (including replacement options) granted in 2003.

        The pro forma compensation income (expense) for stock options has been estimated using the Black-Scholes option pricing model with the following assumptions as follows: For the 2002 and 2003 fiscal years and the period from December 28, 2003 through July 30, 2004, the model assumes a dividend yield of 0%, expected volatility of 50%, risk free interest rate of 6.6% and an expected term of 8 years. For the period from July 31, 2004 through December 25, 2004, the model assumes a dividend yield of 0%, expected volatility of 0%, a risk free interest rate of 4.1% and an expected term of 7 years. These pro forma disclosures may not be representative of the effects on reported net income for future years since options vest over several years and options granted prior to 1995 are not considered.

        In connection with the completion of the Acquisition, the two previously existing stock option plans were terminated. As more fully described in Note 16, the majority of options outstanding under these plans were cancelled or forfeited and the holders of the relatively small number of options whose exercise price was lower than the $16.50 per share cash consideration paid in the Acquisition received a payment equal to the difference between $16.50 per share and the option's exercise price, multiplied by the number of options held by each individual option holder.

        Use of estimates:    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, costs and expenses during the reporting period. Significant estimates used in the preparation of the consolidated financial statements included herein follow:

        Uncollectible accounts receivable:    The Company's accounts receivable primarily consists of amounts due from third party prescription plans, vendors and credit card processors. The Company fully reserves for all prescription plan receivables over 120 days old that are unpaid at the evaluation date, as well as any other pharmacy receivables deemed potentially uncollectible at the balance sheet date. Although the majority of vendor receivables are collected through authorized deductions against purchases, the Company reserves for the portion of such vendor receivables that it considers to be potentially uncollectible by applying its historical collection experience to the total aged receivable balance. Credit card receivables are normally collected within five days. The Company believes that this method provides adequate assurance that such balances are reflected at net realizable value at the balance sheet dates.

        Inventory shrinkage:    Inventory balances are presented net of the Company's estimated provision for shrink, which is based on the most recent chain-wide trends. The Company takes physical inventories of front-end merchandise in its distribution centers as well as both front-end and pharmacy merchandise in its stores at least once per year. All store inventories are taken on a staggered cycle basis throughout the year.

        Property and equipment useful lives:    Useful lives for property and equipment are established for each common asset class and are based on the Company's historical experience.

        General liability insurance claims:    Liabilities for the gross amount payable of general liability insurance claims are primarily related to customer accidents. The Company's policy is to recognize such liabilities based on estimates of the ultimate settlement value of these claims, as well as for estimated incurred but unreported claims as of each balance sheet date. At December 25, 2004 and December 27, 2003, the Company recorded a liability of $4.2 million and $2.7 million, respectively, reflecting the estimated settlement value of its general liability claims.

        Other loss contingencies:    Liabilities for loss contingencies are recorded when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable.

        Significant vendor relationships:    The Company is party to multi-year, merchandise supply agreements in the normal course of business. The largest of these agreements is with AmerisourceBergen, the Company's primary pharmaceutical supplier. Generally, these agreements provide for certain volume commitments and may be terminated by the Company, subject in some cases to specified termination payments, none of which would constitute a material adverse effect on the Company's results of operations, financial position or cash flows. It is the opinion of management that if any of these agreements were terminated or if any contracting party was to experience events precluding fulfillment of its obligations, the Company would be able to find a suitable alternative supplier.

2.    Restatements

        The Company has restated its consolidated financial statements to conform certain accounting practices to the following accounting requirements:

  1.
  Lease accounting under FASB Technical Bulletin No. 85-3 (FTB 85-3)

  2.
  Acquisition lease accounting under FASB No. 141 "Business Combinations"

  3.
  Gross versus net sales and cost of sales accounting under Emerging Issues Task Force Release 99-19 (EITF 99-19)

  4.
  Balance sheet classification of outstanding borrowings under the revolving loan facility because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria under FASB No. 6 "Classification of Short-Term Obligations Expected to be Refinanced" (FAS 6) to reclassify the debt as long-term

  5.
  Reporting of revolving loan facility borrowings and repayments under FASB No. 95 "Statement of Cash Flows" (FAS 95)

  6.
  Restatements to include certain previously unrecorded and immaterial audit adjustments related to the periods affected.

        In connection with these restatements, the Company obtained from the administrative agent under the amended asset-based revolving loan facility an acknowledgement confirming that these restatements do not constitute an event of technical default, as defined in the document governing the amended asset-based revolving loan facility.

        Based upon a review of the Company's lease accounting methods as well as discussions with the Company's independent registered public accounting firm and Audit Committee, the Company determined that, similar to many other companies, our previous policy of commencing rent expense when a store opens (and not at the commencement of the lease) was inconsistent with FTB 85-3. For construction purposes, the Company often takes possession of leased properties prior to opening. In accordance with the new accounting policy, the Company will record rent expense commencing on the date of possession. In accordance with the provisions of FAS 141, the Company has restated reported balance sheet liabilities, goodwill and results of operations, cost of sales and selling, general and administrative expenses to correct the lease accounting to reflect straight-line rent expense (for leases in effect on the July 30, 2004 acquisition date) calculated from the date of the Company's acquisition by Oak Hill rather than from the original lease commencement dates as previously recorded. This adjusted lease accounting has no impact upon lease maturities, the timing of any lease payments or cash flows from past or future operating activities. The Company is restating its previously issued financial statements to reflect certain resales of retail inventory on a gross revenue and cost of sales basis in accordance with EITF 99-19, rather than on a net basis as previously reported. The Company is restating its previously reported balance sheets for fiscal 2004 and 2003 to reflect the classification of outstanding borrowings under the revolving loan facility as current liabilities rather than as long-term debt, as previously reported. The change is being made because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of FAS 6, to reclassify the debt as long-term. This is not an indication that this credit facility is expected to be retired within the next year. This facility expires in July 2008 and the Company intends to continue to access it for its working capital needs throughout the remaining term. The Company has also restated its consolidated statement of cash flows for the 2002 through 2004 fiscal years to reflect the reporting of revolving loan facility borrowings and repayments separately on a gross basis as required under FAS 95. The effect of these restatements on the consolidated financial statements for the successor period from July 31, 2004 to December 25, 2004 and the predecessor period from December 28, 2003 through July 30, 2004 and fiscal years 2003 and 2002 is shown below. Where appropriate, the Company has identified the source of the restatements from lease accounting (FTB 85-3), acquisition lease accounting (FAS 141), gross sales and cost of sales (EITF 99-19), classification of outstanding borrowings under the revolving loan facility, reporting of revolving borrowings and repayments (FAS 95) and other previously unrecorded and immaterial adjustments (Other).

        The impact of these restatements on the consolidated financial statements as of and for the specific periods reflected in the attached financial statements is shown in the table below.

Duane Reade Holdings, Inc. (Successor)
Duane Reade Inc. (Predecessor)
Profit & Loss Restatement
(in thousands)

		Predecessor			Successor
		Year Ended 12/28/02	Year Ended 12/27/03	Period from 12/28/03 to 7/30/04	Period from 7/31/04 to 12/25/04
Sales	as previously reported	$1,274,451	$1,383,828	$846,842	$670,568
	adjustment—EITF 99-19	51,072	81,447	80,959	—

	as restated	$1,325,523	$1,465,275	$927,801	$670,568

Cost of Sales	as previously reported	$988,033	$1,087,092	$663,223	$540,509
	adjustment—EITF 99-19	51,072	81,447	80,959	—
	adjustment—FTB 85-3	2,343	1,103	977	—
	adjustment—FAS 141	—	—	—	2,388
	adjustment—Other	(145)	(1,234)	(69)	—

	as restated	$1,041,303	$1,168,408	$745,090	$542,897

Gross Profit	as previously reported	$286,418	$296,736	$183,619	$130,059
	adjustment—FTB 85-3	(2,343)	(1,103)	(977)	—
	adjustment—FAS 141	—	—	—	(2,388)
	adjustment—Other	145	1,234	69	—

	as restated	$284,220	$296,867	$182,711	$127,671

Selling, general and adminsitrative expenses	as previously reported	$198,513	$227,910	$142,293	$101,448
	adjustment—FAS 141	—	—	—	229
	adjustment—Other	257	1,238	—	—

	as restated	$198,770	$229,148	$142,293	$101,677

Operating (loss) income	as previously reported	$65,807	$21,077	$12,430	$(64,602)
	adjustment				(2,617)

	as restated	$65,807	$21,077	$12,430	$(67,219)

Earnings (loss) before tax	as previously reported	$38,966	$7,255	$5,361	$(88,007)
	adjustment	(2,455)	(1,107)	(908)	(2,617)

	as restated	$36,511	$6,148	$4,453	$(90,624)

Income tax provison (benefit)	as previously reported	$14,127	$2,181	$1,555	$(33,966)
	adjustment	(1,133)	(512)	(419)	(1,209)

	as restated	$12,994	$1,669	$1,136	$(35,175)

Net income (loss)	as previously reported	$15,577	$5,074	$3,806	$(54,041)
	adjustment	(1,322)	(595)	(489)	(1,408)

	as restated	$14,255	$4,479	$3,317	$(55,449)

Duane Reade Holdings, Inc. (Successor)
Balance Sheet Restatement
As of December 25, 2004
(in thousands)

Caption affected by restatement	As Previously Reported	Adjustment	As Restated
Goodwill	$84,624	$(32,408)	$52,216

Total assets	$972,567	$(32,408)	$940,159

Current portion of debt(1)	—	153,870	153,870

Total current liabilities(1)	$145,878	$153,870	$299,748
Long term debt(1)	508,902	(153,870)	355,032
Deferred income taxes	21,350	26,621	47,971
Other noncurrent liabilities	108,972	(57,621)	51,351

Total liabilities	$787,110	$(31,000)	$756,110

Accumulated deficit	(54,041)	(1,408)	(55,449)

Total stockholder's equity	$185,457	$(1,408)	$184,049

Total liabilities and stockholder's equity	$972,567	$(32,408)	$940,159

(1)
These adjustments result from the change in classification of outstanding debt under the revolving credit facility as detailed above. All other restatements presented in this table result from the correction of lease accounting to reflect straight-line rent expense (for leases in effect on the July 30, 2004 acquisition date) calculated from the date of the Company's acquisition by Oak Hill rather than from the original lease commencement dates as previously recorded. This adjusted lease accounting has no impact upon lease maturities, the timing of any lease payments or cash flows from past or future operating activities.

Duane Reade Inc. (Predecessor)
Balance Sheet Restatement
As of December 27, 2003
(in thousands)

Caption affected by restatement	As Previously Reported	Adjustment	As Restated
Receivables	$53,689	$(259)	53,430
Inventory	259,765	(1,626)	258,139
Current portion of deferred income taxes	8,150	2,661	10,811
Prepaid & other current assets	19,504	759	20,263

Total current assets	$342,360	$1,535	$343,895
Deferred income taxes(2)	5,543	8,311	13,854

Total assets	$787,526	$9,846	$797,372

Accounts payable	$85,258	$270	$85,528
Accrued expenses	27,489	2,597	30,086
Current portion of debt(3)	—	70,353	70,353
Total current liabilities(3)	$114,802	$73,220	$188,022

Long term debt(3)	271,385	(70,353)	201,032
Other noncurrent liabilities(2)	62,915	17,039	79,954

Total liabilities	$450,205	$19,906	$470,111

Retained earnings	$5,160	$(10,060)	$(4,900)

Total stockholder's equity	$337,321	$(10,060)	$327,261

Total liabilities and stockholder's equity	$787,526	$9,846	$797,372

(2)
These adjustments relate to lease accounting under FTB 85-3.

(3)
These adjustments to debt relate to the classification of outstanding debt under the revolving loan facility as detailed above. All other balance sheet adjustments relate to other previously unrecorded and immaterial adjustments.

Duane Reade Holdings, Inc. (Successor)
Duane Reade Inc. (Predecessor)
Cash Flow Restatement
(in thousands)

		Predecessor			Successor
		Year Ended 12/28/02	Year Ended 12/27/03	Period from 12/28/03 to 7/30/04	Period from 7/31/04 to 12/25/04
Net income (loss)	as previously reported	$15,577	$5,074	$3,806	$(54,041)
	adjustment	(1,322)	(595)	(489)	(1,408)

	as restated	$14,255	$4,479	$3,317	$(55,449)

Deferred income taxes	as previously reported	$12,973	$(1,788)	$1,480	$(34,675)
	adjustment	(1,133)	(2,846)	4,420	(1,209)

	as restated	$11,840	$(4,634)	$5,900	$(35,884)

Non-cash rent expense	as previously reported	$9,590	$8,451	$3,406	$3,604
	adjustment	2,585	601	977	2,617

	as restated	$12,175	$9,052	$4,383	$6,221

Receivables	as previously reported	$(4,323)	$8,319	$(474)	$(1,569)
	adjustment	—	259	(2,583)	—

	as restated	$(4,323)	$8,578	$(3,057)	$(1,569)

Inventories	as previously reported	$(13,639)	$(38,308)	$4,015	$(1,682)
	adjustment	(879)	(1,143)	370	—

	as restated	$(14,518)	$(39,451)	$4,385	$(1,682)

Accounts payable	as previously reported	$(11,312)	$27,482	$(19,777)	$14,673
	adjustment	—	270	(270)	—

	as restated	$(11,312)	$27,752	$(20,047)	$14,673

Prepaid and accrued expenses	as previously reported	$6,857	$(1,681)	$6,492	$32,087
	adjustment	241	1,062	(5,745)	—

	as restated	$7,098	$(619)	$747	$32,087

Other assets and liabilities, net	as previously reported	$(5,977)	$4,894	$(400)	$(1,731)
	adjustment	508	2,392	3,321	—

	as restated	$(5,469)	$7,286	$2,921	$(1,731)

Net borrowings (repayments) on revolving credit facility	as previously reported	$(10,000)	$70,353	$10,992	$72,525
	adjustment	10,000	(70,353)	(10,992)	(72,525)

	as restated	$—	$—	$—	$—

Borrowings from revolving credit facility	as previously reported	$—	$—	$—	$—
	adjustment	227,500	942,537	941,503	743,186

	as restated	$227,500	$942,537	$941,503	$743,186

Repayments of revolving credit facility	as previously reported	$—	$—	$—	$—
	adjustment	(237,500)	(872,184)	(930,511)	(670,661)

	as restated	$(237,500)	$(872,184)	$(930,511)	$(670,661)

Duane Reade Holdings, Inc. (Successor)
Duane Reade Inc. (Predecessor)
Stockholder's Equity Restatement
(in thousands)

		Predecessor			Successor
		Year Ended 12/28/02	Year Ended 12/27/03	Period from 12/28/03 to 7/30/04	Period from 7/31/04 to 12/25/04
Retained earnings (deficit)	as previously reported	$86	$5,160	$8,966	$(54,041)
	restatement	(9,465)	(10,060)	(10,549)	(1,408)

	as restated	$(9,379)	$(4,900)	$(1,583)	$(55,449)

Comprehensive income (loss)	as previously reported	$19,173	$5,074	$3,806	$(54,041)
	restatement	(1,322)	(595)	(489)	(1,408)

	as restated	$17,851	$4,479	$3,317	$(55,449)

Stockholder's equity	as previously reported	$329,868	$337,321	$342,253	$185,457
	restatement	(9,465)	(10,060)	(10,549)	(1,408)

	as restated	$320,403	$327,261	$331,704	$184,049

        For the periods ended prior to December 29, 2001, the cumulative impact on retained earnings was a reduction of $8,143.

3.    Acquisition of Duane Reade Inc.

        On July 30, 2004, Duane Reade Holdings, Inc. indirectly acquired all of the outstanding shares of Duane Reade Inc. ("Duane Reade"). Duane Reade operated 249 drug stores in the New York metropolitan area at the time of the acquisition. The financial statements designated as "Predecessor" reflect the operations of Duane Reade prior to the Acquisition and the financial statements designated as "Successor" reflect the operations and accounts of Duane Reade Holdings, Inc. and its subsidiaries subsequent to the Acquisition.

        The Acquisition was accounted for as a purchase, in accordance with the provisions of Statement of Financial Accounting Standards No 141, "Business Combinations", which created a new basis of accounting and resulted in new valuations for the Company's and its subsidiaries' assets and liabilities based on fair values as of the date of the Acquisition. These valuations were largely based on appraisals provided by an independent valuation consultant employed for this purpose.

        The following transactions were completed in connection with the Acquisition:

  •
  an investor group led by Oak Hill made a cash equity contribution to Duane Reade Acquisition of approximately $239.5 million;

  •
  Duane Reade GP borrowed a further $72.0 million under its amended asset-based revolving loan facility, resulting in total borrowings of approximately $153.8 million; on July 30, 2004, Duane Reade Inc. became a co-obligor under that facility; the additional borrowings were used to complete the tender offer for the senior convertible notes and pay related interest due on such notes through July 30, 2004;

  •
  Duane Reade Inc. and Duane Reade GP, as co-obligors, borrowed approximately $155.0 million under the senior term loan facility, which was later refinanced with the proceeds of an offering of $160.0 million of Senior Secured Floating Rate Notes due 2010;

  •
  Duane Reade Inc. and Duane Reade GP issued $195.0 million of 9 3/4% senior subordinated notes due 2011;

  •
  The Company's then-Chairman forfeited the right to receive various payments under his existing employment contract and received, among other things, a profits interest in Duane Reade Shareholders, LLC and options in Duane Reade Holdings, Inc.; and

  •
  the other members of senior management forfeited the right to receive approximately $4.2 million of payments under existing contracts, and the Company issued them phantom stock representing, in the aggregate, up to an approximately 1.5% fully diluted economic interest in the Company.

        The total consideration paid in the Acquisition was approximately $747.5 million, consisting of:

  •
  approximately $404.9 million to purchase the equity of Duane Reade Inc.;

  •
  an aggregate amount of approximately $81.8 million to assume the amended asset-based revolving loan facility;

  •
  an aggregate amount of approximately $203.2 million to repurchase our outstanding senior convertible notes (representing 100% of the originally issued amount of the notes purchased, plus $2.2 million of accrued but unpaid interest on those notes through July 30, 2004); and

  •
  an aggregate of approximately $57.6 million to pay fees, costs and expenses, including legal and professional fees, certain payments to members of management, incurred in connection with the Acquisition and related transactions.

        The sources and uses of funds for the acquisition are summarized as follows:

Sources of Funds	(millions)
Equity contribution	$239.5
Revolver borrowings	153.8
Senior term loan	155.0
Senior subordinated notes	195.0
Senior management phantom shares	4.2

Total sources of funds	$747.5

Uses of Funds
Purchase of outstanding stock	$404.9
Repayment of existing revolver	81.8
Repayment of senior convertible notes	203.2
Transaction fees and expenses	57.6

Total uses of funds	$747.5

        The acquisition cost for the Company of $413.7 million includes the cost of acquiring the Duane Reade stock and certain transaction fees and expenses. The remaining transaction fees and expenses included in the sources and uses above were expensed or included in deferred financing costs.

        The following summarizes the opening balance sheet of Duane Reade Holdings, Inc. which includes the application of purchase adjustments to record the acquisition of assets and liabilities at fair value at the Acquisition date:

Restated (in thousands)
Cash	$83,785
Receivables	53,032
Inventories	258,870
Deferred taxes	11,787
Other assets	20,734

Total current assets	428,208
Property and equipment	225,600
Goodwill	52,216
Customer lists	96,500
Lease	105,476
Tradename	62,600
Other assets	54,082

Total assets	$1,024,682

Accounts payable	$65,482
Accrued expenses	33,039
Current debt	751

Total current liabilities	99,272
Debt	553,372
Deferred taxes	86,123
Other non-current liabilities	46,417

Total liabilities	785,184
Equity	239,498

Total liabilities and equity	$1,024,682

        The amounts assigned to customer lists and lease valuation will be amortized to income over a weighted average life of 5.3 and 6.0 years respectively. The amount assigned to the tradename is not subject to amortization. The Company will in general carryover the historic tax basis of the net assets acquired, therefore the goodwill from this transaction is not tax deductible.

        The following pro forma financial information presents the results of operations for 2004 and 2003 as if the acquisition occurred at the beginning of each of the periods. Certain one-time expenses associated with the transaction are included in each of the periods shown, since each assumes the transaction occurred at the beginning of that year. These pre-tax expenses include transaction expenses of $40.6 million, executive SERP settlement costs of $24.5 million and a debt extinguishment loss of $7.5 million. This information does not purport to be indicative of the actual results that would have been achieved if the acquisition had occurred as assumed, or of future results.

	Restated 2004	2003
	(in thousands)
Pro forma sales	$1,598,369	$1,465,274

Pro forma net loss	$(68,529)	$(69,432)

4.    Pharmacy and Customer File Acquisitions

        During the predecessor and successor periods of 2004, and the 2003 and 2002 fiscal years, the Company acquired individual pharmacy customer files (which were merged into an existing store) and the operations, including certain lease-related assets, of a number of pharmacy establishments (which were operated as new stores). The table below provides detail of this acquisition activity for each of the periods presented (dollars in millions).

		Predecessor
	Successor
			Fiscal Years Ended
	Period from July 31, 2004 through Dec. 25, 2004	Period from Dec. 28, 2003 through July 30, 2004
			December 27, 2003	December 28, 2002
Customer prescription files	2	6	7	10
Pharmacy establishments	4	1	2	8

Total acquisitions	6	7	9	18

Cash consideration	$7.4	$9.1	$6.2	$6.0
Common stock consideration	—	—	—	13.2

Total acquisition cost	$7.4	$9.1	$6.2	$19.2

Purchase price allocation:
Identifiable intangibles	$5.9	$7.2	$4.0	$14.3
Goodwill	—	0.9	1.4	1.8
Inventory	1.5	1.3	0.6	2.2
Property and equipment	0.3	—	0.5	2.5
Other assets	0.2	—	—	0.1
Accruals and liabilities	(0.5)	(0.3)	(0.3)	(1.7)

Total	$7.4	$9.1	$6.2	$19.2

        The operations of the acquired pharmacies have been included in the consolidated statements of operations from the date of acquisition and did not have a material effect on the reported results of operations of the Company.

        During the predecessor period of 2004, the Company reduced goodwill by $3.1 million for a tax valuation reserve which is no longer required. The Company did not record an impairment loss for goodwill during the predecessor and successor periods of 2004 and the 2003 and 2002 fiscal years.

5.    Receivables

        Receivables are summarized as follows (in thousands):

	Successor	Restated Predecessor
	December 25, 2004	December 27, 2003
Third party pharmacy plans	$40,511	$36,986
Due from vendors	21,798	19,225
Credit cards and other receivables	3,875	2,638

Subtotal	66,184	58,849
Less: allowance for doubtful accounts	(8,128)	(5,419)

Receivables, net of allowances	$58,056	$53,430

6.    Prepaid Expenses and Other Current Assets

        Prepaid expenses and other current assets are summarized as follows (in thousands):

	Successor	Predecessor
	December 25, 2004	December 27, 2003
Prepaid rent/real estate receivables	$7,059	$4,631
Executive split dollar life insurance policies	14,221	—
Insurance claims receivable	1,684	2,900
Prepaid insurance	1,367	1,930
Prepaid cigarette taxes	1,441	2,006
Property held for sale	2,192	—
Prepaid leases & contracts	1,869	1,364
Miscellaneous prepaids & receivables	5,883	7,432

	$35,716	$20,263

7.    Property and Equipment

        Property and equipment are summarized as follows (in thousands):

	Successor	Predecessor
	December 25, 2004	December 27, 2003
Furniture, fixtures and equipment	$103,497	$128,167
Building and leasehold improvements including construction in progress	132,793	141,494

	236,290	269,661
Less accumulated depreciation and amortization	11,830	80,192

	$224,460	$189,469

        Depreciation and amortization of property and equipment was $11.8 million, $14.9 million, $21.6 million and $18.2 million in the successor and predecessor periods of 2004 and fiscal years 2003 and 2002, respectively.

8.    Other Assets

        Other assets are summarized as follows (in thousands):

	Successor	Predecessor
	December 25, 2004	December 27, 2003
Lease acquisition costs (net of accumulated amortization of $7,192 and $14,762)	$103,780	$34,236
Pharmacy customer lists (net of accumulated amortization of $7,297 and $16,714)	93,907	19,517
Trade name	62,600	—
Executive split dollar life insurance policies	3,606	14,821
Deferred financing costs (net of accumulated amortization of $1,558 and $13,336)	17,517	6,842
Software & systems development costs (net of accumulated amortization of $581 and $11,531)	11,552	8,944
Security deposits	2,308	2,273
Other	1,762	2,203

	$297,032	$88,836

        For the successor and predecessor periods of fiscal 2004 and the fiscal years ended December 27, 2003 and December 28, 2002, amortization of intangible assets amounted to $15.2 million, $7.0 million, $10.8 million and $8.8 million, respectively. Amortization expense includes amortization of software and system development costs amounting to $0.6 million, 1.1 million, 1.2 million and 0.8 million, respectively. For the 2005 through 2009 fiscal years, the Company expects to incur annual expenses related to the amortization of existing intangible assets of $37.0 million, $35.6 million, $35.2 million, $35.1 million and $35.0 million, respectively.

9.    Accrued Expenses

        Other accrued expenses are summarized as follows (in thousands):

	Successor	Restated Predecessor
	December 25, 2004	December 27, 2003
Accrued salaries and benefits	$4,420	$4,480
Insurance related claims costs	4,216	2,706
Sales tax payable	4,270	1,577
Expense payables	1,819	3,479
CEO SERP termination	23,000	—
Income tax payable	—	9,633
Accrued professional fees	4,548	3,651
Other	14,462	4,560

	$56,735	$30,086

10.    Debt

        Debt is summarized as follows (in thousands):

	Restated Successor	Restated Predecessor
Description of Instrument	December 25, 2004	December 27, 2003
Asset-Based Revolving Loan Facility	$153,870	$70,353

Total Current Debt	$153,870	$70,353

Senior Floating Rate Notes due 2010	$160,000	$—
9.75% Senior Subordinated Notes due 2011	195,000	—
2.1478% Senior Convertible Notes due 2022	32	201,032

Total Non-current Debt	$355,032	$201,032

Total Debt	$508,902	$271,385

        Amended Asset-Based Revolving Loan Facility.    On July 21, 2003, Duane Reade GP entered into a new credit agreement. This credit agreement was an asset-based revolving loan facility which used a pre-determined percentage of the current value of inventory and selected accounts receivable to calculate the availability of funds eligible to be borrowed up to an aggregate principal amount of $200 million. Prior to the amendment described below, the Company's obligations under the credit agreement and related guarantees were collateralized by substantially all of its assets.

        On July 22, 2004, in connection with the Acquisition, the asset-based revolving loan facility was amended to increase the borrowing capacity to an aggregate principal amount of $250 million, subject to an adjusted borrowing base calculation based upon specified advance rates against the value of the Company's selected inventory, pharmacy prescription files and selected accounts receivable. The amended asset-based revolving loan facility includes a $50 million sub-limit for the issuance of letters of credit. Obligations under the asset-based revolving loan facility are collateralized by a first priority interest in inventory, receivables, pharmacy prescription files, deposit accounts and certain other current assets. Under the asset-based revolving loan facility, Duane Reade Inc. and Duane Reade GP are co-obligors. The asset-based revolving loan facility is guaranteed fully and on an unconditional basis by the Company, and each of the Company's other domestic subsidiaries other than the co-obligors.

        The asset-based revolving loan facility contains a single fixed charge coverage requirement which only becomes applicable when borrowings exceed 90 percent of the borrowing base, as defined in the asset-based revolving loan facility. Borrowings under the asset-based revolving loan facility have not exceeded 90 percent of the borrowing base and, as a result, the fixed charge covenant has not become applicable. There are no credit ratings related triggers in the asset-based revolving loan facility that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity. The asset-based revolving loan facility is scheduled to mature on July 20, 2008.

        Revolving loans under the asset-based revolving loan facility, at the Company's option, bear interest at either:

  •
  a rate equal to LIBOR (the London Interbank Offered Rate) plus a margin of from 1.50% to 2.00%, determined based on levels of borrowing availability reset each fiscal quarter; or

  •
  a rate equal to the prime rate of Banc of America Retail Group Inc. plus a margin of from 0.00% to 0.50%, determined based on levels of borrowing availability reset each fiscal quarter. Borrowings under the amended facility continue to be primarily LIBOR-based.

        At December 25, 2004, there was $153.9 million outstanding under the asset-based revolving loan facility, and approximately $90.7 million of remaining availability, net of $2.8 million reserved for standby letters of credit. Obligations under this facility have been classified as current liabilities because cash receipts controlled by the lenders are used to reduce outstanding debt, and the Company does not meet the criteria of FAS 6 to reclassify the debt as long-term. The Company intends to continue to utilize this facility for its working capital needs though the date of its maturity in July 2008. In January 2005, the Company borrowed an additional $19.0 million under the amended asset-based revolving loan facility in connection with the early retirement of the former Chairman's SERP benefits.

        Senior Secured Floating Rate Notes due 2010.    On December 20, 2004, the Company closed an unregistered offering of $160.0 million aggregate principal amount of senior secured floating rate notes due 2010. Using the net proceeds (without deducting expenses) from that offering, together with approximately $2.2 million of borrowings under the amended asset-based revolving loan facility, the Company repaid all outstanding principal under the $155.0 million senior term loan facility, along with approximately $3.6 million of early repayment premium and accrued but unpaid interest through December 20, 2004.

        The senior secured notes bear interest at a floating rate of LIBOR plus 4.50%, reset quarterly. Interest on the senior secured notes is payable quarterly on each March 15, June 15, September 15, and December 15, beginning on March 15, 2005. The Senior Secured Notes mature on December 15, 2010.

        Duane Reade Inc. and Duane Reade GP are co-obligors under the senior secured notes. The senior secured notes rank equally in right of payment with any of Duane Reade Inc.'s or Duane Reade GP's unsubordinated indebtedness and senior in right of payment to any of Duane Reade Inc.'s or Duane Reade GP's subordinated or senior subordinated indebtedness. All obligations under the senior secured notes are guaranteed on a senior, secured basis by the Company and each of its existing subsidiaries, other than Duane Reade Inc. and Duane Reade GP, and will be guaranteed by future subsidiaries except certain foreign and certain domestic subsidiaries. The senior secured notes and the guarantees are collateralized by a first priority interest in substantially all of Duane Reade Inc. and Duane Reade GP's assets other than those assets in which the lenders under the amended asset-based revolving loan facility have a first priority interest. The senior secured notes and the guarantees are also collateralized by a second priority security interest in all collateral pledged on a first priority basis to lenders under the amended asset-based revolving loan facility.

        Upon the occurrence of specified change of control events, Duane Reade Inc. and Duane Reade GP will be required to make an offer to repurchase all of the senior secured notes at 101% of the outstanding principal amount of the senior secured notes plus accrued and unpaid interest to the date of repurchase. The indenture governing the senior secured notes contains certain affirmative and negative covenants that limit the ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries to incur additional indebtedness, pay dividends, make repayments on indebtedness that is subordinated to the senior secured notes and to make certain other restricted payments, incur certain liens, use proceeds from sales of assets, enter into business combination transactions (including mergers, consolidations and asset sales), enter into sale-leaseback transactions, enter into transactions with affiliates and permit restrictions on the payment of dividends by restricted subsidiaries. The indenture governing the senior secured notes contains customary events of default, which, if triggered, may result in the acceleration of the indebtedness outstanding under the indenture. The indenture governing the senior secured notes does not contain financial maintenance covenants. Under a registration rights agreement entered into as part of the offering of the senior secured notes, the Company was required to (i) file a registration statement with the SEC within 120 days after the completion of the offering of the senior secured notes, (ii) use its reasonable best efforts to cause the registration statement to become effective within 180 days after the completion of offering of the senior secured notes, and (iii) use its reasonable best efforts to complete an exchange offer of the initial senior secured notes for registered senior secured notes within 210 days after the offering of the senior secured notes is completed. On January 21, 2005, the Company filed a registration statement on Form S-4, registering an exchange offer relating to the senior secured notes. On February 3, 2005, the registration statement was declared effective. However, on March 7, 2005, prior to the completion of the exchange offer, the Company suspended the exchange offer as a result of the restatement of its financial results described in Note 2. The Company expects to resume the exchange offer once the prospectus for the exchange offer is updated to take account of the restatements. There are no credit ratings related triggers in the indenture governing the senior secured notes that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity.

        Senior Subordinated Notes due 2011.    On July 30, 2004, upon completion of the Acquisition, Duane Reade Inc. and Duane Reade GP co-issued $195 million of 9.75% senior subordinated notes due 2011. The senior subordinated notes mature on August 1, 2011 and bear interest at 9.75% per annum payable in semi-annual installments on February 1 and August 1, commencing February 1, 2005. The senior subordinated notes are uncollateralized obligations and subordinated in right of payment to all of the Company's existing and future unsubordinated indebtedness, including borrowings under the amended asset-based revolving loan facility and the senior secured notes. The senior subordinated notes will rank equally with any future senior subordinated indebtedness and senior to any future subordinated indebtedness. The senior subordinated notes are guaranteed on an uncollateralized, senior subordinated basis by the Company and all of Duane Reade Inc.'s existing direct and indirect domestic subsidiaries other than Duane Reade GP, which is a co-obligor under the senior subordinated notes. On March 25, 2005, Duane Reade Holdings, Inc. became a guarantor of the senior subordinated notes on the same basis as the other guarantors. Upon the occurrence of specified change of control events, the Company will be required to make an offer to repurchase all of the senior subordinated notes at 101% of the outstanding principal amount of the senior subordinated notes plus accrued and unpaid interest to the date of repurchase. The indenture governing the senior subordinated notes contains certain affirmative and negative covenants that limit the ability of Duane Reade Inc., Duane Reade GP and their restricted subsidiaries to incur additional indebtedness, pay dividends, make repayments on indebtedness that is subordinated to the senior subordinated notes and to make certain other restricted payments, incur certain liens, use proceeds from sales of assets, enter into business combination transactions (including mergers, consolidations and asset sales), enter into transactions with affiliates and permit restrictions on the payment of dividends by restricted subsidiaries. There are no credit ratings related triggers in the indenture governing the senior subordinated notes that would impact the cost of borrowing, annual amortization of principal or related indebtedness maturity.

        2.1478% Senior Convertible Notes due April 16, 2022:    On April 16, 2002, the Company completed an offering of $381.5 million aggregate principal amount of Senior Convertible Notes maturing on April 16, 2022 (the "Convertible Notes"). The Convertible Notes were issued at a price of $572.76 per note (57.276%

of the principal amount at maturity) and pay cash interest at the rate of 2.1478% per year on the principal amount at maturity, payable semi-annually in arrears on April 16 and October 16 of each year beginning on October 16, 2002, until April 16, 2007. After that date, interest will accrue on the notes as amortization of the original issue discount representing a yield to maturity of 3.75% per year, computed on a semi-annual bond equivalent basis. In December 2002, the Company repurchased a total of $30.5 million principal value of the Convertible Notes at an average purchase price of $486.99 per $1,000 note, resulting in the remaining net outstanding balance of $201.0 million.

        In connection with the Acquisition, the Company made a tender offer to repurchase all of the $351.0 million outstanding principal value of the Convertible Notes. Upon the closing of the tender offer, a total of $350.9 million principal value ($201.0 million issuance value) was tendered for repurchase, leaving only $55,000 of principal value ($32,000 of issue value) outstanding. The Company may redeem for cash all or a portion of the principal value of the outstanding convertible notes at any time after April 16, 2007, at a price equal to the sum of the issue price plus accrued original issue discount and accrued cash interest, if any, to the redemption date.

        At December 25, 2004, the aggregate maturities of debt are as follows: (dollars in thousands):

2008	153,870
2009	—
Thereafter	355,032

$508,902

11.    Capital Lease Obligation

        The capital lease obligation is payable in monthly installments and bears interest at a weighted average rate of 9.1%. At December 25, 2004, the aggregate maturity of the capitalized lease obligations and the present value of the net minimum lease payments are as follows (in thousands):

2005	$997
2006	997
2007	591
2008	456
2009	231

$3,272
Less amounts representing interest	484

Present value of net minimum lease payments	2,788
Less current maturities	780

$2,008

12.    Other Non-current Liabilities

        Other non-current liabilities are summarized as follows (in thousands):

	Restated Successor	Restated Predecessor
	December 25, 2004	December 27, 2003
Deferred rent	$6,221	$55,855
Labor contingency	17,000	12,600
Deferred income	6,473	8,633
Phantom stock	4,199	—
Other	17,458	2,866

	$51,351	$79,954

        The reduction in deferred rent from $55.9 million at December 27, 2003 to $6.2 million at December 25, 2004 is attributable to the application of purchase accounting in connection with the acquisition of the Company by Oak Hill on July 30, 2004.

        Deferred income primarily consists of various vendor rebates and real estate-related income to be recognized over the lives of the respective agreements. Phantom stock represents the value of shares of common stock pledged to the Company's Senior Vice Presidents in exchange for certain forfeited payments to which they were entitled in connection with the completion of the Acquisition.

13.    Stockholder's Equity

        Prior to the completion of the Acquisition, Stockholder's Equity included Preferred Stock and Common Stock as described below:

        Preferred Stock—Duane Reade Inc's preferred stock was composed of two separate issues: (a) Preferred stock, par value $0.01 per share, consisting of 5,000,000 authorized shares, of which there were no shares issued or outstanding at December 27, 2003 or at July 30, 2004, and (b) Series A preferred stock, par value $0.01 per share, consisting of 75,000 authorized shares, of which there were no shares issued or outstanding at December 27, 2003 or at July 30, 2004. The Series A preferred shares were reserved for issuance in the event that the Shareholder Rights Plan was enacted in response to a potential attempted change of control.

        The Company's Board of Directors had the authority, without further action of the shareholders of the Company, to issue shares of preferred stock in one or more series and to fix or determine the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences, and the number of shares constituting any series.

        The Company's Board of Directors, without shareholder approval, could issue preferred stock with voting and conversion rights that could have adversely affected the voting power of holders of common stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, may have had the effect of discouraging, delaying, or preventing a change in control of the Company. In conjunction with the completion of the Acquisition, each of the authorized shares of preferred stock and Series A preferred stock were cancelled, and are no longer in existence.

        Common Stock—Duane Reade Inc's authorized common stock, par value $.01 per share, consisted of 75,000,000 shares of which 24,403,550 shares and 24,538,799 shares were issued and outstanding at December 27, 2003 and at July 30, 2004, respectively.

        Holders of the common stock were entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The issued and outstanding shares of common stock were validly issued, fully paid and non-assessable. Subject to the rights of the holders of any shares of preferred stock, the holders of outstanding shares of common stock were entitled to receive dividends out of assets legally available for dividend distribution at such times and in such amounts as the Board of Directors may from time to time have determined. The shares of common stock were not redeemable or convertible, and the holders of the common shares had no pre-emptive or subscription rights to purchase any securities of the Company.

        Upon liquidation, dissolution or winding up of the Company, the holders of shares of common stock were entitled to receive on a pro-rata basis the assets of the Company that were legally available for distribution, after payment of all debts and other liabilities and subject to the preferential rights of any holders of preferred stock.

        In connection with the completion of the Acquisition, each of the outstanding common shares of Duane Reade Inc. were converted into the right to receive cash consideration of $16.50 per share, without interest. On July 30, 2004, a total of $404.9 million was paid to shareholders in connection with the purchase by Duane Reade Acquisition Inc. of all outstanding shares of Duane Reade Inc. common stock. Following the completion of the Acquisition, Duane Reade Inc. common stock was de-listed from the New York Stock Exchange and is no longer publicly traded.

Stockholders and Registration Rights Agreement

        A stockholders and registration rights agreement was entered into among certain members of the Company's management at the time and Duane Reade Shareholders. The stockholders and registration rights agreement contains, among other things, certain restrictions on the ability of the parties thereto to freely transfer the securities of Duane Reade Holdings held by such parties. In addition, the stockholders and registration rights agreement provides that the holders of a majority of the membership interests in Duane Reade Shareholders may, under certain circumstances, compel a sale of all or a portion of the equity in Duane Reade Holdings to a third party (commonly known as drag-along rights) and, alternatively, that stockholders of Duane Reade Holdings may participate in certain sales of stock by holders of a majority of the common stock of Duane Reade Holdings to third parties (commonly known as tag-along rights). The stockholders and registration rights agreement also contains certain corporate governance provisions regarding the nomination of directors and officers of Duane Reade Holdings by the parties thereto. The stockholders and registration rights agreement also provides that Duane Reade Shareholders will have the ability to cause Duane Reade Holdings to register common equity securities of Duane Reade Holdings under the Securities Act, and provide for procedures by which certain of the equity holders of Duane Reade Holdings and Duane Reade Shareholders may participate in such registrations.

Preemptive Rights Agreement

        A preemptive rights agreement was entered into among certain Oak Hill entities, Duane Reade Shareholders, Duane Reade Holdings, Duane Reade Inc. and Messrs. Cuti, Charboneau, LaBeau, Henry and Ray. The preemptive rights agreement contains, among other things, certain preemptive rights for management, providing that certain equity securities issued by Duane Reade Shareholders or any of its subsidiaries to the members of Duane Reade Shareholders (other than Mr. Cuti) must dilute the interests of all of the parties to the preemptive rights agreement on a proportionate basis. In connection with any such issuance of equity securities, each of Messrs. Cuti, Charboneau, LaBeau, Henry and Ray have the right to purchase from the issuing entity a percentage of equity securities being issued equal to their percentage interest (including phantom stock interest) in Duane Reade Holdings as of such time (and, in the case of Mr. Cuti, taking into account his interest in Duane Reade Shareholders as of such time).

        Common Stock of Duane Reade Holdings, Inc.    Upon the completion of the Acquisition, Duane Reade Holdings, Inc.'s common stock consists of 2,950,000 authorized shares, par value $0.01 per share, of which 2,594,977 shares were issued and outstanding. All of the outstanding shares of Duane Reade Holdings, Inc. are beneficially owned by Duane Reade Shareholders, LLC. Oak Hill, together with the equity co-investors, owns on a fully diluted basis 100% of the outstanding membership interests in Duane Reade Shareholders, LLC.

        Preferred Stock of Duane Reade Holdings, Inc.    Upon the completion of the Acquisition, Duane Reade Holdings, Inc.'s preferred stock consists of 50,000 authorized shares, par value $0.01 per share, of which there were no shares issued or outstanding.

14.    Income Taxes

        The income tax provision, before the cumulative effect of an accounting change, for the successor and predecessor periods of fiscal 2004 and the fiscal years ended December 27, 2003 and December 28, 2002 consists of the following (in thousands):

	Restated Successor	Predecessor – Restated
			Fiscal Years Ended
	Period from July 31, 2004 through Dec. 25, 2004	Period from Dec. 28, 2003 through July 30, 2004
			December 27, 2003	December 28, 2002
Current:
Federal	$—	$(4,439)	$1,059	$11,948
State & Local	218	(245)	2,910	1,379
Deferred:
Federal	(27,703)	5,940	606	1,142
State & Local	(7,690)	(120)	(2,906)	(1,475)

Total (benefit) expense	$(35,175)	$1,136	$1,669	$12,994

        Deferred tax assets and liabilities are determined based on the difference between the book and tax bases of the respective assets and liabilities at December 25, 2004 and December 27, 2003 and are summarized as follows (in thousands):

	Restated Successor	Restated Predecessor
	December 25, 2004	December 27, 2003
Deferred tax assets (liabilities)—net:
Deferred income	$1,496	$1,574
Inventories	2,631	2,730
Reserves	4,900	2,915
Other, net	—	3,592

Deferred income taxes—current	$9,027	$10,811

Deferred tax assets (liabilities)—net:
Deferred rent	$4,455	$24,858
Long Lived assets	(114,731)	(22,562)
Labor contingency and other reserves	11,958	4,794
Alternative minimum tax credits	1,491	1,674
Wage-based and other tax credits	9,114	8,006
Net operating losses	37,820	726
Other, net	1,922	(3,642)

Deferred income taxes—noncurrent (liability) asset	$(47,971)	$13,854

Total net deferred tax (liabilities) assets	$(38,944)	$24,665

        In the successor period of 2004, as a consequence of the transaction expenses and other costs incurred in connection with the completion of the Acquisition, the Company generated a net operating loss of approximately $72.0 million. The federal and state tax effects of these net operating losses are reflected as a tax benefit in the deferred income tax provision. Realization of the asset is dependent on generating sufficient taxable income in future periods. Based on historical taxable income and projections of future taxable income over the periods that the deferred tax assets are deductible, management believes that it is more likely that not that the deferred tax asset will be realized and has therefore not established a valuation allowance against it. The federal and state net operating losses can be carried forward 20 years and will expire in fiscal year 2025.

        Additional deferred tax assets include federal and state tax credits including New York state ZEA credits of $5.3 million which can be carried forward indefinitely and federal AMT and Job credits of $5.2 million which can be carried forward indefinitely. Based on expected future operating results, management believes that realization of these deferred tax assets is more likely than not.

        The provision for income taxes for the successor and predecessor periods of fiscal 2004 and the fiscal years ended December 27, 2003 and December 28, 2002 differs from the amounts of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax accounting income as a result of the following (dollars in thousands):

	Restated Successor		Predecessor—Restated
					Fiscal Years Ended
	Period from July 31, 2004 through Dec. 25, 2004		Period from Dec. 28, 2003 through July 30, 2004
					December 27, 2003		December 28, 2002
Pre-tax accounting income (loss)	$(90,624)	100.0%	$4,453	100.0%	$6,148	100.0%	$36,511	100.0%

Statutory rate	(31,718)	35.0	1,559	35.0	2,152	35.0	12,779	35.0
State and local taxes, net of federal tax benefit	(7,250)	8.0	138	3.1	989	16.1	1,466	4.0
Transaction costs	4,160	(4.6)	—	—	—	—	—	—
Employment tax credits	(423)	0.5	(592)	(13.3)	(1,818)	(29.6)	(1,439)	(3.9)
Other	56	(0.1)	31	0.7	346	5.6	188	0.5

Effective tax rate	$(35,175)	38.8%	$1,136	25.5%	$1,669	27.1%	$12,994	35.6%

        Employment tax credits represent the benefits earned by the Company for its participation in various Federal and state hiring incentive programs. These benefits are based on the number of qualifying employees hired and retained by the Company for a specified time period. Employees qualify for these hiring programs primarily as a result of their enrollment in various economic assistance programs.

15.    Commitments and Contingencies

        Leases:    Duane Reade leases most of its store facilities under operating lease agreements expiring on various dates through the year 2033. In addition to minimum rentals, certain leases provide for annual increases based upon real estate tax increases, maintenance cost increases and inflation. Generally, the Company obtains a free rent period during the construction of leasehold improvements for stores. Additionally, the Company's leases provide for escalations over the term of the lease. Rent expense, including deferred rent, real estate taxes and other rent-related costs and income for the successor and predecessor periods of fiscal 2004 and the fiscal years ended December 27, 2003 and December 28, 2002 was $56.2 million, $76.8 million, $121.9 million and $103.6 million, respectively.

        Minimum annual cash rent obligations under non-cancelable operating leases at December 25, 2004 (including obligations under new store leases entered into but not opened as of December 25, 2004) are as follows (in thousands):

2005	$119,602
2006	118,907
2007	118,183
2008	112,749
2009	107,100
2010 to 2014	444,632
2015 to 2019	250,178
2020 to 2024	66,118
2025 to 2029	4,769
2030 to 2033	2,655

Total	$1,344,893

        Litigation:    The Company is party to legal actions arising in the ordinary course of business. Based on information presently available to the Company, it believes that it has adequate legal defenses or insurance coverage for these actions and that the ultimate outcome of these actions will not have a material, adverse effect on its financial position, results of operations or cash flows. In addition, the Company is a party to the following legal actions and matters:

        During 2002, the Company initiated a legal action against its former property insurance carrier, in an attempt to recover what it believes to be a fair and reasonable settlement for the business interruption portion of its claim originating from the September 11, 2001 World Trade Center terrorist attack, during which its single highest volume and most profitable store was completely destroyed. The claim is pending before the United States District Court for the Southern District of New York. In September 2003, a trial on certain issues was held regarding some of the matters at issue in the litigation, including whether the Company would have obtained a renewal of its lease at the World Trade Center. The Company has received a favorable ruling on this and other legal issues in the case and now the matter has moved into an appraisal process. The appraisal process involves two appraisers and an arbitrator (to resolve differences between the two appraisers) who will determine the amount of insured loss the Company has sustained. The insurance carrier has appealed a number of rulings by the trial court. The appraisal process is proceeding and the Company may have a determination by late in the second quarter or early in the third quarter of 2005. However, in light of the inherent uncertainty in litigation relating to the Company's appeal, the amount of additional insurance proceeds, if any, that the Company may collect under the terms of our insurance contract with the defendant cannot be reasonably predicted or determined at this time, and therefore, the Company has not accrued any additional income related to this matter. In fiscal 2002, the Company received an advance of approximately $9.4 million toward the business interruption claim that was recognized as a separate component of income in the consolidated statement of income. In the event of an unfavorable outcome to the Company, this amount would not be required to be returned to the insurance company.

        Duane Reade Inc., Mr. Cuti (who was Chairman and CEO of the Company at the time), Mr. Henry and Mr. Charboneau have been named as defendants in connection with the consolidation of several class action complaints alleging violations of the federal securities laws that were filed from August 2002 through October 2002. The action, which was in the United States District Court for the Southern District of New York, was on behalf of shareholders who purchased the Company's common stock between April 1, 2002 and July 24, 2002, inclusive. The complaint, which sought an unspecified amount of damages, alleged that the defendants violated the federal securities laws by issuing materially false and misleading statements during the class period. On December 1, 2003, the district judge granted the Company's motion to dismiss the plaintiff's action, with prejudice. The plaintiffs subsequently filed an appeal. On August 17, 2004, the U.S. Court of Appeals affirmed the district court's ruling in the Company's favor, thus fully resolving this matter in favor of the Company.

        The Company is a defendant in a class action suit in the Federal Court for the Southern District of New York filed in January 2000 regarding alleged violations of the Fair Labor Standards Act as to a group of individuals who provided delivery services on a contract basis to the Company. In December 2002, the judge in the action issued a partial summary judgment in favor of a subclass of the plaintiffs and against the Company. In December 2003, the Company settled the issue of the amount of its liability to the plaintiffs without any admission of wrongdoing and in an amount consistent with its previously established reserves.

By a decision dated August 4, 2004, the district court awarded the plaintiffs certain attorneys' fees in this matter. The Company has fully reserved the amounts of the fees in question and has appealed this award.

        The Company is a party to an NLRB administrative proceeding regarding a dispute with the Allied Trades Council ("ATC") over whether a negotiating impasse was reached between the Company and the union in August of 2001. The Allied Trades Council represents employees in 139 of the Company's stores in a collective bargaining agreement that expired on August 31, 2001. The Company's employees have been working pursuant to the terms of the Company's December 6, 2001 implemented contract with the ATC, which expired on August 31, 2004. The Company believes an impasse did in fact occur and as a result, it had the right to implement its latest contract proposal at that time which included wage increases, health and welfare benefits, vacation and sick benefits and a 401(k) retirement program. The Company discontinued making additional payments into the various funds associated with the union as it was providing many of these benefits on a direct basis and because its past contributions to these funds caused these funds to be in a position of excessive overfunding. In addition, the Company had concerns that its past payments into these funds were not being managed in a way to ensure they were being properly utilized for the benefit of its employees. On February 18, 2004, an Administrative Law Judge ("ALJ") who had reviewed various matters related to this proceeding issued a decision and related recommendation, which concluded that the parties were not at impasse. The remedies recommended by the ALJ included, among other things, a requirement for the Company to make its employees whole by reimbursing them for expenses ensuing from the failure to make contributions to the union funds and to make such funds whole, plus interest. This recommendation was adopted by a three-member panel of the NLRB on September 15, 2004. If it is enforced by the circuit court of appeals, it could result in the Company being required to contribute amounts that have yet to be determined into the union's pension benefit, health and welfare and vacation funds. Any potential required contributions resulting from a final judicial determination of this matter would potentially be subject to offset by the amounts that the Company had funded since it implemented its final contract proposal for these same benefits that were paid for its Allied Trades Council employees. Because the NLRB decision represents the first phase of a long and complicated administrative process to be followed by a full judicial review of all of the facts and circumstances, the final outcome cannot be reliably determined at this time. The NLRB's decision is subject to judicial review by the D.C. Circuit Court of Appeals and a compliance hearing before any financial remedy can be determined. The Company has filed appeal papers with the D.C. Circuit Court of Appeals and the Court has scheduled a hearing to occur later this year with its decision to follow sometime thereafter. While there can be no definitive assurance, the Company has been advised by its outside labor counsel that its petition for review contains a number of valid defenses and arguments against enforcement of the NLRB decision.

        In light of the foregoing, while it is the Company's belief that the final financial outcome of this litigation cannot be determined, under the provisions of Statement of Financial Accounting Standard No. 5 which addresses contingencies, the Company has recorded a pre-tax charge of $12.6 million for the year ended December 27, 2003 and additional pre-tax charges of $2.6 million in the period from December 28, 2003 through July 30, 2004 and $1.8 million in the period from July 31, 2004 through December 25, 2004. These charges represent the Company's current best estimate of the loss that would result upon application of the NLRB's decision. The Company notes that such charges are based upon the facts available to it. In the Company's opinion, such charges could be subject to significant modification in the future, upon review by the D.C. Circuit Court of Appeals, completion of a compliance hearing and any appeals relating to the outcome of that hearing. These charges reflect the amount of contributions that the Company did not make into the union benefit funds for the period from the August 31, 2001 expiration of the contract through September 24, 2005, reduced by a portion of the benefits it paid directly to or for the benefit of these employees over the same period. It also includes an interest cost for these net contributions from the date they would have been paid until September 24, 2005. While this represents the Company's current best estimate of the NLRB's decision, the Company believes that, as of December 25, 2004, the actual range of loss in this matter could be from $0 if the Circuit Court of Appeals does not enforce the NLRB decision at all, to approximately $38 million, if the NLRB's decision is upheld and there is no offset for any benefits paid over this period.

        Until such time as further legal developments warrant a change in the estimate under this accounting standard, or until this matter is resolved, the Company will record additional non-cash pre-tax charges, including interest, which are calculated on the same basis as the charges recorded in the 2003 and 2004 financial statements. The Company currently estimates that the pre-tax charge recorded during the full 12 months of 2005 will approximate $4.4 million, subject to changes in the relevant interest rate.

        The Company is a party to related lawsuits, Irving Kroop, et al v. Duane Reade, NY, NY et al, 00 Civ. 9841, et al., instituted by the trustees of several union benefit funds wherein the funds claim that the Company did not make certain required contributions to these funds from January 2000 through August 2001. By decisions dated August 5, 2004 and September 27, 2004, the District Court awarded judgment to the funds on certain aspects of their complaints. These partial judgments, for which the Company has provided adequate reserves, are subject to further appeal by the Company. In October, the Company paid $705 thousand in full settlement of the partial summary judgment. The remaining unresolved portions of the plaintiffs' claims are still being litigated and accordingly, the Company intends to continue to vigorously defend itself in these matters. At this time, it is not possible to determine the ultimate outcome of this case or the actual amount of liability the Company may face, if any.

        The Company is involved in an ongoing dispute with Cardinal Health, one of its former suppliers of pharmaceutical products. Both parties have claims against the other involving, among other things, breach of contract, promissory estoppel and unjust enrichment. Duane Reade is seeking from Cardinal an unspecified amount of damages and punitive damages of at least $20 million. Cardinal is seeking approximately $18 million in damages plus attorney's fees and interest. While there can be no definitive assurance, the Company believes it has counterclaims that offset the claims against it by Cardinal, as well as meritorious defenses to these claims, and plans to vigorously pursue its affirmative claims and to vigorously defend itself in this action. Non-party discovery in the case has concluded and it is expected to go to trial in the second half of 2005.

        A New York State Tax Appeal ruling in a matter involving another company may have an adverse impact upon the Company's New York State Franchise Tax filings from years 1999 through 2002. This matter relates to the required combination of affiliated subsidiaries in recognizing royalty fee and related income for intangible property. The ruling is subject to further legal appeal and interpretation in light of the Company's own specific facts and circumstances. The outcome of this matter, and the resulting amount of additional income tax expense, if any, cannot be determined by the Company at this time.

        In November 2004, Duane Reade Inc. was served with a class action complaint, Damassia v. Duane Reade Inc. The lawsuit was filed in the United States District Court, Southern District of New York. The complaint alleges that, from the period beginning November 1998, the Company incorrectly gave some employees the title, "Assistant Manager," in an attempt to avoid paying these employees overtime, in contravention of the Fair Labor Standards Act and the New York Law. The complaint seeks twice an unspecified amount of unpaid wages. The Company believes this claim to be without merit, and it intends to defend itself against this claim. However, due to the uncertainty of litigation, there can be no assurance as to the ultimate outcome of this matter.

        In January 2005, the Equal Employment Opportunity Commission filed an action against the Company in the U.S. District Court for the Southern District of New York alleging, among other things, that the Company created a hostile work environment for three female store employees, and potentially a class of such female employees. This action is in its early stages, and accordingly it is not possible to determine the ultimate outcome, which, if adverse, could be material.

Litigation Relating to the Acquisition

        The Company is aware of six purported class action complaints challenging the Acquisition consummated by Duane Reade Inc. and Duane Reade Acquisition that have been filed in the Court of Chancery of the State of Delaware, referred to as the "Delaware Complaints," and three purported class action complaints that have been filed in the Supreme Court of the State of New York. Two of the New York complaints have been dismissed without prejudice. The other New York complaint (the "New York Complaint") is pending, but has not been served on the Company. The Delaware Complaints name Mr. Cuti and certain other members of the Company's board of directors and executive officers as well as Duane Reade as defendants. Four of the Delaware Complaints name Oak Hill as a defendant. The New York Complaint names Mr. Cuti and certain other members of the Company's board of directors and executive officers as well as Duane Reade as defendants. One of the dismissed New York complaints named Oak Hill as a defendant. The Delaware Complaints were consolidated on January 28, 2004, and on April 8, 2004 the plaintiffs in the Delaware actions filed a consolidated class action complaint. The Company believes these lawsuits are without merit and plans to defend these lawsuits vigorously.

        Management Agreements:    The Company has employment agreements with several of its executives providing, among other things, for employment terms of up to three years. Pursuant to the terms of such employment and related agreements, the Company may be obligated for certain compensation and benefits in the event of termination.

Management Stock Option Plan

        The board of directors of Duane Reade Holdings, Inc. adopted the Duane Reade Holdings, Inc. Management Stock Option Plan (the "New Option Plan"), which became effective on the date the Acquisition was completed. The New Option Plan is administered by the compensation committee of the board of directors. Any officer, employee, director or consultant of Duane Reade Holdings or any of its subsidiaries or affiliates is eligible to be designated a participant under the New Option Plan. A maximum of 244,930 shares of our common stock (on a fully diluted basis) may be granted under the New Option Plan.

        Under the New Option Plan, the compensation committee of Duane Reade Holdings, Inc. may grant awards of nonqualified stock options, incentive stock options, or any combination of the foregoing. A stock option granted under the New Option Plan will provide a participant with the right to purchase, within a specified period of time, a stated number of shares of our common stock at the price specified in the award agreement. Stock options granted under the New Option Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, not inconsistent with the New Option Plan, as may be determined by the compensation committee and specified in the applicable stock option agreement or thereafter. Options granted under this plan will (i) be issued at an exercise price reflective of the fair market value at the time of grant, (ii) generally vest ratably over five years and (iii) terminate after ten years.

	2004 Management Stock Option Plan
	Option price per share
	$100.00	Total Options	Wtd. Avg Exercise Price
Options outstanding, July 30, 2004	—	—	$—
Options granted	176,477	176,477	$100.00

Options outstanding, December 25, 2004	176,477	176,477	$100.00

Weighted average remaining life	9.6 years	9.6 years
Options exercisable	—	—

        Prior to the completion of the Acquisition on July 30, 2004, the following two stock option plans were in effect:

        1992 Stock Option Plan—On October 12, 1992, the Company adopted the 1992 Stock Option Plan of Duane Reade Holding Corp. (the "Plan"). Under the Plan, a committee designated by the Board of Directors to administer the Plan (the "Committee") could grant, to executives and other key employees of the Company, nonqualified stock options to purchase up to an aggregate of 510,757 shares of common stock of the Company at an exercise price fixed by the Committee. The options were exercisable at such time or times as the Committee determined at or subsequent to grant. The term of the options set by the Committee did not exceed 10 years.

        At July 30, 2004, there were outstanding nonqualified stock options to purchase up to an aggregate of 26,565 shares of common stock, all of which were vested. In connection with the completion of the Acquisition, all outstanding stock options with an exercise price equal to or greater than $16.50 per share were cancelled. Options with an exercise price less than $16.50 per share were considered "in-the-money," and holders of such options received a payment equal to the difference between $16.50 and the exercise price of the option, multiplied by the number of options held by the option holder. The total amount expended in this regard amounted to $0.4 million.

        Changes in options outstanding (including options granted outside the Plan) during the predecessor periods in 2004, 2003 and 2002 are summarized as follows:

	1992 Stock Option Plan
	Option price per share
	$0.58	$7.34- $12.77	$29.37	$40.86	Total Options	Wtd. Avg Exercise Price
Options outstanding, December 29, 2001	238,353	2,750	11,038	15,156	267,297	$4.18
Options exercised	(90,000)	—	—	—	(90,000)	$0.58
Options cancelled	(3)	(5)	(1,100)	(3,845)	(4,953)	$38.26

Options outstanding, December 28, 2002	148,350	2,745	9,938	11,311	172,344	$5.08
Options exercised	(124,530)				(124,530)	$0.58
Options cancelled			(9,938)	(11,311)	(21,249)	$35.49

Options outstanding, December 27, 2003	23,820	2,745	—	—	26,565	$1.84

Options outstanding, July 30, 2004 pre-transaction	23,820	2,745	—	—	26,565	$1.84

Options paid to holders	(23,820)	(2,745)			(26,565)	$1.84

Options outstanding, July 30, 2004 post-transaction	—	—	—	—	—	$—

        1997 Equity Participation Plan—During 1997, the Company adopted an Equity Participation Plan (the "1997 Equity Participation Plan"), as amended, which provided 3,971,181 options for shares of common stock of the Company to be granted to employees, consultants and non-employee directors of the Company. At July 30, 2004, options for 2,819,857 shares had been granted (net of options for 1,559,112 shares that had been cancelled) to employees and certain non-employee directors, and 2,052,025 options were issued and outstanding as of that date. Under the plan, options granted to employees generally vested 20% on each of the first through fifth anniversaries of the issue date, with some options subject to accelerated vesting if certain performance targets were achieved.

        In connection with the completion of the Acquisition, all outstanding stock options with an exercise price equal to or greater than $16.50 per share were cancelled. Options with an exercise price less than $16.50 per share were considered "in-the-money," and holders of such options, excluding a portion of which that were held by senior management and forfeited in connection with the right to receive certain change-of control payments, received a payment equal to the difference between $16.50 and the exercise price of the option, multiplied by the number of options held by the option holder. The total amount expended in this regard amounted to $1.4 million.

        Changes in options outstanding under the 1997 Equity Participation Plan during the predecessor periods in 2004, 2003 and 2002 are summarized as follows:

	1997 Equity Participation Plan
	Option price per share
	$8.33- $15.77	$16.50- $19.93	$21.24- $29.38	$31.10- $38.75	Total Options	Wtd. Avg Exercise Price
Options outstanding, December 29, 2001	899,400	68,100	744,490	228,000	1,939,990	$17.97
Options granted	5,000	25,000	545,350	54,000	629,350	$26.85
Options exercised	(35,268)	(11,700)	(28,050)	—	(75,018)	$15.44
Options cancelled	—	(5,700)	(17,231)	(80,550)	(103,481)	$29.65

Options outstanding, December 28, 2002	869,132	75,700	1,244,559	201,450	2,390,841	$19.88
Options granted	85,000	1,323,947	—	—	1,408,947	$16.48
Options exercised	(241,278)	—	—	—	(241,278)	$8.33
Options cancelled	(1,512)	(37,100)	(1,133,074)	(186,450)	(1,358,136)	$26.55

Options outstanding, December 27, 2003	711,342	1,362,547	111,485	15,000	2,200,374	$14.85
Options exercised	(135,249)	—	—	—	(135,249)	$8.33
Options cancelled	—	(13,100)	—	—	(13,100)	$16.55

Options outstanding, July 30, 2004 pre-transaction	576,093	1,349,447	111,485	15,000	2,052,025	$15.27

Options paid to holders	(175,193)	—	—	—	(175,193)	$8.78
Options forfeited	(400,900)	—	—	—	(400,900)	$9.72
Options cancelled	—	(1,349,447)	(111,485)	(15,000)	(1,475,932)	$17.54

Options outstanding, July 30, 2004 post-transaction	—	—	—	—	—	$—

        Stock Option Exchange Offer—On February 27, 2003, the Company offered each eligible employee the opportunity to exchange all of his or her currently outstanding options to purchase shares of the Company's common stock granted under the 1992 Stock Option Plan or the 1997 Equity Participation Plan with an exercise price equal to or in excess of $16.00 per share (other than certain options granted on May 7, 1999 pursuant to the Company's Deferred Compensation Stock Grant Program). At the close of the offer on March 27, 2003, the Company accepted for exchange and cancellation options to purchase an aggregate of 1,337,449 shares of common stock. On October 1, 2003, the Company granted 1,320,947 options to replace those previously exchanged. Each new option issued as a result of the exchange had an exercise price of $16.55 per share, reflecting the average closing price of the Company's common stock as reported on the New York Stock Exchange for the five day trading period ending immediately prior to the October 1, 2003 grant date. Each new option had a ten year term and vested in three equal annual installments, beginning on the first anniversary of the date of grant, except under certain change of control events, in which case the new options immediately became fully vested. The difference between the number of options originally exchanged and the number of options issued on October 1, 2003 represented options held by individuals who resigned or were terminated prior to the grant date and whose options were not reissued. This grant of stock options was considered non-compensatory, as the closing price of the Company's common stock on the grant date, $16.30 per share, was less than the exercise price of the options granted. In connection with the Acquisition, all of the options exchanged were cancelled because their exercise price exceeded the $16.50 per share Acquisition price.

        401(k) Profit-Sharing Plan—The Company maintains an employee savings plan, pursuant to Section 401(k) (the "401(k) Plan") of the Internal Revenue Code ("IRC"), which, prior to January 1, 2002, covered substantially all non-union employees other than key employees as defined by IRC, and, effective January 1, 2002, became available to certain union employees. Eligible participating employees may contribute up to 10% of their pre-tax salaries, subject to certain IRC limitations. The 401(k) Plan, as amended, provides for employer matching contributions at the discretion of the Company (to a maximum of 1% of eligible pre-tax salaries) and has a feature under which the Company may contribute additional discretionary amounts for all eligible employees. During the successor and predecessor periods of fiscal 2004 and the fiscal years ended December 27, 2003 and December 28, 2002, the Company incurred expenses of $0.2 million, $0.2 million, $0.4 million and $0.3 million, respectively, related to employer matching contributions.

        Organized Labor Benefit Plans—Duane Reade's collective bargaining agreements with Local 340A New York Joint Board, UNITE AFL-CIO and the International Brotherhood of Teamsters, Chauffeurs and Warehousemen and Helpers of America, Local 815 require certain contributions to multi-employer pension and welfare benefit plans for certain of its employees. For the successor and predecessor periods of fiscal 2004 and the fiscal years ended December 27, 2003 and December 28, 2002, the expenses for such plans were $1.9 million, $3.5 million, $5.6 million and $5.7 million, respectively. The Company, Allied Trades Council and the trustees of those Allied Trades Council plans are in litigation concerning the Company's contributions to those plans.

17.    Debt Extinguishment Charges

        During the successor period of fiscal 2004, the Company recorded total debt extinguishment charges of $7.5 million, which consisted of the following: (1) $4.4 million, reflecting the accelerated amortization of deferred financing costs related to the Company's term loan facility that was refinanced with the proceeds from the offering of Senior Secured Floating Rate Notes due 2010, and (2) $3.1 million, reflecting the early termination premium incurred in connection with the refinancing of the Company's term loan facility with the proceeds of the offering of the Senior Secured Floating Rate Notes due 2010.

        During the 52 weeks ended December 27, 2003, the Company recorded total debt extinguishment charges of $0.8 million, which consisted of the following: (1) $0.7 million, representing the accelerated amortization of the remaining deferred financing costs associated with the term loan and revolving borrowings that were fully repaid as a result of the refinancing of the Company's Senior Credit Agreement with an asset-based revolving loan agreement, and (2) $0.1 million, representing the premium paid to the holders of the Senior Subordinated Notes and the accelerated amortization of deferred financing costs associated with the $1.6 million principal amount of the Senior Subordinated Notes that were retired.

        During the 52 weeks ended December 28, 2002, the Company recorded total debt extinguishment charges of $11.4 million, which consisted of the following: (1) $3.0 million, reflecting the accelerated amortization of deferred financing costs related to (a) loans under the Senior Credit Agreement that were repaid with the proceeds of the offering of Convertible Notes, (b) Senior Subordinated Notes that were purchased pursuant to a tender offer completed in June 2002, and (c) the December 2002 repurchase of a portion of the Convertible Notes, (2) $7.0 million associated with the payment of consent premiums and other expenses related to the tender offer, (3) $4.0 million related to the termination of the interest rate swap agreement tied to interest expenses on the loans under the Senior Credit Agreement that were retired with proceeds from the Convertible Notes offering, and (4) a gain of $2.6 million related to the repurchase of a portion of the outstanding Convertible Notes.

18.    Related Party Transactions

        On November 9, 1998, upon unanimous approval of the Board of Directors of the Company, the Company extended a $2.0 million loan (the "CEO Loan") to the Company's Chief Executive Officer (the "Executive"). The CEO Loan bore interest at the rate of interest paid by the Company on its revolving loans outstanding under the Senior Credit Agreement. Thereafter, the CEO Loan would bear interest at LIBOR plus 300 basis points. As of December 27, 2003, the Executive repaid the Company in full for the total value of the principal and accumulated interest calculated to the repayment date, amounting to approximately $2.8 million.

        In 1998, the DLJ Entities extended a $1.0 million loan to Mr. Cuti. On December 19, 2002, Mr. Cuti repaid the Company in full for the combined amount of the four then outstanding promissory notes resulting from the Company's four annual payments, on Mr. Cuti's behalf, of principal and accrued interest related to such loan. The total amount repaid to the Company amounted to approximately $1.3 million.

        The Company is party to a consulting agreement with Transportation Services International ("TSI"), an entity operated by Mr. Cuti's brother, Joseph Cuti. TSI provides various trucking, logistical and warehousing consultative services to Duane Reade. The Company's agreement with TSI is terminable by either party. Duane Reade's payments to TSI totaled approximately $0.1 million annually in each of the 2004, 2003 and 2002 fiscal years.

Management Services Agreement

        Under a management services agreement between Oak Hill Capital Management, Inc. (an affiliate of Oak Hill Capital Partners, L.P.) and Duane Reade Acquisition, Oak Hill Capital Management, Inc. received a fee of $8.0 million at the closing of the Acquisition, and Oak Hill Capital Management, Inc. agreed to provide financial advisory and management services to us as Duane Reade Inc.'s Board of Directors may reasonably request following the Acquisition. In consideration of these services, Oak Hill Capital Management, Inc. will receive an annual fee of $1.25 million, paid quarterly.

Tax Sharing Agreement

        Duane Reade Holdings is the common parent of an affiliated group of corporations that includes Duane Reade Inc. and its subsidiaries. Duane Reade Holdings elected to file consolidated federal income tax returns on behalf of the group. Accordingly, Duane Reade Holdings, Duane Reade Inc. and its subsidiaries entered into a tax sharing agreement, under which Duane Reade Inc. and its subsidiaries will make payments to Duane Reade Holdings. These payments will not be in excess of Duane Reade Inc.'s and its subsidiaries' tax liabilities, if these tax liabilities had been computed on a stand-alone basis.

19.    Other Expenses

        Other expenses of $26.4 million for the period from July 31, 2004 through December 25, 2004 represents (i) costs related to the early retirement of the Chairman's SERP benefits ($24.5 million), (ii) costs related to the required future transfer of a 1998 Corporate-owned life insurance policy to the Chairman ($1.0 million), (iii) costs related to the Chairman's long-term cash award ($0.4 million) and (iv) Oak Hill management fees ($0.5 million).

20.    Condensed Consolidating Financial Information of Subsidiary Guarantors and Co-Obligors

        The 9.75% Senior Subordinated Notes due 2011 and the Senior Secured Floating Rate Notes due 2010 were co-issued by Duane Reade Inc. and Duane Reade GP, each of whom is considered a "co-obligor." The Company and each of its' other subsidiaries, composed of DRI I Inc., Duane Reade International, Inc. and Duane Reade Realty, Inc., are guarantors of such notes. The guarantee of the Company and of each subsidiary guarantor is full and unconditional and joint and several.

        The following condensed consolidating financial information for the Company presents the financial information of Duane Reade Holdings, Inc., the co-obligors and the subsidiary guarantors, prepared on the equity basis of accounting. Such presentation is based on the Company's understanding and interpretation of Rule 3-10 under the Securities and Exchange Commission's Regulation S-X. The financial information may not necessarily be indicative of results of operations or financial position had the subsidiary guarantors operated as independent entities.

DUANE READE HOLDINGS, INC.
Condensed Consolidating Income Statement (Restated)
For the period from July 31, 2004 through December 25, 2004
(Successor)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Net sales	$—	$—	$670,568	$—	$—	$670,568
Cost of sales	—	—	542,897	—	—	542,897

Gross profit	—	—	127,671	—	—	127,671
Selling, general & administrative expenses	—	—	120,555	(18,878)	—	101,677
Labor contingency	—	—	1,789	—	—	1,789
Transaction expense	—	—	37,575	—	—	37,575
Depreciation and amortization	—	—	27,051	—	—	27,051
Store pre-opening expense	—	—	365	—	—	365
Other	—	—	26,433	—	—	26,433

Operating (loss) income	—	—	(86,097)	18,878	—	(67,219)
Equity earnings in affiliates	55,449	55,449	—	670	(111,568)	—
Interest expense, net	—	—	15,880	—	—	15,880
Debt extinguishment	—	—	7,525	—	—	7,525

Income (loss) before income taxes	(55,449)	(55,449)	(109,502)	18,208	111,568	(90,624)
Income tax expense	—	—	(42,502)	7,327	—	(35,175)

Net income (loss)	$(55,449)	$(55,449)	$(67,000)	$10,881	$111,568	$(55,449)

DUANE READE INC.
Condensed Consolidating Income Statement (Restated)
For the period from December 28, 2003 through July 30, 2004
(Predecessor)
(in thousands)

	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Inc. Consolidated
Net sales	$—	$927,801	$—	$—	$927,801
Cost of sales	—	745,090	—	—	745,090

Gross profit	—	182,711	—	—	182,711
Selling, general & administrative expenses	18	166,537	(24,262)	—	142,293
Labor contingency	—	2,611	—	—	2,611
Transaction expense	—	3,005	—	—	3,005
Depreciation and amortization	—	21,902	—	—	21,902
Store pre-opening expense	—	470	—	—	470

Operating (loss) income	(18)	(11,814)	24,262	—	12,430
Equity earnings in affiliates	(3,331)	—	147	3,184	—
Interest expense, net	—	7,977	—	—	7,977
Debt extinguishment	—	—	—	—	—

Income (loss) before income taxes	3,313	(19,791)	24,115	(3,184)	4,453
Income tax (benefit) expense	(4)	(5,049)	6,189	—	1,136

Net income (loss)	$3,317	$(14,742)	$17,926	$(3,184)	$3,317

DUANE READE INC.
Condensed Consolidating Income Statement (Restated)
For the fiscal year ended December 27, 2003
(Predecessor)
(in thousands)

	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Inc. Consolidated
Net sales	$—	$1,465,275	$—	$—	$1,465,275
Cost of sales	—	1,168,408	—	—	1,168,408

Gross profit	—	296,867	—	—	296,867
Selling, general & administrative expenses	29	268,692	(39,573)	—	229,148
Labor contingency	—	12,600	—	—	12,600
Transaction expense	—	644	—	—	644
Depreciation and amortization	—	32,335	—	—	32,335
Store pre-opening expense	—	1,063	—	—	1,063

Operating (loss) income	(29)	(18,467)	39,573	—	21,077
Equity earnings in affiliates	(4,657)	—	242	4,415	—
Interest expense, net	20	14,097	—	—	14,117
Debt extinguishment	105	707	—	—	812

Income (loss) before income taxes	4,503	(33,271)	39,331	(4,415)	6,148
Income tax expense (benefit)	24	(9,032)	10,677	—	1,669

Net income (loss)	$4,479	$(24,239)	$28,654	$(4,415)	$4,479

DUANE READE INC.
Condensed Consolidating Income Statement (Restated)
For the fiscal year ended December 28, 2002
(Predecessor)
(in thousands)

	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Inc. Consolidated
Net sales	$—	$1,325,523	$—	$—	$1,325,523
Cost of sales	—	1,041,303	—	—	1,041,703

Gross profit	—	284,220	—	—	284,220
Selling, general & administrative expenses	27	238,650	(39,907)	—	198,770
Insurance recovery	—	(9,378)	—	—	(9,378)
Depreciation and amortization	—	26,935	—	—	26,935
Store pre-opening expense	—	2,086	—	—	2,086

Operating (loss) income	(27)	25,927	39,907	—	65,807
Equity earnings in affiliates	(22,039)	—	37	22,002	—
Interest expense, net	3,381	14,544	—	—	17,925
Debt extinguishment	8,678	2,693	—	—	11,371

Income (loss) before income taxes and cumulative effect of accounting change	9,953	8,690	39,870	(22,002)	36,511
Income tax (benefit) expense	(4,302)	3,093	14,203	—	12,994

Income (loss) before cumulative effect of accounting change	14,255	5,597	25,667	(22,002)	23,517
Cumulative effect of accounting change	—	9,262	—	—	9,262

Net income (loss)	$14,255	$(3,665)	$25,667	$(22,002)	$14,255

DUANE READE HOLDINGS, INC.
Condensed Consolidating Balance Sheet (Restated)
As of December 25, 2004
(Successor)
(in thousands)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Assets
Current assets
Cash	$—	$—	$1,297	$32	$—	$1,329
Receivables	—	(127,936)	314,394	(60,010)	(68,392)	58,056
Inventories	—	—	262,323	—	—	262,323
Deferred income taxes	—	10,167	5,049	(6,189)	—	9,027
Prepaid expenses and other assets	—	—	35,716	—	—	35,716

Total current assets	—	(117,769)	618,779	(66,167)	(68,392)	366,451
Investment in affiliates	184,049	(8,407)	—	(1,096)	(174,546)	—
Property and equipment	—	—	224,460	—	—	224,460
Goodwill, net	—	—	52,216	—	—	52,216
Deferred income taxes	—	1,645	9,032	(10,677)	—	—
Other assets	—	17,015	299,603	251,831	(271,417)	297,032

Total assets	$184,049	$(107,516)	$1,204,090	$173,891	$(514,355)	$940,159

Liabilities and Stockholders Equity
Current liabilities
Accounts payable	$—	$—	$80,154	$—	$—	$80,154
Accrued interest	—	—	8,209	—	—	8,209
Accrued expenses	—	—	56,735	—	—	56,735
Current portion of debt	—	—	153,870	—	—	153,870
Current portion of capital lease obligation	—	—	780	—	—	780

Total current liabilities	—	—	299,748	—	—	299,748
Long term debt	—	—	612,424	—	(257,392)	355,032
Capital lease obligation, less current portion	—	—	2,008	—	—	2,008
Deferred income taxes	—	65,849	(39,408)	21,530	—	47,971
Other non-current liabilities	—	2,565	48,786	—	—	51,351

Total liabilities	—	68,414	923,558	21,530	(257,392)	756,110
Stockholder's equity
Common stock	26	—	—	—	—	26
Paid-in-capital	239,472	17,015	321,915	—	(338,930)	239,472
Retained earnings	(55,449)	(192,945)	(41,383)	152,361	81,967	(55,449)

Total stockholder's equity	184,049	(175,930)	280,532	152,361	(256,963)	184,049

Total liabilities and stockholder's equity	$184,049	$(107,516)	$1,204,090	$173,891	$(514,355)	$940,159

DUANE READE INC.
Condensed Consolidating Balance Sheet (Restated)
As of December 27, 2003
(Predecessor)
(in thousands)

		Restated			Restated
	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Inc. Consolidated
Assets
Current assets
Cash	$—	$1,204	$48	$—	$1,252
Receivables	116,001	3,438	2,383	(68,392)	53,430
Inventories	—	258,139	—	—	258,139
Deferred income taxes	10,811	—	—	—	10,811
Prepaid expenses and other assets	—	20,263	—	—	20,263

Total current assets	126,812	283,044	2,431	(68,392)	343,895
Investment in affiliates	43,711	—	(279)	(43,432)	—
Property and equipment	—	189,469	—	—	189,469
Goodwill, net	—	161,318	—	—	161,318
Deferred income taxes	15,499	9,032	(10,677)	—	13,854
Other assets	17,014	154,008	146,282	(228,468)	88,836

Total assets	$203,036	$796,871	$137,757	$(340,292)	$797,372

Liabilities and Stockholder's Equity
Current liabilities
Accounts payable	$—	$85,528	$—	$—	$85,528
Accrued interest	—	1,633	—	—	1,633
Accrued expenses	9,633	20,453	—	—	30,086
Current portion of debt	—	70,353	—	—	70,353
Current portion of capital lease obligation	—	422	—	—	422

Total current liabilities	9,633	178,389	—	—	188,022
Long term debt	—	415,474	—	(214,442)	201,032
Capital lease obligation, less current portion	—	1,103	—	—	1,103
Deferred income taxes	(17,296)	3,093	14,203	—	—
Other non-current liabilities	2,334	77,620	—	—	79,954

Total liabilities	(5,329)	675,679	14,203	(214,442)	470,111
Stockholder's equity
Common stock	244	—	—	—	244
Paid-in-capital	348,932	82,418	—	(99,433)	331,917
Retained earnings	(140,811)	38,774	123,554	(26,416)	(4,900)

Total stockholder's equity	208,365	121,192	123,554	(125,850)	327,261

Total liabilities and stockholder's equity	$203,036	$796,871	$137,757	$(340,292)	$797,372

DUANE READE HOLDINGS, INC.
Condensed Consolidating Statement of Cash Flows (Restated)
For the period from July 31, 2004 through December 25, 2004
(Successor)

	Duane Reade Holdings, Inc.	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Holdings, Inc. Consolidated
Cash flows from operating activities:
Net income (loss)	$(55,449)	$(55,449)	$(67,000)	$10,881	$111,568	$(55,449)
Adjustments to reconcile net income (loss) to net cash (used in)/provided by operating activities:
Depreciation and amortization of property and equipment	—	—	28,610	—	—	28,610
Deferred tax provision	—	(709)	(42,502)	7,327	—	(35,884)
Extraordinary charge	—	—	—	—	—	—
Other	55,449	55,449	10,646	670	(111,568)	10,646
Changes in operating assets and liabilities:
Receivables	—	709	(2,278)	—	—	(1,569)
Inventories	—	—	(1,682)	—	—	(1,682)
Accounts payable	—	—	14,673	—	—	14,673
Prepaid and accrued expenses	—	—	32,087	—	—	32,087
Increase in other assets (liabilities), net	—	—	19,366	(18,905)	—	461

NET CASH (USED IN)/PROVIDED BY OPERATING ACTIVITIES	—	—	(8,080)	(27)	—	(8,107)

Capital expenditures	—	—	(10,360)	—	—	(10,360)
Lease acquisition and other costs	—	—	(14,467)	—	—	(14,467)
Sale-leaseback activity	—	—	(2,192)	—	—	(2,192)
Acquisition of Duane Reade	—	—	(413,684)	—	—	(413,684)

NET CASH USED IN INVESTING ACTIVITIES	—	—	(440,703)	—	—	(440,703)

Cash flows from financing activities:
Deferred financing costs	—	—	(16,919)	—	—	(16,919)
Proceeds from floating rate notes	—	—	160,000	—	—	160,000
Proceeds from senior subordinated notes	—	—	195,000	—	—	195,000
Repurchase of convertible notes	—	—	(201,000)	—	—	(201,000)
Borrowings from revolving credit facility	—	—	743,186	—	—	743,186
Repayments of revolving credit facility	—	—	(670,661)	—	—	(670,661)
Additional capital contribution	—	—	239,498	—	—	239,498
Repayments of capital lease obligations	—	—	(303)	—	—	(303)

NET CASH PROVIDED BY FINANCING ACTIVITIES	—	—	448,801	—	—	448,801

Net (decrease) increase in cash	—	—	18	(27)	—	(9)
Cash at beginning of period	—	—	1,279	59	—	1,338

Cash at end of period	$—	$—	$1,297	$32	$—	$1,329

DUANE READE INC.
Condensed Consolidating Statement of Cash Flows (Restated)
For the period from December 28, 2003 through July 30, 2004
(Predecessor)
(in thousands)

	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Inc. Consolidated
Cash flows from operating activities:
Net income (loss)	$3,317	$(14,742)	$17,926	$(3,184)	$3,317
Adjustments to reconcile net income (loss) to net cash provided by/(used in) operating activities:
Depreciation and amortization of property and equipment	—	23,003	—	—	23,003
Deferred tax provision	4,760	(5,049)	6,189	—	5,900
Extraordinary charge	—	—	—	—	—
Other	(3,331)	4,383	147	3,184	4,383
Changes in operating assets and liabilities:
Receivables	(6,426)	3,369	—	—	(3,057)
Inventories	—	4,385	—	—	4,385
Accounts payable	—	(20,047)	—	—	(20,047)
Prepaid and accrued expenses	554	193	—	—	747
Increase in other assets (liabilities), net	—	27,172	(24,251)	—	2,921

NET CASH PROVIDED BY OPERATING ACTIVITIES	(1,126)	22,667	11	—	21,552

Capital expenditures	—	(17,552)	—	—	(17,552)
Lease acquisition and other costs	—	(14,925)	—	—	(14,925)

NET CASH USED IN INVESTING ACTIVITIES	—	(32,477)	—	—	(32,477)

Cash flows from financing activities:
Deferred financing costs	—	(841)	—	—	(841)
Borrowings from revolving credit facility	—	941,503	—	—	941,503
Repayments of revolving credit facility	—	(930,511)	—	—	(930,511)
Proceeds from exercise of stock options	1,126	—	—	—	1,126
Repayments of capital lease obligations	—	(266)	—	—	(266)

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,126	9,885	—	—	11,011

Net (decrease) increase in cash	—	75	11	—	86
Cash at beginning of period	—	1,204	48	—	1,252

Cash at end of period	$—	$1,279	$59	$—	$1,338

DUANE READE INC.
Condensed Consolidating Statement of Cash Flows (Restated)
For the fiscal year ended December 27, 2003
(Predecessor)
(in thousands)

	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Inc. Consolidated
Cash flows from operating activities:
Net income (loss)	$4,479	$(24,239)	$28,654	$(4,415)	4,479
Adjustments to reconcile net income (loss) to net cash (used in)/provided by operating activities:
Depreciation and amortization of property and equipment	—	34,271	—	—	34,271
Deferred tax provision	(6,279)	(9,032)	10,677	—	(4,634)
Extraordinary charge	—	—	—	—	—
Other	(4,657)	9,782	242	4,415	9,782
Changes in operating assets and liabilities:
Receivables	5,598	2,980	—	—	8,578
Inventories	—	(39,451)	—	—	(39,451)
Accounts payable	—	27,752	—	—	27,752
Prepaid and accrued expenses	132	(751)	—	—	(619)
Increase in other assets (liabilities), net	—	46,837	(39,551)	—	7,286

NET CASH (USED IN)/PROVIDED BY OPERATING ACTIVITIES	(727)	48,149	22	—	47,444

Capital expenditures	—	(41,036)	—	—	(41,036)
Lease acquisition and other costs	—	(12,697)	—	—	(12,697)
Acquisition price adjustments	(1,382)	—	—	—	(1,382)

NET CASH USED IN INVESTING ACTIVITIES	(1,382)	(53,733)	—	—	(55,115)

Cash flows from financing activities:
Deferred financing costs	(31)	(2,160)	—	—	(2,191)
Repayment of bank debt	—	(65,091)	—	—	(65,091)
Repurchase of senior subordinated note	(1,621)	—	—	—	(1,621)
Borrowings from revolving credit facility	—	939,537	—	—	939,537
Repayments of revolving credit facility	—	(869,184)	—	—	(869,184)
Proceeds from exercise of stock options	3,761	—	—	—	3,761
Repayments of capital lease obligations	—	(471)	—	—	(471)

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,109	2,631	—	—	4,740

Net (decrease) increase in cash	—	(2,953)	22	—	(2,931)
Cash at beginning of period	—	4,157	26	—	4,183

Cash at end of period	$—	$1,204	$48	$—	$1,252

DUANE READE INC.
Condensed Consolidating Statement of Cash Flows (Restated)
For the fiscal year ended December 28, 2002
(Predecessor)
(in thousands)

	Duane Reade Inc.	Duane Reade GP	Subsidiary Guarantors	Consolidating Adjustments	Duane Reade Inc. Consolidated
Cash flows from operating activities:
Net income (loss)	$14,255	$(3,665)	$25,667	$(22,002)	$14,255
Adjustments to reconcile net income (loss) to net cash provided by/(used in) operating activities:
Depreciation and amortization of property and equipment	—	28,836	—	—	28,836
Deferred tax provision	(5,456)	3,093	14,203	—	11,840
Extraordinary charge	—	9,262	—	—	9,262
Other	(22,039)	6,868	37	22,002	6,868
Changes in operating assets and liabilities:
Receivables	86,628	(90,951)	—	—	(4,323)
Inventories	—	(14,518)	—	—	(14,518)
Accounts payable	—	(11,312)	—	—	(11,312)
Prepaid and accrued expenses	2,699	4,399	—	—	7,098
Increase in other assets (liabilities), net	—	34,426	(39,895)	—	(5,469)

NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES	76,087	(33,562)	12	—	42,537

Capital expenditures	—	(47,599)	—	—	(47,599)
Lease acquisition and other costs	—	(12,921)	—	—	(12,921)

NET CASH USED IN INVESTING ACTIVITIES	—	(60,520)	—	—	(60,520)

Cash flows from financing activities:
Proceeds from covertible note	—	218,501	—	—	218,501
Deferred financing costs	—	(8,000)	—	—	(8,000)
Repayment of bank debt	—	(91,068)	—	—	(91,068)
Repurchase of senior subordinated note	(78,379)	—	—	—	(78,379)
Repurchase of convertible note	—	(14,977)	—	—	(14,977)
Borrowings from revolving credit facility	—	227,500	—	—	227,500
Repayments of revolving credit facility	—	(237,500)	—	—	(237,500)
Proceeds from exercise of stock options	2,292	—	—	—	2,292
Repayments of capital lease obligations	—	(1,175)	—	—	(1,175)

NET CASH (USED IN)/PROVIDED BY FINANCING ACTIVITIES	(76,087)	93,281	—	—	17,194

Net (decrease) increase in cash	—	(801)	12	—	(789)
Cash at beginning of period	—	4,958	14	—	4,972

Cash at end of period	$—	$4,157	$26	$—	$4,183

Duane Reade Inc.
Duane Reade

Exchange Offer for

$50,000,000

Senior Secured Floating Rate Notes due 2010

        No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Duane Reade Inc. since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        We are a Delaware corporation. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        Section 7 of our Amended and Restated Certificate of Incorporation provides that we shall indemnify and hold harmless each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of our company or is or was serving at the request of our company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the DGCL.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number	Description
3.1(i)	Amended and Restated Certificate of Incorporation of Duane Reade Holdings, Inc. (incorporated by reference to Exhibit 3.1(i) to Duane Reade Holdings, Inc.'s Registration Statement on Form S-4, file No. 333-12220605 (the "December 2004 Notes S-4").
3.1(ii)	By-Laws of Duane Reade Holdings, Inc. (incorporated by reference to Exhibit 3.1(ii) to the December 2004 Notes S-4).
3.2(i)	Amended and Restated Certificate of Incorporation of Duane Reade Inc. (the "Company") (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
3.2(ii)	By-Laws of the Company (incorporated by reference to Exhibit 3.1(ii) to the S-4 Registration Statement No. 333-120803 with respect to the Company's 9 3/4% Senior Subordinated Notes due 2011 (the "Senior Subordinated Notes S-4".))
3.3	Third Amended and Restated Partnership Agreement of Duane Reade dated July 16, 2003 (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 28, 2003).
3.4(i)	Certificate of Incorporation of DRI I Inc. (incorporated by reference to Exhibit 3.2(i) to the S-1 Registration Statement No. 333-43313 with respect to the Company's 9 1/4% Senior Subordinated Notes due 2008 (the "Notes S-1")).
3.4(ii)	By-laws of DRI I Inc. (incorporated by reference to Exhibit 3.2(ii) of the Notes S-1).
3.5(i)	Certificate of Incorporation of Duane Reade International, Inc. (incorporated by reference to Exhibit 3.4(i) to the Company's Annual Report on Form 10-K for the year ended December 25, 1999 (the "1999 10-K")).
3.5(ii)	By-laws of Duane Reade International, Inc. (incorporated by reference to Exhibit 3.4(ii) to the 1999 10-K).
3.6(i)	Certificate of Incorporation of Duane Reade Realty, Inc. (incorporated by reference to Exhibit 3.5(i) to the 1999 10-K).
3.6(ii)	By-laws of Duane Reade Realty, Inc. (incorporated by reference to Exhibit 3.5(ii) to the 1999 10-K).
4.1	Indenture governing the notes, dated as of December 20, 2004, among the Company, Duane Reade, Duane Reade Holdings, Inc., DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc. and U.S. Bank National Association, as trustee, including the form of Senior Secured Floating Rate Note due 2010 (incorporated by reference to Exhibit 10.23 of the Senior Subordinated Notes S-4).
4.2	Registration Rights Agreement (relating to the initial notes), dated as of August 9, 2005 among the Company, Duane Reade, Duane Reade Holdings, DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc. and the initial purchaser party thereto.
4.3	Amended and Restated Security Agreement (relating to the notes), dated as of December 20, 2004, among the Company, Duane Reade, Duane Reade Holdings, Inc., DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc. and U.S. Bank National Association, as collateral agent (incorporated by reference to Exhibit 10.25 of the Senior Subordinated Notes S-4).

4.4	Intercreditor and Collateral Agency Agreement (relating to the notes), dated as of December 20, 2004, among the Company, Duane Reade, Duane Reade Holdings, Inc., DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc. and U.S. Bank National Association, as collateral agent and indenture trustee (incorporated by reference to Exhibit 10.26 of the Senior Subordinated Notes S-4).
4.5	Amended and Restated Pledge Agreement (relating to the notes), dated as of December 20, 2004, among the Company, Duane Reade, Duane Reade Holdings, Inc., DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc. and U.S. Bank National Association, as collateral agent (incorporated by reference to Exhibit 10.27 of the Senior Subordinated Notes S-4).
4.6	Indenture governing the senior subordinated notes, dated as of July 30, 2004, between Duane Reade Acquisition Corp. and U.S. Bank National Association, as trustee, including the form of senior subordinated note (incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
4.7	Successor Supplemental Indenture governing the senior subordinated notes, dated as of July 30, 2004, between the Company and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
4.8	Co-obligor Supplemental Indenture governing the senior subordinated notes, dated as of July 30, 2004, among the Company, Duane Reade and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
4.9	Guarantor Supplemental Indenture governing the senior subordinated notes, dated as of July 30, 2004, among the Company, Duane Reade and DRI I Inc., Duane Reade Realty, Inc. and Duane Reade International, Inc., as guarantors and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.4 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
4.10	Registration Rights Agreement relating to the senior subordinated notes, dated as of July 30, 2004, by and among Duane Reade Acquisition Corp. and Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston LLC and UBS Securities LLC, as Initial Purchasers (incorporated by reference to Exhibit 4.6 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
4.11	Registration Rights Agreement (relating to the December 2004 notes), dated as of December 20, 2004, among the Company, Duane Reade, Duane Reade Holdings, Inc., DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc. and the initial purchasers party thereto (incorporated by reference to Exhibit 10.24 of the Senior Subordinated Notes S-4).
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to validity of the exchange notes and guarantees.
8.1	Opinion of Paul, Weiss, Rifkind Wharton & Garrison LLP as to certain tax matters.
10.1	Duane Reade Inc. Phantom Stock Plan (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
10.2	Duane Reade Holdings, Inc. Management Stock Option Plan (incorporated by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).

10.3	Stockholders and Registration Rights Agreement, dated as of July 30, 2004, among Duane Reade Holdings, Inc., Duane Reade Shareholders, LLC and certain members of the management of Duane Reade Inc. (incorporated by reference to Exhibit 10.3 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
10.4	Tax Sharing Agreement, dated as of July 30, 2004, among Duane Reade Holdings, Inc., the Subsidiaries as defined therein, Duane Reade and any parties which become parties thereto (incorporated by reference to Exhibit 10.4 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
10.5	Services Agreement, dated as of July 30, 2004, between Oak Hill Capital Management, Inc. and Duane Reade Acquisition Corp. (incorporated by reference to Exhibit 10.5 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
10.6	Agreement, dated as of November 22, 1996, as amended, between Duane Reade and Drug, Chemical, Cosmetic, Plastics and Affiliated Industries Warehouse Employees Local 815 (incorporated by reference to Exhibit 10.8 to the Common Stock S-1).
10.7	Letter Agreement, dated as of March 19, 2004, by and among Duane Reade Holdings, LLC, Duane Reade Acquisition Corp. and Duane Reade Inc. (incorporated by reference to Annex G of the Definitive proxy statement on Schedule 14A, filed June 30, 2004).
10.8	Amended and Restated Employment Agreement, dated as of March 16, 2004, by and among Anthony J. Cuti, Duane Reade Acquisition Corp., Duane Reade Holdings, Inc. and Duane Reade Shareholders, LLC. (incorporated by reference to Exhibit (d)(4) to the Company's Schedule 13-E3, filed March 19, 2004).
10.9	Amendment No. 1 to the Amended and Restated Employment Agreement, dated as of June 18, 2004, by and among Anthony J. Cuti, Duane Reade Acquisition Corp., Duane Reade Holdings, Inc. and Duane Reade Shareholders, LLC. (incorporated herein by reference to Exhibit (d)(13) to the Company's Amendment No. 2 to Schedule 13-E3, filed June 22, 2004).
10.10	Letter Agreement, dated as of March 16, 2004, by and between John K. Henry and Duane Reade Acquisition Corp. (incorporated by reference to Exhibit (d)(7) to the Company's Schedule 13-E3, filed March 19, 2004).
10.11	Letter Agreement, dated as of March 16, 2004, by and between Gary Charboneau and Duane Reade Acquisition Corp. (incorporated by reference to Exhibit (d)(5) to the Company's Schedule 13-E3, filed March 19, 2004).
10.12	Letter Agreement, dated as of March 16, 2004, by and between Timothy R. LaBeau and Duane Reade Acquisition Corp. (incorporated by reference to Exhibit (d)(6) to the Company's Schedule 13-E3, filed March 19, 2004).
10.13	Letter Agreement, dated as of March 16, 2004, by and between Jerry M. Ray and Duane Reade Acquisition Corp. (incorporated by reference to Exhibit (d)(8) to the Company's Schedule 13-E3, filed March 19, 2004).
10.14	Agreement and Plan of Merger, dated as of December 22, 2003 (The "Merger Agreement"), as amended, among Rex Corner Holdings, LLC (now known as Duane Reade Shareholders, LLC), Rex Corner Acquisition Corp. (now known as Duane Reade Acquisition Corp.) and Duane Reade Inc. (incorporated by reference to Annex A of the Definitive proxy statement on Schedule 14A, filed June 30, 2004).
10.15	Amendment No. 1 to the Merger Agreement, dated as of June 10, 2004, by and among Duane Reade Shareholders, LLC, Duane Reade Acquisition Corp. and Duane Reade Inc. (incorporated herein by reference to Exhibit 2.1 of Duane Reade Inc.'s Form 8-K dated June 14, 2004).

10.16	Amendment No. 2 to the Merger Agreement, dated as of June 13, 2004, by and among Duane Reade Shareholders, LLC, Duane Reade Acquisition Corp. and Duane Reade Inc. (incorporated herein by reference to Exhibit 2.2 of Duane Reade Inc.'s Form 8-K dated June 14, 2004).
10.17	Amendment No. 3 to the Merger Agreement, dated as of June 18, 2004, by and among Duane Reade Shareholders, LLC, Duane Reade Acquisition Corp. and Duane Reade Inc. (incorporated herein by reference to Exhibit 2.1 of Duane Reade Inc.'s Form 8-K dated June 21, 2004).
10.18	Credit Agreement, dated as of July 21, 2003, among Duane Reade, as Borrower, Duane Reade Inc., DRI I Inc., Duane Reade International Inc., Duane Reade Realty, Inc. as Facility Guarantors, the Lenders party thereto, Fleet National Bank as Administrative Agent and Issuing Bank, Fleet Retail Finance Inc. as Collateral Agent, Congress Financial Corporation as Documentation Agent, General Electric Capital Corporation as the Syndication Agent for the Lenders and Fleet Securities Inc. as Arranger (incorporated by reference to Exhibit 10.17 of the Company's Quarterly Report on Form 10-Q for the period ended June 28, 2003).
10.19	First Amendment to Credit Agreement, dated as of July 22, 2004, among Duane Reade, Duane Reade Inc., DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc., the Lenders party thereto, Fleet National Bank, as Issuing Bank and Administrative Agent for the Lenders, Fleet Retail Group, Inc., as Collateral Agent for the Lenders, Congress Financial Corporation, as Documentation Agent, General Electric Capital Corporation as Syndication Agent and Wells Fargo Retail Finance, LLC, as Syndication Agent and Co-Lead Arranger (incorporated by reference to Exhibit 10.7 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
10.20	Facility Guarantee, dated as of July 21, 2003, among the Facility Guarantors, Fleet Retail Finance Inc., Fleet National Bank and the Lenders (incorporated by reference to Exhibit 10.18 of the Company's Quarterly Report on Form 10-Q for the period ended June 28, 2003).
10.21	Intellectual Property Security Agreement, dated as of July 21, 2003, among Duane Reade, the Facility Guarantors and Fleet Retail Finance Inc., as Collateral Agent (incorporated by reference to Exhibit 10.19 of the Company's Quarterly Report on Form 10-Q for the period ended June 28, 2003).
10.22	Security Agreement, dated as of July 21, 2003, among Duane Reade, the Facility Guarantors, and Fleet Retail Finance Inc., as Collateral Agent (incorporated by reference to Exhibit 10.20 of the Company's Quarterly Report on Form 10-Q for the period ended June 28, 2003).
10.23	Ownership Interest Pledge Agreement, dated as of July 21, 2003, among Duane Reade Inc. and DRI I Inc., and Fleet Retail Finance Inc., as Collateral Agent (incorporated by reference to Exhibit 10.21 of the Company's Quarterly Report on Form 10-Q for the period ended June 28, 2003).
10.24	Preferability Letter, dated as of May 13, 2002, issued by PricewaterhouseCoopers LLP, with respect to the Company's change in accounting method of inventory valuation (incorporated by reference to Exhibit 10.25 of the Company's Quarterly Report on Form 10-Q for the period ended March 30, 2002).
10.25	Agreement, dated December 6, 2001, between Duane Reade and Allied Trades Council (incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the year ended December 29, 2001 (the "2001 10-K")).
10.26	Agreement, dated as of April 1, 2004, by and between the Company, and Local 340A, New York, Joint Board, UNITE-HERE (incorporated by reference to Exhibit 10.22 of the Senior Subordinated Notes S-4).

10.27	Preemptive Rights Agreement, dated as of July 30, 2004, by and among the Company, Duane Reade Holdings, Inc., Duane Reade Shareholders, LLC, Anthony J. Cuti, Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P., OHCP DR Co-Investors, LLC and the management stockholders listed therein (incorporated by reference to Exhibit 10.27 to the S-4 registration statement number 333-122206 with respect to the Company's and Duane Reade's $160 million of Senior Secured Floating Rate Notes due 2010 (the "Senior Secured Notes S-4")).
10.28	Form of Nonqualified Stock Option Agreement pursuant to the Duane Reade Holdings 2004 Management Stock Option Plan (incorporated by reference to Exhibit 10.28 to the Senior Secured Notes S-4).
10.29	Nonqualified Stock Option Agreement, dated as of July 30, 2004, by and between Duane Reade Holdings, Inc. and Anthony J. Cuti (incorporated by reference to Exhibit 10.29 to the Senior Secured Notes S-4).
10.30	Employment Agreement, dated as of November 21, 2005, between Duane Reade Inc. and Richard W. Dreiling (incorporated by reference to Exhibit 10.1 to the registrant's current report on Form 8-K, filed on November 23, 2005).
10.31	Nonqualified Stock Option Agreement, dated as of November 21, 2005, between Duane Reade Holdings, Inc. and Richard W. Dreiling (incorporated by reference to Exhibit 10.2 to the registrant's current report on Form 8-K, filed on November 23, 2005).
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the 1999 10-K).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Paul, Weiss, Rifkind, Wharton and Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).
24.1	Powers of Attorney (included in signature pages).
25.1	Form T-1 Statement of Eligibility of U.S. Bank National Association to act as trustee under the Indenture.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.

Schedule II—Valuation & Qualifying Accounts

Year	Description	Balance at Beginning of Period	Charged to Cost and Expenses	Charged to Other Accounts	Deductions(1)	Balance at End of Period
	(in millions)
2002 (Predecessor) Restated	Accounts Receivable	$2.5	$3.7	—	$1.2	$5.0
2003 (Predecessor) Restated	Accounts Receivable	$5.0	$1.0	—	$0.6	$5.4
2004 (Predecessor) Restated	Accounts Receivable	$5.4	$1.8	—	$1.0	$6.2
2004 (Successor)	Accounts Receivable	$6.2	$1.9	—	—	$8.1

(1)
Deductions represent reductions in valuation allowances credited to cost of sales and other expenses

        Schedules for which provision is made in the applicable accounting regulations of the Commission are either not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements or footnotes and therefore has been omitted.

ITEM 22. UNDERTAKINGS.

        (a)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (b)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (c)    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 19, 2005.

DUANE READE, a New York general partnership
By:	Duane Reade Inc., as general partner
By:	/s/ JOHN K. HENRY
	Name:	John K. Henry
	Title:	Senior Vice President and Chief Financial Officer

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 19, 2005.

DUANE READE INC.
By:	/s/ JOHN K. HENRY
	Name:	John K. Henry
	Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints John K. Henry or Michelle D. Bergman or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD W. DREILING Richard W. Dreiling	Chief Executive Officer, President and Director (Principal Executive Officer)	December 19, 2005
/s/ JOHN K. HENRY John K. Henry	Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)	December 19, 2005
/s/ MICHAEL S. GREEN Michael S. Green	Director	December 19, 2005
/s/ JOHN P. MALFETTONE John P. Malfettone	Director	December 19, 2005
/s/ ANDREW J. NATHANSON Andrew J. Nathanson	Director	December 19, 2005
/s/ DENIS J. NAYDEN Denis J. Nayden	Director	December 19, 2005
/s/ TYLER J. WOLFRAM Tyler J. Wolfram	Director	December 19, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 19, 2005.

DUANE READE REALTY, INC. DRI I INC.
By:	/s/ JOHN K. HENRY
	Name:	John K. Henry
	Title:	Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints John K. Henry or Michelle D. Bergman or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD W. DREILING Richard W. Dreiling	President and Director (Principal Executive Officer)	December 19, 2005
/s/ JOHN K. HENRY John K. Henry	Chief Financial Officer (Principal Accounting and Financial Officer)	December 19, 2005
/s/ MICHAEL S. GREEN Michael S. Green	Director	December 19, 2005
/s/ ANDREW J. NATHANSON Andrew J. Nathanson	Director	December 19, 2005
/s/ TYLER J. WOLFRAM Tyler J. Wolfram	Director	December 19, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 19, 2005.

DUANE READE INTERNATIONAL, INC.
By:	/s/ JOHN K. HENRY
	Name:	John K. Henry
	Title:	Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints John K. Henry or Michelle D. Bergman or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ GARY CHARBONEAU Gary Charboneau	President and Director (Principal Executive Officer)	December 19, 2005
/s/ JOHN K. HENRY John K. Henry	Chief Financial Officer (Principal Accounting and Financial Officer)	December 19, 2005
/s/ MICHELLE D. BERGMAN Michelle D. Bergman	Director	December 19, 2005
/s/ MICHAEL S. GREEN Michael S. Green	Director	December 19, 2005
/s/ THOMAS ORDEMANN Thomas Ordemann	Director	December 19, 2005

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on December 19, 2005.

DUANE READE HOLDINGS, INC.
By:	/s/ JOHN K. HENRY
	Name:	John K. Henry
	Title:	Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints John K. Henry or Michelle D. Bergman or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD W. DREILING Richard W. Dreiling	Chief Executive Officer, President and Director (Principal Executive Officer)	December 19, 2005
/s/ JOHN K. HENRY John K. Henry	Chief Financial Officer (Principal Financial Officer)	December 19, 2005
/s/ MICHAEL S. GREEN Michael S. Green	Director	December 19, 2005
/s/ JOHN P. MALFETTONE John P. Malfettone	Director	December 19, 2005
/s/ ANDREW J. NATHANSON Andrew J. Nathanson	Director	December 19, 2005
/s/ DENIS J. NAYDEN Denis J. Nayden	Director	December 19, 2005
/s/ TYLER J. WOLFRAM Tyler J. Wolfram	Director	December 19, 2005

EXHIBIT INDEX

Exhibit Number	Description
3.1(i)	Amended and Restated Certificate of Incorporation of Duane Reade Holdings, Inc. (incorporated by reference to Exhibit 3.1(i) to Duane Reade Holdings, Inc.'s Registration Statement on Form S-4, file No. 333-12220605 (the "December 2004 Notes S-4").
3.1(ii)	By-Laws of Duane Reade Holdings, Inc. (incorporated by reference to Exhibit 3.1(ii) to the December 2004 Notes S-4).
3.2(i)	Amended and Restated Certificate of Incorporation of Duane Reade Inc. (the "Company") (incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
3.2(ii)	By-Laws of the Company (incorporated by reference to Exhibit 3.1(ii) to the S-4 Registration Statement No. 333-120803 with respect to the Company's 9 3/4% Senior Subordinated Notes due 2011 (the "Senior Subordinated Notes S-4".))
3.3	Third Amended and Restated Partnership Agreement of Duane Reade dated July 16, 2003 (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the period ended June 28, 2003).
3.4(i)	Certificate of Incorporation of DRI I Inc. (incorporated by reference to Exhibit 3.2(i) to the S-1 Registration Statement No. 333-43313 with respect to the Company's 9 1/4% Senior Subordinated Notes due 2008 (the "Notes S-1")).
3.4(ii)	By-laws of DRI I Inc. (incorporated by reference to Exhibit 3.2(ii) of the Notes S-1).
3.5(i)	Certificate of Incorporation of Duane Reade International, Inc. (incorporated by reference to Exhibit 3.4(i) to the Company's Annual Report on Form 10-K for the year ended December 25, 1999 (the "1999 10-K")).
3.5(ii)	By-laws of Duane Reade International, Inc. (incorporated by reference to Exhibit 3.4(ii) to the 1999 10-K).
3.6(i)	Certificate of Incorporation of Duane Reade Realty, Inc. (incorporated by reference to Exhibit 3.5(i) to the 1999 10-K).
3.6(ii)	By-laws of Duane Reade Realty, Inc. (incorporated by reference to Exhibit 3.5(ii) to the 1999 10-K).
4.1	Indenture governing the notes, dated as of December 20, 2004, among the Company, Duane Reade, Duane Reade Holdings, Inc., DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc. and U.S. Bank National Association, as trustee, including the form of Senior Secured Floating Rate Note due 2010 (incorporated by reference to Exhibit 10.23 of the Senior Subordinated Notes S-4).
4.2	Registration Rights Agreement (relating to the initial notes), dated as of August 9, 2005 among the Company, Duane Reade, Duane Reade Holdings, DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc. and the initial purchaser party thereto.
4.3	Amended and Restated Security Agreement (relating to the notes), dated as of December 20, 2004, among the Company, Duane Reade, Duane Reade Holdings, Inc., DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc. and U.S. Bank National Association, as collateral agent (incorporated by reference to Exhibit 10.25 of the Senior Subordinated Notes S-4).

4.4	Intercreditor and Collateral Agency Agreement (relating to the notes), dated as of December 20, 2004, among the Company, Duane Reade, Duane Reade Holdings, Inc., DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc. and U.S. Bank National Association, as collateral agent and indenture trustee (incorporated by reference to Exhibit 10.26 of the Senior Subordinated Notes S-4).
4.5	Amended and Restated Pledge Agreement (relating to the notes), dated as of December 20, 2004, among the Company, Duane Reade, Duane Reade Holdings, Inc., DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc. and U.S. Bank National Association, as collateral agent (incorporated by reference to Exhibit 10.27 of the Senior Subordinated Notes S-4).
4.6	Indenture governing the senior subordinated notes, dated as of July 30, 2004, between Duane Reade Acquisition Corp. and U.S. Bank National Association, as trustee, including the form of senior subordinated note (incorporated by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
4.7	Successor Supplemental Indenture governing the senior subordinated notes, dated as of July 30, 2004, between the Company and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
4.8	Co-obligor Supplemental Indenture governing the senior subordinated notes, dated as of July 30, 2004, among the Company, Duane Reade and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.3 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
4.9	Guarantor Supplemental Indenture governing the senior subordinated notes, dated as of July 30, 2004, among the Company, Duane Reade and DRI I Inc., Duane Reade Realty, Inc. and Duane Reade International, Inc., as guarantors and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.4 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
4.10	Registration Rights Agreement relating to the senior subordinated notes, dated as of July 30, 2004, by and among Duane Reade Acquisition Corp. and Banc of America Securities LLC, Citigroup Global Markets Inc., Credit Suisse First Boston LLC and UBS Securities LLC, as Initial Purchasers (incorporated by reference to Exhibit 4.6 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
4.11	Registration Rights Agreement (relating to the December 2004 notes), dated as of December 20, 2004, among the Company, Duane Reade, Duane Reade Holdings, Inc., DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc. and the initial purchasers party thereto (incorporated by reference to Exhibit 10.24 of the Senior Subordinated Notes S-4).
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP as to validity of the exchange notes and guarantees.
8.1	Opinion of Paul, Weiss, Rifkind Wharton & Garrison LLP as to certain tax matters.
10.1	Duane Reade Inc. Phantom Stock Plan (incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
10.2	Duane Reade Holdings, Inc. Management Stock Option Plan (incorporated by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).

10.3	Stockholders and Registration Rights Agreement, dated as of July 30, 2004, among Duane Reade Holdings, Inc., Duane Reade Shareholders, LLC and certain members of the management of Duane Reade Inc. (incorporated by reference to Exhibit 10.3 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
10.4	Tax Sharing Agreement, dated as of July 30, 2004, among Duane Reade Holdings, Inc., the Subsidiaries as defined therein, Duane Reade and any parties which become parties thereto (incorporated by reference to Exhibit 10.4 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
10.5	Services Agreement, dated as of July 30, 2004, between Oak Hill Capital Management, Inc. and Duane Reade Acquisition Corp. (incorporated by reference to Exhibit 10.5 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
10.6	Agreement, dated as of November 22, 1996, as amended, between Duane Reade and Drug, Chemical, Cosmetic, Plastics and Affiliated Industries Warehouse Employees Local 815 (incorporated by reference to Exhibit 10.8 to the Common Stock S-1).
10.7	Letter Agreement, dated as of March 19, 2004, by and among Duane Reade Holdings, LLC, Duane Reade Acquisition Corp. and Duane Reade Inc. (incorporated by reference to Annex G of the Definitive proxy statement on Schedule 14A, filed June 30, 2004).
10.8	Amended and Restated Employment Agreement, dated as of March 16, 2004, by and among Anthony J. Cuti, Duane Reade Acquisition Corp., Duane Reade Holdings, Inc. and Duane Reade Shareholders, LLC. (incorporated by reference to Exhibit (d)(4) to the Company's Schedule 13-E3, filed March 19, 2004).
10.9	Amendment No. 1 to the Amended and Restated Employment Agreement, dated as of June 18, 2004, by and among Anthony J. Cuti, Duane Reade Acquisition Corp., Duane Reade Holdings, Inc. and Duane Reade Shareholders, LLC. (incorporated herein by reference to Exhibit (d)(13) to the Company's Amendment No. 2 to Schedule 13-E3, filed June 22, 2004).
10.10	Letter Agreement, dated as of March 16, 2004, by and between John K. Henry and Duane Reade Acquisition Corp. (incorporated by reference to Exhibit (d)(7) to the Company's Schedule 13-E3, filed March 19, 2004).
10.11	Letter Agreement, dated as of March 16, 2004, by and between Gary Charboneau and Duane Reade Acquisition Corp. (incorporated by reference to Exhibit (d)(5) to the Company's Schedule 13-E3, filed March 19, 2004).
10.12	Letter Agreement, dated as of March 16, 2004, by and between Timothy R. LaBeau and Duane Reade Acquisition Corp. (incorporated by reference to Exhibit (d)(6) to the Company's Schedule 13-E3, filed March 19, 2004).
10.13	Letter Agreement, dated as of March 16, 2004, by and between Jerry M. Ray and Duane Reade Acquisition Corp. (incorporated by reference to Exhibit (d)(8) to the Company's Schedule 13-E3, filed March 19, 2004).
10.14	Agreement and Plan of Merger, dated as of December 22, 2003 (The "Merger Agreement"), as amended, among Rex Corner Holdings, LLC (now known as Duane Reade Shareholders, LLC), Rex Corner Acquisition Corp. (now known as Duane Reade Acquisition Corp.) and Duane Reade Inc. (incorporated by reference to Annex A of the Definitive proxy statement on Schedule 14A, filed June 30, 2004).
10.15	Amendment No. 1 to the Merger Agreement, dated as of June 10, 2004, by and among Duane Reade Shareholders, LLC, Duane Reade Acquisition Corp. and Duane Reade Inc. (incorporated herein by reference to Exhibit 2.1 of Duane Reade Inc.'s Form 8-K dated June 14, 2004).

10.16	Amendment No. 2 to the Merger Agreement, dated as of June 13, 2004, by and among Duane Reade Shareholders, LLC, Duane Reade Acquisition Corp. and Duane Reade Inc. (incorporated herein by reference to Exhibit 2.2 of Duane Reade Inc.'s Form 8-K dated June 14, 2004).
10.17	Amendment No. 3 to the Merger Agreement, dated as of June 18, 2004, by and among Duane Reade Shareholders, LLC, Duane Reade Acquisition Corp. and Duane Reade Inc. (incorporated herein by reference to Exhibit 2.1 of Duane Reade Inc.'s Form 8-K dated June 21, 2004).
10.18	Credit Agreement, dated as of July 21, 2003, among Duane Reade, as Borrower, Duane Reade Inc., DRI I Inc., Duane Reade International Inc., Duane Reade Realty, Inc. as Facility Guarantors, the Lenders party thereto, Fleet National Bank as Administrative Agent and Issuing Bank, Fleet Retail Finance Inc. as Collateral Agent, Congress Financial Corporation as Documentation Agent, General Electric Capital Corporation as the Syndication Agent for the Lenders and Fleet Securities Inc. as Arranger (incorporated by reference to Exhibit 10.17 of the Company's Quarterly Report on Form 10-Q for the period ended June 28, 2003).
10.19	First Amendment to Credit Agreement, dated as of July 22, 2004, among Duane Reade, Duane Reade Inc., DRI I Inc., Duane Reade International, Inc., Duane Reade Realty, Inc., the Lenders party thereto, Fleet National Bank, as Issuing Bank and Administrative Agent for the Lenders, Fleet Retail Group, Inc., as Collateral Agent for the Lenders, Congress Financial Corporation, as Documentation Agent, General Electric Capital Corporation as Syndication Agent and Wells Fargo Retail Finance, LLC, as Syndication Agent and Co-Lead Arranger (incorporated by reference to Exhibit 10.7 of the Company's Quarterly Report on Form 10-Q for the period ended September 25, 2004).
10.20	Facility Guarantee, dated as of July 21, 2003, among the Facility Guarantors, Fleet Retail Finance Inc., Fleet National Bank and the Lenders (incorporated by reference to Exhibit 10.18 of the Company's Quarterly Report on Form 10-Q for the period ended June 28, 2003).
10.21	Intellectual Property Security Agreement, dated as of July 21, 2003, among Duane Reade, the Facility Guarantors and Fleet Retail Finance Inc., as Collateral Agent (incorporated by reference to Exhibit 10.19 of the Company's Quarterly Report on Form 10-Q for the period ended June 28, 2003).
10.22	Security Agreement, dated as of July 21, 2003, among Duane Reade, the Facility Guarantors, and Fleet Retail Finance Inc., as Collateral Agent (incorporated by reference to Exhibit 10.20 of the Company's Quarterly Report on Form 10-Q for the period ended June 28, 2003).
10.23	Ownership Interest Pledge Agreement, dated as of July 21, 2003, among Duane Reade Inc. and DRI I Inc., and Fleet Retail Finance Inc., as Collateral Agent (incorporated by reference to Exhibit 10.21 of the Company's Quarterly Report on Form 10-Q for the period ended June 28, 2003).
10.24	Preferability Letter, dated as of May 13, 2002, issued by PricewaterhouseCoopers LLP, with respect to the Company's change in accounting method of inventory valuation (incorporated by reference to Exhibit 10.25 of the Company's Quarterly Report on Form 10-Q for the period ended March 30, 2002).
10.25	Agreement, dated December 6, 2001, between Duane Reade and Allied Trades Council (incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the year ended December 29, 2001 (the "2001 10-K")).
10.26	Agreement, dated as of April 1, 2004, by and between the Company, and Local 340A, New York, Joint Board, UNITE-HERE (incorporated by reference to Exhibit 10.22 of the Senior Subordinated Notes S-4).

10.27	Preemptive Rights Agreement, dated as of July 30, 2004, by and among the Company, Duane Reade Holdings, Inc., Duane Reade Shareholders, LLC, Anthony J. Cuti, Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P., OHCP DR Co-Investors, LLC and the management stockholders listed therein (incorporated by reference to Exhibit 10.27 to the S-4 registration statement number 333-122206 with respect to the Company's and Duane Reade's $160 million of Senior Secured Floating Rate Notes due 2010 (the "Senior Secured Notes S-4")).
10.28	Form of Nonqualified Stock Option Agreement pursuant to the Duane Reade Holdings 2004 Management Stock Option Plan (incorporated by reference to Exhibit 10.28 to the Senior Secured Notes S-4).
10.29	Nonqualified Stock Option Agreement, dated as of July 30, 2004, by and between Duane Reade Holdings, Inc. and Anthony J. Cuti (incorporated by reference to Exhibit 10.29 to the Senior Secured Notes S-4).
10.30	Employment Agreement, dated as of November 21, 2005, between Duane Reade Inc. and Richard W. Dreiling (incorporated by reference to Exhibit 10.1 to the registrant's current report on Form 8-K, filed on November 23, 2005).
10.31	Nonqualified Stock Option Agreement, dated as of November 21, 2005, between Duane Reade Holdings, Inc. and Richard W. Dreiling (incorporated by reference to Exhibit 10.2 to the registrant's current report on Form 8-K, filed on November 23, 2005).
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the 1999 10-K).
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Paul, Weiss, Rifkind, Wharton and Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).
24.1	Powers of Attorney (included in signature pages).
25.1	Form T-1 Statement of Eligibility of U.S. Bank National Association to act as trustee under the Indenture.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
The Company
Industry
New York Metropolitan Area
Our Competitive Strengths
Our Business Strategy
The Acquisition and Related Transactions
Recent Developments
Our Equity Sponsor
Corporate Structure and Capital Structure
The Obligors
Summary of the Exchange Offer
Summary of the Terms of the Exchange Notes
Risk Factors
SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION AND STATISTICAL DATA
SUMMARY HISTORICAL FINANCIAL INFORMATION AND STATISTICAL DATA
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
DUANE READE HOLDINGS, INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 25, 2004 (dollars in thousands)
NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS (dollars in thousands)
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
Duane Reade Inc. Balance Sheet Restatement
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
RESULTS OF OPERATIONS
BUSINESS
MANAGEMENT
PRINCIPAL STOCKHOLDERS
Shares of Common Stock Beneficially Owned
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
NOTE TO CONSOLIDATED FINANCIAL STATEMENTS
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS DUANE READE HOLDINGS, INC.—SUCCESSOR DUANE READE INC.—PREDECESSOR
Duane Reade Holdings, Inc.—Successor Duane Reade Inc.—Predecessor Consolidated Statements of Operations (Unaudited) (In thousands)
Duane Reade Holdings, Inc. Consolidated Balance Sheets (In thousands, except share and per share data)
Duane Reade Holdings, Inc.—Successor Duane Reade Inc.—Predecessor Consolidated Statements of Cash Flows (Unaudited) (In thousands)
Duane Reade Holdings, Inc.—Successor Duane Reade Inc.—Predecessor Consolidated Statements of Comprehensive Income (Loss) (Unaudited) (in thousands)
Notes to Unaudited Consolidated Interim Financial Statements (dollars in thousands)
DUANE READE HOLDINGS, INC. Condensed Consolidating Statement of Operations (Unaudited) For the 13 weeks ended September 24, 2005 (Successor) (in thousands)
DUANE READE HOLDINGS, INC. Condensed Consolidating Statement of Operations (Unaudited) For the period from July 31, 2004 through September 25, 2004 (Successor) (in thousands)
DUANE READE INC. Condensed Consolidating Statement of Operations (Unaudited) For the period from June 27, 2004 through July 30, 2004 (Predecessor) (in thousands)
DUANE READE HOLDINGS, INC. Condensed Consolidating Statement of Operations (Unaudited) For the 39 weeks ended September 24, 2005 (Successor) (in thousands)
DUANE READE INC. Condensed Consolidating Statement of Operations (Unaudited) For the period from December 28, 2003 through July 30, 2004 (Predecessor) (in thousands)
DUANE READE HOLDINGS, INC. Condensed Consolidating Balance Sheet (Unaudited) As of September 24, 2005 (Successor) (in thousands)
DUANE READE HOLDINGS, INC. Condensed Consolidating Balance Sheet (Unaudited) As of December 25, 2004 (Successor) (in thousands)
DUANE READE HOLDINGS, INC. Condensed Consolidating Statement of Cash Flows (Unaudited) For the 39 weeks ended September 24, 2005 (Successor) (in thousands)
DUANE READE HOLDINGS, INC. Condensed Consolidating Statement of Cash Flows (Unaudited) For the period from July 31, 2004 through September 25, 2004 (Successor) (in thousands)
DUANE READE INC. Condensed Consolidating Statement of Cash Flows (Unaudited) For the period from December 28, 2003 through July 30, 2004 (Predecessor) (in thousands)
Report of Independent Registered Public Accounting Firm
Report of Independent Registered Public Accounting Firm
DUANE READE HOLDINGS, INC.—SUCCESSOR DUANE READE INC.—PREDECESSOR Consolidated Statements of Operations (In thousands)
DUANE READE HOLDINGS, INC.—SUCCESSOR DUANE READE INC.—PREDECESSOR Consolidated Balance Sheets (In thousands, except share and per share amounts)
DUANE READE HOLDINGS, INC.—SUCCESSOR DUANE READE INC.—PREDECESSOR Consolidated Statements of Cash Flows (In thousands)
DUANE READE HOLDINGS, INC.—SUCCESSOR DUANE READE INC.—PREDECESSOR Consolidated Statements of Stockholder's Equity (Dollars in thousands)
DUANE READE HOLDINGS, INC.—SUCCESSOR DUANE READE INC.—PREDECESSOR Notes to Consolidated Financial Statements
Duane Reade Holdings, Inc. (Successor) Duane Reade Inc. (Predecessor) Profit & Loss Restatement (in thousands)
Duane Reade Holdings, Inc. (Successor) Balance Sheet Restatement As of December 25, 2004 (in thousands)
Duane Reade Inc. (Predecessor) Balance Sheet Restatement As of December 27, 2003 (in thousands)
Duane Reade Holdings, Inc. (Successor) Duane Reade Inc. (Predecessor) Cash Flow Restatement (in thousands)
Duane Reade Holdings, Inc. (Successor) Duane Reade Inc. (Predecessor) Stockholder's Equity Restatement (in thousands)
DUANE READE HOLDINGS, INC. Condensed Consolidating Income Statement (Restated) For the period from July 31, 2004 through December 25, 2004 (Successor)
DUANE READE INC. Condensed Consolidating Income Statement (Restated) For the period from December 28, 2003 through July 30, 2004 (Predecessor) (in thousands)
DUANE READE INC. Condensed Consolidating Income Statement (Restated) For the fiscal year ended December 27, 2003 (Predecessor) (in thousands)
DUANE READE INC. Condensed Consolidating Income Statement (Restated) For the fiscal year ended December 28, 2002 (Predecessor) (in thousands)
DUANE READE HOLDINGS, INC. Condensed Consolidating Balance Sheet (Restated) As of December 25, 2004 (Successor) (in thousands)
DUANE READE INC. Condensed Consolidating Balance Sheet (Restated) As of December 27, 2003 (Predecessor) (in thousands)
DUANE READE HOLDINGS, INC. Condensed Consolidating Statement of Cash Flows (Restated) For the period from July 31, 2004 through December 25, 2004 (Successor)
DUANE READE INC. Condensed Consolidating Statement of Cash Flows (Restated) For the period from December 28, 2003 through July 30, 2004 (Predecessor) (in thousands)
DUANE READE INC. Condensed Consolidating Statement of Cash Flows (Restated) For the fiscal year ended December 27, 2003 (Predecessor) (in thousands)
DUANE READE INC. Condensed Consolidating Statement of Cash Flows (Restated) For the fiscal year ended December 28, 2002 (Predecessor) (in thousands)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
Schedule II—Valuation & Qualifying Accounts
  ITEM 22. UNDERTAKINGS.
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